As filed with the Securities and Exchange Commission on August 13, 2010
Registration No. 333-166815

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MUNI FUNDING COMPANY OF AMERICA, LLC
(Exact name of registrant as specified in its charter)

Delaware	6199	26-0308831
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Muni Funding Company of America, LLC
2929 Arch Street
17th Floor
Philadelphia, Pennsylvania 19104
(215) 701-9641
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Barnes
Chairman and Chief Executive Officer
Muni Funding Company of America, LLC
c/o Muni Capital Management, LLC
780 Third Avenue
29th Floor
New York, NY 10017
(212) 758-6201
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael R. Littenberg, Esq. Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022 (212) 756-2000 Fax: (212) 593-5955	Alan I. Annex, Esq. Neil Novikoff, Esq. Greenberg Traurig LLP 200 Park Avenue New York, NY 10166 (212) 801-9200 Fax: (212) 801-6400

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller Reporting company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 13, 2010

PROSPECTUS

$25,000,000

MUNI FUNDING COMPANY OF AMERICA, LLC

Class A Common Shares Representing Limited Liability Company Interests

This is the initial public offering of Class A common shares of Muni Funding Company of America, LLC. We are selling           Class A common shares representing limited liability company interests, which we refer to as our “Class A common shares.”

Muni Funding Company of America, LLC is a specialty finance company that focuses on the investment in the debt instruments of United States non-profit and municipal entities primarily through direct and indirect acquisition of tax-exempt mortgage revenue bonds or other obligations (secured primarily by interests in real estate), assets derived from such bonds or other assets as described herein. We are externally managed and advised by Muni Capital Management, LLC.

Following this offering, Muni Funding Company of America, LLC will have two classes of shares, Class A common shares and Class B common shares representing limited liability company interests, which we refer to as our “Class B common shares.” The rights of the holders of Class A common shares and Class B common shares are identical, except with respect to voting and conversion rights. Each Class A common share is entitled to one vote per share. Each Class B common share is entitled to ten votes per share and is convertible at any time into one Class A common share. The Class B common shares are not being offered by this prospectus and there are currently no plans to list the Class B common shares on any exchange.

Prior to this offering, there has been no public market for our Class A common shares. The initial public offering price of the Class A common shares is expected to be between $      and $      per share. We intend to apply to have our Class A common shares listed on The NASDAQ Stock Market LLC under the symbol “          .”

The underwriters have an option to purchase a maximum of           additional Class A common shares from us to cover over-allotments of Class A common shares.

Investing in our Class A common shares involves risks. See “Risk Factors” on page 9.

Underwriting
	Price to	Discounts and	Proceeds to
	Public	Commissions	Issuer

Per Share	$	$	$
Total	$	$	$

Delivery of the Class A common shares will be made on or about          , 2010.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Ladenburg Thalmann & Co. Inc.

The date of this prospectus is          , 2010

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover page of this prospectus.

SUMMARY

This summary only highlights the more detailed information appearing elsewhere in this prospectus. As this is a summary, it does not contain all of the information that you should consider in making an investment decision. You should read this entire prospectus carefully, including the information under “Risk Factors” and our financial statements and the related notes included elsewhere in this prospectus, before investing. References in this prospectus to “we,” “us,” “our,” or “our company” or “the company” refer to Muni Funding Company of America, LLC, a Delaware limited liability company; references to “Muni Capital Management” or “our manager” refer to Muni Capital Management, LLC, a Delaware limited liability company and our manager; references to “Tricadia Holdings” refer to Tricadia Holdings, L.P., a Delaware limited partnership; references to Tiptree refer to Tiptree Financial Partners, L.P. a Delaware limited partnership; references to “Tiptree Capital” refer to Tiptree Capital Management, LLC, a Delaware limited liability company; and references to “Tricadia” or “Tricadia Capital” refer to Tricadia Capital Management, LLC, a Delaware limited liability company. We refer to our Class A common shares and Class B common shares collectively as the “common shares.”

Overview

We are a specialty finance company that focuses on the investment in the debt instruments of United States non-profit and municipal entities primarily through direct and indirect acquisition of tax-exempt mortgage revenue bonds or other obligations (secured primarily by interests in real estate), assets derived from such bonds or other assets as described herein. We are or expect to be involved in a variety of businesses, including holding or acquiring tax-exempt obligations, mortgage-related holdings, interests in structured credit entities, taxable municipal bonds (including Build America Bonds, which are described herein), derivative instruments, equity interests in real estate (such as affordable housing partnerships), other equity investments, investments in “taxable tails” or tax credits and other assets. We derive our income from interest on the assets held by us and our subsidiaries and from any gains on the sale or prepayment of assets. Our assets are, in general, primarily secured by mortgages on the real estate held by the obligors. We may also invest in equity interests in entities that primarily hold real estate interests, particularly in affordable housing.

We expect that a significant portion (but not all) of the tax-exempt or other obligations underlying our assets or which we acquire directly will be issued by or on behalf of one of the following types of non-profit institutions, state authorities or other organizations:

Health Care:  general and acute care hospitals, critical access hospitals, behavioral and primary health care providers, assisted living facilities, clinics, long-term care facilities and continuing care retirement communities;

Educational:  primary, secondary, technical and higher education institutions, including private, public, charter, religious or independent schools;

Housing:  entities whose primary purpose is to own or capitalize multifamily or single family residential rental properties, and state housing authorities which issue tax-exempt bonds in order to finance residential mortgage loans, including loans for affordable housing projects, in their states, as well as military housing bonds;

Infrastructure:  institutions related to power generation, utilities, roads, transportation, water, sewage and other aspects of public infrastructure;

Redevelopment/Tax Increment Financing Bonds:  specially-created tax districts that generate specific tax revenue from a defined area surrounding a redevelopment project;

Cultural:  museums, aquariums, zoos, botanical gardens, performing arts venues (such as opera, symphony, dance and theater) and public television and radio;

Research:  non-degree granting institutions whose primary purpose is research;

Philanthropic:  institutions whose primary purpose is to distribute funds to other entities, generally for humanitarian purposes; and

Service/advocacy:  organizations that provide community and social services to different constituent groups, including social service organizations, professional associations and religious organizations.

According to The Bond Buyer, an industry publication, during calendar year 2009, approximately $409.2 billion of long-term municipal obligations were issued, of which approximately $324.7 billion were tax-exempt obligations and $84.5 billion were taxable obligations. Overall, as of December 31, 2009, there are approximately $2.8 trillion of municipal obligations outstanding.

As of March 31, 2010, we directly or indirectly owned bonds having an aggregate principal balance of $157.2 million, $137.2 million of which were held in Non-Profit Preferred Funding Trust II, or NPPF II, and $19.7 million of which were held directly by us and MFCA Funding, Inc. The obligors of approximately $37.1 million of these bonds are educational organizations (23.6% of total), approximately $31.5 million are health care/acute care organizations (19.7%), approximately $40.9 million are health care/behavioral organizations (26.0%), approximately $9.9 million are social services organizations (6.3%) and approximately $38.6 million are other non-profit organizations (24.3%).

Build America Bonds (“BABs”) are a recent and growing segment of the municipal bond market. BABs were authorized by The American Recovery and Reinvestment Tax Act, enacted on February 17, 2009. BABs are taxable municipal bonds that are issued as an alternative to tax-exempt bonds. BABs seek to lower borrowing costs for bond issuers in the taxable market. In their current structure, BABs provide tax credits which are most commonly either a 35% credit for interest expense (although the credit can be up to 45%) paid directly to the borrower from the federal government or a refundable tax credit paid to the bondholder. The BAB program is set to expire on December 31, 2010, after which no further BAB issuances will be permitted, unless the program is extended by the federal government. Since the initial authorization, approximately $122 billion of BABs have been issued. BABs typically offer higher yields than tax-exempt obligations. For a further discussion of BABs, see “Business — Our Business Objective and Strategies — Taxable Municipal Bonds”.

Our Manager

We are externally managed and advised by Muni Capital Management. Muni Capital Management is a wholly-owned subsidiary of Tricadia Holdings. Prior to March 18, 2009, we were managed by Cohen Municipal Capital Management, LLC, or the Former Manager. In February 2009, Tiptree acquired a controlling interest in us, and caused the assignment of our Management Agreement from the Former Manager to Muni Capital Management.

Competitive Strengths

We believe that we have the following competitive advantages over other entities with business objectives similar to ours:

•	an experienced management team with significant tax-exempt, municipal and structured finance experience;

•	a disciplined acquisition process which is based on detailed credit analyses of obligors and underlying collateral;

•	extensive contacts among originators of unrated tax-exempt obligations, which we believe will provide us with access to these types of assets; and

•	significant ownership interest by our management team and alignment of our management team’s interests and those of our shareholders.

Organizational Chart

The organizational structure of our company, after giving effect to this offering, is set forth below.

(1)	Percentage ownership of the holders of all common shares assumes that the underwriter does not exercise its option to purchase additional shares. Class B shareholders other than Tiptree include officers and employees of Tiptree, our manager and affiliates of our manager, and our directors, as well as certain unaffiliated investors. Tiptree may also purchase Class A common shares pursuant to this offering.

(2)	This is a taxable C corporation that invests in total return swaps and other derivative arrangements relating to tax-exempt bonds and engages in sales and trading of tax-exempt bonds.

(3)	We may own interests in additional structured tax-exempt pass-through (“STEP”) entities as set forth in “— Our Strategy.” Prior to the consummation of this offering, we intend to restructure NPPF II into two newly-formed separate trusts. See “Business — Our Assets — STEP and Other Structured Credit Assets.”

(4)	Percentage ownership of Muni Capital Management includes one performance share. See “Description of Securities — Performance Share.”

Corporate Information

Our executive offices are located at 2929 Arch Street, 17th Floor, Philadelphia, Pennsylvania 19104 and our telephone number is (215) 701-9641. The executive offices of our manager are located at 780 Third Avenue, 22nd Floor, New York, New York 10017 and our manager’s telephone number is (212) 891-5025.

The Offering

Class A common shares offered	shares(1)

Shares to be outstanding immediately following this offering

Recapitalization	Immediately prior to this offering, we will effect a recapitalization to convert all of our outstanding common shares into newly designated Class B common shares on a one-for-five basis (rounded up to the next whole share). After giving effect to the recapitalization, we will have outstanding no Class A common shares and 7,483,334 shares of our Class B common shares. All shares to be sold in this offering will be Class A common shares.

Class A common shares	shares(1)

Class B common shares	shares. Tiptree, which owns Class B common shares, may also purchase Class A common shares pursuant to this offering.

Use of proceeds	We intend to use the net proceeds of this offering to implement our business strategy, including, without limitation, by investing in the debt instruments of non-profit and municipal entities primarily through direct and indirect acquisitions of tax-exempt mortgage revenue bonds, taxable municipal bonds or other obligations, assets derived from such bonds or other assets as described herein. We expect that a significant portion of the tax-exempt or other obligations underlying our assets or which we acquire directly will be issued by or on behalf of one of the following types of non-profit institutions, state authorities, or other organizations: (i) health care, (ii) educational, (iii) housing, (iv) infrastructure, (v) redevelopment/tax increment financing bonds, (vi) cultural, (vii) research, (viii) philanthropic and (ix) service/advocacy.

See “Business — Our Business Objective and Strategies” and “Use of Proceeds” herein.

Voting Rights	Each Class A common share entitles its holder to one vote per share, thereby entitling holders of our Class A common shares to votes in the aggregate immediately after this offering, representing % of our combined voting power immediately after this offering. Each Class B common share entitles its holder to 10 votes per share, thereby entitling holders of Class B common shares to votes, representing % of our combined voting power immediately after this offering. Generally, holders of our Class A and Class B common shares each have the right to vote on all matters submitted to a vote of our shareholders and vote together as a single class. Each Class B common share is convertible at any time into one Class A common share.

Economic Rights	Pursuant to our limited liability company agreement, our Class A common shares and Class B common shares are entitled to equal economic rights.

Distribution Policy	We intend to periodically make distributions to holders of our Class A common shares. All distributions from us will be made at the discretion of our board of directors, and will depend on a number of factors affecting us, including our profitability and timing differences between the recognition of net income and the receipt of cash. See “Distribution Policy.”

We may adopt a distribution reinvestment plan that will permit the reinvestment of cash distributions on behalf of holders of our common shares who elect to participate in the plan. As a result, if our board of directors authorizes, and we declare, a cash distribution, then holders of common shares who have elected to participate in our distribution reinvestment plan will have their cash distribution reinvested in additional common shares of the same class, rather than receiving the cash distribution.

Management Agreement	We are externally managed and have no employees, and therefore are advised by our manager pursuant to a management agreement, which is described herein. Our manager is responsible for providing us with senior management, managing our assets, administering our business activities and managing our day-to-day operations.

We do not employ personnel and therefore rely on the resources of our manager to conduct our operations. Our manager uses the proceeds from a management fee in part to pay compensation to its officers and employees who, notwithstanding that certain of them are also our officers, receive no cash compensation directly from us. The management fee which we pay to the manager is comprised of a base management fee and a performance share, which are more fully described herein.

See “Management” herein for further information.

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the Class A common shares.

Proposed NASDAQ Stock Market LLC Symbol	“ ”

Available Information	We have filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities we are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information about us and our securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are materially complete but may not include a description of all aspects of such contracts, agreements or other documents, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

Upon completion of this offering, we will be subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will file annual, quarterly and current event reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549.

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

We maintain a website at www.munifunding.com and intend to make all of our annual, quarterly and current reports, proxy statements and other information available, free of charge, on or through our website. Information on our website is not incorporated into or part of this prospectus. You may also obtain such information free of charge by contacting us in writing at 2929 Arch Street, 17th Floor, Philadelphia, Pennsylvania 19104, Attention: Investor Relations.

(1)	if the underwriter’s option to purchase additional shares is exercised in full.

Unless otherwise indicated, all information in this prospectus assumes no purchase of Class A common shares by Tiptree in this offering and the completion of the recapitalization described above.

SUMMARY FINANCIAL DATA

The following table presents summary consolidated financial information. The summary consolidated financial information as of December 31, 2009 and 2008, for the years ended December 31, 2009 and 2008 and for the period from June 12, 2007 (commencement of operations) to December 31, 2007 has been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated financial information as of March 31, 2010 and for the three months ended March 31, 2010 and 2009 has been derived from our unaudited consolidated financial statements included elsewhere in this prospectus, and have been prepared on a basis consistent with the respective audited consolidated financial statements and, in the opinion of management, include all adjustments, including usual recurring adjustments, necessary for a fair presentation of that information for such periods. The financial data presented for the interim periods are not necessarily indicative of the results for the full year.

Since the information presented below is only a summary and does not provide all of the information contained in our historical consolidated financial statements included elsewhere in this prospectus, including the related notes, you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements, including the related notes, included elsewhere in this prospectus.

			For the Year Ended
	For the Three Months Ended				June 12 (inception)
	March 31,	March 31,	December 31,	December 31,	to December 31,
	2010	2009	2009	2008	2007

Statement of Operations:
Revenue
Income-investments	$1,900,052	$2,337,122	$8,581,819	$8,106,531	$—
Income-total return swap	—	—	—	903,623	1,150,382
Income-other	6,495	7,631	23,345	1,225,434	3,937,071

Total revenue	1,906,547	2,344,753	8,605,164	10,235,588	5,087,453

Expenses
Management fee (related party)	345,154	161,404	962,670	1,276,477	1,111,993
Amortization of financing costs	—	15,566	194,559	38,912	—
Professional fees	46,141	434,204	963,373	2,047,694	374,727
Insurance	4,791	108,279	266,788	313,994	96,250
Directors compensation	7,500	36,000	58,500	391,570	65,627
Other general and administrative	53,270	28,138	200,241	268,986	90,260
Interest expense	92,707	—	—	—	—
Non cash incentive compensation (related party)	3,918	463,591	471,966	876,422	942,232

Total expenses	553,481	1,247,182	3,118,097	5,214,055	2,681,089

Net investment income	1,353,066	1,097,571	5,487,067	5,021,533	2,406,364

Realized losses
Investments	—	(474,191)	(18,957,635)	—	—
Derivatives	—	—	—	(38,829,108)	(2,710,351)

Net realized losses	—	(474,191)	(18,957,635)	(38,829,108)	(2,710,351)

Unrealized gains (losses)
Investments	1,307,982	8,359,171	54,464,711	(81,112,777)	—
Derivatives	(36,391)	—	27,095	7,241,926	(17,835,065)

Net unrealized gains (losses)	1,271,591	8,359,171	54,491,806	(73,870,851)	(17,835,065)

			For the Year Ended
	For the Three Months Ended				June 12 (inception)
	March 31,	March 31,	December 31,	December 31,	to December 31,
	2010	2009	2009	2008	2007

Net (decrease) increase in net assets resulting from operations before Performance Share Allocation	2,624,657	8,982,551	41,021,238	(107,678,426)	(18,139,052)
Performance Share Allocation	—	(1,200,895)	(5,920,448)	—	—

Net (decrease) increase in net assets resulting from operations after Performance Share Allocation	$2,624,657	$7,781,656	$35,100,790	$(107,678,426)	$(18,139,052)

Basic net (decrease) increase in net assets from operations per share(1)	$0.07	$0.35	$1.30	$(4.25)	$(0.72)

Diluted net (decrease) increase in net assets from operations per share(1)	$0.07	$0.35	$1.30	$(4.25)	$(0.72)

	As of	As of	As of	As of
	March 31, 2010	December 31, 2009	December 31, 2008	December 31, 2007

Balance Sheet Data:
Cash and cash equivalents	$29,624,241	$29,367,353	$9,560,219	$128,116,802
Investments, at fair value	60,696,451	57,971,131	15,302,902	—
Total assets	93,185,005	90,668,544	29,642,139	158,550,698
Due to our manager (related party)	116,200	114,756	49,662	179,850
Accrued expenses and other liabilities	215,825	338,679	354,924	234,830
Net assets	92,843,684	90,215,109	29,237,553	140,339,181
Net asset value per share	2.48	2.41	1.64	7.83
Common shares outstanding	37,416,669	37,416,669	17,847,015	17,847,015

(1)	Calculation excludes performance share allocation.

RISK FACTORS

An investment in our Class A common shares involves a number of risks. Before making an investment decision, you should carefully consider the following risk factors, together with the other information contained in this prospectus. If any of the risks discussed in this prospectus were to occur, our business, financial condition, liquidity and results of operations could be materially and adversely affected. If this were to happen, the price of our Class A common shares could decline significantly, and you could lose all or a part of your investment. In connection with the forward-looking statements that also appear in this prospectus, you should also carefully review the cautionary statement referred to under “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to Our Management and Our Relationship with Our Manager

We are dependent on our manager and may not find a suitable replacement if we terminate or our manager terminates our management agreement.

We are externally managed by our manager, Muni Capital Management, pursuant to a management agreement, or Management Agreement. We and our subsidiaries have no employees and no separate facilities and are completely reliant on our manager, who has significant discretion as to the implementation and execution of our business strategies and risk management practices and provides or arranges for all of our administrative services. Investors who are not willing to rely on our manager should not invest in our Class A common shares. The employees, systems and facilities of our manager are utilized by other externally managed companies and funds advised by our manager and its affiliates, and we and/or our manager may not have sufficient access to such employees, systems and facilities in order for our manager to comply with its obligations under the Management Agreement. In addition, we are subject to the risk that our manager will terminate the Management Agreement and that no suitable replacement will be found.

We may have a conflict of interest with our manager and its affiliates, which could result in decisions that are not in the best interests of our shareholders.

We are subject to potential conflicts of interest arising out of our relationship with our manager and its affiliates, including its parent. All of our officers also serve as officers and/or directors of other affiliates of our manager. Accordingly, they will not be exclusively dedicated to our business. Furthermore, our Management Agreement with our manager is between related parties, and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. In addition, our manager has no fiduciary obligation to our shareholders. Our Management Agreement with our manager does not prevent our manager and its affiliates from engaging in additional management or investment opportunities that compete with us. Affiliates of our manager may also engage in management or investment opportunities where such affiliates hold positions in securities or other assets that increase in value when certain assets we hold decrease in value. Our manager has and may engage in additional management or investment opportunities that have overlapping objectives with ours, and will face conflicts in the allocation of opportunities between us and its other businesses. Such allocation is at the discretion of our manager, and there is no guarantee that this allocation will be made in the best interests of our shareholders. The ability of our manager and its officers and employees to engage in other business activities also will reduce the time those individuals spend managing our company.

In the future, we may enter into additional transactions with our manager, its parent company, or its or their affiliates with the approval of our independent directors. Such transactions may not be as favorable to us as they would be if negotiated with independent third parties.

For a further discussion of potential conflicts of interest with our manager and its affiliates, see “Management — Conflicts of Interest.”

Members of our management team have competing duties to other entities, which could result in them not devoting enough time to our affairs.

The employees of our manager and its affiliates will not spend all of their time managing our business. They will allocate some of their time, which may be a material portion, to other businesses and activities of our manager’s other affiliates. Our manager is not required to cause its employees to devote a specific amount of time to our affairs. Accordingly, they may not devote sufficient time to our affairs.

The departure of any of the members of senior management of our manager may adversely affect our ability to achieve our business objectives and our Management Agreement does not require the availability to us of any particular individuals.

To the extent that any of the employees of our manager or its affiliates that are responsible for the management of our business cease to be employed by our manager or any such affiliate for any reason, our manager may not be able to secure a suitable replacement on our behalf on a timely basis or at all. The departure of any such individual could adversely affect our ability to achieve our business objectives. In addition, the Management Agreement does not obligate that any particular individual’s services be made available to us.

Our manager will make decisions under very broad guidelines approved by our board of directors and our board of directors will not approve individual credit or asset acquisition decisions made by it.

Our manager is authorized to follow very broad guidelines on behalf of our company and therefore have great latitude in determining our asset composition. Our board of directors periodically reviews these guidelines. However, it does not review all of our proposed or completed asset acquisitions. In addition, in conducting periodic reviews of selected assets, the board may rely primarily on information provided to us by our manager. Therefore, there can be no assurance that our board of directors would have approved any particular individual acquisition or specific investment strategy had it been given the opportunity to do so.

Our manager and its affiliates collectively own in excess of a majority of our combined voting power and may vote in a manner that does not coincide with the interests of other shareholders.

As of the date of this prospectus, our manager, its officers and Tiptree, a diversified financial services holding company managed by an affiliate of our manager, collectively own 78.22% of the outstanding Class B common shares, representing     % of our combined voting power. As a result, our manager, its officers and Tiptree have controlling voting power in any vote by holders of our common shares. Our manager, its officers and Tiptree may vote in a manner that does not coincide with the interests of other holders of common shares.

Our manager’s base management fee is payable regardless of performance.

Under the Management Agreement, our manager is entitled to a base management fee from us that is based on the amount of our equity (as defined in the Management Agreement), regardless of our performance. For example, we could pay our manager a base management fee for a specific period even if we experienced a net loss during the same period. For example, in 2008, we paid our manager a base management fee of $1,276,477 and we incurred a loss of $107,678,426 (which includes net realized losses of $38,829,108 and net unrealized losses of $73,870,851) for the same period. Our obligation to pay this fee could hurt both our ability to make distributions to our shareholders and the market price of our Class A common shares. In addition, the expenses for which our manager will be reimbursed are not subject to any cap. For a discussion of the base management fee and any performance share distributions payable to our manager, see “Management — The Management Agreement — Base Management Fee” and “— Performance Share.”

Our manager’s incentive compensation may induce it to engage in higher risk activities.

Our manager’s compensation and incentive structure may cause it to acquire higher risk assets or take other risks that it might otherwise not take with respect to the management of our company. In addition to its management fee, our manager holds a performance share, or Performance Share, that will entitle it to an allocation of our profits and cash distributions only if we exceed a specified performance threshold. The opportunity to receive distributions on the Performance Share may lead our manager to place undue emphasis on the maximization of net income at the expense of other criteria, such as management of credit risk or market risk, in order to generate more cash available for distribution. Assets with higher yield potential are generally riskier or more speculative. As consideration for the acquisition of the right to manage the company from the Former Manager, our manager will, beginning on March 18, 2012 and until March 18, 2022, remit to the former manager payments equal to 10% of our manager’s revenue in excess of $1 million (including the above-discussed Performance Share, and less certain adjustments).

The termination of our Management Agreement by us will not be possible under some circumstances and would otherwise be difficult and costly.

We may terminate the Management Agreement for cause (as defined in the Management Agreement) at any time. We may not terminate the Management Agreement, however, without cause before December 31, 2010, the date on which its initial term expires. After December 31, 2010, the Management Agreement will be automatically renewed for a one-year term on each anniversary date thereafter unless terminated for cause or as otherwise described in the Management Agreement. Under the Management Agreement, after December 31, 2010, we may terminate the Management Agreement annually upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a majority of our outstanding common shares, based upon (1) unsatisfactory performance by our manager that is materially detrimental to us or (2) a determination that the management fee payable to our manager is not fair, subject to our manager’s right to prevent such a termination under this clause (2) by accepting a mutually acceptable reduction of the management fee. Therefore, in some circumstances, we will be unable to terminate our Management Agreement. Our manager will be provided 180 days’ prior notice of any termination and will be paid a termination fee equal to three times the average annual base management fee for the two 12-month periods immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. In addition, we will be required to redeem the Performance Share for a price equal to three times the average annual allocations and distributions paid in respect of such Performance Share for the two 12-month periods immediately preceding the date of termination. In other circumstances where we do have the right to terminate the Management Agreement, termination will result in substantial cost to us. In addition, we may also incur considerable legal cost resulting from potential litigation that may arise in connection with the termination of the management agreement. The costs and adverse effects of terminating the Management Agreement make it unlikely that we would terminate the Management Agreement, particularly without cause.

Our manager’s liability is limited under the Management Agreement, and we have agreed to indemnify our manager against certain liabilities, which may expose us to significant expense.

Pursuant to the Management Agreement, our manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow our manager’s advice or recommendations. Our manager and its members, managers, officers and employees will not be liable to us, any of our subsidiaries, our directors, our shareholders or any shareholders of our subsidiaries for acts performed in accordance with and pursuant to the Management Agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the Management Agreement. We have agreed to indemnify our manager and its members, managers, officers and employees and each person controlling our manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of such indemnified party not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the Management Agreement.

We may pay more fees to our manager if it ceases to manage the structured tax-exempt pass-through entities in which we acquire interests or if the portfolio base management fees paid to our manager are reduced.

We expect that our manager will receive fees in its capacity as portfolio manager of STEP entities, or other structured credit entities in which we acquire interests. A STEP is a special purpose entity that is structured as a partnership for U.S. federal income tax purposes and issues two or more classes of certificates backed by a portfolio of tax-exempt obligations. Our Management Agreement provides that the base management fee otherwise payable by us to our manager for any fiscal year will be reduced, but not below zero, by our proportionate share of the amount of any STEP or other structured credit portfolio base management fees that are paid to our manager for such year by the STEP or other structured credit entities in which we acquire interests, based on the percentage of the most junior class of certificates we hold in those STEPs or other structured credit entities provided, however, that our manager reserves its right, to the extent contractually permitted, to charge its full base management fee with respect to any STEPs or other structured credit entities for which it serves as manager. If the STEP or other structured credit portfolio base management fees paid to our manager are reduced, or if the portfolio management agreement between our manager and a STEP or other structured credit entity in which we acquire interests is terminated, then the amount of portfolio base management fees that would be offset to our benefit would be reduced. If this were to occur, we may pay more fees to our manager.

If our manager changes, derivative arrangements into which we may enter may terminate and financial institutions that provide our credit facilities, if any, may not provide future financing to us.

The terms of total return swaps and other derivatives that we may acquire, as well as the terms of future credit facilities that we may enter into, may require that our current manager continue to manage our operations as a condition to the continuation of the swap or other derivative or credit facility, and such instruments may terminate or our obligations thereunder may be accelerated if our manager ceases to act in such capacity. If that were to occur, we may not be able to enter into replacement instruments on satisfactory terms or at all or satisfy our obligations under such instruments.

Risks Related to Our Business and Our Assets

We have a limited operating history and, accordingly, it is difficult to evaluate an investment in the Class A common shares. We may not be able to operate our business successfully or generate sufficient revenue to make or sustain distributions to shareholders.

We commenced operations in June 2007 and our existing manager became our manager during March 2009. We therefore have a limited operating history. It is difficult to evaluate our future prospects and an investment in the Class A common shares due to our limited operating history. We will be subject to the risks generally associated with any newer business, including the risk that we will not be able to successfully execute our business strategy. Our ability to execute our business strategy will depend on our ability to identify and acquire assets that meet our criteria and our access to both debt and equity financing on acceptable terms. There can be no assurance that we will generate sufficient revenue from operations to pay our expenses and make or sustain distributions to holders of the Class A common shares.

We currently operate, and intend to continue to operate, as a partnership under the Internal Revenue Code of 1986, as amended, or the Code, which allows us to pass through our income, including our federally tax exempt income, and deductions to shareholders, and are subject to various rules relating to partnerships. The partnership rules and regulations, particularly those relating to “publicly traded partnerships,” are highly technical and complex and the failure to comply with those rules and regulations could prevent us from qualifying as a partnership such that items of income and deduction would not pass through to our shareholders, our shareholders would be treated for U.S. federal tax purposes as shareholders in a corporation and distributions by us to our shareholders would constitute dividend income taxable to such holders to the extent of our earnings and profits. Our failure to comply with these rules and regulations could have a material adverse effect on our results of operations, financial condition and business. See “— Tax Risks” below.

We may not realize gains or income from our assets and our assets may decline in value.

We seek to generate both current income and capital appreciation. The assets that we acquire may not appreciate in value, however, and in fact, may decline in value, and the loans that we or our affiliates make and debt securities that we acquire may default on interest and/or principal payments. Market values of our assets may decline for a number of reasons, including liquidity issues, changes in prevailing market rates, increases in defaults, actual or perceived credit issues involving one or more borrowers, increases in voluntary prepayments for those assets that we have that are subject to prepayment risk, widening of credit spreads, actions by rating agencies, declines in the value of the collateral supporting debt and difficulty in valuing assets. Also, a decline in credit quality of assets where there is a significant risk that there will be a default or imminent default may force us to sell certain assets at a loss. Accordingly, we may not be able to realize gains or income from our assets and our assets may lose value. Any gains that we do realize may not be sufficient to offset any losses we experience. Furthermore, any income that we realize may not be sufficient to offset our expenses. Except for assets held by our subsidiaries and variable interest entities consolidated on our balance sheet, we value our assets at fair value, which may result in significant fluctuations in our asset values.

The recent downturn in the credit markets has increased the cost of borrowing and has made the issuance of STEP certificates or obtaining financing difficult, each of which may have a material adverse effect on our results and operations.

Recent economic conditions have been unprecedented and challenging, and we believe tight credit conditions and slow growth may continue throughout 2010. Beginning with the third quarter of 2007, and throughout 2008 and 2009, continued concerns about the systemic impact of unemployment, inflation, energy costs, geopolitical issues, the availability and cost of credit, the U.S., European and other international mortgage markets, declining residential and commercial real estate markets, as well as several significant bankruptcies and government interventions in credit markets, have led to increased uncertainty and instability in global capital and credit markets.

As a result of these conditions, the cost and availability of credit has been, and may continue to be, adversely affected in all markets in which we operate. Concern about the stability of the markets generally and the strength of counterparties specifically has led many lenders and institutional investors to reduce, and in some cases, cease, to provide funding to borrowers. Continued turbulence in the U.S., European and other international markets and economies may adversely affect our liquidity and financial condition. If these market and economic conditions continue, they may limit our ability to issue new or modified senior STEP certificates, replace or renew maturing liabilities, acquire additional liabilities or STEP certificates or access the capital markets to meet liquidity requirements on a timely basis. Any of these factors could produce adverse effects on our financial condition and results of operations.

A significant portion of our assets are illiquid or have limited liquidity, which may limit our ability to sell those assets at favorable prices or at all.

Our assets generally are expected to be illiquid or have limited liquidity. As of December 31, 2009, based on fair value, substantially all of our credit assets consisted of tax-exempt bonds and interests in structured transactions that have limited liquidity. It may be difficult for us to dispose of assets with limited liquidity rapidly, or at all, or at favorable prices. Historically, the trading volume in the tax-exempt bond market has been limited relative to other markets. For example, certain transfers of our assets are limited to specific types of investors. In addition, assets with limited liquidity may be more difficult to value and may trade at a substantial discount or experience more volatility than more liquid assets.

We are not limited in the amount of capital used to support, or the exposure to, any individual asset or any group of assets with similar characteristics or risks. As a result, our portfolio may be concentrated in a small number of assets or may be otherwise undiversified, increasing the risk of loss and the magnitude of potential losses to us and our shareholders if one or more of these assets perform poorly.

We may change our business strategy without shareholder consent, which may result in a determination to pursue riskier business activities.

We may change our business strategy at any time without shareholder consent, which could result in our acquiring assets or pursuing a business strategy different from, and possibly riskier than, those contemplated by this prospectus. A change in our business strategy may increase our exposure to market fluctuations or certain other risks.

In addition, while we anticipate that the majority of our assets will consist of tax-exempt bonds, taxable municipal bonds, structured credit entities and derivatives, we may own other credit or non-credit assets. These assets may have additional or different risks from those described herein, including the possibility that such assets may result in taxable income to shareholders.

The declaration of distributions to our shareholders and the amount of such distributions are at the discretion of our board of directors and will depend upon certain factors affecting our operating results, some of which are beyond our control.

The declaration of distributions to our shareholders and the amount of such distributions are at the discretion of our board of directors. Our ability to make and sustain cash distributions is based on many factors, including our ability to successfully acquire assets in accordance with our business strategy, our ability to access additional capital on attractive terms to finance our assets, the return on our assets, operating expense levels and certain restrictions imposed by law. Some of these factors are beyond our control and a change in any such factor could affect our ability to make distributions. See “Distribution Policy” in this prospectus.

We expect that a significant portion of the municipal obligations that we own will be unrated or rated below investment grade. Non-investment grade assets are higher risk assets that may be more likely to default than investment grade assets.

We expect that a significant portion of the municipal obligations that we own will not have public ratings, or will be rated below investment grade by one or more nationally recognized statistical rating organizations (Ba1 or lower by Moody’s or BB+ or lower by Fitch or Standard & Poor’s). Although these assets generally pay higher rates of interest than investment grade assets, they generally are higher risk and may be more likely to default. Other risks associated with non-investment grade assets include (i) greater vulnerability to adverse changes in the borrower’s business, industry and/or to general economic conditions, (ii) call or redemption features that permit a borrower to prepay the security before it matures, which may result in the loss of expected income, (iii) non-investment grade obligations are often subject to extreme price fluctuations and negative economic developments may have a greater impact on these obligations than on other higher-rated fixed income obligations and (iv) non-investment grade obligations may be less liquid and subject to greater variability in pricing than higher-rated fixed income obligations even under normal economic conditions.

As of August 2010, two bonds owned by NPPF II, with an aggregate par value of $11.50 million in the aggregate have public ratings as follows: Yampa Valley Medical Center bonds ($7.5 million) are rated BBB by Standard & Poor’s only; and Madison Center bonds ($4.0 million) are rated BB+ by Standard & Poor’s only. The remainder of our tax-exempt obligations do not have public ratings. For more information regarding these bonds, see “Business — Portfolio Overview.”

Valuations of some of our assets are inherently uncertain, may be based on estimates, may fluctuate over short periods of time and/or may differ from the values that would have been used if a ready market for these assets existed.

The values of some of the assets in our portfolio are not readily determinable. We use two independent, third-party valuation services to value these assets daily at market value, and changes in the market value of our assets directly impact our net income. Because such valuations are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, such determinations of value may differ from the values that would have been used if a ready market for these assets existed or from the prices at which trades occur. Furthermore, while we believe the third-party valuation services we have retained are experienced, capable and credentialed, we do not manage the processes at such services nor have any control over the values they deliver. As such, we cannot necessarily or definitively verify the accuracy of such values generated by such services. The determination of market value has a material impact on our net earnings through recording unrealized appreciation or depreciation of assets. The value of our common shares could be adversely affected if the determinations of market value of these obligations are materially higher than the values that we ultimately realize upon their disposition.

Valuations of certain assets are often difficult to obtain or are unreliable. In general, dealers and valuation services heavily disclaim their valuations. Additionally, dealers may claim to furnish valuations only as an accommodation and without special compensation, and so they may disclaim any and all liability for any direct, incidental or consequential damages arising out of any inaccuracy or incompleteness in valuations, including any act of negligence or breach of any warranty. Depending on the complexity and illiquidity of an asset, valuations of the same asset can vary substantially from one dealer or pricing service to another. The valuation process has been particularly difficult recently as market events have made valuations of certain assets more difficult and unpredictable and the disparity of valuations provided by third-party dealers has widened.

The municipal obligations in which we directly or indirectly hold interests present certain risks related to the special nature of such assets.

States, municipalities or public authorities issue tax-exempt (or, in certain cases, taxable) obligations to obtain funds for various public purposes. The two principal classifications of municipal obligations are general obligation and revenue bonds.

General obligation bonds are secured by the issuer’s pledge of its faith, credit and specified taxing power for the payment of principal and interest, whether it be unlimited or limited. The taxing power of any governmental entity may be limited, however, by provisions of its state constitution or laws, and a governmental entity’s creditworthiness will depend on many factors, including:

•	global, national, regional and/or local macro-economic factors, including the continuing credit crisis and the overall rate of growth of the U.S. economy;

•	unemployment levels within the obligor’s tax base;

•	the size of the obligor’s tax base, its potential erosion due to population declines, and its ability to increase taxes without eroding the tax base;

•	natural disasters;

•	declines in the obligor’s industrial base or inability to attract new industries;

•	legislative proposals and/or voter initiatives to limit ad valorem real property taxes and the extent to which the entity relies on federal or state aid;

•	access to capital markets; and

•	other factors beyond the obligor’s control.

Revenue bonds are payable only from the designated revenues derived from a particular project or, in some cases, from the proceeds of a special excise tax or other specific revenue sources such as payments from the user of the project being financed. Accordingly, the timely payment of interest and the repayment of principal in accordance with the terms of the revenue or special obligation bond is dependent upon the financial performance of the project or the obligor.

Our tax-exempt assets may also include “moral obligation” bonds, which typically are issued by special purpose public authorities. If an issuer of moral obligation bonds is unable to meet its obligations, the repayment of the bonds becomes a moral, but not a legal, obligation of the state or municipality in question.

In addition, our tax-exempt obligations may include Certificates of Participation, or COPs, issued by government authorities or entities to finance the acquisition of equipment, land and/or facilities or the construction of facilities. COPs represent participation interests in a lease, an installment purchase contract or a conditional sales contract relating to the assets being financed. COPs generally are not backed by the obligor’s unlimited taxing power. Instead, payment is subject to annual appropriation by the obligor, and if insufficient funds are allocated to the obligation, we may not receive scheduled distributions of principal and interest in full. Furthermore, certain COPs are secured by property that serves the basic functions of government, and therefore foreclosing on such property could be difficult.

The municipal obligations in which we directly or indirectly hold interests will be subject to credit risk, market risk, interest rate risk, credit spread risk, selection risk, call and redemption risk and tax risk, and the occurrence of any one of these risks may materially and adversely affect the value of our assets or our results of operations.

The municipal obligations in which we directly or indirectly hold interests will be subject to credit risk, market risk, interest rate risk, credit spread risk, selection risk, call and redemption risk and tax risk.

Credit risk is the risk that the obligor will be unable to repay principal or pay interest when due. In this regard, investing in non-investment grade obligations is riskier than investing in higher quality instruments. In addition, market value fluctuations may be larger and more frequent. Changes in the underlying obligor’s credit rating or the market’s perception of its creditworthiness will affect the market value of our credit assets of that obligor. The degree of credit risk depends on the terms of the obligation as well as on the financial condition of the obligor in respect thereof.

Market risk is the risk that one or more markets to which our assets relate will decline in value, including the possibility that such markets will deteriorate sharply and unpredictably, which decline will likely impair the market value of the related obligations.

With respect to fixed-rate obligations, interest rate risk is the risk that the market value of these obligations will change in response to changes in the interest rate environment or other developments that may affect the municipal bond market generally. When market interest rates go up, the market value of existing fixed rate obligations goes down and obligations with longer maturities are typically affected more by changes in interest rates than obligations with shorter maturities. Because market interest rates continue to be at or near their lowest levels in many years, there is a greater risk that prevailing interest rates increase in the future and, as a result, that these obligations will decline in market value. With respect to floating-rate obligations, interest rate risk is the risk that defaults on these obligations will increase during periods of rising interest rates and, during periods of declining interest rates, that obligors may exercise their option to prepay principal earlier than scheduled.

Credit spread risk is the risk that the market value of these obligations will change in response to changes in perceived or actual credit risk beyond changes that would be attributable to changes, if any, in interest rates.

Selection risk is the risk that our manager may select assets that underperform the municipal bond market.

Call and redemption risk is the risk that the obligor of a municipal obligation will exercise its right to call the obligation for redemption before it matures. If this happens, we may lose expected income and our shareholders would be exposed to reinvestment risk.

Tax risk is the risk that events occurring after the date of issuance of a tax-exempt obligation may cause the interest on such obligation to be includable in gross income for U.S. federal income tax purposes. See “— Tax Risks” below.

The amount of public information available about the tax-exempt assets we expect to directly or indirectly hold is generally less than that for corporate equities or corporate bonds, and our results of operations may, therefore, be more dependent on the analytical abilities of our manager than if we held interests in other types of assets.

The structured credit entities in which we may acquire interests and the counterparties under derivative arrangements to which we are party may not be able to acquire attractive eligible tax-exempt bonds.

We may acquire interests in STEPs and other types of structured credit entities backed by tax-exempt bonds and total return swaps and other derivative arrangements relating to tax-exempt bonds. We would therefore be subject to the risk that a structured credit entity or a derivative counterparty may not be able to acquire or identify a sufficient amount of eligible tax-exempt bonds to maximize the efficiency of a STEP issuance, other structured credit transaction or derivative arrangement. In addition, disruptions in the capital markets generally, or in the structured credit or derivatives markets specifically, may make the issuance of a STEP or another structured credit transaction or a derivative transaction less attractive or even impossible. A market environment in which we are unable to finance the acquisition of tax-exempt bonds on a long-term basis, issue long-term STEP certificates or invest in derivative arrangements relating to tax-exempt bonds, or if doing so is not economical, may adversely affect the value of our assets and our net income, or our results from operations.

Increases in interest rates could negatively affect the value of our assets.

Changes in the general level of interest rates may affect our net income to the extent there is a difference between the income earned on our assets in structured credit entities owning and derivative arrangements, if any, related to municipal bonds, on the one hand, and the distributions to other holders of certificates issued by such structured credit vehicles and payments to our derivative counterparties, on the other. Changes in the level of interest rates also can affect, among other things, our ability to successfully implement our strategy and the value of our assets.

Due to the prolonged economic crisis and recession, U.S. interest rates have recently been at or near historic lows. However, it is anticipated that once the overall U.S. economy displays consistent and pronounced signs of recovery, U.S. interest rates will increase. In the event of a significant rising interest rate environment or economic downturn, our assets may decrease in value and/or defaults on our assets may increase and result in losses that would adversely affect our liquidity and operating results. Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political conditions, and other factors beyond our control.

In certain cases, our operating results may depend in large part on differences between the income earned on our assets, net of credit losses, and our operating expenses. Under certain circumstances, the income from municipal bonds underlying our structured credit assets and derivative arrangements, if any, may respond more slowly to interest rate fluctuations than will the amount of the distributions to other holders of certificates issued by such structured credit entities and payments to our derivative counterparties. Consequently, in such cases, changes in interest rates, particularly short-term interest rates, may significantly influence our net income. Increases in these rates will tend to decrease our net income and the market value of our assets. Interest rate fluctuations resulting in structured credit vehicle distributions and derivative payments exceeding the income on our assets would result in operating losses for us.

The NPPF II Class A certificates bear interest at a fixed rate of 3% per annum until the first quarter of 2011, at which time such certificates may be extended at the same interest rate, or may possibly be reissued at a different rate.

Most of our assets will be directly or indirectly subject to risks particular to real property.

Credit assets that are directly or indirectly secured by a lien on real property (or the equity interests in an entity that owns real property) may, upon the occurrence of a default on the loan, result in the foreclosure of the property. Investments in real property or real property-related assets are subject to varying degrees of risk. The value of each property is affected significantly by its ability to generate cash flow and net income, which in turn depends on the amount of income that can be generated net of expenses required to be incurred with respect to the property. The income from these properties may be adversely affected by a number of risks, including:

•	acts of God, including hurricanes, earthquakes, floods and other natural disasters, which may result in uninsured losses;

•	acts of war or terrorism, including the consequences of terrorist attacks;

•	adverse changes in national and local economic and real estate conditions (including business layoffs or downsizing, industry slowdowns and changing demographics);

•	an oversupply of (or a reduction in demand for) space in properties in geographic areas where our assets are concentrated and the attractiveness of particular properties to prospective tenants;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance therewith and the potential for liability under applicable laws; and

•	costs of remediation and liabilities associated with environmental conditions such as indoor mold, and the potential for uninsured or underinsured property losses.

Many expenditures associated with properties (such as operating expenses and capital expenditures) cannot be reduced when there is a reduction in income from the properties. Adverse changes in these factors may have a material adverse effect on the ability of our borrowers to pay their loans, as well as on the value that we can realize from properties we own or acquire, and may reduce or eliminate our ability to make distributions to shareholders.

In addition, we frequently estimate the values of real estate collateral securing real property or real property-related assets. These estimates are based only on our internal models and the experience and judgment of our management team. We typically do not obtain appraisals or other-party evaluation of real property or real-property related assets. Therefore, our estimates of the value of such collateral may not be accurate and may expose us to a greater risk of loss in the event of a default relating to such properties.

Insurance on the real estate underlying our credit assets may not cover all losses.

There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war, that may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations and other factors, including terrorism or acts of war, also might make the insurance proceeds insufficient to repair or replace a property if it is damaged or destroyed. Under such circumstances, the insurance proceeds received might not be adequate to restore our economic position with respect to the affected real property. Any uninsured loss could result in both loss of cash flow and a reduction in asset value.

We may be exposed to environmental liabilities with respect to properties to which we take title.

In the course of our business, we may take title to real estate, and, if we do take title, we could be subject to environmental liabilities with respect to these properties. In such a circumstance, we may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, the presence of hazardous substances may adversely affect an owner’s ability to sell real estate or borrow using real estate as collateral. To the extent that an owner of an underlying property becomes liable for removal costs, the ability of the owner to make debt payments may be reduced, which in turn may materially adversely affect the value of the relevant mortgage-related assets held by us.

We may not be able to acquire structured credit assets.

As part of our strategy, we expect to acquire interests in STEPs and other structured credit entities that hold municipal obligations. Our ability to generate gains and income partly depends on our ability to acquire interests in such entities. If market or other factors limit the ability of such entities to use leverage, they may not be an attractive acquisition opportunity for us and we may not be able to make acquisitions or other investments that provide attractive returns.

A significant portion of our structured credit assets could consist of junior and residual interests that will be subordinate in right of payment and in liquidation to the more senior interests issued by the structured credit entities.

We expect that a significant portion of any structured credit assets that we acquire will consist of junior and residual certificates issued by the structured credit entities, including junior STEP certificates. These junior and residual certificates will be subordinated in right of payment and in liquidation to the other, more senior certificates and will not be secured by specific assets. Portfolio losses impact the tranches in reverse seniority order, starting with the most junior tranches. There can be no assurance that these vehicles will generate sufficient income from their underlying portfolios of municipal bonds to pay distributions to us or that they would have sufficient assets to pay any distributions to which we would otherwise be entitled in the event of liquidation. As a result, we may not recover some or all of our investments in these junior and residual certificates.

The acquisition of STEP or other structured credit transactions with collateralization requirements may have a negative impact on our cash flow and may trigger certain termination provisions in the related structured transaction documents.

We expect that the terms of certain of our STEP or other structured credit transactions will generally provide that the face amount of the related certificates issued by the STEP or other structured vehicle exceed the principal amount of the underlying municipal bonds by a certain amount. We anticipate that the certificates’ terms will provide that, if certain delinquencies and/or losses exceed the specified levels based on the analysis by the rating agencies (or any financial guaranty insurer) of the characteristics of the municipal bonds underlying the certificates, the required level of collateralization may be increased or may be prevented from decreasing as would otherwise be permitted if losses or delinquencies did not exceed those levels. Other tests, based on delinquency levels or other criteria, may restrict our ability, as the likely holder of the most junior certificates, to receive cash distributions from municipal bonds underlying the certificates. The performance tests may not be satisfied. If we fail to obtain favorable terms with respect to delinquency tests, collateralization requirements, cash flow release mechanisms or other significant factors set forth in a STEP or other structured credit transaction regarding the calculation of net income to us, our earnings may be materially and adversely affected. Furthermore, if the tax-exempt bonds held in STEPs or other structured credit vehicles fail to perform as anticipated, our earnings may be adversely affected and our expenses related to collateralization requirements or other credit enhancement expenses associated with our STEPs or other structured holdings will increase.

A significant portion of any future STEP entities may be backed by tax-exempt bonds issued by or on behalf of non-profit institutions in the health care, educational, housing, infrastructure, redevelopment/tax increment financing bonds, cultural, research, philanthropic and service/advocacy sectors and any adverse trends that affect these sectors may adversely affect our STEPs and other structured credit entities in general.

A significant portion of our future STEP issuances and other structured credit transactions may be backed by municipal bonds issued by or on behalf of non-profit institutions and state authorities in the health care, educational, housing, infrastructure, redevelopment/tax increment financing bonds, cultural, research, philanthropic and service/advocacy sectors. Any adverse trends that affect these sectors or the value of these municipal bonds will adversely impact the value of our interests in our STEPs and other structured credit entities.

Prepayment rates on municipal bonds could negatively affect the value of our assets, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our shareholders.

The value of our structured credit assets and derivative arrangements, if any, related to municipal bonds may be adversely affected by prepayment rates of the underlying bonds. For example, higher than expected prepayment rates will likely reduce the cash flows to the most junior certificates. Prepayment rates are influenced by changes in current interest rates and a variety of economic, political, geographic and other factors beyond our control. Consequently, our earnings may be materially and adversely affected if the underlying obligors prepay the municipal bonds at higher-than-expected rates.

Borrowers tend to prepay their debt when interest rates fall below the interest rate at which their debt bears interest. In these circumstances, the money received from the prepayments may be reinvested at lower prevailing interest rates. Conversely, borrowers tend not to prepay their financings when interest rates increase. Consequently, money that would have otherwise been received from prepayments would be unable to be reinvested at the higher prevailing interest rates. This volatility in prepayment rates may result in reduced earnings or losses for us and negatively affect the cash available for distribution to our shareholders.

Interest rate risk and attempts to mitigate this risk, if any, may cause greater volatility in our earnings.

We are currently party to an interest rate swap agreement with Tiptree, the holder of the majority of our outstanding common shares and an affiliate of our manager, further described in “Business — Our Assets — Derivative Assets.” Furthermore, the STEPs and other structured credit entities in which we acquire interests and the counterparties under derivative arrangements to which we are a party, if any, may engage in certain hedging transactions in an effort to limit their exposure to changes in interest rates, which may expose our assets to risks associated with these transactions. They may utilize instruments such as forward contracts and interest rate swaps, caps, collars and floors to seek to hedge against fluctuations in the relative values of the municipal bonds that underlie our assets from changes in market interest rates. Hedging against a decline in the values of these municipal bonds does not eliminate the possibility of fluctuations in the values of these bonds or prevent losses if the values of these bonds decline. However, hedging can establish other positions designed to gain from those same developments, thereby offsetting the decline in the value of these bonds. Hedging transactions may also limit the opportunity for gain if the value of the bonds increases. Moreover, these entities and counterparties may not be able to hedge against an interest rate fluctuation that is generally anticipated at an acceptable price.

The success of these risk mitigation transactions will depend on the entities’ and counterparties’ ability to structure and execute effective hedges for the underlying municipal bonds, based on changes to interest rates, credit spreads and other financial market changes. Therefore, while these entities and counterparties may enter into these transactions to seek to reduce interest rate risks, unanticipated changes in interest rates may result in poorer overall performance for our assets than if they had not engaged in any hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the underlying municipal bonds being hedged may vary. Moreover, for a variety of reasons, these entities and counterparties may not establish a perfect correlation between such hedging instruments and the bonds being hedged. Any such imperfect correlation may prevent these entities and counterparties from achieving the intended hedge and expose our investments to risk of loss.

Accounting for hedges under generally accepted accounting principles in the United States, or U.S. GAAP, is extremely complicated. We may inadvertently fail to account for hedges properly in accordance with U.S. GAAP on our financial statements or may fail to qualify for hedge accounting, either of which could have a material adverse effect on our earnings.

Risk mitigation arrangements may adversely affect the returns from our assets and may cause volatility in our earnings, which could adversely affect cash available for distribution to our shareholders, and may also result in taxable gains or taxable income to our shareholders.

The risk mitigation activities of the STEPs and other structured credit entities in which we acquire interests and the counterparties under derivative arrangements to which we are a party will vary in scope based on the level and volatility of interest rates, the type of underlying municipal bonds held and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us because, among other things:

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

•	available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;

•	the duration of the hedge may not match the duration of the related asset;

•	the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our structured credit entities’ or our derivative counter-party’s ability to sell or assign its side of the hedging transaction; and

•	the party owing money in the hedging transaction may default on its obligation to pay.

Such risk mitigation activities may adversely affect the returns from our assets and may cause volatility in our earnings, which could adversely affect cash available for distribution to our shareholders. In addition, such hedging activities may also result in taxable gains or taxable income to our shareholders.

The competitive pressures we face as a result of operating in a highly competitive market could adversely affect us.

We are subject to significant competition. A substantial number of entities (including entities managed by our manager and its other affiliates) compete with us, including specialty finance companies, banks, insurance companies, mutual funds, hedge funds, institutional investors, individual investors, lenders and other entities seeking to invest in municipal bonds. Many of our competitors are substantially larger than we are and have considerably greater financial, technical and marketing resources than we have. Some competitors may have a lower cost of funds, enhanced operating efficiencies and access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of opportunities and establish more relationships than we can. The competitive pressures we face may have a material adverse effect on us.

Competition may limit the number of suitable opportunities available to us. It may also result in higher prices, lower yields and a narrower spread of yields over our borrowing costs, making it more difficult for us to acquire assets on attractive terms. In addition, competition for desirable assets could delay the deployment of the proceeds from this offering, which may in turn reduce our earnings per share and negatively affect our ability to maintain our distributions to our shareholders.

To the extent we utilize warehouse credit facilities, secured lines of credit and other short term financing arrangements in the future, we may be subject to certain related risks.

To the extent we utilize warehouse credit facilities, secured lines of credit and other short term financing arrangements in the future, we may be subject to certain risks relating to such financing arrangements, including:

•	these financing arrangements may subject us to an increased risk of loss, adversely affecting our returns and reducing cash available for distribution to our shareholders;

•	interest expense on such arrangements will not be deductible by us;

•	an increase in our borrowing costs of these financing arrangements relative to the income we receive on our assets may adversely affect our profitability, which may negatively affect cash available for distribution to our shareholders;

•	these financing arrangements may contain covenants that restrict our operations, and any default under these arrangements would inhibit our ability to grow our business and increase revenues; and

•	we could suffer losses beyond our committed capital under warehouse facilities, which could adversely affect us.

Furthermore, any future indebtedness that we incur may contain restrictive covenants that impose operating and other restrictions on us or one or more of our subsidiaries, including restrictions on our ability to make distributions to shareholders. These covenants may limit our ability, or the ability of one or more of our subsidiaries, to:

•	incur or guarantee additional debt;

•	create or incur liens;

•	engage in mergers and sales of substantially all of our assets;

•	make loans, acquisitions or investments;

•	make distributions on our shares unless we maintain specified financial covenants;

•	engage in transactions with affiliates; and

•	otherwise engage in operations as currently contemplated or as may be contemplated in the future.

We rely, in part, on analytical models and other data to analyze potential asset acquisition and disposition opportunities and to manage our portfolio. Such models and other data may be incorrect, misleading or incomplete, which could cause us to purchase assets that do not meet our expectations or to make asset management decisions that are not consistent with our strategy.

Our manager relies on analytical models (both proprietary and third-party models), and information and data supplied by third parties. These models and data may be used to value assets or potential asset acquisitions and dispositions and are also used in connection with our asset management activities. If these models and data prove to be incorrect, misleading or incomplete, any decisions made in reliance thereon could expose us to potential risks. For example, data may be incorrect, incomplete or misleading, may be modeled based on simplifying assumptions that lead to errors, may be incorrectly reported or subject to interpretation or may be outdated. Our manager’s reliance on these models and data may induce it to purchase certain assets at prices that are too high, to sell certain other assets at prices that are too low, or to miss favorable opportunities. Similarly, any hedging activities, such as total return swaps, that are based on faulty models and data may prove to be unsuccessful.

Some models may be predictive in nature. The use of predictive models has inherent risks. For example, such models may incorrectly forecast future behavior, leading to potential losses. In addition, the predictive models used by our manager may differ substantially from those models used by other market participants, with the result that valuations based on these predictive models may be substantially higher or lower for certain assets than actual market prices. Furthermore, because predictive models are usually construed based on historical data supplied by third parties, the success of relying on such models may depend heavily on the accuracy and reliability of the supplied historical data, and, in the case of predicting performance in scenarios with little or no historical precedent (such as extreme broad-based declines in home prices or deep economic recessions), such models may have little or no predictive value.

All valuation models rely on correct market data inputs. If incorrect market data is entered into even a well-founded valuation model, the resulting valuations will be incorrect. However, even if market data is inputted correctly, “model prices” will often differ substantially from market prices, especially for securities with complex characteristics or whose values are particularly sensitive to various factors. If our market data inputs are incorrect or our model prices differ substantially from market prices, we may be adversely effected.

Accounting rules for certain of our transactions are highly complex and involve significant judgment and assumptions. Changes in accounting rules, interpretations or assumptions could adversely impact our financial statements.

Accounting rules for transfers of financial assets, structured credit transactions, consolidation of variable interest entities, and other aspects of our anticipated operations are highly complex and involve significant judgment and assumptions. These complexities could lead to delay in preparation of financial information.

Changes in accounting rules, interpretations or assumptions could impact our financial statements, possibly materially.

We may acquire total return swaps and other derivative arrangements that could expose us to contingent liabilities in the future.

Part of our strategy may involve entering into total return swaps and other derivative arrangements that could require us to fund cash payments in certain circumstances such as the early termination of the swap or other derivative caused by an event of default or other early termination event, or the decision by a counterparty to request margin securities we are contractually owed under the terms of the swap or other derivative. The amount due would be equal to the unrealized loss of the open swap positions with the respective counterparty and could also include other fees and charges. These economic losses would be reflected in our results of operations and our ability to fund these obligations would depend on the liquidity of our assets and access to capital at the time. The need to fund these obligations could adversely impact our financial condition.

Our investments in total return swaps, if any, may subject us to certain additional risks. Furthermore, we may not be able to renew any total return swaps that we may enter into, which could adversely impact our investment strategy.

The total rate of return of a portfolio of municipal bonds on which a swap is based may exhibit substantial volatility and may be positive or negative in any given period. In the event that the total rate of return is negative and we are receiving the total rate of return of that portfolio of municipal bonds in our part of a swap agreement, we would be required to make a payment to the counterparty in addition to that required on the other, generally floating rate, part of the swap agreement. Also, unusual market conditions affecting the portfolio of municipal bonds on which the swap is based may prevent the total rate of return from being calculated, in which case other provisions in the swap agreement may be invoked which could cause us to lose some of the anticipated benefit from the swap or otherwise reduce our return.

In addition, we will not be treated as the owner of the underlying portfolio of municipal bonds subject to the total return swaps in which we may invest for tax or financial reporting purposes, and any income earned by us from any total return swap will be taxable to us. Moreover, the terms of any swap agreement will not contractually obligate the swap counterparty to own the municipal bonds in the reference portfolio or, in the event such counterparty does own such reference bonds, to sell such bonds to us or a STEP and the counterparty could sell the municipal bonds in the secondary market or retain them.

Moreover, in response to recent market conditions, federal and state legislators have discussed the proposal and enactment of certain regulatory reforms that may affect the derivatives market. If applicable laws and regulations are passed that affect total return swaps or other derivative instruments that may be within our strategy, our rate of return on such assets, or our ability to enter into swaps could be adversely affected.

Furthermore, we may wish to renew the total return swaps, which are for specified terms, as they mature. However, there is a limited number of providers of such swaps, and there is no assurance the initial swap providers will choose to renew the swaps, and, if they do not renew, that we would be able to obtain suitable replacement providers.

We may invest, through our wholly-owned subsidiary, in a limited number of total return swaps and our business and our financial performance may be materially harmed if those resources are not available to us.

We have in the past invested, and may in the future invest, in the residual certificates of tender option bond programs, and may be subject to risks relating to our ownership of residual certificates of such tender option bond programs.

In a typical tender option bond program, tax-exempt bonds identified by a dealer are deposited in a special purpose vehicle, usually a trust. The tender option bond trust issues two classes of securities: (i) floating rate certificates, with an aggregate face value approximately equal to the market value of the underlying tax-

exempt bonds, entitling the holders to a variable interest rate based on prevailing short-term tax-exempt rates, which is reset periodically based on changes in short-term interest rates, and (ii) a residual certificate, which establishes an economically leveraged position in the underlying tax-exempt bonds.

As a holder of residual certificates under tender option bond programs, we could incur significant costs in respect of any event requiring the redemption of the related floating rate certificates. Such costs could arise, for example, in connection with our obligation to reimburse a dealer for payments made by the dealer to a liquidity provider under a liquidity facility that entitles the holders of floating rate certificates to tender the certificates for repurchase at 100% of their face amount plus accrued interest. We may also be subject to certain collateral requirements and asset tests related to the obligations under the reimbursement agreements, the hedge agreements and certain related synthetic instruments. Our failure to meet these collateral requirements or asset tests may constitute a default under the related agreements and could result in substantial payments or losses by us, depending on market conditions at the time of default. In addition, some of the residual certificates are callable by the tender option bond trust upon the occurrence of certain events. These events typically include bankruptcy of the tender option bond trust, non-payment of any of the underlying tax-exempt bonds, a downgrading of the rating of the underlying tax-exempt bonds and a change in the tax treatment of the underlying tax-exempt bonds. If any residual certificates are redeemed, the redemption price may be less than the original cost of the redeemed residual certificates. Also, upon redemption of a residual certificate in which we have an interest, we may be unable to invest in other assets within a reasonable period of time.

Actual default rates on the categories of credit assets held by us may be higher than historical default rates.

The historical performance of the types of assets that we hold or may hold is not necessarily indicative of their future performance. Should increases in default rates or decreases in recovery rates occur with respect to the types of assets that we hold, the actual default rates with respect to the assets in our portfolio may be significantly greater than, or the actual recovery rates with respect to the assets in our portfolio may be significantly less than, the hypothetical default rates and recovery rates that we used in purchasing these assets. If this were to occur, any debt issued by special purpose vehicles or alternative instruments used to finance these assets may be impaired and any subordinated debt and equity interests that we hold in any such vehicles may not receive distributions.

The credit ratings of the rated assets we hold are only opinions and not guarantees of future performance or market value.

Some, but not all, of the assets we may hold may have public credit ratings. Credit ratings of assets and securities that we may hold represent the rating agencies’ opinions regarding the credit quality of those assets and are not a guarantee of future performance. Rating agencies attempt to evaluate the safety of principal and interest payments and do not evaluate the risks of fluctuations in market value; therefore, ratings may not accurately reflect the true risks of holding an asset. In addition, rating agencies may fail to make timely changes in credit ratings in response to subsequent events, so that an obligor’s current financial condition may be better or worse than a rating indicates. The credit ratings of the rated assets we purchase also may change over time.

We may acquire Build America Bonds, a form of taxable municipal bonds, which have certain risks.

We may seek to acquire Build America Bonds, which are a recent and growing segment of the municipal bond market. Build America Bonds provide a tax credit for interest expense which is most commonly a 35% credit (though the credit can be up to 45%) either paid directly to the borrower from the federal government or in the form of a refundable tax credit paid to the bondholder. If paid directly, the borrower must apply for the tax credit each year and failure to do so could result in non-payment of the tax credit. In addition, in certain circumstances the federal government may offset the subsidy payment to satisfy other obligations due to the federal government (such as tax obligations), increasing the interest cost to the obligor, reducing the obligor’s cash flow to make payments on the obligation.

Our due diligence may not reveal all of an entity’s liabilities and may not reveal other weaknesses in their operations.

Before we make an investment, we will rely on our manager to assess the potential acquisition. There can be no assurance that our manager will conduct any specific level of due diligence, or that, among other things, our manager’s due diligence processes will uncover all relevant facts or that any purchase will be successful, which could result in losses on these assets, which, in turn, could adversely affect our business, financial condition and results of operations and our ability to make distributions to our shareholders.

We are highly dependent on information systems provided by third parties.

Our business is highly dependent on communications and information systems that are supplied and/or managed by third parties. Any failure or interruption of our systems could cause delays or other problems in our activities, which could have a material adverse effect on our operating results and negatively affect the market price of our Class A common shares and our ability to pay distributions.

All of our back office operations are outsourced.

We rely on our manager and its affiliates to perform substantially all of our back office operations. A portion of these services are in turn provided to them (or their affiliates) by Mariner Investment Group, LLC, or Mariner, pursuant to a services agreement that may be terminated without our consent. If our manager ceases to act in that capacity, we would be required to make alternative arrangements for the performance of these services. In addition, if the services agreement between Mariner and our affiliate is terminated, we may not be able to obtain these services at reasonable rates or at all. We do not have a written contract with Mariner with respect to the services that it provides to us directly, so it may cease providing services to us at any time without cost or penalty.

Regulatory and Legal Risks of Our Business

Maintenance of our Investment Company Act of 1940 exemption imposes limits on our operations, which may adversely affect our operations.

We intend to continue to conduct our operations so that we are not required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). We expect many of our subsidiaries to rely on the exemptions from registration under: (i) Section 3(c)(5)(C) of the Investment Company Act available to companies primarily engaged in purchasing or otherwise acquiring mortgages and other liens on, and interests in, real estate; or (ii) Sections 3 (c)(5)(A) or (B) of the Investment Company Act available to companies primarily engaged in sales financing, factoring or making loans to manufacturers or retailers for purchases of specified merchandise or services (together, with companies relying on Section 3(c)(5(C), “3(c)(5) Businesses”). In turn, we intend to conduct our operations so that we qualify for the exception from the definition of investment company provided for under Section 3(c)(6) of the Investment Company Act with respect to diversified holding companies primarily engaged in 3(c)(5) Businesses and other businesses that are exempted from regulation under the Investment Company Act. Because the SEC staff has issued little interpretive guidance with respect to Section 3(c)(6), there can be no assurance that the SEC or its staff will not change its view on the interpretation of Section 3(c)(6) or that they would otherwise agree with our analysis, which, in either case, could cause us to adjust our investment strategy. Any such adjustment to our investment strategy would have a material adverse effect on us. In addition, certain of our subsidiaries, including certain STEP issuers, may also seek to rely on the Investment Company Act exemption under Rule 3a-7 provided to certain structured finance vehicles that pool income-producing assets and issue securities backed by those assets. Such structured vehicles may not engage in portfolio management practices resembling those employed by mutual funds. As a result of these restrictions, certain of our STEP subsidiaries may suffer losses on their assets and we may suffer losses on our investments in those STEP subsidiaries.

If we are required to register under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), and portfolio composition, including restrictions with respect to diversification and industry concentration and other matters. Registration under the Investment Company Act would likely limit our ability to follow our current investment and financing strategies, impair our ability to make distributions to our common shareholders and, as a result, cause a decline in the price of our common shares. See “Business — Regulatory Environment.”

Investors will not have the protections associated with ownership of shares in an investment company registered under the Investment Company Act.

We are not registered as an investment company under the Investment Company Act. Consequently, investors in the Company will not have the regulatory protections provided to investors in investment companies.

Tax Risks

We believe we are a partnership for U.S. federal income tax purposes and are solely relying on an opinion rendered by           in making this determination. Partnership status requires a facts and circumstances determination and if we are incorrect in our determination, we would be required to pay tax at corporate rates on any portion of our net income that does not constitute tax-exempt income, and distributions by us to our shareholders would be taxable dividends to the extent of our current and accumulated earnings and profits.

We currently classify ourselves as a partnership for U.S. federal income tax purposes. So long as we qualify as a partnership we will be able to pass through our income, including our federally tax-exempt income, and deductions to our shareholders. Our qualification as a partnership for U.S. federal income tax purposes involves the application of numerous technical provisions under which there is a lack of direct authority. In general, if a partnership is “publicly traded” (as defined in the Code) it will be treated as a corporation for U.S. federal income tax purposes. We expect to be treated as a publicly traded partnership. A publicly traded partnership will, however, be taxed as a partnership, and not as a corporation for U.S. federal income tax purposes, so long as 90% or more of its gross income for each taxable year constitutes “qualifying income” within the meaning of Section 7704(d) of the Code and the partnership is not registered under the Investment Company Act. We refer to this exception as the “qualifying income exception.” Qualifying income generally includes rents, dividends, interest and capital gains from the sale or other disposition of stocks, bonds and real property. In addition, qualifying income generally also includes income from a notional principal contract (which may include certain derivatives like a total return swap) if the income from the reference obligation would be qualifying income. In determining whether interest is treated as qualifying income for purposes of these rules, interest income derived from a “financial business” and income and gains derived by a “dealer” in securities are not treated as qualifying income. We believe that we have and will continue to act as an investor with respect to our investments and that we have not and will not engage in a financial business, although there is no clear guidance on what constitutes a financial business under the tax law. We have taken the position that for purposes of determining whether we are in a financial business, portfolio investing activities that we engage in have not and will not cause us to be engaged in a financial business or to be considered a “dealer” in securities and that the activities of our taxable subsidiaries have not been (and will not be) attributable to us. Prospective investors should carefully note that we could be treated as if we were engaged in a financial business if the activities of our taxable subsidiaries, such as MFCA Funding, Inc., were attributed to us. It should be noted that such subsidiaries are taxable C corporations subject to income tax on their net income, and such subsidiaries are intended to engage in significant transactions with third parties in the operation of their businesses. Contrary to our belief, the IRS could assert that our activities constitute a financial business. If our activities constitute a financial business or cause us to be treated as a dealer, there is a substantial risk that more than 10% of our gross income would not constitute qualifying income.

If less than 90% of our gross income constitutes qualifying income, for any reason (including as a result of a taxable subsidiary’s financing business being attributed to us), other than a failure that is determined to be inadvertent and that is cured within a reasonable time after discovery, or if we were registered under the Investment Company Act, our items of income and deduction would not pass through to our shareholders and our shareholders would be treated for U.S. federal income tax purposes as stockholders in a corporation. We would be required to pay income tax at corporate rates on any portion of our net income that did not constitute tax-exempt income. In addition, a portion of our federally tax-exempt income may be included in determining our alternative minimum tax liability. Distributions by us to our shareholders would constitute dividend income taxable to such holders to the extent of our current and accumulated earnings and profits, which would include tax-exempt income as well as any taxable income we might have, and the payment of these distributions would not be deductible by us. These consequences would have a significant adverse effect on us, our shareholders and the value of our shares. Prospective investors should consult their own tax advisors regarding these potential material adverse tax consequences.

Our ability to allocate and distribute to our shareholders income that is exempt from U.S. federal income tax will depend on the exclusion from gross income of the interest income that we receive on the bonds in which we invest. A portion of the interest income we earn will likely be taxable in many states and localities and may be includable in our shareholders’ calculation of AMT.

We have not and will not directly or indirectly acquire a tax-exempt bond unless the bond receives, or there has been issued previously, an opinion of nationally recognized bond counsel which was delivered on the date of issuance of that security that interest on such security will be exempt from regular U.S. federal income taxation. We have assumed the continuing correctness of, the opinions of bond counsel relating to the exclusion of interest income from gross income for U.S. federal income tax purposes and have not relied on any other external advisors in determining such exclusion from gross income.

Events occurring after the date of issuance of a tax-exempt bond, however, may cause the interest on such tax-exempt bond to be includable in gross income for U.S. federal income tax purposes. For example, the IRS establishes certain requirements, such as restrictions on the investment of the proceeds of the bond issue, limitations on the use of proceeds of such issue and the property financed by such proceeds, and the payment of certain excess earnings to the federal government, that must be met after the issuance of a tax-exempt bond for interest on such tax-exempt bond to remain excludible from gross income for U.S. federal income tax purposes. The issuers and the underlying obligors of the tax-exempt bonds generally covenant to comply with such requirements and the opinion of bond counsel generally assumes continuing compliance with such requirements. In addition, for tax-exempt bonds the proceeds of which are loaned to a charitable organization described in section 501(c)(3) of the Code, the continued exclusion of interest from gross income for U.S. federal income tax purposes depends on the continuing exempt status of the charitable organization borrower. Failure to comply with these continuing requirements, however, may cause the interest on a tax-exempt bond to be includable in gross income for U.S. federal income tax purposes retroactive to its date of issue regardless of when such noncompliance occurs.

In addition, the IRS has an ongoing enforcement program that involves the audit of tax-exempt bonds to determine whether an issue of bonds satisfies all of the requirements that must be met for the interest on such bonds to be excludible from gross income for U.S. federal income tax purposes. From time to time, some of the tax-exempt bonds we own directly or indirectly may become the subject of such an audit by the IRS, and the IRS may determine that the interest on such securities is includable in gross income for U.S. federal income tax purposes either because the IRS has taken a legal position adverse to the conclusion reached by bond counsel in its opinion pertaining to the bond issue or as a result of an action taken or not taken after the date of the bond issue.

Interest on a bond, other than a bond the proceeds of which are loaned to a charitable organization described in Section 501(c)(3) of the Code, will not be excluded from gross income during any period in which we are a “substantial user” of the underlying property or a person “related to” a “substantial user.” We or one of our affiliates, as applicable, will be a related person of a substantial user for this purpose if, among other things, we directly, or indirectly by attribution, own more than a specified percentage of the capital or profits interest in the substantial user. The attribution rules under U.S. federal income tax law are complex and the preceding sentence is not intended to be a complete summary of their application. We do not expect to be a “substantial user” of the properties financed with the proceeds of the mortgage revenue bonds or person “related to” a “substantial user.” There can be no assurance, however, that the IRS would not challenge such a conclusion. If such challenge were successful, the interest received on any bond for which we were treated as a “substantial user” or a “related party” thereto would be includable in federally taxable gross income.

If interest paid on any tax-exempt bond in which we invest directly or indirectly is determined to be taxable subsequent to our acquisition of such interests or bond, the IRS may demand that our shareholders pay U.S. federal income tax on the interest income allocated to them, thereby adversely reducing our shareholders’ yield.

A determination that interest on a tax-exempt bond we own directly or indirectly is includable in gross income for U.S. federal income tax purposes retroactively to its date of issue may cause a portion of prior years’ interest allocations received by our shareholders to be taxable to those shareholders in the year of allocation. Even if the interest income we earn is exempt from U.S. federal income tax, such income will likely be taxable in many states and localities. In addition, interest on tax-exempt bonds generally is an item of tax preference for purposes of the AMT, however interest on tax-exempt 501(c)(3) bonds is generally only includable in the determination of AMT for our corporate shareholders.

We will have to pay some taxes and may be subject to others, which may reduce the cash available for distribution to our shareholders.

We are currently treated as a partnership for U.S. federal income tax purposes. However, our taxable subsidiaries organized as C corporations, such as MFCA Funding, Inc., will be required to pay some U.S. federal, state and local taxes on their income and property. In addition, to the extent such taxable subsidiaries earn tax-exempt interest income, such income will be a preference item and will be includable in the determination of the subsidiaries’ AMT liability. To the extent our taxable subsidiaries are required to pay U.S. federal, state or local taxes, or AMT, we will have less cash available for distributions to our shareholders.

We may generate taxable income which will be allocated to our shareholders, and depending upon the nature of our operations, such income could be substantial.

Shareholders generally will be taxed on income allocable to them where such income does not constitute tax-exempt interest income. It should be noted that we intend to invest in taxable bonds as well as financial products that do not produce tax-exempt interest income. Accordingly, depending upon the nature of our activities, taxable income allocated to our shareholders could be substantial. We will receive dividend income from our taxable subsidiaries, such as MFCA Funding, Inc. Such income will be taxable as ordinary portfolio income to our shareholders. We will also generate capital gains upon our or our structured credit vehicles’ sale of our tax-exempt bonds, which will be allocated to our shareholders and taxable as capital gain. In addition, to the extent that we purchase tax-exempt bonds with “market discount” (generally, where we purchase such bond at less than the price at which it was issued) we will be taxed on any accrued market discount at the time we receive principal payments on such tax-exempt bonds or upon the sale or redemption of such bonds.

Thus, a shareholder may have to pay taxes regardless of the amount of cash we distribute to shareholders. In addition, a shareholder will likely have a significant amount of “phantom income” to the extent it participates in the distribution reinvestment plan.

Certain interest expense allocated by us to holders of our shares will not be deductible for U.S. federal income tax purposes.

We will likely incur interest expense in connection with our investment activities. U.S. federal income tax law generally disallows any deduction for interest paid by a taxpayer on indebtedness incurred or continued for the purpose of purchasing or carrying a tax-exempt obligation. A purpose to carry tax-exempt obligations will be inferred whenever a taxpayer owns tax-exempt obligations and has outstanding indebtedness which is neither directly connected with personal expenditures nor incurred in connection with the active conduct of a trade or business. The IRS may take the position that a shareholder’s allocable portion of any interest that we pay on our borrowings and/or any interest paid by a shareholder on indebtedness incurred to purchase our shares should be viewed in whole or in part as incurred to enable such shareholder to continue carrying tax-exempt obligations and, therefore, the deduction of any such interest by a shareholder should be disallowed in whole or in part.

Complying with certain tax-related requirements may cause us to forego otherwise attractive business or investment opportunities or enter into borrowings or financings we may not have otherwise entered into.

In order for us to remain treated as a partnership for U.S. federal income tax purposes, and not as an association or publicly traded partnership taxable as a corporation, at least 90% of our gross income each taxable year must consist of interest, dividends, capital gains and other types of “qualifying income.” In order to comply with these requirements, we (and our subsidiaries) may be required to invest through corporations and/or forego attractive business or investment opportunities. Furthermore, to avoid being deemed to be engaged in a financial business for U.S. federal income tax purposes, we will be precluded from directly engaging in loan origination activities. Thus, compliance with these requirements may adversely affect our ability to operate solely to maximize profits.

Our structure involves complex provisions of U.S. federal income tax law for which no clear precedent or authority is available, and which is subject to potential change, possibly on a retroactive basis. Any such change could result in adverse consequences to the holders of Class A common shares.

The U.S. federal tax treatment of holders of our Class A common shares depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority are available. Holders of Class A common shares also should be aware that the U.S. federal income tax rules are constantly under review by Congress and the IRS, possibly resulting in unfavorable precedent or authority on issues for which there was previously no clear precedent or authority as well as revised interpretations of established concepts. The IRS pays close attention to the proper application of tax laws to partnerships and investments in tax-exempt securities. The present U.S. federal income tax treatment of an investment in our Class A common shares may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments made by us. As an example, in the event variable rate certificates issued by tender option bond trusts were characterized as loans bearing taxable interest rather than as partnership interests, we would likely be unable to facilitate the creation of these trusts, which could have an adverse impact on our ability to generate revenue. We and holders of our Class A common shares could be adversely affected by this or any other such change in, or any new, tax law, regulation or interpretation.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our Class A common shares.

At any time, the U.S. federal income tax laws or regulations governing partnerships or the administrative interpretations of those laws or regulations may be amended. In addition, any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation may take effect retroactively. We and our shareholders could be adversely affected by any change in, or any new, U.S. federal income tax law, regulation or administrative interpretation, that alters the laws, regulations or interpretations that are currently applicable to us.

We currently receive certain tax relief as a “qualified business” under the State of Pennsylvania Keystone Opportunity Zone, Keystone Opportunity Expansion Zone and Keystone Opportunity Improvement Zone Act. There is no assurance that we would continue to receive such tax relief under such act, and, as such, we may be subject to certain penalties and/or recapture under such act.

The State of Pennsylvania enacted the Keystone Opportunity Zone, Keystone Opportunity Expansion Zone and Keystone Opportunity Improvement Zone Act by providing qualified businesses certain tax benefits in order to revive economically distressed urban and rural communities. Currently, we are a “qualified business” under such Act, and receive tax relief thereunder. However, in order to receive tax relief, a company must apply for such relief on an annual basis. There can be no assurance that we would continue to qualify under such Act. If we cease to qualify, such as by relocating our executive office from its current location, which is situated in an “opportunity zone,” we may be subject to certain tax penalties and/or recapture under the Act.

Risks Related to This Offering

There currently is no public market for our Class A common shares, an active trading market may never develop and the market price of the shares may be volatile.

There currently is no public market for our shares and there can be no assurance that an active trading market for our shares will develop. We expect that the Class A common shares will be listed on the NASDAQ Stock Market LLC under the symbol “          .” Even if an active trading market develops, the market price of our Class A common shares may be highly volatile and could be subject to wide fluctuations. Some of the factors that could negatively affect our share price include:

•	general market and economic conditions, including disruptions, downgrades, credit events and perceived problems in the credit markets;

•	actual or anticipated variations in our quarterly operating results or distributions;

•	changes in our asset composition or business strategy;

•	write-downs or perceived credit or liquidity issues affecting our assets;

•	market perception of our company, our business and our assets;

•	our level of indebtedness and/or adverse market reaction to any indebtedness we incur in the future;

•	additions or departures of our manager’s key personnel;

•	changes in market valuations of similar companies; and

•	speculation in the press or investment community.

To the extent a market for our Class A common shares develops, shares eligible for future sale may have adverse effects on our share price.

Tiptree owns in the aggregate approximately 27,617,687 of our Class B common shares or 73.81% of the outstanding Class B common shares. Each Class B common share is convertible at any time into one Class A common share. Tiptree may also purchase Class A common shares pursuant to this offering. Future sales of shares, whether by us, Tiptree or other shareholders, or the availability of shares for future sale, may adversely affect the prevailing market price for our Class A common shares generally. We also may issue from time to time additional Class A common shares and we may grant demand or piggyback registration rights in connection with such issuances. Sales of substantial amounts of Class A common shares or the perception that such sales could occur may adversely affect the prevailing market price for our Class A common shares.

Certain provisions of our operating agreement and bylaws could hinder, delay or prevent a change of control of our company.

Our operating agreement and bylaws contain provisions that:

•	entitle holders of Class B common shares to 10 votes per share on all matters to be voted on by the shareholders in general;

•	permit us to issue, without any further vote or action by our shareholders, preferred shares in one or more series and, with respect to each series, to fix the number of shares, the relative powers, preferences and rights, and the qualifications, limitations or restrictions applicable to such shares;

•	limit our shareholders’ ability to call special meetings;

•	limit our shareholders’ ability to remove directors;

•	provide exclusive authority to the board of directors to establish the number of directorships and fill vacancies on our board of directors;

•	set forth advance notice procedures for shareholders’ nominations of directors and proposals for consideration at meetings of shareholders;

•	make Section 203 of Delaware General Corporation Law applicable to business combinations with interested shareholders under certain circumstances; and

•	provide exclusive authority to our board of directors to amend our bylaws.

For more information, see “Description of Securities.”

Because our voting control is concentrated among the holders of Class B common shares, the market price of Class A common shares may be adversely affected by disparate voting rights.

The holders of Class A common shares and Class B common shares have identical rights, except that holders of Class A common shares are entitled to one vote per share, while holders of Class B common shares are entitled to 10 votes per share on all matters to be voted on by shareholders in general. This differential in the voting rights could adversely affect the market price of our Class A common shares. Tiptree holds a significant majority of our combined voting power through its ownership of Class B common shares and, by virtue of our dual class structure, will continue to do so even if it owns substantially less than a majority of our outstanding common shares. Furthermore, we would not be able to engage in actions that require a consent of a majority of our shareholders, including the election of directors, amendment of our operating agreement, and any sale of all or substantially all of our assets, merger or other change of control transaction, without the consent of Tiptree. Tiptree’s interests may conflict with the interests of holders of other shares, and it has no duty to act in accordance with the interests of any other shareholders. Tiptree may also purchase Class A common shares pursuant to this offering.

We are a “controlled company” within the meaning of the NASDAQ Stock Market LLC rules and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to such requirements.

After completion of this offering, Tiptree will control a majority of the combined voting power of our outstanding common shares. As a result, we are a “controlled company” within the meaning of the NASDAQ Stock Market LLC corporate governance standards. Under these rules, if more than 50% of the voting power of a listed company is held by an individual, group or another company, the listed company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of the board of directors consist of independent directors;

•	the requirement that we have a nominating/corporate governance committee that is composed entirely of independent directors; and

•	the requirement that we have a compensation committee that is composed entirely of independent directors.

Following this offering, we intend to utilize the exemption from the requirement that a majority of the Board of Directors consist of independent directors. Accordingly, you will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the NASDAQ Stock Market LLC.

Our failure to maintain effective internal controls could have a material adverse effect on our business in the future, our access to capital markets and the price of our common shares.

Pursuant to the Sarbanes-Oxley Act of 2002, beginning with our annual report filed with the SEC for the year ending December 31, 2011, management will be required to deliver a report that assesses the effectiveness of our internal control over financial reporting and our independent registered public accounting firm will be required to deliver an attestation report on management’s assessment of, and the operating effectiveness of, our internal control over financial reporting in conjunction with their opinion on our audited financial statements. Any failure to maintain adequate internal control over financial reporting or to implement required, new or improved controls, or difficulties encountered in their implementation, could cause us to report material weaknesses or other deficiencies in our internal control over financial reporting and could result in a more than remote possibility of errors or misstatements in our consolidated financial statements that would be material. If we or our independent registered public accounting firm were to conclude that our internal control over financial reporting were not effective, investors could lose confidence in our reported financial information and the price of our Class A common shares could decline. Our failure to achieve and maintain effective internal controls could have a material adverse effect on our business in the future, our access to the capital markets and investors’ perception of us. In addition, material weaknesses in our internal controls could require significant expense and management time to remediate.

We may issue common shares, options and other share-based awards under our 2007 Equity Incentive Plan or equity incentive plans we may establish in the future, which may dilute shareholder value and cause the price of our Class A common shares to decline.

We may offer shares, options and other share-based awards under our 2007 Equity Incentive Plan, or other equity incentive plans we may establish in the future, to our executive officers and directors. If the options that we issue are exercised, or the restricted shares or other shares-based compensation that we issue vest, and those shares are sold into the public market, the market price of our Class A common shares may decline. In addition, the availability of common shares for award under our 2007 Equity Incentive Plan, or the grant of shares, options, restricted shares or other forms of shares-based compensation, may adversely affect the market price of our Class A common shares.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not purely historical are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

•	our dependence on Muni Capital Management and inability to find a suitable replacement if Muni Capital Management were to terminate its Management Agreement with us;

•	the existence of conflicts of interest in our relationship with Muni Capital Management and/or its affiliates, which could result in decisions that are not in the best interest of holders of common shares;

•	our business strategy;

•	our ability to compete in the marketplace;

•	our ability to acquire assets and realize gains or income from such assets;

•	market trends;

•	our ability to obtain future financing arrangements;

•	changes in interest rates and credit spreads;

•	our ability to make future distributions;

•	limitations imposed on our business by our exemption under the Investment Company Act;

•	the lack of a trading market for the Class A common shares;

•	general volatility of the securities markets;

•	our ability to maintain effective internal controls; and

•	changes in governmental regulations, tax laws and tax rates and other similar matters which may affect us and holders of the Class A common shares.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

USE OF PROCEEDS

The net proceeds we will receive from the sale of           Class A common shares in this offering will be approximately $      million (or approximately $      million if the underwriters fully exercise their option to purchase additional shares), after deducting the underwriters’ discount of approximately $      million (or approximately $      million if the underwriters fully exercises its option to purchase additional shares).

We intend to use the net proceeds of this offering to implement our business strategy, including, without limitation, by investing in the debt instruments of non-profit and municipal entities primarily through direct and indirect acquisition of tax-exempt mortgage revenue bonds or other obligations (secured primarily by interests in real estate), assets derived from such bonds or other assets as described herein. As of the date of this prospectus, our manager is evaluating several acquisition opportunities, including the purchase of a portfolio of taxable municipal bonds, the purchase of a portfolio of tax exempt municipal bonds and/or the purchase of general partnership equity interests in affordable housing partnerships. We have not committed to any of these investments and our manager may reject all of them. We expect that a significant portion of the tax-exempt or other obligations underlying our assets or which we acquire directly will be issued by or on behalf of one of the following types of non-profit institutions, state authorities, or other organizations: (i) health care, (ii) educational, (iii) housing, (iv) infrastructure, (v) redevelopment/tax increment financing bonds, (vi) cultural, (vii) research, (viii) philanthropic and (ix) service/advocacy. See “Business — Our Business Objective and Strategies”. Until used in the growth of our business and the implementation of our business strategy, we intend to invest the net proceeds of this offering in readily marketable interest-bearing securities or may hold such proceeds in the form of cash. We have no specific timeframe for the deployment of the net proceeds of this offering.

DISTRIBUTION POLICY

We intend to periodically make distributions to holders of our Class A common shares. Holders of Class A common shares and Class B common shares will share ratably (based on the number of common shares held) in any dividend declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends, the dividend rights of the Performance Share and to any restrictions on the payment of dividends imposed by the terms of any preferred shares we may issue in the future. All distributions from us will be made at the discretion of our board of directors, and will depend on a number of factors affecting us, including:

•	our financial condition;

•	general business conditions;

•	actual results of operations;

•	the timing of the deployment of our capital;

•	our debt service requirements;

•	availability of cash distributions from our subsidiaries;

•	our operating expenses;

•	any contractual, legal and regulatory restrictions on the payment of distributions by us to holders of the common shares or by our subsidiaries to us; and

•	other factors our board of directors in its discretion deem relevant.

We may adopt a distribution reinvestment plan that will permit the reinvestment of cash distributions on behalf of holders of our common shares who elect to participate in the plan. As a result, if our board of directors authorizes, and we declare, a cash distribution, then holders of common shares who have elected to participate in our distribution reinvestment plan will have their cash distribution reinvested in additional common shares of the same class, rather than receiving the cash distribution.

Our ability to make distributions (such as a cash dividend) is subject to certain restrictions under the Delaware Limited Liability Company Act, or Delaware LLC Act. Under the Delaware LLC Act, a limited liability company generally is not permitted to make a distribution if, after giving effect to the distribution, the liabilities of the company will exceed the value of the company’s assets. In addition, it is possible that some of our future financing arrangements could contain provisions restricting our ability to make distributions. Holders of common shares generally will be subject to U.S. federal income tax (and any applicable state and local taxes) on their respective allocable shares of our net taxable income regardless of the timing or amount of distributions we make to the holders of our common shares.

We made distributions to the holders of our common shares of $0.03 per share for the period from January 1, 2010 through June 30, 2010. We did not make any distributions to holders of our common shares for the year ended December 31, 2009. We made distributions to the holders of our common shares of $0.24 per share for the year ended December 31, 2008 and $0.08 per share for the period from June 12, 2007 (commencement of operations) through December 31, 2007, which we paid to the then holders of our common shares.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2010:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the consummation of this offering (assuming an aggregate of Class A common shares are purchased) and the application of proceeds therefrom, after deducting estimated expenses of $ .

You should read the information above and below in connection with “Use of Proceeds” and our consolidated financial statements and related notes and other financial information included in this prospectus.

	March 31, 2010
	Actual	As Adjusted
	(Unaudited)

Cash and cash equivalents	$29,624,241	$
Membership interests:
Common shares, no par value per share; unlimited shares authorized, 37,416,669 and shares outstanding, respectively	186,656,412
Unvested restricted common shares, no par value per share; 60,000 shares authorized, 22,500 and 22,500 shares outstanding, respectively	12,293
Earnings/(deficit)	(82,171,581)
Performance share allocation	—
Distributions	(5,732,992)	(5,732,992)

Net Assets	$92,843,684	$

SELECTED FINANCIAL DATA

The following table presents selected consolidated financial information. The selected consolidated financial information as of December 31, 2009 and 2008, for the years ended December 31, 2009 and 2008 and for the period from June 12, 2007 (commencement of operations) to December 31, 2007 has been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated financial information as of March 31, 2010 and for the three months ended March 31, 2010 and 2009 has been derived from our unaudited consolidated financial statements included elsewhere in this prospectus, and has been prepared on a basis consistent with the respective audited consolidated financial statements and, in the opinion of management, include all adjustments, including usual recurring adjustments, necessary for a fair presentation of that information for such periods. The financial data presented for the interim periods are not necessarily indicative of the results for the full year.

Since the information presented below is only a summary and does not provide all of the information contained in our historical consolidated financial statements included elsewhere in this prospectus, including the related notes, you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements, including the related notes, included elsewhere in this prospectus.

			For the Year Ended
					June 12
	For the Three Months Ended				(inception) to
	March 31,	March 31,	December 31,	December 31,	December 31,
	2010	2009	2009	2008	2007

Revenue
Income-investments	$1,900,052	$2,337,122	$8,581,819	$8,106,531	$—
Income-total return swap	—	—	—	903,623	1,150,382
Income-other	6,495	7,631	23,345	1,225,434	3,937,071

Total revenue	1,906,547	2,344,753	8,605,164	10,235,588	5,087,453

Expenses
Management fee (related party)	345,154	161,404	962,670	1,276,477	1,111,993
Amortization of financing costs	—	15,566	194,559	38,912	—
Professional fees	46,141	434,204	963,373	2,047,694	374,727
Insurance	4,791	108,279	266,788	313,994	96,250
Directors compensation	7,500	36,000	58,500	391,570	65,627
Other general and administrative	53,270	28,138	200,241	268,986	90,260
Interest expense	92,707	—	—	—	—
Non cash incentive compensation (related party)	3,918	463,591	471,966	876,422	942,232

Total expenses	553,481	1,247,182	3,118,097	5,214,055	2,681,089

Net investment income	1,353,066	1,097,571	5,487,067	5,021,533	2,406,364

Realized losses
Investments	—	(474,191)	(18,957,635)	—	—
Derivatives	—	—	—	(38,829,108)	(2,710,351)

Net realized losses	—	(474,191)	(18,957,635)	(38,829,108)	(2,710,351)

Unrealized gains (losses)
Investments	1,307,982	8,359,171	54,464,711	(81,112,777)	—
Derivatives	(36,301)	—	27,095	7,241,926	(17,835,065)

Net unrealized gains (losses)	1,271,591	8,359,171	54,491,806	(73,870,851)	(17,835,065)

Net (decrease) increase in net assets resulting from operations before Performance Share Allocation	2,624,657	8,982,551	41,021,238	(107,678,426)	(18,139,052)
Performance Share Allocation	—	(1,200,895)	(5,920,448)	—	—

Net (decrease) increase in net assets resulting from operations after Performance Share Allocation	$2,624,657	$7,781,656	$35,100,790	$(107,678,426)	$(18,139,052)

Basic net (decrease) increase in net assets from operations per share(1)	$0.07	$0.35	$1.30	$(4.25)	$(0.72)

Diluted net (decrease) increase in net assets from operations per share(1)	$0.07	$0.35	$1.30	$(4.25)	$(0.72)

	As of	As of	As of	As of	As of
	March 31,	March 31,	December 31,	December 31,	December 31,
	2010	2009	2009	2008	2007

Balance Sheet Data:
Cash and cash equivalents	$29,624,241	$29,090,353	$29,367,353	$9,560,219	$128,116,802
Investments, at fair value	60,696,451	57,971,131	57,971,131	15,302,902	—
Total assets	93,185,005	90,668,544	90,668,544	29,642,139	158,550,698
Due to our manager (related party)	116,200	114,756	114,756	49,662	179,850
Accrued expenses and other liabilities	215,825	338,679	338,679	354,924	234,830
Net assets	92,843,684	90,215,109	90,215,109	29,237,553	140,339,181
Net asset value per share	2.48	2.41	2.41	1.64	7.83
Number of outstanding shares	37,416.669	37,416.669	37,416,669	17,847,015	17,847,015

(1)	Calculation excludes performance share allocation.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are a specialty finance company that focuses on the investment in the debt instruments of United States non-profit and municipal entities primarily through direct and indirect acquisition of tax-exempt mortgage revenue bonds or other obligations (secured primarily by interests in real estate), assets derived from such bonds or other assets as described herein. We are or expect to be involved in a variety of businesses, including holding or acquiring tax-exempt obligations, mortgage-related holdings, interests in structured credit entities, taxable municipal bonds (including Build America Bonds, which are described herein), derivative instruments, equity interests in real estate (such as affordable housing partnerships), other equity investments, investments in “taxable tails” or tax credits and other assets. We derive our income from interest on the assets held by us and our subsidiaries and from any gains on the sale or prepayment of assets. Our assets are, in general, primarily secured by mortgages on the real estate held by the obligors. We may also invest in equity interests in entities that primarily hold real estate interests, particularly in affordable housing.

Changes in the financial performance of the borrowers in our portfolio may also affect the value of the bonds or ownership interests owned by us or our subsidiaries. If a borrower experiences financial difficulties, the value of the bonds secured by such borrower’s obligations is likely to decline due to the increased uncertainty of payment, in the absence of any other factors.

Changes in the financial performance of a borrower depend upon many factors and are related to, among other things, the type of borrower, location, demographics and economic characteristics of its service area. For example, the performance of a health care facility is dependent upon the level of utilization and the source of payment, such as Medicare or Medicaid. The performance of a private school is dependent on the demand and the ability of enrolled students to pay the tuition. The performance of a charter school is dependent upon the renewal of the school’s charter, the number of students that choose to attend and the quality of the school’s management.

General

We were organized as a Delaware limited liability company on April 27, 2007. We began operations on June 12, 2007 upon the completion of an offering of common shares of limited liability interests in a private offering to qualified institutional buyers in accordance with Rule 144A under the Securities Act.

We are a specialty finance company that focuses on the investment in the debt instruments of United States non-profit and municipal entities primarily through direct and indirect acquisition of tax-exempt mortgage revenue bonds or other obligations (secured primarily by interests in real estate), assets derived from such bonds or other assets as described herein. Our objective is to generate attractive risk-adjusted returns and predictable cash distributions. We seek to achieve this objective by (i) acquiring interests in structured credit entities which own debt obligations, the interest on which is exempt from U.S. federal income taxation; (ii) investing in total return swaps and other derivative arrangements relating to tax exempt securities; and (iii) making direct investments in municipal securities. We may also invest in securities that are subject to federal, state, local and other income tax.

We are externally managed and advised by Muni Capital Management. Muni Capital Management is a wholly-owned subsidiary of Tricadia Holdings. Prior to March 18, 2009, we were managed by Cohen Municipal Capital Management, LLC (the “Former Manager”), a subsidiary of Cohen Brothers, LLC. In February 2009, Tiptree, a private partnership currently managed by Tiptree Capital, acquired a controlling interest in us, and caused the assignment of our Management Agreement from the Former Manager to Muni Capital Management. Currently, Tiptree owns approximately 73.81% of our outstanding Class B common shares representing     % of our combined voting power immediately after this offering, and may also purchase Class A common shares pursuant to this offering.

Critical Accounting Policies and Estimates

Our consolidated financial statements have been prepared by management in accordance with U.S. GAAP. Our significant accounting policies are fundamental to understanding our financial condition and results of operations because some of these policies require that we make significant estimates and assumptions that may affect the value of our assets or liabilities and our financial results. The following critical accounting policies have been identified because they have the potential to have a material impact on our financial statements, and because they are based on assumptions which are used in the accounting records to reflect, at a specific point in time, events whose ultimate outcome will not be known until a later date. Actual results could differ from these estimates.

Although we conduct our operations so that we are not required to register as an investment company under the Investment Company Act, for financial reporting purposes we are an investment company and we follow the AICPA Audit and Accounting Guide for Investment Companies, or Audit Guide. Accordingly, investments are carried at fair value with changes in fair value reflected in the consolidated statements of operations.

Principles of Consolidation

Our consolidated financial statements include the accounts of our company and our wholly owned subsidiary MFCA Funding, Inc. All intercompany transactions have been eliminated.

We review each investment that we make under a control based framework in accordance with ASC Topic 810. If we determine that we control the investee and the investee itself meets the definition of an investment company under the Audit Guide, we consolidate the investee. Otherwise, we will report our equity investment at fair value as required by the Audit Guide.

Fair Value of Financial Instruments

Fair value is used to measure our financial instruments. The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, also known as the exit price.

We have adopted ASC Topic 820 (formerly SFAS No. 157, Fair Value Measurements). ASC Topic 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1 — Financial assets and liabilities whose values are based on unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2 — Financial assets and liabilities whose values are based on one or more of the following:

(a) Quoted prices for similar assets or liabilities in active markets;

(b) Quoted prices for identical or similar assets or liabilities in nonactive markets;

(c) Pricing models whose inputs are observable for substantially the full term of the asset or liability; and

(d) Pricing models whose inputs are derived principally from or corroborated by observable market data through correlation or other means for substantially the full term of the asset or liability.

Level 3 — Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable. These inputs reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset or liability.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

Following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Investments

We invest in debt obligations, the interest on some of which is exempt from U.S. federal income taxation, but may also be taxable. In some cases we purchase the investments directly and in other cases we invest in a special purpose trust which holds the assets. From time to time, we may also invest in certain derivative contracts. We record all of our investments at fair value.

Direct Investment in Municipal Securities

In general, fair value is determined by obtaining quotations from independent pricing services. In most cases, quotes are obtained from two pricing services and the average of the quotes is used. The independent pricing services determine their quotes using observable inputs such as current interest rates, specific issuer information and other market data for such securities. Therefore, our estimate of fair value is subject to a high degree of variability based upon market conditions, the availability of specific issuer information and the assumptions made. Due to the inherent uncertainty of valuation, these estimated fair values may differ from the actual price obtained through sales. The valuation inputs used to arrive at fair value for such debt obligations are generally classified within Level 2 or Level 3 of the valuation hierarchy. The difference between the cost basis in the investment and the fair value is included in the unrealized gains/(losses) — investments.

Investment in Trusts

We may invest in a trust in order to acquire municipal securities. The trust will acquire the bonds and finance the purchase by issuing junior and senior certificates. In general, we will purchase at least a majority of the junior certificates and third party investors will purchase the senior certificates. In valuing our investment in junior certificates we will generally use one of two techniques:

Asset Based Valuation

We use the asset based valuation methodology to measure the fair value of our investments in junior certificates. We believe the asset based valuation is a reasonable methodology as it results in an amount that is consistent with the cash flows that would be available to certificate holders if the trust was liquidated at the reporting date. The valuation methodology utilizes the fair value of the underlying assets of the trust and the par value of the senior certificates as well as any other assets and liabilities of the trust, if any, to determine the value attributable to the junior certificates.

In late 2008, due to increased market volatility and credit spread premia and a decrease in market liquidity, we were concerned that the valuations provided by the independent pricing services might not accurately reflect the value of certain bonds held by the trusts. We reviewed broker evaluations for these bonds and trades of similar bonds and determined that an alternate valuation based on a bond’s spread to AAA municipal market data rates would be appropriate.

Once the portfolio value is determined, we deduct the par value of the senior certificates of the trust (as described below) to determine the residual value that accrues to the junior certificate holder. All other net assets and liabilities of the trust also accrue to the junior certificate holder. These balances are immaterial in nature and are included in the accrued interest receivables balance of the consolidated statement of assets and liabilities.

Depending on the source of the asset valuations described above, the junior certificate will generally be classified as either a Level 2 or Level 3 financial instrument in the valuation hierarchy. Any fair value estimate will include any Gain Share owed to the senior certificates, determined in accordance with the Internal

Revenue Code. Any change in fair value of the junior certificates will be recorded as a component of “unrealized gains/(losses) — investments” in the consolidated statements of operations.

As of March 31, 2010, the fair value of the tax-exempt bonds owned by NPPF II was greater than the par value of the principal outstanding on the senior certificates and the Company valued the junior certificates at $43.3 million. As of December 31, 2009, the fair value of the tax-exempt bonds owned by NPPF II was greater than the par value of the principal outstanding on the senior certificates and the Company valued the junior certificates at $40.7 million.

As of December 31, 2008, the fair value of the tax-exempt bonds owned by NPPF II was less than the par value of the principal of the senior certificates and the Company valued the junior certificates at $0. When the asset based valuation yields a result close to zero (or negative) yet the residual interest continues to generate cash flow and is expected to do so for the foreseeable future, we may use a cash flow based valuation in such cases. However, although the tax-exempt bonds owned by NPPF II continued to provide scheduled cash flows and a cash flow based valuation methodology may have been utilized, the Company did not value the junior certificates using the cash flow based valuation method because of the imminent mandatory auction date, as discussed in “Business — Our Assets — STEP and Other Structured Credit Entities” below. The senior certificate was valued at $113.4 million which was lower than its principal value of $116.1 million.

Cash Flow Based Valuation

As discussed above, we generally use an asset based valuation to measure the fair value of our junior certificate holdings. However, we may use a cash flow based valuation in cases where the asset based valuation yields a result close to zero (or negative) yet the residual interest continues to generate cash flow and is expected to do so for the foreseeable future.

As described above, during the latter part of 2008, due to increases in market volatility and credit spread premia, and a decrease in liquidity in the municipal bond market, there was a reduction in value of the underlying assets of NPPF II to a level below the par value of the senior certificates which led to a zero valuation of the junior certificates. In addition, the value of the underlying assets of the Merrill Lynch Trusts fell below the par value of the senior certificates and the junior certificates had a zero valuation using the above described asset based methodology. For a further discussion of the Merrill Lynch Trusts, see “Business — Our Assets — STEP and Other Structured Credit Entities” below.

However, the tax-exempt bonds owned by the Merrill Lynch Trusts continued to provide scheduled cash flows and carried short maturity dates ranging through 2011 and 2012. Therefore, the Company determined that the cash flow based valuation methodology would be used to value the junior certificates. Under this methodology, the net future cash flows to the junior certificates were determined based on the current rates of the underlying investment assets and offset by the current rates on the senior certificates, less any recurring trust expenses. These net future cash flows were discounted by applying the average discount rate applied to par as determined by the independent pricing services in measuring the fair market value of the assets.

The “Net Carry” or net investment earned by the trust is comprised of the income earned on the tax exempt securities acquired by the trust offset by the stated interest paid to the senior certificates. The Net Carry is recorded on an accrual basis and is recorded as a component of income-investment in the consolidated statements of operations. Any accrued and unpaid Net Carry is included as a component of receivables in the consolidated statements of assets and liabilities.

Interest Rate Swap

The fair value of the interest rate swaps is either included in derivative asset or derivative liability in the consolidated statement of assets and liabilities. Fair value is determined by obtaining broker or counterparty quotes. Because there were observable inputs used to arrive at these quoted market prices, we considered the interest rate swaps to be Level 2 financial instruments within the valuation hierarchy. The change in the unrealized loss is included as a component of unrealized gains/(losses) — derivatives in the consolidated statements of operations. The periodic payments or receipts under our interest rate swap contracts are recorded as an increase or decrease in interest expense or income in the consolidated statements of operations.

Income Taxes

We believe we have operated to qualify and expect to continue to operate as a partnership for U.S. federal income tax purposes. As a partnership, we will not pay federal income tax and will be treated as a pass through entity. However, MFCA Funding Inc., a wholly owned subsidiary of our company, is organized as a C-corporation for U.S. federal income tax purposes and will pay federal income tax. Further, we may be subject to certain state and local income taxes.

With respect to MFCA Funding Inc., deferred tax assets and liabilities are determined using the asset and liability method whereby deferred tax assets and liabilities are established for future tax consequences of temporary differences between the financial statement carrying amounts of assets and liabilities and their tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in years in which those temporary differences are expected to reverse. A valuation allowance is established when necessary to reduce a deferred tax asset to the amount expected to be realized. As of March 31, 2010 and December 31, 2009 and 2008, we had recorded a 100% valuation allowance against the deferred tax asset in each period.

We evaluate tax positions taken or expected to be taken in the course of preparing our tax returns to determine whether the tax positions are “more-likely than-not” of being sustained by the applicable tax authority. Our tax benefit or tax expense is adjusted accordingly for tax positions not deemed to meet the more-likely than-not threshold in the current year. We record interest and penalties associated with audits as a component of income before income taxes. Penalties are recorded as an operating expense, and interest expense is recorded as interest expense in the statements of operations. We incurred no interest and penalties for the period from inception to March 31, 2010.

Share-Based Compensation

We issued share based compensation to the directors and employees of the Former Manager and we account for such issuances as equity-settled transactions using the methodology prescribed by ASC Topic 718 (formerly SFAS No. 123(R), Share Based Compensation, and Emerging Issues Task force (EITF) No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services). Non-cash incentive compensation to employees was $3,918 for the three months ended March 31, 2010, $471,966 and $876,422 for the years ended December 31, 2009 and 2008, respectively, and $942,232 for the period June 12, 2007 (commencement of operations) through December 31, 2007. Share based compensation for directors was $50,000.

Employees of our Former Manager received LTIP shares. LTIP shares are a special class of limited liability company interests whereby, upon the occurrence of certain events, we will revalue our assets and an increase in the valuation will be allocated first to the holders of the LTIP shares to equalize the capital accounts of each LTIP share with the capital account of each common share. Upon equalization of the capital accounts, the LTIP shares will achieve full parity with the common shares and, to the extent the LTIP shares are vested, can be converted into common shares (a “book-up event”).

In June 2009, we offered to exchange existing LTIP shares, or old LTIPs, for new LTIP shares, or new LTIPs, at a rate of one-for-two. Under the terms of the LTIP shares, we revalued our assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event were allocated first to the holders of the LTIP shares to equalize the capital accounts of each LTIP share with the capital account of a common share. Upon equalization of the capital accounts, the LTIP shares achieved full parity with the common shares for all purposes, including with respect to subsequent allocations and distributions, including, to the extent vested, liquidating distributions. If such parity is reached, vested LTIP shares become convertible into an equal number of common shares and have all the rights of common shares following conversion. Such parity was reached and vested LTIP shares were converted into an equal number of common shares. Under the old LTIPs the performance target was $10.00 per share. Under the new LTIPs the performance target was $1.25 per share.

At a meeting of our board of directors held on July 23, 2009, the directors approved the issuance of common shares in partial payment of a Performance Share allocation to our manager. These shares were valued at $2.01 per share, which is higher than the LTIP shares’ performance target of $1.25 per share. The issuance of these shares constituted a “book-up event” and the vested LTIP shares became eligible for conversion to common shares. All LTIP shares were converted to common shares as of December 31, 2009 and no LTIP shares are currently outstanding. We did not record any compensation expense in connection with the LTIP exchange.

Non-management directors received restricted common shares. Quarterly distributions on each restricted common share, whether vested or not, will be the same as those made on common shares. The restricted shares are subject to restrictions on transfer during the vesting period. In general, unvested restricted shares will vest upon a change of control or other liquidation. The fair value of the restricted common shares as of the grant date is being amortized to share based compensation over the three year vesting period of the underlying grants, net of assumed forfeitures.

Recent Accounting Pronouncements

In June 2009, the FASB issued ASC Topic 860, Transfers and Servicing (formerly Statement of Financial Accounting Standards (SFAS) No. 166, Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140) and ASC Topic 810 (formerly SFAS No. 167, Amendments to FASB Interpretation No. 46(R)),which changed the accounting for securitizations and variable interest entities, or VIEs. ASC Topic 860 eliminates the concept of a qualified special purpose entity, or QSPE, which is an off-balance sheet trust that meets the qualifications in SFAS 140, changes the requirements for derecognizing financial assets, and requires additional disclosures about transfers of financial assets, including securitization transactions and continuing involvement with transferred financial assets. ASC Topic 810 will change the determination of whether and when a VIE, should be consolidated. ASC Topic 860 and ASC Topic 810 are effective for fiscal years beginning after November 15, 2009. We are currently evaluating the impact that ASC Topic 860 and ASC Topic 810 will have on the consolidated financial statements.

In August 2009, the FASB issued Accounting Standards Update, or ASU, 2009-5, Fair Value Measurements and Disclosures — Measuring Liabilities at Fair Value, which amends ASC Topic 820 to provide further guidance on how to measure the fair value of a liability. ASU 2009-5 primarily sets forth the types of valuation techniques to be used to value a liability when a quoted price in an active market for the identical liability is not available. In these circumstances, ASU 2009-5 states that a company can apply the quoted price of an identical or similar liability when traded as an asset, or other valuation techniques that are consistent with principles of ASC Topic 820. ASU 2009-5 will be effective for the next reporting period and we do not expect such adoption to have a material effect on the consolidated financial statements.

In June 2009, the FASB issued ASC Topic 855, Subsequent Events (formerly SFAS No. 165), which establishes general standards of accounting for, and disclosing, events that occur after the balance sheet date but before the financial statements are issued or available to be issued. ASU Topic 855 requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, i.e. whether the date represents the date the financial statements were issued or were available to be issued.

In January 2010, the FASB issued Accounting Standards Update, or ASU, 2010-6, Fair Value Measurements and Disclosures — Improving Disclosures about Fair Value Measurements, which amends ASC Topic 820 to provide further guidance on how to provide greater levels of desegregation of asset classes. ASU 2010-6 primarily requires that transfers in and out of Level 1 and Level 2 be disclosed, that investment activities within Level 3 be disclosed on a gross basis, and that disclosure be provided on valuation techniques and inputs used for fair value measurements. ASU 2010-6 will be effective for the next reporting period and we do not expect such adoption to have a material effect on the consolidated financial statements and footnotes.

Results of Operations

Our principal sources of operating revenue are derived from interest and realized and unrealized gains on our portfolio of investments.

Our total revenue is dependent upon the aggregate balance of the assets we own, the interest rates on those assets, and the realized and unrealized gains or losses on our portfolio of bonds. The aggregate balance of assets we own has declined from our inception in 2007 until March 31, 2010 due to losses on certain investments. These losses were caused, in general, by the decline in market value of the bonds we purchased and held directly or in NPPF II or the Merrill Lynch Trusts. We also incurred losses on an interest rate swap we entered into to hedge our exposure to tax-exempt bonds. The average interest rate on the tax-exempt bonds we own directly is 6.73%. The average yield on the B certificates in NPPF II is 14.69%. The earnings on our cash are 0.4%.

A portion of our revenue is derived from realized and unrealized gains on our portfolio of bonds. Since the bonds we currently own have fixed interest rates, as prevailing market interest rates increase the value of our bonds decreases, assuming no other factors affect the value of the bond. If the bonds are not sold, this decline in value results in an unrealized loss from one reporting period to the next. If the bonds are sold, the decline in value results in a realized loss. Similarly, if prevailing interest rates decrease, the value of our bonds increases, resulting in realized or unrealized gains.

We acquired our portfolio of bonds in the last three quarters of 2007 and the first quarter of 2008, as the credit crisis developed. During this time the demand for unrated tax-exempt bonds weakened and the value of our bonds declined as a result. In addition, the value of the underlying bonds in the Merrill Lynch Trusts declined rapidly. The rate on such assets was based on an interest spread over the London Interbank Offered Rate or Bond Market Association rate, both of which declined precipitously. As a result, the value of these bonds also declined.

During 2008, we hedged our interest rate risk on our municipal bond portfolio using the Securities Industry and Financial Markets Association Municipal Swap Index. In normal financial markets, interest rates on this index and municipal bonds typically move in the same direction. For example, historically, as the municipal swap index declines, interest rates in the municipal market also decline, creating a hedge. In 2008, interest rates in the Treasury and municipal markets moved in opposite directions as investors reduced risk exposure. Therefore, the yield on the swap index declined as the yield on the municipal bonds increased, resulting in a loss of $25 million on our hedge.

Our expenses consist primarily of management fees, professional fees, incentive compensation, amortization of financing costs, and general and administrative expenses, as described below. Our management fees increase as the Net Asset Value (NAV) of the company increases (except when offset by the portfolio management fees of STEPs or other structured transactions that our manager manages, as described in “Management — The Management Agreement — Base Management Fees” below). Other expenses are not tied to NAV.

A summary of our results of operations for the three months ended March 31, 2010 and 2009, for the two years in the year ended December 31, 2009 and the period from June 12, 2007 (commencement of operations) to December 31, 2007 is as follows:

	For the Three Months Ended		For the Year Ended
					June 12
					(inception)
	March 31,	March 31,	December 31,	December 31,	to December 31,
	2010	2009	2009	2008	2007

Revenue
Income-investments	$1,900,052	$2,337,122	$8,581,819	$8,106,531	$—
Income-total return swap	—		—	903,623	1,150,382
Income-other	6,495	7,631	23,345	1,225,434	3,937,071

Total revenue	1,906,547	2,344,753	8,605,164	10,235,588	5,087,453

Expenses
Management fee (related party)	345,154	161,404	962,670	1,276,477	1,111,993
Amortization of financing costs	—	15,566	194,559	38,912	—
Professional fees	46,141	434,204	963,373	2,047,694	374,727
Insurance	4,791	108,279	266,788	313,994	96,250
Directors compensation	7,500	36,000	58,500	391,570	65,627
Other general and administrative	45,071	16,023	200,241	268,986	90,260
Interest expense	92,707	—	—	—	—
Non cash incentive compensation (related party)	3,918	463,591	471,966	876,422	942,232

Total expenses	553,481	1,247,182	3,118,097	5,214,055	2,681,089

Net investment income	1,353,066	1,097,571	5,487,067	5,021,533	2,406,364

Realized losses
Investments	—	(474,191)	(18,957,635)	—	—
Derivatives	—	—	—	(38,829,108)	(2,710,351)

Net realized losses	—	(474,191)	(18,957,635)	(38,829,108)	(2,710,351)

Unrealized (losses) gains
Investments	1,307,982	8,359,171	54,464,711	(81,112,777)	—
Derivatives	(36,391)	—	27,095	7,241,926	(17,835,065)

Net unrealized gains (losses)	1,271,591	8,359,171	54,491,806	(73,870,851)	(17,835,065)

Net (decrease) increase in net assets resulting from operations before Performance Share Allocation	2,624,657	8,982,551	41,021,238	(107,678,426)	(18,139,052)
Performance Share Allocation	—	(1,200,895)	(5,920,448)	—	—

Net (decrease) increase in net assets resulting from operations after Performance Share Allocation	$2,624,657	$7,781,656	$35,100,790	$(107,678,426)	$(18,139,052)

Realized and Unrealized Gains from Investments and Derivatives

For the three months ended March 31, 2010, we had no realized gains or losses and $1.3 million of net unrealized gains from investments and derivatives, principally as a result of appreciation in the value of our interest in the Class B Certificates of NPPF II and direct investments in tax-exempt bonds. For the three months ended March 31, 2009, we had realized losses of $0.5 million from the disposition of direct investment in tax-exempt bonds and unrealized gains of $8.4 million from appreciation in NPPF II and direct investments in tax-exempt bonds.

For the year ended December 31, 2009, we had total net realized and unrealized gains from investments and derivatives of $35.5 million. We had unrealized gains of $54.5 million from appreciation in value of our interests in NPPF II and the Merrill Lynch Trusts (as defined below), our direct investments in tax-exempt bonds and an interest rate swap. We had a realized loss of $0.5 million from the sale of tax-exempt bonds, and a realized loss of $18.5 million from the sale of the Class B Certificates of certain trusts issued by Merrill Lynch (the “Merrill Lynch Trusts”) back to Merrill Lynch, as discussed below in “— Revenue.”

For the year ended December 31, 2008, we had total net realized and unrealized losses from investments and derivatives of $112.7 million. We had unrealized losses of $81.1 million from depreciation in the value of our interests in the NPPF II Class B Certificates and our direct investments in tax-exempt bonds. We had an unrealized gain of $7.2 million from appreciation in the value of derivatives.

For the period from June 12, 2007 (commencement of operations) through December 31, 2007, we had total net realized and unrealized losses from a total return swap derivative of $20.5 million, consisting of $2.7 million of realized losses and $17.8 million of unrealized losses.

Revenue

Total revenue for the three months ended March 31, 2010 was $1.9 million compared with $2.3 million for the three months ended March 31, 2009. We earned our revenue primarily from interest income from our investments in NPPF II Class B Certificates, Merrill Lynch Trusts Class B Certificates and our direct investments in tax-exempt bonds. The revenue for the three months ended March 31, 2010 is lower than the revenues for the same period in 2008 due to the termination of the Merrill Lynch Trust in 2009.

Total revenue for the year ended December 31, 2009 was $8.6 million, primarily earned from interest income from our investment in the NPPF II Class B Certificates and our direct investments in tax-exempt bonds. Total revenue for the year ended December 31, 2008 was $10.2 million, consisting of $8.1 million earned from interest income from our investment in the NPPF II Class B Certificates, investment in the Merrill Lynch Trusts Class B Certificates described above and our direct investments in tax-exempt bonds, $1.2 million interest earned on cash balances, and $0.9 million interest earned from a total return swap. Total revenue for the period from June 12, 2007 (commencement of operations) through December 31, 2007 was $5.1 million, consisting of $3.8 million interest earned on cash balances, and $1.3 million interest earned from a total return swap and tender option bond program.

Expenses

Our principal operating expenses include management fees, professional fees, including accounting and legal fees, insurance, directors’ compensation, general and administrative expenses and incentive compensation. Total expenses for the three months ended March 31, 2010 were $0.6 million compared with $1.3 million for the three months ended March 31, 2009. The reduction in expenses for the three months ended March 31, 2010 was principally the result of (i) lower legal fees, (ii) a reduction in the number of directors of our company and (iii) a reduction in incentive compensation.

Total expenses were $3.1 million, $5.2 million and $2.7 million for the years ended December 31, 2009 and 2008, and the period from June 12, 2007 (commencement of operations) through December 31, 2007, respectively. The significant decline in expenses in 2009 as compared to 2008 was principally the result of (i) lower legal fees, (ii) a reduction in the number of directors of our company and (iii) a reduction in incentive compensation.

Management expenses were $0.3 million for the three months ended March 31, 2010, compared with $0.2 million for the three months ended March 31, 2010.

Management expenses consisted of $1.0 million, $1.3 million and $1.1 million for the years ended December 31, 2009 and 2008, and the period from June 12, 2007 (commencement of operations) through December 31, 2007, respectively. See “Management — Our Manager” for a description of the Management Agreement.

Management Agreement with Muni Capital Management

We are externally managed and advised by our manager pursuant to the Management Agreement, which is described under “Management — Our Manager.”

Performance Share Allocation

We did not pay our manager a Performance Share allocation for the three months ended March 31, 2010. For the three months ended March 31, 2009, we paid our manager a Performance Share allocation of $1.2 million, which was paid in common shares of our company. For the year ended December 31, 2009, we paid our manager a Performance Share allocation of $5.9 million, $2.1 million paid in cash and $3.8 million paid in common shares. Prior periods did not have Performance Share allocations.

The following table shows the calculation of the Performance Share allocation during 2009.

ALLOCATION OF PROFITS TO PERFORMANCE SHARE

		Q1 2009	Q2 2009	Q3 2009
		Unaudited	Unaudited	Unaudited

Shares outstanding		17,847,015	36,241,429	36,695,141
Less excluded Incentive Shares		(566,915)	(290,958)	(57,375)

Shares for Performance Share Allocation		17,280,100	35,950,471	36,637,766

Capital raised on shares for Performance Share Allocation		$172,276,000	$199,841,475	$195,217,252
Quarterly hurdle rate	2%
Base return for Performance Share Allocation		$3,441,667	$3,480,436	$3,950,797

Consolidated net income		$8,982,551	$13,892,751	$17,131,797
Exclude non cash incentive compensation		463,591	1,145	3,312

Net income, adjusted		9,446,142	13,893,896	17,135,109
Less base return on capital		(3,441,667)	(3,480,436)	(3,950,797)

Net income for performance share calculation		$6,004,475	$10,413,460	$13,184,312

Rate	20%
Performance Share Allocation		$1,200,895	$2,082,691	$2,636,862

Net Increase (Decrease) in Net Assets Resulting from Operations after Performance Share Allocation

For the three months ended March 31, 2010, we had a net increase in net assets resulting from operations after Performance Share allocation of $2.6 million or $0.07 per weighted average basic and diluted common share outstanding. For the three months ended March 31, 2009, we had a net increase in net assets of $7.8 million or $0.35 per weighted average basic and $0.35 per weighted average diluted common share outstanding. These increases are primarily due to the appreciation in value of our various tax-exempt assets and net interest income earned on those assets.

For the year ended December 31, 2009, we had a net increase in net assets resulting from operations, after Performance Share allocation, of $35.1 million or $1.30 per weighted average basic and diluted common shares outstanding, primarily from appreciation in value of our various assets. For the year ended December 31, 2008, we had a net decrease in net assets resulting from operations, after Performance Share allocation of $107.7 million or $4.25 per weighted average basic and diluted common shares outstanding, primarily from depreciation in value of our various assets. For the period from June 12, 2007 (commencement of operations) through December 31, 2007, we had a net decrease in net assets resulting from operations, after Performance

Share allocation, of $18.1 million or $0.72 per weighted average basic and diluted common shares outstanding, primarily from depreciation in value of our total return swap.

We calculate basic net increase (decrease) in net assets resulting from operations per share by dividing net (decrease) increase in net assets from operations for the period by the weighted average common shares outstanding for the period, which includes common shares outstanding, as well as vested restricted common shares and vested LTIP shares that have achieved parity. Diluted net increase (decrease) in net assets from operations per share takes into account the effect of unvested restricted common shares and unvested LTIP shares and vested LTIP shares that have not achieved parity, unless they are anti-dilutive.

As of March 31, 2010 and December 31, 2009, 22,500 restricted shares had not vested and all LTIP shares had been converted to common shares. As of December 31, 2008, 15,000 restricted shares and 246,584 LTIP shares had not vested and 320,331 LTIP shares had vested. Both basic and fully diluted shares outstanding include the unrestricted common shares outstanding during the years ended December 31, 2009 and December 31, 2008. Fully diluted shares outstanding also include the dilutive effect of unvested restricted common shares, vested LTIP shares that have not achieved parity and unconverted LTIP shares.

For the year ended December 31, 2008, we determined that the unvested restricted common shares and unvested LTIP shares and the vested LTIP shares that have not achieved parity are anti-dilutive. Therefore, the weighted average shares outstanding on a fully diluted basis are the same as the weighted average shares outstanding used for basic net (decrease) increase in net assets from operations per share.

Distributions

We made distributions to the holders of our common shares of $0.03 per share for the period from January 1, 2010 through June 30, 2010. For the year ended December 31, 2009, we did not make any distributions. We made distributions of $0.24 per share for the year ended December 31, 2008 and $0.08 per share for the period from June 12, 2007 (commencement of operations) through December 31, 2007.

Liquidity and Capital Resources

We have minimal periodic liquidity needs, consisting primarily of the 3% per annum interest accrual on the NPPF II Class A Certificates and the base management fees paid to our manager. These periodic amounts have been fully covered by the interest generated by our portfolio of bonds in prior periods. A portion of the portfolio interest in excess of the amounts needed to cover such liabilities is used each quarter to reduce the principal balance of the NPPF II Class A Certificates.

Beyond liquidity needed to acquire additional assets for growth, our largest liquidity need is for the repayment of the principal amount of the NPPF II Class A Certificates. These certificates, which had a principal balance of approximately $116,000,000 in the first quarter of 2009, have a current principal balance of approximately $62,000,000, which is expected to be reduced by approximately $20 million by the end of August 2010, on the distribution date, and are currently scheduled to be repaid in full in the first quarter of 2011. The repayments to date have been achieved as the result of portfolio dispositions. We expect to continue paying down the balance of the Class A Certificates either by continued disposition of the assets, refinancing the Class A Certificates with a new holder or by extending the repayment date with the current holder. We have the option to extend the repayment date by one year if we pay down the outstanding balance by $10,000,000. Unless the balance has already been reduced to zero as a result of further dispositions, we intend to make the $10,000,000 pay-down during the first quarter of 2011 using the methods set forth in the second preceding sentence. This payment would reduce the outstanding principal balance to not more than approximately $50,000,000, an amount we would expect to pay off by the first quarter of 2012 as a result of further dispositions of portfolio bonds.

As of March 31, 2010, we had cash and cash equivalents of $29.3 million and restricted cash of $0.3 million which is not available to us. At March 31, 2010, we had outstanding liabilities including management fees and other liabilities of $0.3 million.

We believe that our liquidity level is sufficient to enable us to meet our anticipated liquidity requirements for at least the next twelve months.

Cash Flows from Operations

Our net cash provided by operating activities for the three months ended March 31, 2010 was $256,888, consisting of $2.4 million investment income, net purchases of investments of $1.4 million, and $0.7 million in general and administrative expenses. For the three month period ended March 31, 2009, we used cash of $4.4 million for operating activities, consisting of $3.2 million of investment income, $7.0 million net purchases of investments, and $0.6 million in general and administrative expenses.

Our net cash provided by operating activities for the year ended December 31, 2009 was $45,782, consisting of investment income of $9.7 million, net purchases of investments of $7.1 million, and general and administrative expenses of $2.5 million.

Our net cash used in operating activities for the year ended December 31, 2008 was $114.3 million, consisting of investment and interest income of $7.1 million, restricted cash collateral released by a counterparty of $29.0 million, net purchases of investments of $106.9 million, net realized losses on termination of derivatives of $38.8 million and general and administrative expenses of $4.0 million.

Our net cash used in operating activities for the period June 12, 2007 (commencement of operations) through December 31, 2007 was $29.4 million, consisting of investment income of $3.7 million, collateral posted with a total return swap counterparty of $29.0 million, realized losses on the termination of derivatives of $2.0 million and general and administrative expenses of 2.1 million.

Cash Flows from Financing Activities

We did not have any cash flow from financing activities for the three month periods ended March 31, 2010 and 2009.

Our net cash provided by financing activities provided net cash of $19.5 million for the year ended December 31, 2009, consisting of $21.6 million from the issuance of common shares (net of costs of $173,005) and $2.1 million cash used to pay the Performance Share allocation.

Our net cash used in financing activities used net cash of $4.3 million for the year ended December 31, 2008, primarily due to distributions to common and LTIP shareholders.

Our net cash provided by financing activities provided net cash of $157.5 million for the period June 12, 2007 (commencement of operations) through December 31, 2007, consisting of $158.9 million from the issuance of common shares (net of costs of $13.5 million) and $1.4 million of cash used for distributions to common and LTIP shareholders.

Off-Balance Sheet Arrangements

As of March 31, 2010 and December 31, 2009, we did not have any off-balance sheet arrangements, as defined by SEC rules.

Contractual Obligations

As of March 31, 2010 and December 31, 2009, we owed our manager $116,200 and $114,756, respectively, for the payment of management fees and reimbursable expenses pursuant to the Management Agreement. The initial term of the Management Agreement expires on December 31, 2010, and is automatically renewed for a one-year term on each anniversary date thereafter unless terminated as set forth in the Management Agreement. As such, we have a contractual obligation to pay our manager an estimated management fee of $1.3 million based on the asset value as of December 31, 2009.

We may employ leverage in connection with our acquisitions of interests in STEPs and other structured credit entities and may engage in total return swaps to provide us with economically leveraged returns. We may also employ more traditional methods of financing, currently expected to consist primarily of warehouse credit facilities and secured lines of credit. See “Business — Our Financing Strategy.”

Qualitative and Quantitative Information About Market Risk

We are exposed to credit risk and interest rate risk related to the interests we hold in tax-exempt bonds. Interest rates may be affected by economic, geo-political, monetary and fiscal policy, market supply and demand and other factors generally outside our control, and such factors may be highly volatile. Our interest rate risk sensitive assets and liabilities and financial derivatives typically are held for long-term investment and not held for sale purposes. Our intent in investing in STEPs and other structured credit transactions is to limit interest rate risk by matching the terms of our investment assets with the terms of our liabilities and, to the extent necessary, through the use of hedging instruments, but market conditions may preclude us from doing so.

We hold five tax-exempt bonds directly for four different obligors. The aggregate par amount of these bonds as of March 31, 2010 was $19.765 million. The weighted average coupon of these bonds was 6.725% and the weighted average maturity was 18.5 years as of March 31, 2010.

As of March 31, 2010, we hold the Class B Certificates of NPPF II. As of March 31, 2010, NPPF II is a portfolio of 20 tax-exempt bonds with an aggregate par value of $137.2 million, a weighted average yield of 6.114%, and a weighted maturity of 26.3 years. NPPF II issued two classes of Certificates, Class A and Class B. We own the Class B Certificates with a par amount of $73.017 million and a market value of $43.273 million as of March 31, 2010. For the $137.2 million par value of bonds in the NPPF II portfolio, a 100 basis point increase in interest rates would result in a reduction in their market value of approximately $9 million. Additionally, we have further hedged increases in interest rates by entering into an interest rate swap with a 10 year term and a $5 million notional balance, as further described in “Business — Our Assets — Derivative Assets” herein. A 100 basis point increase in rates would result in a market value gain of approximately $300,000.

Increases or decreases in LIBOR, BMA or MMD may result in corresponding increases or decreases in our interest income and distributions payable to holders of certificates issued by STEPs and tender option bond trusts and payments to counter-parties under total return swaps, thereby mitigating the net earnings impact on our overall portfolio. For example, “AAA” MMD, a benchmark municipal interest rate, declined from 5.04% on January 2, 2009 to 4.13% on December 31, 2009. As a result of this decline in interest rates and reduction in credit spreads, the average price of our portfolio as a percentage of par increased from 64.0% to 77.5%. In the event that long-term interest rates increase, the value of fixed rate tax-exempt bonds would decrease. We may consider hedging this risk in the future if the benefit outweighs the cost of the hedging strategy. Such changes in interest rates would not have a material effect on the income of these bonds, which generally will be held to maturity.

We seek to manage our credit risk through underwriting and credit analyses that are performed in advance of acquiring an investment and our manager’s continued surveillance of our investments. The obligations that we may consider as reference assets for total return swaps and for future STEPs and other structured credit transactions are subjected to a comprehensive credit analysis process.

BUSINESS

Overview

We are a specialty finance company that focuses on the investment in the debt instruments of United States non-profit and municipal entities primarily through direct and indirect acquisition of tax-exempt mortgage revenue bonds or other obligations (secured primarily by interests in real estate), assets derived from such bonds or other assets as described herein. We are or expect to be involved in a variety of businesses, including holding or acquiring tax-exempt obligations, mortgage-related holdings, interests in structured credit entities, taxable municipal bonds (including Build America Bonds, which are described herein), derivative instruments, equity interests in real estate (such as affordable housing partnerships), other equity investments, investments in “taxable tails” or tax credits and other assets. We derive our income from interest on the assets held by us and our subsidiaries and from any gains on the sale or prepayment of assets. Our assets are, in general, primarily secured by mortgages on the real estate held by the obligors. We may also invest in equity interests in entities that primarily hold real estate interests, particularly in affordable housing.

We specialize in acquiring direct and indirect debt interests in middle-market non-profit and municipal borrowers that are, in general, primarily secured by mortgages backed by the real estate interests of such borrowers, and often secured by the pledges of gross revenue of such borrowers and a debt service reserve fund as well, although we may invest in debt instruments not secured by either real estate or the cash flows of a non-profit entity or a debt service reserve fund.

We are organized as a Delaware limited liability company and we believe we have operated and intend to operate in a manner to qualify as a partnership for U.S. federal income tax purposes. This structure allows us to combine the limited liability, governance and management characteristics of a corporation with the pass-through tax features of a partnership. As a result, the income we generate generally will pass through to our shareholders. One or more of our subsidiaries may be organized as taxable C corporations that will be subject to applicable U.S. federal, state and local income tax on their earnings. Our wholly-owned subsidiary, MFCA Funding, Inc., which is a taxable C corporation, may enter into derivative arrangements or engage, directly or through such derivative arrangements, in sales and trading activities. See “Material Federal Income Tax Consequences” for additional information concerning the tax consequences of an investment in our Class A common shares.

Our portfolio of assets, as of March 31, 2010, consisted of the following:

•	five tax-exempt obligations issued by or on behalf of middle-market non-profit entities with an aggregate market value of approximately $17.4 million and an aggregate notional balance of approximately $19.8 million, secured by first mortgages or deeds of trust in the real property held by such entities as well as, in many cases, a pledge of the obligor’s gross revenue and a one-year debt service reserve fund; two of these obligations are held by MFCA Funding, Inc., our wholly-owned subsidiary;

•	approximately $43.3 million by notional balance of junior trust certificates of NPPF II, a STEP which owns 20 tax-exempt obligations primarily issued by or on behalf of non-profit entities; NPPF II is an unconsolidated subsidiary of ours, having an aggregate notional balance of approximately $137.2 million;

•	an interest rate swap with a notional amount of $5.0 million obligating us to pay a fixed rate of interest in return for receiving a floating rate of interest tied to LIBOR, with a mark-to-market loss of approximately $9,000; and

•	cash and cash equivalents of approximately $29.6 million.

The primary component of our revenue is net interest income, or the difference between the interest income on our interest earning assets and the interest cost of our borrowings. Our net interest income totaled $1.9 million for the three months ended March 31, 2010.

See “— Our Assets” for additional information concerning our assets.

Our Manager and its Affiliates

We are externally managed and advised by Muni Capital Management. Muni Capital Management is a wholly-owned subsidiary of Tricadia Holdings. Prior to March 18, 2009, we were managed by the Former Manager. In February 2009, Tiptree acquired a controlling interest in us, and caused the assignment of our Management Agreement from the Former Manager to Muni Capital Management. Currently, Tiptree owns approximately 73.81% of our outstanding Class B common shares representing     % of our combined voting power immediately after this offering, and may also purchase Class A common shares pursuant to this offering.

Tricadia is an asset management firm founded in 2003 by Michael Barnes and Arif Inayatullah. Tricadia is based in New York, New York, has approximately $5 billion in assets under management and employs approximately 50 professionals.

Market Overview

We seek to acquire, among other possible investments described herein, the types of obligations described below.

Middle Market Non-Profit Entities

Part of our focus is on obligations issued by or on behalf of 501(c)(3) non-profit public organizations that have $50 million or less in annual revenues, which we refer to as “middle market” non-profit entities. These obligations are generally secured by first mortgages or deeds of trust on the real property held by the entities, may be additionally secured by the pledges of gross revenue of such entities and a debt service reserve fund. Based on data set forth in The Nonprofit Almanac 2008, which is based on Form 990 reporting from 2005, approximately 400,709 reporting charitable tax-exempt entities controlled approximately $1.1 trillion of assets. These charitable tax-exempt 501(c)(3) organizations constitute a portion of the target market of our company, and include, among others, hospitals, schools, universities, multi-family housing, redevelopment districts and clinics.

We believe that obligations issued by or on behalf of these entities can be an attractive asset for us since many of these entities have local support and provide important services to their communities and typically are able to provide a mortgage or revenue pledge as security for their obligations. Furthermore, we believe that the debt obligations of middle-market non-profit entities generally are attractive assets because (i) they often exhibit favorable credit characteristics such as having a strong market position or being a provider of essential services and (ii) such entities often have the benefit of receiving predictable payments from government sources or commercial insurers, which provide much of the funding for the services provided by such entities.

Middle market, non-profit entities often find it difficult to raise capital in the traditional capital markets as a result of their size, the complex nature of their business or regulatory framework and because they do not seek to raise large amounts of money. As a result, these borrowers have traditionally relied on local commercial banks to provide financing. Our manager has the expertise to selectively identify and purchase obligations of these obligors in the secondary market and can offer them financing alternatives in the primary market.

Revenue Bonds

We expect that a significant portion of the middle-market tax-exempt bonds that we acquire will be revenue bonds, which are secured primarily by a first mortgage or deed of trust on the non-profit entity obligor’s real property, as well as the operating revenues of the obligor and a debt service reserve fund. These bonds are distinguished from general obligation bonds that are generally secured solely by a pledge of the taxing power of the nominal governmental issuer of the bonds. Therefore, the repayment of the revenue bonds will depend entirely on the revenues of the non-profit entity obligor and/or any private guarantor of the bonds.

Revenue bonds include bonds issued on behalf of non-profit organizations, such as the organizations discussed under “— Tax-Exempt Obligations” below . Revenue bonds typically have yields in excess of general obligation bonds.

We also occasionally finance projects with revenue bonds for facilities owned by municipal entities, such as county-owned hospitals that cannot grant a mortgage on the property. We would therefore seek to secure available collateral, such as a leasehold mortgage or a lien on accounts receivable, or require the obligor to agree that its assets cannot be encumbered by other lenders. We are attracted to revenue bonds issued by municipally owned entities because they typically have yields in excess of general obligation bonds. All of our current underlying bonds are revenue bonds, and are described in “Business — Portfolio Overview.”

Municipally-Owned Obligations

We occasionally finance projects owned by municipal entities, such as county-owned hospitals, that cannot grant a mortgage on the property financed. We would therefore seek to secure available collateral, such as a leasehold mortgage or a lien on accounts receivable, or obtain a pledge that assets cannot be encumbered by other lenders. Other than the inability to receive a mortgage, the characteristics of these assets are similar to revenue bonds described above.

General Obligation Bonds and Structured Finance Opportunities

We may also acquire “general obligation” government-issued bonds. General obligation bonds, unlike revenue bonds, are secured by the governmental issuer’s pledge of its faith, credit and taxing power, which may be limited or unlimited, for the payment of principal and interest and, as a result, are generally more highly rated than revenue bonds. According to The Bond Buyer’s Annual Bond Sales and Annual Note Sales statistical archive, there were approximately $4.193 trillion of long-term and short-term general obligation bonds and notes issued during the ten-year period between January 1, 2000 and December 31, 2009.

We may seek to enhance our returns from these types of bonds by depositing all or a portion of the beneficial interests in such bonds in structured finance trusts. Prior to the tightening conditions in the credit and lending environments experienced since August 2007, investors were able to take advantage of the historically low default rates of general obligation tax-exempt bonds and other highly-rated or enhanced tax-exempt obligations to obtain financing in the short-end of the municipal bond marketplace. An investor could then earn the spread between such financing and their residual position with limited capital risk and limited expected volatility.

As a result of ongoing instability in this marketplace, we believe that there will be continued price volatility in the underlying assets, resulting in opportunities to acquire performing assets at favorable prices. We believe that our knowledge of the marketplace will enable us to opportunistically take advantage of continuing dislocations in this market. However, the global credit crisis, which began in 2007, continues to impact the availability and the cost of financing, and may limit our ability to profit from these opportunities. See “Our Financing Strategy” herein.

Market Trends and Opportunities

The dislocation in the capital markets that began in 2007 affected the municipal bond market by reducing liquidity and initially driving up yields in all rating categories. According to The Bond Buyer, reported assets in municipal bond funds declined from an all-time high of $397.55 billion in September 2008 to $336.94 billion in December 2008. This decline resulted from $9.1 billion in outflows from the funds and the remainder from market losses.

From January 1 through December 21, 2009, municipal bond funds have reported inflows of $77.38 billion according to The Bond Buyer. These inflows, together with market appreciation of $42.39 billion, lifted the industry-wide valuation of the assets of municipal bond mutual funds to $463.59 billion.

Although there was an increase in municipal bond mutual fund assets in 2009, various factors have contributed to a decline in yield. Since the Federal Reserve Bank cut its benchmark interest rate to a range of zero to 0.25% on December 16, 2008, The Bond Buyer Revenue Bond Index declined 127 basis points from 6.22% on December 18, 2008 to 4.95% on December 30, 2009. In addition, the popularity of Build America Bonds, or BABs, which were created by the American Recovery and Reinvestment Tax Act enacted on February 17, 2009, has contributed to a decline in yield in 2009. BABs are issued by selected municipalities as an alternative to tax-exempt bonds. Since BABs are taxable municipal bonds, they reduce the supply of tax-exempt bonds and increase demand for other tax-exempt bonds. Since April 15, 2009, the date of the first BABs issuance, $122 billion of BABs were issued.

However, we believe that there still are attractive opportunities to acquire municipal obligations. The decline in the use of municipal bond insurance for investment grade and non-investment grade tax-exempt obligations has increased the opportunities to buy obligations that generate yield both in the primary and secondary markets. A number of insurers have exited the market since 2007, and The Bond Buyer reports that the percentage of bonds issued with insurance was 8.5% through December 2009, down from a peak of over 50% in 2005.

Furthermore, over a longer time period, from June 28, 2007 to July 29, 2010, yields on tax-exempt obligations have increased both in nominal terms and relative to 30 year Treasury bonds. In nominal terms, according to The Bond Buyer’s Revenue Bond Index, yields on tax-exempt bonds increased from 4.71% to 4.80%. Relative to Treasury bonds, over the same period, the spread increased from -50 basis points to +83 basis points. The interest rate spread between general obligation bonds and revenue bonds, based on The Bond Buyer’s 20 Bond GO and Revenue Bond Indices, increased from 11 basis points to 59 basis points over the same time period. The reduction in the number of active bond insurers, the increased interest rates for tax-exempt bonds and the increased spread for revenue bonds relative to government obligation bonds all have created attractive opportunities to acquire tax-exempt obligations in both the primary and secondary markets.

We also may directly invest in BABs, which are taxable obligations and therefore offer higher yields than tax-exempt obligations.

Competitive Strengths

Experienced Management Team.  Our management team has significant tax-exempt and structured finance experience, and have been involved in tax-exempt financings in a variety of capacities, including the originating and structuring of such financings and structuring of such structured finance vehicles. Members of our management, namely Christopher Conley, Eileen Mullin and Daniel DiBono, originated, structured, and continue to manage Non-Profit Preferred Funding Trust I (“NPPF I”), a $416.5 million, multi-tranche STEP transaction that is currently held by unaffiliated third party investors (including affiliates of our Former Manager). From inception through December 31, 2009, NPPF I made all scheduled cash distributions. However, as a result of a combination of rating methodology changes and rating migration in the underlying portfolio, Fitch downgraded the certificates of NPPF I as follows:

Class A	From AAA	To A/LS2
Class B	From AA	To BBB/LS5
Class C	From A	To B/LS5
Class D	From BBB	To CCC/RR3

Our management team also structured NPPF II, a $182.6 million STEP transaction which owns tax-exempt bonds issued by or on behalf of non-profit obligors, which issued Class B junior certificates that we currently hold. In addition, members of our management team were involved in the formation of our company.

Disciplined Acquisition Process.  We believe that we and our manager employ a sophisticated and disciplined underwriting process, which is based on detailed credit analysis of obligors and underlying collateral. Our manager performs an extensive and detailed due diligence process for each proposed and/or planned transaction, as discussed in “— Credit Analysis and Risk Management” below. Our manager has significant expertise in analyzing the operations and financial statements of non-profit institutions that issue or are otherwise obligors of tax-exempt instruments.

Primary Market Origination Network.  Our manager has developed extensive contacts among originators of unrated municipal obligations, which we believe will provide us with access to these types of assets. This network includes regional and local broker-dealers and independent financial advisors. This network may result in favorable pricing on asset acquisitions and originations, which could produce greater returns to investors. Furthermore, we also intend to utilize this network to partner with such broker-dealers in the structuring and marketing of structured products.

Significant Ownership Interest by Our Management Team.  Our management team (excluding Tiptree’s holdings) owns in the aggregate approximately 1,835,984 common shares, or approximately 4.91% of our common shares outstanding after giving effect to this offering. We believe that our management team’s interests and those of our shareholders are aligned, since we believe that the significant equity interest held by our management team encourages them to focus on building long term value and a strong franchise.

Our Business Objective and Strategies

Our business objective is to acquire municipal obligations (which in many cases are primarily secured by mortgages of real property or deeds of trust secured by real property), mortgage-related holdings and other assets, a portion of which we expect will consist of pass-through income exempt from U.S. federal income tax. We intend to seek to achieve this objective through acquisitions of the following types of assets:

•	tax-exempt obligations;

•	interests in non-recourse, low to moderately leveraged structured credit entities that own tax-exempt obligations;

•	total return swaps and other derivative arrangements relating to tax-exempt obligations;

•	taxable municipal obligations (including BABs); and

•	interest rate and credit hedges to reduce price volatility and risk.

We may also opportunistically acquire from time to time assets that are within our manager’s areas of expertise and experience but do not relate to tax-exempt obligations or BABs, subject to maintaining our classification as a partnership for U.S. federal income tax purposes and our exemption from registration under the Investment Company Act.

Our manager has extensive expertise in health care, education, service/advocacy, cultural and research sectors and considerable (though less extensive) expertise in affordable housing and military housing, redevelopment/tax increment financing bonds, research, infrastructure, philanthropic and general obligation bonds. We intend to acquire assets principally within these sectors. We concentrate on investments in bonds from issuers throughout the United States and do not generally focus on any specific geographic regions. We expect to continue to invest in unrated bonds or bonds rated below investment grade, though we may also invest in investment grade obligations. We expect to continue to invest in the health care, education, social services and cultural sectors, and expand into other sectors such as affordable housing, military housing and general obligation as the opportunities arise.

Our governing instruments do not limit the types of assets we may acquire. The tax-exempt obligations that we acquire may be investment grade or non-investment grade and may be rated or unrated. As described below, these obligations may be issued to obtain funds for various public purposes, including the construction of a wide range of public facilities, refunding of outstanding obligations and obtaining funds for general operating expenses and loans to other public institutions and facilities. In addition, obligations that we acquire may be issued by or on behalf of public authorities to finance privately owned or operated facilities, including facilities for the local furnishing of electricity or gas or sewage, solid waste disposal or other specialized facilities. We also may enter (through our subsidiary) into total return swaps that are subject to tax on the income earned under the swap. In addition, we may acquire tax-exempt obligations that are subject to alternative minimum tax, and may also acquire opportunistically from time to time assets that generate taxable income.

A discussion of the material federal income tax implications of the ownership of our Class A common shares is set forth in “Material U.S. Federal Income Tax Considerations” below. Potential investors should also consult their own tax advisors in determining the federal, state, local, foreign or any other tax consequences regarding the ownership of our Class A common shares.

Although we do not actively seek to trade our assets, from time to time we may take advantage of marketplace opportunities and dispose of assets prior to their stated maturity or prior to the termination date of a structured credit entity. In 2009, such dispositions resulted in realized losses of $19.0 million. However, this amount was in excess of the carrying value of these assets at the time of disposition and therefore resulted in a net increase to our net asset value.

As we invest our capital, we expect the composition of our portfolio to change in size and asset type. We have no target level for assets in specific industry classes or geographic location. We plan to continue to acquire tax-exempt and taxable bonds in the health care, education, social services, and cultural organization sectors. We also plan to acquire assets (which may consist of debt or equity securities) in other sectors on which we and our manager have been less focused, such as affordable housing, redevelopment, military housing, infrastructure, research, philanthropic and general obligation, sectors on which both us and our manager have been less focused as of the date hereof.

The primary types of assets that we intend to acquire are described below.

Tax-Exempt Obligations

We expect that a significant portion of the tax-exempt obligations that we acquire directly or which comprise our underlying assets will be unrated or rated below investment grade by one or more nationally recognized rating agencies (“Baa3” or lower by Moody’s or “BBB-” or lower by Fitch or Standard & Poor). We may, under certain circumstances, obtain private ratings on unrated tax-exempt obligations.

We expect that a significant portion of the tax-exempt obligations underlying our assets or which we acquire directly will be issued by or on behalf of one of the following types of non-profit institutions or state authorities:

•	Health Care: general and acute care hospitals, critical access hospitals, behavioral and primary health care providers, assisted living facilities, clinics, long-term care facilities and continuing care retirement communities;

•	Educational: primary, secondary, technical and higher education institutions, including private, public, charter, religious or independent schools;

•	Housing: entities whose primary purpose is to own or capitalize multifamily or single family residential rental properties, and state housing authorities which issue tax-exempt bonds in order to finance residential mortgage loans, including loans for affordable housing projects, in their states, as well as military housing bonds;

•	Infrastructure: institutions related to power generation, utilities, roads, transportation, water, sewage and other aspects of public infrastructure;

•	Redevelopment/Tax Increment Financing Bonds: specially-created tax districts that generate specific tax revenue from a defined area surrounding a redevelopment project;

•	Cultural: museums, aquariums, zoos, botanical gardens, performing arts venues (such as opera, symphony, dance and theater) and public television and radio;

•	Research: non-degree granting institutions whose primary purpose is research;

•	Philanthropic: institutions whose primary purpose is to distribute funds to other entities, generally for humanitarian purposes; and

•	Service/advocacy: organizations that provide community and social services to different constituent groups, including social service organizations, professional associations and religious organizations.

Our tax-exempt assets may also include “moral obligation” bonds, which typically are issued by special purpose public authorities. If an issuer of moral obligation bonds is unable to meet its obligations, the repayment of the bonds becomes a moral, but not a legal, obligation of the state or municipality in question.

In addition, our tax-exempt obligations may include Certificates of Participation, or COPs, issued by government authorities or entities to finance the acquisition of equipment, land and/or facilities or the construction of facilities. COPs represent participation interests in a lease, an installment purchase contract or a conditional sales contract relating to the assets being financed. COPs generally are not backed by the obligor’s unlimited taxing power. Instead, payment is subject to annual appropriation by the obligor, and if insufficient funds are allocated to the obligation, we may not received scheduled distributions of principal and interest in full. Furthermore, certain COPs are secured by property that serves the basic functions of government, and therefore foreclosing on such property could be difficult.

We generally do not expect to directly acquire any tax-exempt obligations originated by our manager. We do, however, expect that any STEPs and other structured credit entities in which we acquire an interest will hold tax-exempt obligations that were originated by our manager and later sold to such vehicles. We also expect the reference portfolios relating to our total return swaps, if any, to include tax-exempt obligations originated by our manager.

As of March 31, 2010, we directly or indirectly owned bonds having an aggregate principal balance of $157.2 million, $137.2 million of which were held in NPPF II and $19.7 million of which were held directly in the Company and Funding, Inc. The obligors of approximately $37.1 million of these bonds are educational organizations (23.6% of total), approximately $31.5 million are health care/acute care organizations (19.7%), approximately $40.9 million are health care/behavioral organizations (26.0%), approximately $9.9 million are social services organizations (6.3%) and approximately $38.6 million are other non-profit organizations (24.3%). As presented in the chart below, just under 70% of the current portfolio consists of education and health care bonds.

Total Education	$37,122,260	(a)	23.6%
Total Health Care — Acute	$31,050,000	(b)	19.7%
Total Health Care — Behavioral	$40,865,000	(c)	26.0%
Total Social Services	$9,935,000	(d)	6.3%
Total Other Non Profit	$38,265,000	(e)	24.3%
Total par value	$157,237,260	(f)	100.0%

With portfolio growth and diversification over time, we expect that the concentrations in health care and education will decrease, although there can be no assurance as to the extent of the decrease, if any.

STEP and Other Structured Credit Entities

As part of our strategy, we may acquire interests in STEPs or other structured credit entities that hold tax-exempt obligations. We expect that these obligations will be primarily secured, in general, by mortgages or deeds of trust backed by the real estate interests of such borrowers, and often secured by the operating revenues of such borrowers, as well as a debt service reserve fund. We expect that most of these vehicles will be managed by our manager, although we may opportunistically acquire interests in structured credit entities managed by third parties. The underlying assets held by these entities may consist of tax-exempt obligations originated by our manager or third parties and later sold to them.

The STEP structure was developed to permit the pass-through of tax-exempt interests in underlying bonds to the holders of trust certificates. Like many structured finance transactions, STEP transactions use tranching of the certificates to create credit enhancement.

The certificates in a STEP transaction differ from many other types of structured finance transactions in that they represent equity interests in the transaction and, as such, the tax-exempt nature of the bond interest is passed through and each certificateholder participates in the gain from the sale or disposition of the underlying assets. A STEP is a special purpose entity that is structured as a partnership for U.S. federal income tax purposes and issues two or more classes of certificates to finance the acquisition by the STEP of a portfolio of tax-exempt obligations. The classes of certificates issued by the STEP have differing levels of priority with respect to distributions of the income generated by the assets held by the STEP. We may acquire all or a portion of the junior STEP certificates issued by such entities. We may also acquire all or a portion of the more senior classes of certificates. In the event we acquire at least a majority of the most junior class of certificates and such interest represents a majority voting interest and/or other indications of majority control (such as the ability to unilaterally replace the trustee), these STEPs and other structured credit entities will be treated as our subsidiaries. It is our current expectation that, based on the interests we expect to own in STEP issuers, they will not be treated as our subsidiaries. We are not required to purchase any minimum amount of interests in a STEP.

On May 8, 2008, we and Merrill Lynch agreed to create four new trusts (the “Merrill Lynch Trusts”) to acquire four bonds previously held as part of a Tender Option Bond program by issuing Class A Senior Certificates (the “senior certificates”) and Class B Junior Certificates (the “junior certificates”). We purchased the junior certificates and Merrill Lynch Capital Services (“Merrill”) purchased the senior certificates of the trusts. We paid approximately $20.5 million in aggregate for all the junior certificates and Merrill paid $79.6 million for the senior certificates for a total purchase price of $100.1 million.

The Merrill Lynch Trusts held the following bonds: the Denver Health and Hospital Authority Bonds with a rate of 67% of 3-month LIBOR plus 110 basis points; the St. Luke’s Hospital of Bethlehem bonds with a par value of $25,900,000 and a rate of 67% of 3-month LIBOR plus 92 basis points; the Texas Municipal Gas Acquisition and Supply Corporation II bonds with a par value of $25,000,000, a rate of BMA plus 47 basis points, and a maturity of September 15, 2017; and the Texas Municipal Gas Acquisition and Supply Corporation II bonds with a par value of $25,000,000, a rate of BMA plus 55 basis points, and a maturity of September 15, 2027. As of May 8, 2008, the date of formation of the Merrill Lynch Trusts, the total par value of the four bonds was $100.9 million and the total fair value of the bonds at that date was approximately $80.8 million. The junior certificates had been carried at fair value and were included as a component of investments in the consolidated statements of assets and liabilities. The fair value of the junior certificates was a cash flow-based valuation because the asset based valuation yielded a result of zero but the residual interest was still generating cash flow.

The junior certificates received the residual income comprised of the income from the bonds, less the interest on the senior certificates, and less any expenses of the trusts. On October 9, 2009, we sold the junior certificates to Merrill for approximately $2,032,000. At the time of the sale, the bonds underlying the four trusts were valued at $77.8 million, which was less than the par amount of the senior certificates of $79.2 million. The junior certificates at the time were valued at $204,740 based on the estimated future cash flow from the trusts through the final distribution dates. The company realized a loss of $18.5 million which was recorded upon the sale and is included as a component of net realized loss — investments in the consolidated statements of operations. Although we recorded a net realized loss, the sale resulted in a net increase to the net asset value of the company of junior certificates at the time of the sale.

Our manager may receive management fees from STEPs or other structured credit entities for which it serves as manager. Such fees will be paid by the issuers, and any STEP certificates that we purchase will be at a price net of any placement fees payable to placement agents. The base management fee otherwise payable by us to our manager pursuant to the Management Agreement for any fiscal year may be reduced, but not below zero, by our proportionate share of the amount of any STEP or other structured credit portfolio management fees that are paid to our manager during such year by STEP or other structured credit entities in which acquire an interest, based on the percentage of the most junior class of certificates we hold in those STEPs or other structured credit entities; provided, however, that our manager reserves its right, to the extent contractually permitted, to charge its full base management fee with respect to STEPs or other structured credit entities for which it serves as manager.

Taxable Municipal Bonds (including Build America Bonds)

We may acquire taxable municipal bonds. Taxable municipal bonds are issued for issuers or projects that do not qualify for tax-exempt financing or that qualify to be issued as BABs. The creation of BABs by the American Recovery and Reinvestment Tax Act expanded the issuance of taxable municipal bonds to approximately 20% of all municipal bonds issued during 2009. BABs currently allow a 35% interest payment subsidy (or up to a 45% subsidy with respect to certain “recovery zones” which have significant poverty, unemployment, foreclosure rates or are generally distressed) by the U.S. federal government with respect to issuances by municipalities and state-owned institutions. We may acquire taxable municipal obligations rated investment grade as well as unrated or below investment grade. We expect that the taxable municipal obligations that we may acquire will be issued by or on behalf of the types of institutions or authorities similar to those that issue tax-exempt obligations, as described above.

Total Return Swaps

We may enter into total return swaps as a means of making economically leveraged acquisitions of portfolios of tax-exempt obligations. A total return swap is a derivative financing strategy that permits us to purchase collateral with financing from a financial institution, and to hedge collateral-based risk. A total return swap is a bilateral financial contract where one party makes regular payments based on a fixed or variable rate, while the other party makes payments based on the return of an underlying asset (which need not be owned by either party), which includes both the income it generates and any capital gains. On the specified termination date of a swap, the swap counterparty will be required to pay us a portion of the positive total return (interest and capital gains/losses on the underlying portfolio of obligations less financing costs and adjusted for hedge gains/losses) derived from the portfolio. Alternatively, if the portfolio has suffered losses, we will share in the losses up to our agreed exposure. In addition, a total return swap may contain certain termination and default provisions that require us to transfer additional amounts to the swap counterparty or post cash collateral under certain circumstances. We will not be treated as the owner of the underlying portfolio subject to a total return swap for tax or financial reporting purposes, and any income earned by us from the total return swap will be taxable to us. We generally expect that the term of any total return swap that we may acquire will range from six months to one year. We may hold total return swaps through MFCA Funding, Inc., our wholly-owned subsidiary.

We may use total return swaps as a financing method for accumulating collateral for a STEP or other structured transaction. We are not currently a party to any total return swaps; however, we may use total return swaps in the future. Our future usage of total return swaps in order to finance our acquisitions will depend on our analysis of alternative financing methods, including STEPs and tender option bond programs.

Tender Option Bond Programs

We may use tender option bond programs as a means of acquiring some tax-exempt obligations purchased in secondary market transactions. In tender option bond programs, tax-exempt bonds or STEP certificates are deposited in a special purpose vehicle, which typically issues two classes of certificates: (1) floating rate certificates, with an aggregate face value approximately equal to the market value of the underlying assets, entitling the holders to a variable interest rate based on prevailing short-term tax-exempt rates; and (2) a residual certificate, which is designed to provide its holder with a return similar to what the holder might have realized if it had directly financed the underlying assets. The holders of the floating rate certificates have the right to tender their certificates for repurchase at a price equal to the face amount of the certificates, plus accrued interest, on any date on which the floating rate is reset. We would likely retain the residual certificates in these programs. Generally, we may use tender option bond programs as a means of acquiring bonds that have credit ratings ranging from “AAA” to “BBB.” We may also use tender option bond programs as a means of financing our acquisition of senior certificates issued by our STEPs or other structured credit subsidiaries.

While we do not currently participate in any tender option bond programs, we have done so in the past.

Other Strategies

We may also acquire other types of assets consistent with our overall business objective, directly or through the purchase of interests in structured transactions. These assets may include, but are not limited to:

•	Short-term “taxable tail” bonds that finance the cost of issuance of related tax-exempt obligations, with a security interest that may be pari passu to such tax-exempt obligations, but have a shorter maturity. Short-term “taxable tail” bonds are bonds issued in conjunction with a tax-exempt bond issue that is not eligible for tax-exempt financing, usually to fund a portion of the cost of issuing the bonds that is in excess of the 2% limitation for such costs. Typically, taxable tail bonds range in size from $200,000 to $1,000,000 and have terms of 5 years or less.

•	Asset-backed obligations backed by interests in student loans (including federally guaranteed student loans (including consolidation loans) and private student loans). Such obligations are securities collateralized by the cash flows generated from pools of student loans. These student loans are unsecured obligations of an individual borrower that may be guaranteed by the federal government, by private credit guarantors or not at all.

•	Tax credits, which are available for purchase to fund the equity in affordable housing and economic development activities, among other purposes. Tax credits permit the owner to take a reduction in federal income taxes owed equal to the dollar amount of credits purchased.

These or other assets that we acquire may result in taxable income to investors in our Class A common shares.

Operating History

We were formed on April 23, 2007 and commenced operations in June 2007 upon completion of a private offering of 17,250,100 common shares at $10 per share, resulting in net proceeds of approximately $159 million. At the completion of the offering, we entered into a management agreement with the Former Manager.

Purchase of Common Shares by Tiptree and Transfer of Management Agreement

On February 5, 2009, Tiptree acquired 10,170,830 outstanding common shares in negotiated private transactions, representing approximately 57% of the common shares outstanding as of such date, at an average price of approximately $1.26 per common share. As a result of the additional transactions described below, as of March 31, 2010, Tiptree owned 27,617,687 common shares, representing approximately 74% of our outstanding common shares.

On March 18, 2009, the Former Manager, Tricadia Capital and our manager entered into an assignment and assumption agreement that provided for the assignment of the Management Agreement to our manager. In consideration for the assignment, beginning on March 18, 2012, for a 10 year period, our manager has agreed to make payments to Cohen & Company equal to 10% of the revenue earned by our manager in excess of $1 million, subject to certain adjustments.

Subsequent Tiptree Tender Offer and Company Rights Offering

On May 12, 2009, Tiptree commenced a tender offer to purchase all of our outstanding common shares for the purchase price of $1.00 per common share. The tender offer expired on June 19, 2009. Tiptree purchased 2,443,550 common shares through the tender offer.

Also on May 12, 2009, we issued subscription rights to the then holders of our common shares and LTIP shares to purchase up to an aggregate of 18,116,964 new common shares at the price of $1.20 per common share. We completed the rights offering on June 26, 2009, issuing 18,116,964 new common shares and raising $21.7 million before taking into account the expenses of the offering. We used the net proceeds from the rights offering for working capital and general corporate purposes.

In connection with the foregoing transactions, we also offered one replacement LTIP share with a performance target of $1.25 per LTIP share in exchange for two then-outstanding LTIP shares with a performance target of $10.00 per LTIP share. LTIP shareholders exchanged 566,915 LTIP shares with a performance target of $10.00 per LTIP share for 283,458 new LTIP shares with a performance target of $1.25 per LTIP share.

For additional information concerning our LTIP shares, see “Management — Compensation — Equity Compensation.”

Our Assets

Tax-Exempt Obligations

We hold five tax-exempt obligations issued by or on behalf of middle-market non-profit entities with an aggregate par amount of approximately $20 million and a market value of approximately $17.4 million as of March 31, 2010. Two of the obligations are held by MFCA Funding, Inc., our wholly-owned subsidiary. All of the obligations are pledged as further support to the holder of the Class A Certificates of NPPF II, as described below.

We are subject to certain deficit restoration requirements in the event the values of NPPF II assets are insufficient to fully redeem the Class A Certificates of NPPF II. Our deficit restoration requirement is supported by the deposits of all five of these tax-exempt obligations into a collateral account for the benefit of the holders of the Class A Certificates of NPPF II. We are not permitted to transfer any of the assets that have been deposited into the collateral account without the consent of the holders of the Class A Certificates. The security interest with respect to all five of these tax-exempt obligations can be terminated at our option at any time if we contribute an additional $7 million in cash collateral to NPPF II.

These tax-exempt obligations are, in general, primarily secured by a first mortgage or deed of trust on the real property held by the borrower, and often also secured by the pledges of gross revenue of such borrower as well as a debt service reserve fund. The financial covenants of these tax-exempt obligations typically require borrowers to demonstrate satisfactory debt service coverage and typically restrict or limit dispositions of assets during the term of the obligation. Standard covenants also may include, but may not be limited to, compliance with days cash on hand, and additional long term debt and short-term debt thresholds. In most transactions, the borrower also covenants to provide quarterly unaudited financial statements, an annual audit and quarterly and annual certificates of compliance with all covenants.

STEP and Other Structured Credit Assets

In a typical STEP transaction there are multiple tranches, all of which are secured successively by the assets of a trust. Portfolio losses impact the tranches in reverse seniority order, starting with the most junior tranches. The tranche that is the first to experience the impact of portfolio losses is referred to as the first-loss tranche.

An important part of our initial strategy was to acquire the first-loss tranches of STEPs. These STEPs typically include the tax-exempt obligations as described in “— Tax-Exempt Obligations” above. The financial crises of the last few years has had a significant impact on liquidity in general, and structured financings and STEPs have both seen their issuances dramatically reduced.

We attempted to execute our initial strategy by accumulating $181.7 million in assets for the first STEP using short term warehouse financing from an unaffiliated third party bank in the form of a total return swap. The intent was to refinance the assets into a STEP structure with significant participation from third party investors. As a result of the dislocation in the capital markets beginning in the fall of 2007, the STEP certificates were not marketable at that time. In response to market conditions, we stopped accumulating collateral, and, with the help of the swap counterparty, refinanced the total return swap into NPPF II.

On February 21, 2008, NPPF II, a newly-created trust, acquired a portfolio of tax-exempt obligations with a then current par value of $185.7 million. A majority of these obligations had previously been held as part of the reference portfolio for the above-mentioned total return swap. We purchased all of the Class B Certificates, which are not rated and had an original face value of $56.2 million, for $56.2 million. The Class A Certificates, which had an original face value of $118.1 million, were purchased by an unaffiliated third party.

The original Trust Agreement governing NPPF II called for a mandatory auction of the assets of NPPF II that was to commence on February 5, 2009. The proceeds of the auction would have been used first to pay down the Class A Certificates, and then, to the extent that any funds remained, to pay down the Class B Certificates. Given market conditions in early 2009, the auction would have most likely resulted in a material shortfall in the repayment of the Class A Certificates, and no payment at all on the Class B Certificates. Therefore, the Class A Certificateholder and the Company’s former manager had negotiated a one month extension of the auction date in order to enable our current manager to negotiate a solution. When our current manager assumed management of the company, it immediately entered into negotiations with the Class A Certificateholder to resolve the impending auction situation.

The agreement in lieu of the auction involved an enhanced collateral package for the Class A Certificate Holder consisting of a combination of:

(i) Partial pay down of the Class A Certificates in the amount of $8,000,000;

(ii) The posting of additional collateral consisting of $19.8 million par value of unencumbered bonds held by our company. It was further agreed that such bonds could be released back to the company at any time in exchange for a further $7,000,000 pay down of the Class A Certificates.

(iii) An accelerated pay down provision in which a portion of excess interest would be used to further reduce the Class A Certificates; and

(iv) A provision to govern how proceeds from collateral dispositions would be distributed among the Class A and Class B Certificate Holders. Specifically, proceeds from dispositions, net of gain share, will be split between the two classes of certificates using the following formulas:

a. If the majority holder of the Class A Certificates approves of the disposition, the proceeds will be distributed 80% to the Class A Certificates and 20% to the Class B Certificates, and

b. If the majority holder of the Class A Certificates does not approve of the disposition, the Class A Certificates will receive the lesser of (i) 80% of the par value of the disposed asset and (ii) 100% of the proceeds from the disposition.

In return for these provisions, the mandatory auction date was extended by two years to February 2011, and we were granted an option to extend the auction date for an additional year in exchange for a further $10 million pay down of the Class A Certificates.

During 2009, $46.6 million par value of tax-exempt securities were redeemed, sold or paid down. Of this amount, $1.1 million was disposed of at face value in connection with scheduled sinking fund payments, $5.7 million was disposed of in connection with refinancing of the bond by the issuer, and $40.1 million was sold based on our manager’s evaluation of the market and the portfolio at the time of the sale.

During 2009, the Class A certificates were paid down by $50.2 million which includes the $8 million contributed by the Class B certificate holder as part of the negotiated extension described above (paragraph (i)), $4.7 million from the payment of excess interest as described above (paragraph (iii)) and $37.5 million from the proceeds of dispositions of tax-exempt securities, distributed as described in the paragraph (iv)). During this same period, in accordance with distribution rules described above and contained in the NPPF II Trust Agreement, the Class B Certificate Holders received total payments of $5.9 million.

Prior to the consummation of this offering, we intend to restructure NPPF II into two newly-formed separate trusts (the “New NPPF II Trusts”). Each of the parties to the agreements governing NPPF II will enter into agreements governing the New NPPF II Trusts that provide for rights and obligations of such parties that are identical to the rights and obligations of such parties under the agreements governing NPPF II. One of the New NPPF II Trusts will make investments in the debt instruments of non-profit and municipal entities primarily through direct and indirect acquisition of tax-exempt mortgage revenue bonds or other obligations

(secured primarily by interests in real estate). The other New NPPF II Trusts will make investments generally in the debt instruments of non-profit and municipal entities.

Derivative Assets

On July 14, 2009, we entered into an interest rate swap for the purpose of hedging portfolio-wide interest rate risk with Tiptree, as a “back-to-back” swap with Morgan Stanley Capital Services Inc., or Morgan Stanley. Twice each year, on January 16 and July 16, beginning on January 16, 2010 and continuing through July 16, 2019, we will pay to Tiptree, the swap counterparty (and Tiptree will remit to Morgan Stanley), a fixed rate of 3.6475% based on a notional amount of $5,000,000, and four times each year, on January 16, April 16, July 16 and October 16, beginning on October 16, 2009 and continuing through July 16, 2019, the swap counterparty will pay to us an amount equal to a floating rate of three-month LIBOR based on the notional amount. As of April 19, 2010, we have paid an aggregate of $365,959 to the swap counterparty (with $277,000 consisting of margin payments and $88,959 consisting of interest payments) and received swap interest payments in an aggregate amount of $9,593 from the swap counterparty pursuant to the interest rate swap. All amounts we paid to Tiptree pursuant to the interest rate swap were thereafter remitted by Tiptree to Morgan Stanley.

Portfolio Overview

We have a portfolio of federally tax-exempt revenue bonds which have been issued to provide construction or long-term financing for non-profit corporations. The non-profit entities financed by us are in sectors that include, among others, health care, educational, housing, infrastructure, redevelopment, cultural, research, philanthropic and service/advocacy.

As of March 31, 2010, we held direct or indirect interests in 25 tax-exempt revenue bonds representing 22 separate borrowers. The total par amount of directly held bonds was $19.7 million as of December 31, 2009 and the fair market value was $17.4 million. We also own the class B junior certificates of NPPF II. NPPF II is a STEP that issued senior certificates and junior certificates. The total par amount of bonds held in NPPF II was $137.2 million and the fair market value was $107.4 million. An unaffiliated third party owns the senior certificates of NPPF II, the fair market value of which was $64.4 million as of March 31, 2010. The junior certificates we hold had a fair market value of $43.3 million as of March 31, 2010. See “STEP and Other Structured Credit Assets” above.

Some of the tax-exempt bonds that we hold directly or indirectly have limited liquidity and do not trade in an active secondary market. All of the bonds are secured by (1) either a first lien mortgage or a negative pledge on the property, (2) a pledge of gross revenues and/or (3) a debt service reserve fund which is required to be funded with at least 12 months of principal and interest. The debt service reserve funds for all borrowers are fully funded. With respect to the tax-exempt obligation known as Sierra Canyon, the obligor paid quarterly debt service from the debt service reserve fund for the quarters ending April 30, 2009, January 31, 2010 and April 30, 2010, but as of July 31, 2010, the obligor has replenished the debt service reserve fund in full. The trustee has informed our manager that it believes that none of these draws constituted defaults under the obligation, since they were each replenished within 90 days of each draw.

The following table summarizes our tax-exempt obligation holdings as of March 31, 2010:

CONSOLIDATED SCHEDULE OF INVESTMENTS
As of March 31, 2010

	Obligor	Obligor			Par	Proportional	Fair
Tax-Exempt Bonds	City	State	Coupon	Maturity	Value	Ownership(4)	Value

Investments in trusts — NPPF II
Education:
21st Century Charter School Project	Colorado Springs	CO	6.00%	Oct-32	$3,550,000	100	$2,533,697
Sacramento Country Day School	Sacramento	CA	5.65%	Aug-37	13,350,000	100	10,398,182
Sierra Canyon High School Foundation(1)	Chatsworth	CA	6.00%	May-32	3,861,571	18	3,089,797
Maranatha High School(1)	Pasadena	CA	7.25%	Aug-37	11,900,000	43	9,230,592
Maine Central Institute	Pittsfield	ME	6.00%	Aug-37	4,440,000	99	3,562,556

Total Education					37,101,571		28,814,824

Health Care Acute:
Yampa Valley Medical Center(1)(2)(5)	Steamboat Springs	CO	5.13%	Sep-29	7,500,000	18	6,891,188
Labette County Medical Center(1)(2)	Parsons	KS	5.75%	Sep-37	750,000	3	695,580
UMass Memorial Medical Center(10)	Worchester	MA	5.00%	Jul-33	10,920,000	10	9,857,894
West Penn Allegheny Health System(10)	Pittsburgh	PA	5.38%	Nov-40	11,530,000	2	8,861,727

Total Health Care Acute					30,700,000		26,306,389

Health Care Behavioral:
Cope Community Services(1)	Tucson	AZ	6.13%	Aug-37	4,385,000	27	3,999,800
Madison Center(1)(2)(8)	South Bend	IN	5.25%	Feb-28	4,000,000	13	3,335,060
Alternatives Unlimited	Whitinsville	MA	7.38%	Mar-38	10,780,000	99	8,898,243
Family Guidance Center for Behavioral Health Care	St. Joseph	MO	5.50%	Mar-37	5,250,000	97	3,841,333
NHS III Properties	Lafayette	PA	6.50%	Oct-37	6,740,000	97	5,347,162

Total Health Care Behavioral					31,240,000		25,421,598

Social Services:
Goodwill of San Joaquin Valley	Stockton	CA	5.85%	Sep-37	3,405,000	97	2,624,659
Guadalupe Centers	Kansas City	MO	6.15%	Feb-38	4,430,000	100	3,288,057
Tri-County Community Action Program(10)	Berlin	NH	6.50%	Sep-37	2,100,000	98	1,613,509

Total Social Services					9,935,000		7,526,225

Other Non Profit:
Global Country of World Peace	Maharishi Vedic City	IA	5.70%	Feb-37	17,460,000	95	12,214,841
Global Country of World Peace	Maharishi Vedic City	IA	5.80%	Feb-37	1,145,000	5	812,984
YMCA of the Capital Area	Baton Rouge	LA	6.25%	Sep-37	9,655,000	98	6,910,856

Total Other Non Profit					28,260,000		19,938,681

Total Investments of NPPF II					137,151,571		107,407,717
Senior Certificates			3.00%	Feb-11	(64,134,923)		(64,134,923)

Junior Certificates					73,016,648	100	43,272,794

	Obligor	Obligor			Par	Proportional	Fair
Tax-Exempt Bonds	City	State	Coupon	Maturity	Value	Ownership(4)	Value

Direct Investments in Tax-Exempt Securities held by the Company(3)
Health Care Acute:
Labette County Medical Center(1)	Parsons	KS	5.75%	Sep-37	350,000	1	324,604

Total Health Care Acute					350,000		324,604

Health Care Behavioral:	Canton	MS	6.50%	Aug-27	5,035,000	21	4,584,682
Florida Care Properties(1)	North Ft. Myers	FL(9)	6.50%	Aug-27	4,475,000	19	4,028,630
Florida Care Properties(1)
Total Health Care					9,510,000		8,613,612
Behavioral

Total Direct Investments in Tax-Exempt Securities held by the Company					9,860,000		8,938,216

Direct Investments in Tax-Exempt Securities held by Funding Inc.(3)
Other Non Profit:
Cardiovascular Research Foundation(1)	New York	NY	5.40%	Jan-35	2,000,000	11	1,536,455
Project CURE	Centennial	CO	7.38%	Feb-28	7,905,000	100	6,949,286

Total Direct Investments in Tax-Exempt Securities held by Funding Inc.					9,905,000		8,485,741

Total investments					$92,781,648		$60,696,451

(1)	MFCA holds less than 50% of the bonds outstanding and, as a result, cannot unilaterally direct bondholder rights and remedies in the event of a default.

(2)	These bonds may trade in an active secondary market.

(3)	Bonds are pledged to support the senior certificates of NPPF II.

(4)	Determined as current par outstanding divided by original issuance size.

(5)	This bond is rated BBB by Standard & Poor’s and is not rated by Fitch and Moody’s.

(6)	This bond is rated BBB+ by Standard & Poor’s and Baa1 by Moody’s. The bond is not rated by Fitch.

(7)	This bond is rated BB- by Standard & Poor’s, BB- by Fitch and B1 by Moody’s.

(8)	This bond is rated BB+ by Standard & Poor’s and is not rated by Fitch and Moody’s.

(9)	The Commonwealth of Virginia issued the bond securing the property located in North Ft. Myers, Florida.

(10)	As of August 2010, we have fully disposed of our interests in these tax-exempt obligations at a realized loss of $2.7 million.

The changes in the valuation of the bonds held by us primarily reflect changes in the general interest rate environment and the demand for unrated municipal bonds in the municipal market. The values of most of the bonds are determined by independent pricing services. We use the average of the prices provided by these services.

With the exception of Sierra Canyon, as described above, none of our borrowers has had to utilize funds from the debt service reserve fund for debt service payments.

Below is a brief summary of each of the tax-exempt obligations directly or indirectly held by us as of March 31, 2010. Except as indicated in the table above, none of the obligations is rated by the rating agencies.

Investments in trusts — NPPF II

Education:

21st Century Charter School Project.

21st Century Charter School Project (GEO Foundation Holdings) manages Pikes Peak Preparatory School (formerly known as 21st Century Charter School), a charter school located in Colorado Springs, Colorado operating grades kindergarten through twelfth. Bond proceeds were primarily used to refinance existing debt and to pay for costs of issuance. The right to foreclose on the mortgage is held for seven years from the date of issuance, which is until October 4, 2014, by the purchasers of new market tax credits that partially funded the transaction. After seven years, the right to foreclose on the mortgage reverts to the bondholders.

Sacramento Country Day School.

Sacramento Country Day School is an independent, co-educational, college preparatory school located in Sacramento, California serving pre-kindergarten through grade 12. Bond proceeds were primarily used to construct a new lower school building, refurbish existing classroom space, refinance existing debt and to fund a debt service reserve fund and to pay for costs of issuance.

Sierra Canyon High School Foundation.

Sierra Canyon High School Foundation is an independent, co-educational day school located in Chatsworth, California, operating grades early kindergarten through twelfth. Bond proceeds were primarily used to fund the construction of the current upper school campus, fund a debt service reserve fund and to pay for costs of issuance.

Maranatha High School.

Maranatha High School is a non-denominational, Christian co-educational high school located in Pasadena, California. Bond proceeds were primarily used to refinance existing debt, renovate classroom space, purchase a contiguous property, reimburse prior capital expenditures, fund capitalized interest and a debt service reserve fund and to pay for costs of issuance.

Maine Central Institute.

Maine Central Institute (MCI) is a co-educational private day and boarding school for students in grades nine through postgraduate which was founded in 1866 and is located in Pittsfield, Maine. Bond proceeds were primarily used to finance renovation and expansion of the current dining area, construction of a student center, upgrade of existing telephone and computer capabilities, renovation of space to provide additional staff housing, refinancing existing debt and to fund a debt service reserve fund and to pay for costs of issuance.

Health Care Acute:

Yampa Valley Medical Center.

Yampa Valley Medical Center, located in Steamboat Springs, Colorado, provides health care and related services to residents and visitors of Northern Colorado. Bond proceeds were primarily used to expand the existing hospital facility and acquisition of upgraded medical equipment, fund a debt service reserve fund and to pay for costs of issuance.

Labette County Medical Center.

Labette County Medical Center is a County-owned, non-profit hospital, located in Parsons, Kansas. Bond proceeds were primarily used to refinance existing debt, finance renovations and additions to the existing hospital buildings, fund a debt service reserve fund and to pay costs of issuance. The bond is held by NPPF II, as to 69.2% of our aggregate interest therein, and as a direct investment of our company, as to 31.8% of our aggregate interest therein. The bonds held as a direct investment are pledged to support the Class A Certificates of NPPF II.

Health Care Behavioral:

COPE Community Services.

COPE Community Services (formerly known as COPE Behavioral Services) is a behavioral health care organization operating from nearly twenty locations throughout Tucson, Arizona. Bond proceeds were primarily used to fund the construction and renovation of several facilities, fund a capitalized interest fund, fund a debt service reserve fund and pay costs of issuance.

Madison Center.

Madison Center, established in 1949, provides behavioral health care services in St. Joseph, Elkhart, LaPorte, Marshall and Porter Counties in northern Indiana. Bond proceeds were primarily used to purchase or reimburse the cost of certain land for expansion of its existing campus, construct a child and adolescent center and geriatric psychiatric facility, undertake other demolition, construction and renovation projects on the South Bend, Indiana campus, fund a debt service reserve fund and to pay for costs of issuance.

Madison Center has not made its monthly debt service payment since May 1, 2010. Reductions in funding from the State of Indiana and the loss of volume in certain of Madison Center’s programs have reduced revenue and consumed cash, and these trends are expected to continue. We understand that management at Madison Center is preserving cash while considering its strategic alternatives and as of the date hereof has no current plans to resume debt service payments.

Alternatives Unlimited.

Alternatives Unlimited provides residential and employment services to adults with developmental or psychiatric disabilities. Located in Whitinsville, Massachusetts, the agency works with special need individuals in 44 different communities throughout central Massachusetts. Bond proceeds were primarily used to refinance existing debt, reimburse the organization for prior capital expenditures, fund a debt service reserve fund and to pay for costs of issuance.

Family Guidance Center for Behavioral Health Care.

Family Guidance Center for Behavioral Health Care, located in St. Joseph, Missouri, provides services in crisis intervention, children, youth and adult mental health, family planning and chemical dependency. Bond proceeds were primarily used to purchase and renovate a building to house administrative offices and adult and children outpatient counseling services, fund a debt service reserve fund and to pay for costs of issuance.

NHS III Properties.

NHS III Properties, located in Lafayette Hill, Pennsylvania, is a wholly owned subsidiary of Northwestern Human Services, the largest non-profit provider of community-based mental health services, mental retardation program, and other human services to the publicly funded sector in Pennsylvania. Bond proceeds were primarily used to refinance outstanding indebtedness, fund a debt service reserve fund and to pay for costs of issuance.

Social Services:

Goodwill Industries of San Joaquin Valley.

Goodwill Industries of San Joaquin Valley, or Goodwill, located in Stockton, California, is one of the 184 member organizations that provide job training and placement services to assist people with employment barriers in becoming self-sufficient. Goodwill does this by operating retail stores and other businesses in the community that provide on-the-job training and fund Goodwill’s programs. Bond proceeds were primarily used for the acquisition and improvement of two buildings, fund a debt service reserve fund and to pay for costs of issuance.

Guadalupe Centers.

Guadalupe Centers, or GCI, is a non-profit community service provider and charter school located in Kansas City, Missouri. The mission of GCI is to improve the quality of life for individuals in the Latino communities of greater Kansas City. GCI is a nonsectarian organization with two major affiliations: The Heart of America United Way and the National Council of La Raza. Bond proceeds were primarily used to refinance outstanding debt, expand the preschool childcare facility for a charter school, fund a debt service reserve fund and to pay for costs of issuance.

Other Non Profit:

Global Country of World Peace.

Global Country of World Peace’s primary mission is to promote world peace. Bond proceeds were primarily used to reimburse the company, located in Maharishi Vedic City, Iowa, for prior capital expenditures, fund new construction of several peace centers across the country, fund capitalized interest and a debt service reserve fund and to pay for costs of issuance.

YMCA of the Capital Area.

YMCA of the Capital Area, located in Baton Rouge, Louisiana, provides programs that include physical education classes, after school care, summer camp programs and youth leadership to their constituents through eight service sites. Bond proceeds were primarily used to renovate and construct several multipurpose facilities, fund a debt service reserve fund and to pay for costs of issuance.

Direct Investments in Tax-Exempt Securities held by our Company

Health Care Acute

(See Labette County Medical Center above)

Health Care Behavioral:

Florida Care Properties.

Florida Care Properties is a behavioral health care organization that owns and operates five adult training centers in Mississippi and one in Florida. Bond proceeds were primarily used to acquire the six training facilities, fund a debt service reserve fund and to pay for costs of issuance. The company holds one bond supported by a training center in Mississippi and one bond supported by a training center in Florida.

Direct Investments in Tax-Exempt Securities held by Funding Inc.

Other Non Profit:

Cardiovascular Research Foundation.

Cardiovascular Research Foundation, located in New York, New York, is a private research medical foundation dedicated to promoting advances in cardiovascular medicine, specifically interventional cardiology, and the diagnosis and treatment of endovascular disorders. Bond proceeds were primarily used for the acquisition and renovation of a parcel of land and an existing building, to fund a debt service reserve fund and to pay for costs of issuance.

Project CURE (Benevolent Health Care Foundation).

Project CURE (Benevolent Health Care Foundation), located in Centennial, Colorado, is a humanitarian relief organization that collects medical surplus supplies and equipment and donates it to developing countries. Bond proceeds were primarily used to refinance existing debt, fund a debt service reserve fund and to pay for costs of issuance.

Our Financing Strategy

We intend to employ low to moderate leverage on a non-recourse basis in connection with our acquisitions of interests in STEPs and other structured credit entities, which may include tender option bond trusts. Our NPPF II transaction, for example, consists of two tranches of securities, with the senior tranche similar to traditional bank portfolio lending, without the use of credit ratings or sophisticated cash flow or collateralization tranching techniques. We may pursue similar financing strategies for other portfolios.

We may also engage in total return swaps to provide us with economically leveraged returns, although any income we earn under such swaps will be fully taxable to us or result in our passing through taxable income to shareholders, including holders of our Class A common shares. For additional information concerning this part of our strategy, see “— Our Business Objective and Strategies — Total Return Swaps” above.

In addition, we may employ more traditional methods of financing, currently expected to consist primarily of the following:

•	Warehouse Credit Facilities. Warehouse credit facilities generally require the borrower to maintain cash collateral on deposit with the warehouse lenders and are secured by the assets acquired. We would expect that these facilities would be structured so that we would not be deemed to be the tax owner of the obligations. If we were deemed to be the tax owner of the obligations, we would not be able to deduct the interest payments on the financing. We generally expect that the terms of these facilities would range from six months to one year.

•	Secured Lines of Credit. These lines of credit would be secured by the assets acquired.

Credit Analysis and Risk Management

Our manager has an asset acquisition committee and our wholly-owned subsidiary, MFCA Funding, Inc., has a credit committee, as discussed below.

Additional information regarding each committee, as well as our independent directors, is set forth under “Management.”

Due Diligence

Our asset acquisition process includes due diligence conducted by our manager.

Our due diligence with respect to obligations secured by, in whole or in part, real-estate related assets begins with an initial review process by our manager, focusing on potential investment returns, competitive positioning and property fundamentals. If the asset passes our initial screening and meets our risk-adjusted return targets, our manager will proceed with more detailed underwriting, due diligence and risk assessment. This process will include in-depth market research and the development of a comprehensive investment analysis and financial model. Careful attention will be paid to the following factors, among other things, with respect to the real estate-related assets of the borrower and/or the operations of the borrower: (i) geographic location and property type, (ii) condition and use of the property, (iii) market growth demographics, (iv) historical performance, (v) current and projected cash flow, (vi) potential for capital appreciation, (vii) prospects for liquidity through sale, financing or refinancing of the asset and (viii) tax considerations. We will also generally seek to condition our obligation to close the purchase of investment in any such asset on the delivery of certain documents, which may include (i) evidence of marketable title, subject to such liens and encumbrances as are acceptable to us, (ii) title insurance policies and (iii) environmental reports.

Our due diligence process may also include reviewing third-party revenue sources such as external contracts, service arrangements, pledges, philanthropic support and other items, and reviewing publicly available information about the obligor.

Ongoing Monitoring

Our manager has the primary responsibility for monitoring our assets for potential impairment issues. The surveillance process includes a regular review of market conditions and public announcements by obligors, ongoing dialogues with obligors, a periodic review of collateral statistics and performance, meetings to discuss credit performance and a watch list.

Insurance

If we acquire tax-exempt obligations that are secured by real property, we will seek to ensure that the properties are covered by adequate insurance provided by reputable companies, with commercially reasonable deductibles, limits and policy specifications customarily carried for similar properties. There are, however, certain types of losses that may be either uninsurable or not economically insurable, such as losses due to floods, storms, riots, terrorism or acts of war. If an uninsured loss occurs, we could lose our invested capital in, and anticipated profits from, the asset.

Competition

We believe that our manager’s industry expertise and relationships provide us with a competitive advantage. This expertise helps us to assess risks and determine appropriate pricing for potential assets. In addition, we believe that our manager’s relationships and reputation enable us to effectively identify and compete for attractive asset acquisition opportunities.

However, in acquiring our assets, we compete with mutual funds, closed-end funds, specialty finance companies, hedge funds, insurance companies, institutional investors, investment banking firms, financial institutions and other entities. New competitors continually emerge, including competitors specifically focused on purchasing tax-exempt assets. A proliferation of companies that are similar to ours may increase the competition for equity capital and thereby adversely affect the market value of our Class A common shares.

Many of our competitors are significantly larger than us, have greater access to capital and other resources and may possess other competitive advantages. Some of our competitors may be able to accept more risk than we can. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of assets than we do. They may also enjoy significant competitive advantages that result from, among other things, a lower cost of capital and better operating efficiencies.

Competition may limit the number of suitable asset acquisition opportunities available to us. It may also result in higher prices, lower yields and a narrower spread of yields over our borrowing costs, making it more difficult for us to acquire assets on attractive terms. In addition, competition for desirable assets could delay the investment of proceeds from this offering in desirable assets, which may in turn reduce our earnings per share and negatively affect our ability to maintain our distributions.

Our affiliates may establish or manage other entities in the future that compete with us for assets. If any present or future affiliated investment entities have a business focus similar to ours, we may compete with those entities for access to the benefits that our relationship with our affiliates provides to us, including access to business opportunities. For example, certain funds managed by affiliates of our manager currently invest in tax-exempt obligations similar to the tax-exempt obligations in which we invest. We cannot assure you that, under such circumstances, our manager will allocate the most attractive opportunities to us.

Regulatory Environment

Tax Requirements

We believe that we have been organized and have operated so that we have qualified, and will continue to qualify, to be treated for U.S. federal income tax purposes as a partnership and not as an association or a publicly traded partnership taxable as a corporation. Our determination is based solely on an opinion from . In general, an entity that is treated as a partnership for U.S. federal income tax purposes is not subject to U.S. federal income tax at the entity level. Consequently, as a holder of our Class A common shares, you will be required to take into account your allocable share of items of our income, gain, loss, deduction and credit for our taxable year ending within or with your taxable year, regardless of whether we make cash distributions on a current basis with which to pay any resulting tax.

Investment Company Act Exclusions

We intend to continue to conduct our operations so that we are not required to register as an investment company under the Investment Company Act. We expect many of our subsidiaries to rely on the exemption from registration under Section 3(c)(5)(C) of the Investment Company Act available to companies primarily engaged in purchasing or otherwise acquiring mortgages and other liens on, and interests in, real estate (as described in more detail below). Additionally, certain subsidiaries may rely on the exemptions available under Sections 3(c)(5)(A) or (B) of the Investment Company Act for companies that are primarily engaged in one or more of the following businesses: (i) purchasing or otherwise acquiring notes, drafts, acceptances, open accounts receivable, and other obligations representing part or all of the sales price of merchandise, insurance and services; and (ii) making loans to manufacturers, wholesalers, and retailers of, and to prospective purchasers of, specified merchandise, insurance, and services. In turn, we intend to conduct our operations so that we qualify for the exception from the definition of investment company provided for under Section 3(c)(6) of the Investment Company Act.

Section 3(c)(6) of the Investment Company Act excepts from the definition of an investment company any company primarily engaged, directly or through majority-owned subsidiaries, in one or more of the 3(c)(5) Businesses, or in one or more of such businesses (from which not less than 25% of such company’s gross income during its last fiscal year was derived) together with an additional business or businesses other than investing, reinvesting, owning, holding or trading in securities. We may rely on Section 3(c)(6) to the extent we engage directly, or through our “majority-owned subsidiaries,” in 3(c)(5) Businesses, including engaging in purchasing or otherwise acquiring directly mortgages or interests secured primarily by mortgages or deeds of trust and other liens and interests in real estate. The SEC staff has issued little interpretive guidance with respect to Section 3(c)(6) and any guidance published by the staff could require us to adjust our strategy accordingly. However, under the current interpretation of the term “primarily engaged” used by the SEC and the SEC staff, Section 3(c)(6) excepts a company from the definition of investment company if that company devotes at least 55% of its assets to, and derives at least 55% of its income from, a combination of (1) 3(c)(5) Businesses, from which the company derived at least 25% of its gross income during its last fiscal year, and (2) an additional business or businesses other than investing, reinvesting, owning, holding or trading in securities. Accordingly, we intend to conduct our operations to meet these asset and income requirements.

The determination of whether an entity is a majority-owned subsidiary of ours is made by us. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Investment Company Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We will treat companies, including STEP issuers, in which we own at least a majority of the voting equity as majority-owned subsidiaries for purposes of Section 3(c)(6) of the Investment Company Act. Because there is little guidance in this area, there can be no assurance that the SEC or its staff will not change its view on the interpretation of Section 3(c)(6) or that they would otherwise agree with our analysis, which, in either case, could cause us to adjust our investment strategy. Any such adjustment to our investment strategy would have a material adverse effect on us.

As noted, we expect many of our subsidiaries (including certain STEP issuers) to rely on the exemptions from registration under Section 3(c)(5) of the Investment Company Act, and in particular, Section 3(c)(5)(C) available to companies primarily engaged in purchasing or otherwise acquiring mortgages and other liens on, and interests in, real estate. Section 3(c)(5)(C) of the Investment Company Act excepts from the definition of the term investment company any person who is not engaged in the business of issuing redeemable securities, face-amount certificates of the installment type or periodic payment plan certificates, and who is primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate. In order to qualify for this exemption, at least 55% of a company’s portfolio must be composed of mortgages and other liens on and interests in real estate (collectively, “qualifying assets”) and at least 80% of the company’s portfolio must be composed of real estate-related assets. Qualifying assets include mortgage loans and obligations secured primarily by a first mortgage or deed of trust on the real property held by the borrower, mortgage-backed securities that represent the entire ownership in a pool of mortgage loans and other interests in real estate.

We expect that our subsidiaries relying on Section 3(c)(5)(C) (and our company, to the extent we engage in such activities directly) will adhere to guidance published by the SEC staff (and on our analyses of such guidance) to determine which assets are “qualifying assets” and “real estate-related assets.” For instance, consistent with such guidance, tax-exempt revenue bonds primarily secured by mortgage loans or deeds of trust in real property constitute qualifying assets. To the extent that the SEC staff publishes new or different guidance with respect to these matters, we may be required to adjust our strategy accordingly. Thus, these limitations could result in us or the subsidiary holding assets we might wish to sell or selling assets we might wish to hold.

Certain of our subsidiaries may also seek to rely on the exemptions under Sections 3(c)(5)(A) or (B) of the Investment Company Act available to companies primarily engaged in sales financing, factoring or making loans to manufacturers or retailers for purchases of specified merchandise or services. We expect that our subsidiaries relying on Sections 3(c)(5)(A) or (B) will adhere to guidance published by the SEC staff (and on our analyses of such guidance) to determine the types of financings, loans or receivables that may be held.

Additionally, certain of our subsidiaries, including certain STEP issuers, may seek to rely on the Investment Company Act exemption under Rule 3a-7 provided to certain structured financing vehicles that pool income-producing assets and issue securities backed by those assets. Such structured financings may not engage in portfolio management practices resembling those employed by mutual funds. Accordingly, our STEP subsidiaries that rely on Rule 3a-7 will be subject to a trust agreement which contains specific guidelines and restrictions limiting the discretion of the STEP issuer and the portfolio manager. In particular, the agreements will prohibit the STEP issuer from acquiring and disposing of assets primarily for the purpose of recognizing gains or decreasing losses resulting from market value changes. Certain sales and purchases of assets, such as dispositions of an underlying asset that has gone into default or is at risk of imminent default, may be made so long as the STEP issuers do not violate the guidelines contained in the trust agreements and are not based primarily on changes in market value. The proceeds of permitted dispositions may be reinvested in underlying assets that are consistent with the credit profile of the STEP vehicle under specific and predetermined guidelines. In addition, absent obtaining further guidance from the SEC, substitutions of assets may not be made solely for the purpose of enhancing our investment returns as the holders of the most junior certificates issued by the STEP issuer. As a result of these restrictions, certain of our STEP subsidiaries may suffer losses on their assets and we may suffer losses on our investments in those STEP subsidiaries.

If we fail to meet the tests for compliance with Section 3(c)(6) (including if we or our subsidiaries relying on Section 3(c)(5) fail to meet the tests applicable under that subsection and from the SEC’s related guidance), we may be deemed to be an investment company. As we seek to invest the net proceeds of this offering , we may rely for our exemption from registration under the Investment Company Act upon Rule 3a-2, which provides a safe harbor exemption, not to exceed one year, for companies that have a bona fide intent to be engaged in an excepted activity but that temporarily fail to meet the requirements for another exemption from registration as an investment company. As required by the rule, our board of directors will adopt a resolution declaring our bona fide intent to be engaged in excepted activities. Reliance upon Rule 3a-2 is permitted only once every three years. As a result, if we fail to meet the tests for compliance with

Section 3(c)(6), or if we otherwise fail to maintain our exclusion from registration and another exemption is not available, we may be required to register as an investment company, or we may be required to acquire and/or dispose of assets in order to meet the applicable tests. Any such asset acquisitions or dispositions may be of assets that we would not acquire or dispose of in the ordinary course of our business, may be at unfavorable prices or may impair our ability to make distributions to shareholders and result in a decline in the price of our common shares.

If we are required to register under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), and portfolio composition, including restrictions with respect to diversification and industry concentration and other matters. Registration under the Investment Company Act would likely limit our ability to follow our current investment and financing strategies, impair our ability to make distributions to our common shareholders and, as a result, cause a decline in the price of our Class A common shares.

Legal Proceedings

There are no legal proceedings pending against us or to which we are a party.

Offices

Our principal executive offices are located at 2929 Arch Street, 17th Floor, Philadelphia, Pennsylvania 19104. Our manager’s principal executive offices are at 780 Third Avenue, 22nd Floor, New York, New York 10017.

We lease our principal executive offices from the Former Manager. See “Certain Relationships and Related Transactions — Lease Arrangement with the Former Manager” for further information. We do not own any real property.

Employees

We do not have any employees. Our business is managed by employees of our manager under the Management Agreement.

MANAGEMENT

Our Manager

We are externally managed and advised by our manager pursuant to the Management Agreement, which is described below. As more fully described below under “— The Management Agreement — Responsibilities of our Manager,” our manager is responsible for providing us with senior management, managing our assets, administering our business activities and managing our day-to-day operations.

Our manager is a wholly-owned subsidiary of Tricadia Holdings. Tricadia Holdings is an asset management firm founded in 2003 by Michael Barnes and Arif Inayatullah. Tricadia Holdings is based in New York, New York, has approximately $5 billion in assets under management and employs approximately 50 professionals. Affiliates of Tricadia Holdings manage a wide variety of hedge funds, managed accounts, real estate-related portfolios and permanent capital businesses, including some funds and accounts that invest in similar assets as us, such as obligations secured by interests in real estate and derivative-based transactions, as well as structured finance vehicles. Our manager also manages Non-Profit Preferred Funding Trust I, a $416.5 million, multi-tranche STEP transaction with an investment strategy similar to us.

Directors and Executive Officers

Our board of directors consists of five directors,           of whom are considered independent under the NASDAQ Listing Rules. We intend to appoint additional directors prior to the consummation of this offering. Because we are a “controlled company” under the NASDAQ Listing Rules, we are not required to have a majority of independent directors.

Pursuant to the terms of the Management Agreement, our manager provides us with our executive officers. In addition to serving as officers of our company and our subsidiaries, all of our executive officers are employees of Tricadia or one or more of the affiliates or entities that it manages.

The following table sets forth information regarding our directors and executive officers:

Name	Age	Title

Michael Barnes	44	Chairman and Chief Executive Officer; Director
Geoffrey Kauffman	51	President; Director
Christopher Conley	55	Chief Operating Officer
Julia Wyatt	52	Chief Financial Officer and Secretary
Daniel G. Cohen	40	Director
Andrew Gordon	56	Director
Thomas J. Reilly, Jr.	70	Director

The following describes the experience of our non-management directors. Biographies of our executive officers are set forth under “— The Management Team.”

Background Summary

Daniel G. Cohen	Mr. Cohen served as our chairman from our formation in 2007 through March 2009. He is currently the chairman and chief executive officer of Cohen & Company, an investment firm specializing in credit-related fixed income products and investments, and has served in such capacity since 2001. From 2001 to 2006, Mr. Cohen also served as chief executive officer of Cohen & Company. Mr. Cohen holds similar management positions in certain investment advisory subsidiaries and the broker-dealer subsidiary of Cohen & Company. Mr. Cohen has been chairman of the board of directors of The Bancorp, Inc., a bank holding company, since 2000 and served as its chief executive officer from 1999 to 2000. From 2000 until 2006, Mr. Cohen served on the board of directors of TRM Corporation, an operator of automated teller machines, and as its Chairman from 2003 until 2006. From 1995 to 2000, Mr. Cohen served as an officer of Resource America, an asset management company, serving as its chief operating officer from 1998 to 2000. From 1997 to 1999, Mr. Cohen was a director of Jefferson Bank of Pennsylvania, a commercial bank. Mr. Cohen was selected to serve as one of our directors because he is the chairman of the Former Manager and has extensive experience and familiarity with us. In addition, he has extensive experience in investments and board service.

Andrew Gordon	Mr. Gordon has served as a director since March 2009. He is currently Managing Partner of Gordon Financial Advisors LLC, a boutique investment bank he founded in 2008. He is also CEO of SPiN Global Management LLC, a table tennis focused enterprise that he founded in 2008. Prior to forming Gordon Financial Advisors, Mr. Gordon was a Managing Director in JP Morgan’s Financial Institutions Investment Banking Group from 2004 through 2007, where he led a team of investment bankers focused on delivering JP Morgan’s products and services to the asset management sector, particularly equity and debt capital raising and mergers and acquisitions. Prior to JP Morgan, Mr. Gordon was a Managing Director at Lehman Brothers from 1987 through 1996, where he focused on the financial institutions sector, and a Managing Director at Credit Suisse First Boston from 1997 through 2000, where he led Credit Suisse First Boston’s asset management investment banking coverage effort. He also served as chief operating officer of two asset managers, Lehman Brothers Global Asset Management, from 1992 through 1996, and Trilogy Advisors, from 2000 through 2003. While at Lehman Brothers Global Asset Management, Mr. Gordon served as chairman of the board of its mutual fund complex. Mr. Gordon received his B.A. from Columbia College and his M.B.A. from Columbia Business School, where he was a member of the Beta Gamma Sigma Honor Society. Mr. Gordon was selected to serve as one of our directors because he has significant financial and investment experience.

Background Summary

Thomas J. Reilly, Jr.	Mr. Reilly has served as a director since June 2007. He is currently retired from active employment. Mr. Reilly was a member of the board of trustees of Taberna Realty Finance Trust, a specialty finance REIT, from April 2005 until December 2006. From 1965 to 1996, Mr. Reilly worked in public accounting at Arthur Andersen LLP, providing audit and consulting services to multinational companies in the manufacturing, professional services, construction and distribution industries. Mr. Reilly was a partner at Arthur Andersen from 1976 to 1996 and was head of the Philadelphia office audit division from 1979 to 1986. Mr. Reilly currently serves as a director and audit committee chair of Astea International, Inc., a global provider of service management solutions, a director and audit committee chair for inTEST Corporation, a designer, manufacturer and marketer of semiconductor automatic test equipment, a member of the advisory board of World Affairs Council of Philadelphia, and former president of Center City Residents Association. Mr. Reilly received his B.S. in economics with a major in accounting from Villanova University in 1961. Mr. Reilly was selected to serve as one of our directors because he has a strong background in accounting and finance as well as extensive experience in board service.

Independent Directors

Messrs. Reilly and           are independent directors within the meaning of the NASDAQ Listing Rules.

Board Committees

Prior to the consummation of this offering, we anticipate that our board of directors will establish an audit committee, as discussed below. Our board of directors may not have any other committees and we expect that the full board of directors will take action on compensation, director nomination and corporate governance matters where necessary or appropriate.

The audit committee will be comprised of Messrs. Reilly,           and          . Mr. Reilly will chair the committee.

The audit committee will be responsible for, among other things, engaging independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Mr. Reilly will serve as the Company’s audit committee financial expert, as such term is defined by the Sarbanes-Oxley Act of 2002.

Because we are a “controlled company” under the NASDAQ Listing Rules, we are not required to have a compensation committee or nominating and corporate governance committee comprised of independent directors.

Compensation Interlocks

None of our executive officers has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity or insider participation in compensation decisions.

Compensation

Executive Compensation

Compensation Discussion and Analysis

We are externally managed and have no employees. Because the Management Agreement provides that our manager is responsible for managing our affairs, our executive officers, who are employees of our manager and its other affiliates, do not receive cash compensation from us for serving as our executive officers. In their capacities as officers or employees of our manager or its other affiliates, they devote a portion of their time to our affairs as is required for the performance of the duties of our manager under the Management Agreement.

We pay our manager a management fee, and our manager uses the proceeds from the management fee in part to pay compensation to its officers and employees. It is our understanding that the compensation paid to our executive officers by our manager or its other affiliates is not allocated in a manner that would allow us to determine that portion of their compensation that is related to the services performed for us and that portion that is related to services performed for other entities. See “— The Management Agreement — Performance Share” for information with respect to the transfer by our manager of shares of our common stock to our executive officers.

We have not included tabular disclosure concerning compensation to our named executive officers since we do not provide them with cash or other compensation and have not provided them with equity compensation within the period or otherwise required to be reported in tabular form.

Director Compensation

Members of our board of directors who are employees of any of our affiliates, whom we refer to as excluded directors, do not receive compensation for serving on the board of directors. Each other director, whom we refer to as a non-excluded director, receives an annual retainer of $20,000 (which includes all board meetings attended in person or telephonically), payable $10,000 in cash and $10,000 in restricted common shares. Non-excluded directors who are members of the audit committee receive an additional $10,000 cash retainer, with an additional $5,000 cash retainer payable to the chairperson of the audit committee. We do not intend to compensate directors for additional committee meetings that occur on a date different from a full board of directors meeting date. We also reimburse all of our directors for their travel expenses incurred in connection with their attendance at full board and committee meetings.

Our non-excluded directors are eligible to receive shares, options and other share-based awards. See “— Equity Compensation” below.

Compensation of Directors in 2009

The table below indicates the compensation earned by our non-excluded directors for 2009.

	Fees Earned	Share-Based	All Other	Total
Name	or Paid in Cash	Awards	Compensation	Compensation

Daniel G. Cohen	$7,500	$0	$0	$7,500
Andrew Gordon	$7,500	$31,650	$0	$39,150
Thomas J. Reilly, Jr.	$14,750	$15,375	$0	$30,125

Mr. Cohen received $7,500 in cash, earned by attending meetings of the board of directors in the second, third and fourth quarters of 2009. Mr. Gordon received (i) $7,500 in cash, earned by attending meetings of the board of directors in the second, third and fourth quarters of 2009 and (ii) an award of restricted common shares with an aggregate grant date fair value of $31,650 (calculated in accordance with FASB ASC Topic 718). Mr. Reilly received (i) $14,750 in cash, earned by attending meetings of the board of directors in each of the four quarters of 2009 and (ii) an award of restricted common shares with an aggregate grant date fair value of $15,375 (calculated in accordance with FASB ASC Topic 718).

Equity Compensation

In connection with our initial offering in June 2007, common shares were reserved for certain officers and employees of the Former Manager as LTIP shares. LTIP shares are a special class of limited liability company interest that have the same rights to voting and distributions as the common shares, but do not have any rights to liquidating distributions until they are converted into common shares. Holders of LTIP shares were entitled to convert their LTIP shares into an equal number of common shares if, in certain circumstances, the valuation of our assets exceeded a specified threshold that we refer to as the “performance target.”

In July 2009, the LTIP shares became eligible to be converted into common shares because we issued to our manager common shares valued at $2.01 per Share, exceeding the performance target of $1.25, as partial payment for a performance fee for the second quarter of 2009. All of the holders of the LTIP shares elected to convert their LTIP shares into common shares, and there are currently no LTIP shares outstanding.

We may offer shares, options and other share-based awards under our 2007 Equity Incentive Plan, or other equity incentive plans we may establish in the future, to our executive officers and directors. We anticipate           that           of our common shares will be reserved for equity incentive awards at the time of this offering. The terms and conditions of awards will be determined by our board of directors.

Management Team

Pursuant to the terms of the Management Agreement, our manager provides us with our management team. The following describes the experience of our executive officers and other members of the management team.

Name/Position at the Company	Background Summary

Michael Barnes Chief Executive Officer and Chairman	Our Chief Executive Officer and Chairman of our board of directors since March 2009, Mr. Barnes is a founding partner of Tricadia. Prior to the formation of Tricadia in 2003, Mr. Barnes spent two years as Head of Structured Credit Arbitrage within UBS Principal Finance LLC, a wholly owned subsidiary of UBS Warburg, which conducts proprietary trading on behalf of the firm. Mr. Barnes joined UBS in 2000 as part of the merger between UBS and PaineWebber Inc. Prior to joining UBS, Mr. Barnes was a Managing Director and Global Head of the Structured Credit Products Group of PaineWebber. Prior to joining PaineWebber in 1999, he spent 12 years at Bear, Stearns & Co. Inc., the last five of which he was head of their Structured Transactions Group. We selected Mr. Barnes as Chairman based on his extensive experience in credit asset management. Mr. Barnes received his A.B. from Columbia College.

Name/Position at the Company	Background Summary

Geoffrey Kauffman President	Our President and a member of the board of directors since March 2009, Mr. Kauffman has been a Managing Director of Tricadia since 2005 and the President and Chief Operating Officer of Tiptree since its inception in 2007. Since joining Tricadia in 2005, Mr. Kauffman has been overseeing a variety of strategic acquisition opportunities and permanent capital projects, including the development of Tiptree. Prior to joining Tricadia, from 2002 to 2004, Mr. Kauffman was a partner with the Shidler Group in a similar capacity, with his primary focus being the development of a credit derivative products company (CDPC). Before joining the Shidler Group, from 1997 to 2001, Mr. Kauffman was involved in the launch of the CGA Group of companies, which originated financial guarantee contracts. From 1997 through 1999, he was the President, Chief Underwriting Officer and Principal Representative of CGA Bermuda, Ltd, the CGA Group’s Bermuda based insurance subsidiary. From 2000 to 2001, he was the President and Chief Executive Officer of CGA Investment Management. Prior to joining CGA, Mr. Kauffman was at AMBAC and the MBIA/AMBAC International joint venture in 1995 and 1996, where he helped develop their international structured finance department. Prior to AMBAC, from 1989 to 1995, Mr. Kauffman was with FGIC’s ABS group and helped establish that business, focusing on CDOs, asset backed securities and multi-seller conduit programs. Prior to FGIC, Mr. Kauffman worked in the Investment Banking Division of Marine Midland Bank (now HSBC), where he focused on middle market mergers and acquisitions and structured finance. We selected Mr. Kauffman as a member of the board of directors because of his significant and diverse experience in financial transactions, particularly credit transactions, as well as his experience in developing emerging companies. Mr. Kauffman holds a B.A. (Psychology) from Vassar College and an M.B.A. (Finance) from Carnegie Mellon University.

Christopher Conley Chief Operating Officer	Our Chief Operating Officer, since 2009, Mr. Conley was a Managing Director at Cohen & Company Securities, LLC and co-head of the municipal finance platform for Cohen & Company from 2007 through 2009. Previously, beginning in 1997, Mr. Conley was president of Non-profit Capital, LLC, which he founded to meet the capital needs of acute care, rural health care, behavioral health care and long-term care facilities through a national funding program. Prior to establishing Non-profit Capital, LLC, Mr. Conley was a senior vice president at Tucker Anthony & Company from 1995 to 1997, where he led the municipal bond securitization effort. Prior to Tucker Anthony, Mr. Conley was senior vice president in charge of the Health Care Group at Lehman Brothers in New York from 1983 to 1995, where he completed financing for health care facilities of all types, including multi-hospital systems, community based hospitals, academic medical centers, behavioral health care providers and long-term care facilities. Before that, Mr. Conley was employed in the Health Care Group in Booz, Allen & Hamilton’s New York office from 1980 to 1983. Apart from his business activities, Mr. Conley has served as chairman of the board of Our Lady of Mercy Medical Center in the Bronx, New York, and has served on the finance committee of Catholic Health Initiatives (CHI), a multi-state $6 billion revenue health system. Mr. Conley is a graduate of the University of Notre Dame, where he obtained a B.A. in anthropology, and was awarded a Masters of Health Administration from Duke University.

Name/Position at the Company	Background Summary

Julia Wyatt Chief Financial Officer and Secretary	Our Chief Financial Officer and Secretary since 2009, Ms. Wyatt is also the Chief Financial Officer of Tricadia. Prior to joining Tricadia in 2005, from 1996 to 2005, Ms. Wyatt was the Chief Financial Officer of Havell Capital Management (HCM), a specialized investment management firm dedicated to managing funds in fixed income markets. During her tenure with HCM, Ms. Wyatt was responsible for all non-investment related aspects of the firm, including financial, legal, regulatory and client services. Prior to HCM, from 1992 to 1996, Ms. Wyatt was a senior member of the fixed income management group with Neuberger Berman. Previously, from 1987 to 1991, she was employed by Morgan Grenfell Capital Management, where she was the Treasurer and Director of Client Services. Ms. Wyatt obtained her C.P.A. license during her years from 1980 to 1988, with Deloitte & Touche, spending the last two years in the Executive Office Research Department. Ms. Wyatt has a B.S. in Accounting from the University of Utah.

Eileen Mullin Senior Analyst	Our Senior Analyst since 2009, Ms. Mullin leads the group that performs in-depth credit analysis of all potential borrowers in the municipal finance sector. Previously, from 2005 to 2009, she was a director at Cohen & Company. Ms. Mullin worked as a health care analyst for Prudential Investment Advisor’s nine tax-exempt funds from 1994 to 1995. She also was a member of Moody’s Investors Service’s Public Finance Division from 1991 to 1994 in the Health Care Group, where she had responsibility for Moody’s new and ongoing health care ratings in thirteen States. Prior to that time, starting in 1987, Ms. Mullin was an investment banker in the health care finance group for both Kidder, Peabody & Co. and Bear, Stearns and Co. From 1985 to 1987, she worked in the Debt Issuance Unit of the New York State Medical Care Facilities Finance Agency, which was the largest health care issuer in the country. She has also worked as an independent consultant from 1995 to 2005, providing credit analyses for other individuals and companies. Ms. Mullin received her undergraduate degree from Smith College and a Master’s in Business Administration from Boston University.

Ellen Curry Controller	Our Controller, Ms. Curry previously served as a Director at Core Management, Inc., a construction management company, where she was dedicated to finance, accounting and business oversight and worked from 2002 to 2007. From 1999 to 2002, Ms. Curry, as President of Corporate Financial Consulting at Foresight Solutions, analyzed the viability of real estate development projects, developed operating budgets and prepared presentations for lending institutions, and managed the income tax accounting and tax investment strategy for a financial guaranty reinsurer. Prior to that time, Ms. Curry had senior roles at American Business Financial Services and Enhance Financial Services Group and was employed by Goldman Sachs, Thomson McKinnon Securities and PricewaterhouseCoopers. Ms. Curry is a CPA and received her MBA in Finance, Magna Cum Laude, from the Leonard N. Stern School of Business at New York University. Ms. Curry attended the International Management Program at the Australian Graduate School of Management and received her BBA in Accounting, Summa Cum Laude, from Baruch College.

Name/Position at the Company	Background Summary

Daniel DiBono Vice President	Our Vice President, Mr. DiBono is primarily responsible for surveillance of our existing credits as well as other areas of operations and structuring. Mr. DiBono is also a member of the group that performs in-depth credit analysis on potential borrowers in the municipal finance sector. Mr. DiBono was previously a Vice President at Cohen & Company from 2007 to 2009 and was responsible for closing all directly originated tax-exempt bond transactions. Mr. DiBono’s experience includes turnaround management, financial forecasting and business plan development in the corporate sector and business development in the financial services sector. Mr. DiBono received a Bachelor of Science in Business Administration from the State University of New York at Albany, concentrating in Finance and Marketing.

The Management Agreement

We are party to the Management Agreement, which is dated as of June 12, 2007. The Management Agreement initially was with the Former Manager and assigned to the current manager on March 18, 2009, following the purchase by Tiptree, an affiliate of our manager, of a majority of our then-outstanding common shares. For further information concerning the assignment, see “Business — Operating History.”

Responsibilities of Our Manager

Pursuant to the terms of the Management Agreement, our manager is required to provide us with our management team, along with appropriate support personnel to provide the management services to be provided by our manager to us, the members of which team shall have as a primary responsibility the management of us and shall devote such of their time to our management as the board of directors reasonably deems necessary and appropriate, commensurate with our level of activity from time to time.

Pursuant to the Management Agreement, our manager is responsible for approving our acquisition of municipal obligations and other assets, administering our business and managing our day-to-day operations. The Management Agreement requires our manager to manage our business affairs in conformity with the policies and the asset acquisition guidelines that are approved by at least a majority of our independent directors and monitored by the board of directors. These policies and guidelines include, among other things, that, for investments not originated by the company or any affiliate, our manager will conduct specific due diligence, including, without limitation, the analysis of market outlook for the securities, sector preference, concentration limits, general strategy and yield targets. The senior officers of the manager will then determine whether to cause the acquisition of the security by the company. For investments originated by us or one of our affiliates, the manager will conduct specific due diligence and credit analysis and determine the inclusion of such security prior to its purchase by the company (or a subsidiary). Any consideration, due diligence or vote by us may only occur 90 days after the security has been originated. Any such security may only be purchased at a price that reflects its fair market value. The manager may retain the services of independent third parties to assist it with due diligence and valuation. Less than 70% of the aggregate principal amount of the assets of the company or a subsidiary thereof may consist of investments originated, directly or indirectly, by us or one of our affiliates.

Among other things, our manager is responsible for (i) the selection, purchase, monitoring and sale of our portfolio assets, (ii) our financing and risk management activities and (iii) providing us with asset advisory services. Our manager is responsible for our day-to-day operations and performs (or causes to be performed) such services and activities relating to our assets and operations as may be appropriate, including, without limitation, the following:

(1) serving as our consultant with respect to the periodic review of the asset acquisition and credit criteria and parameters for our acquisitions, borrowings and operations, any modifications to which must be approved by a majority of our independent directors, and other policies for the approval of our board of directors;

(2) investigating, analyzing and selecting possible asset acquisition opportunities;

(3) with respect to prospective asset acquisitions, conducting negotiations with borrowers, sellers and purchasers and their respective agents, representatives and investment bankers;

(4) engaging and supervising, on our behalf and at our expense, independent contractors who provide investment banking, mortgage brokerage, securities brokerage and other financial services and such other services as may be required relating to our assets;

(5) negotiating on our behalf for the sale, exchange or other disposition of any of our assets;

(6) coordinating and managing operations of any joint venture or co-investment interests held by us and conducting all matters with any joint venture or co-investment partners;

(7) providing executive and administrative personnel, office space and office services required in rendering services to us;

(8) administering our day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our manager and the board of directors, including the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

(9) communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(10) counseling us in connection with policy decisions to be made by our board of directors;

(11) evaluating hedging strategies and engaging in hedging activities on our behalf, consistent with our status as a partnership and with our asset acquisition guidelines;

(12) counseling us regarding the maintenance of our qualification as a partnership for U.S. federal income tax purposes and monitoring compliance with the requirements for maintaining such qualification;

(13) counseling us regarding the maintenance of our exemption from the Investment Company Act and monitoring compliance with the requirements for maintaining an exemption thereunder;

(14) assisting us in developing criteria for asset purchases that are specifically tailored to our business objectives and making available to us its knowledge and experience with respect to tax-exempt bonds and other assets, STEP and tender option bond programs and other structured credit entities;

(15) representing and making recommendations to us in connection with the purchase and finance of and commitment to purchase and finance tax-exempt bonds and other assets, STEP certificates, tender option bond program certificates and interests in other structured credit entities, and in connection with the sale and commitment to sell such assets;

(16) selecting broker-dealers to effect transactions on our behalf;

(17) monitoring the operating performance of our assets and providing periodic reports with respect thereto to our board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

(18) investing and reinvesting any money and securities of ours (including investing in short-term investments pending the acquisition of other assets, payment of fees, costs and expenses, or payments of dividends or distributions to our shareholders as such dividends or distributions may be authorized or approved by our board of directors), and advising us as to our capital structure and capital raising;

(19) causing us to retain qualified accountants (subject to approval of the audit committee of our board of directors) and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the Code and to conduct quarterly compliance reviews with respect thereto;

(20) causing us to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(21) assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act;

(22) taking all necessary actions to enable us to make required tax filings and reports;

(23) handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations, subject to such limitations or parameters as may be imposed from time to time by the board of directors;

(24) using commercially reasonable efforts to cause expenses incurred by or on our behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by our board of directors from time to time;

(25) advising us with respect to obtaining appropriate warehouse or other financings for our assets;

(26) advising us with respect to and structuring long-term financing vehicles for our portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing;

(27) performing such other services as may be required from time to time for management and other activities relating to us and our assets as our board of directors shall reasonably request or our manager or our board of directors shall deem appropriate under the particular circumstances; and

(28) using commercially reasonable efforts to cause us to comply with all applicable laws.

Limitation of Liability

Pursuant to the Management Agreement, our manager has not assumed any responsibility other than to render the services called for thereunder in good faith and will not be responsible for any action of our board of directors in following or declining to follow our manager’s advice or recommendations. Our manager and its members, managers, officers, directors, employees and affiliates will not be liable to us, any of our subsidiaries, our directors, our shareholders or any shareholders or partners of our subsidiaries for acts performed in accordance with and pursuant to the Management Agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the Management Agreement. We have agreed to indemnify our manager and its members, and their respective managers, officers, directors, employees and affiliates and each person controlling our manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of such indemnified party not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties, performed in good faith in accordance with and pursuant to the Management Agreement. Our manager has agreed to indemnify us, our shareholders, directors, officers, employees and each other person, if any, controlling us with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the Management Agreement. As required by the Management Agreement, our manager carries errors and omissions insurance.

Term and Termination

The initial term of the Management Agreement expires on December 31, 2010, and shall be automatically renewed for a one-year term on each anniversary date thereafter unless terminated as described below. Our independent directors will review our manager’s performance annually and, following the initial term, the Management Agreement may be terminated annually (upon 180 days’ notice) upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a majority of our outstanding common shares, based upon (i) unsatisfactory performance that is materially detrimental to us or (ii) a determination that the management fee payable to our manager is not fair, subject to our manager’s right to prevent such a termination pursuant to clause (ii) by accepting a reduction of the management fee agreed to by at least two-thirds of our independent directors and our manager. We must provide 180 days’ prior notice of any such termination and our manager will be paid a termination fee equal to three times the average annual base management fee for the two 12- month periods preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination (and annualized for any partial year), which may make it costly and difficult for us to terminate the Management Agreement. In addition, we will be required to redeem the Performance Share held by our manager for a price equal to three times the average annual distributions paid in respect of such Performance Share for the two 12-month periods immediately preceding the date of termination.

We may also terminate the Management Agreement without payment of the termination fee with 30 days’ prior written notice for cause, which is defined as (i) our manager’s continued material breach of any provision of the Management Agreement following a period of 30 days after written notice thereof, (ii) our manager’s engagement in any act of fraud, misappropriation of funds or embezzlement against us, (iii) our manager’s gross negligence, willful misconduct or reckless disregard in the performance of its duties under the Management Agreement, (iv) the commencement of any proceeding relating to our manager’s or Tricadia’s bankruptcy, insolvency, dissolution, or similar matters that is not withdrawn within 60 days, (v) the entry of a court order or decree respecting our manager’s or Tricadia’s bankruptcy or insolvency, or our manager or Tricadia ceasing to pay its debts as they become due or making a general assignment for its creditors or (vi) a change of control (as defined in the Management Agreement), other than certain permitted changes of control, of our manager or Tricadia. Cause does not include unsatisfactory performance, even if that performance is materially detrimental to our business. Our manager may terminate the Management Agreement, without payment of the termination fee, in the event we become regulated as an investment company under the Investment Company Act. Furthermore, our manager may decline to renew the Management Agreement for any reason by providing us with 180 days’ written notice. Our manager may also terminate the Management Agreement upon 60 days’ written notice if we default in the performance of any material term of the Management Agreement and the default continues for a period of 30 days after written notice to us, whereupon we would be required to pay our manager a termination fee.

Management Fee

We do not employ personnel and therefore rely on the resources of our manager to conduct our operations. Our manager uses the proceeds from its management fee in part to pay compensation to its officers and employees who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us.

Base Management Fee

We pay our manager a base management fee, or Base Management Fee, monthly in arrears in an amount equal to 1/12 of our equity multiplied by 1.50%. We believe that the Base Management Fee is comparable to the base management fee received by the managers of comparable externally managed specialty finance companies.

For purposes of calculating the Base Management Fee, our “equity” means, for any month, the sum of the net proceeds from any issuance of our common shares, after deducting any underwriting or initial purchaser’s discounts and commissions or placement fees and other expenses and costs relating to the issuance, plus (or minus) our retained earnings (or deficit) at the end of such month (without taking into account any non-cash equity compensation expense incurred in current or prior periods), which amount shall be reduced by any amount that we pay for the repurchases of our common shares. The foregoing calculation of the Base Management Fee will be adjusted to exclude one-time events pursuant to changes in U.S. GAAP, as well as non-cash charges, after discussion between our manager and our independent directors and approval by a majority of our independent directors in the case of non-cash charges.

The Base Management Fee is required to be calculated by our manager within 15 business days after the end of each month and such calculation is required to be promptly delivered to us. We are obligated to pay the Base Management Fee within 20 business days after the end of each month.

The Management Agreement provides that the Base Management Fee payable to our manager for any fiscal year will be reduced, but not below zero, by our proportionate share of the amount of any STEP and other structured credit portfolio management fees that are paid to our manager for such year by the STEP and other structured credit entities in which we acquire invest, based on the percentage of the most junior class of certificates we hold in such STEPs and other structured credit entities provided, however, that our manager reserves its right, to the extent contractually permitted, to charge its full base management fee with respect to any STEPs or other structured credit entities for which it serves as manager. Any other fees paid to our manager and its affiliates will not reduce the amount of fees we pay under the Management Agreement. In 2009, we paid our manager a base management fee of $730,215.

Performance Share

We have awarded our manager a Performance Share in our company that represents a special limited liability company interest that entitles our manager to a special allocation of our profits and cash distributions if we exceed a specified performance threshold. The Performance Share entitles our manager to an allocation of profits and cash distributions, payable quarterly in arrears, in an amount equal to the product of: (i) 20% of the dollar amount by which (a) our consolidated net income, before distributions on the Performance Share, per weighted average common share for such quarter, exceeds (b) an amount equal to the product of (1) the weighted average of the prices per share of our common shares in any equity offerings by us, including this offering, multiplied by (2) the greater of (A) 2.0% and (B) 0.75% plus one-fourth of the ten-year MMD Index (a benchmark index customarily used in pricing municipal bonds) for such quarter multiplied by (ii) the weighted average number of common shares outstanding in such quarter. The foregoing calculation will be adjusted to exclude one-time events pursuant to changes in U.S. GAAP, as well as non-cash charges, after approval by a majority of our independent directors in the case of non-cash charges. “Net income” is determined by calculating the net income available to owners of common shares before non-cash equity compensation expense, each computed in accordance with U.S. GAAP. As consideration for the acquisition of the right to manage the company from the Former Manager, our manager will, beginning on March 18, 2012 and until March 18, 2022, remit to the former manager payments equal to 10% our manager’s revenue in excess of $1 million (including the above-discussed Performance Share, and less certain adjustments). In 2009, we issued common shares to our manager in lieu of cash distributions owed pursuant to its ownership of the Performance Share as follows: (i) 553 common shares valued at $2.17 per share; (ii) 438,712 common shares valued at $2.01 per share; and (iii) 721,528 shares valued at $2.43 per share.

We have from time to time issued common shares to our manager in lieu of making cash distributions owed to our manager as described above. Our manager has from time to time compensated our executive officers with common shares it received from us as described above.

Reimbursement of Expenses

Although our manager’s employees perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, our manager will not be paid or reimbursed for the time required in performing such tasks.

We will pay all operating expenses, except those specifically required to be borne by our manager under the Management Agreement. The expenses required to be paid by us include, but are not limited to: transaction costs incident to the acquisition, disposition and financing of our assets; legal, tax, accounting, consulting, administrative and other similar service fees and expenses; the compensation and expenses of our directors; the cost of directors’ and officers’ liability insurance; the costs associated with the establishment and maintenance of any credit facilities, tender option bond programs and other financing arrangements and other indebtedness of ours (including commitment fees, accounting fees, legal fees, closing and other costs); expenses associated with other securities offerings of our company; expenses relating to making distributions to our shareholders; the costs of printing and mailing proxies and reports to our shareholders; costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third party vendors that is used solely for us; costs incurred by employees and agents of our manager and its affiliates for travel on our behalf; costs and expenses incurred with respect to market information systems and publications, research publications and materials; settlement, clearing and custodial fees and expenses; expenses of our transfer agent; the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency; all taxes and license fees; and all insurance costs incurred by us or on our behalf. In addition, we will be required to pay our pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our manager and its affiliates required for our operations. Except as noted above, our manager is responsible for all costs incident to the performance of its duties under the Management Agreement, including compensation of our manager’s employees and other related expenses.

Conflicts of Interest

The Company is subject to certain conflicts of interest relating to Tricadia and its affiliates, including our manager. All of our officers also serve as officers and/or directors of other affiliates of our manager. Accordingly, they will not be exclusively dedicated to our business. Affiliates of Tricadia manage a wide variety of hedge funds, managed accounts, real estate-related portfolios and permanent capital businesses, including some funds and accounts that invest in similar assets as us. Our management agreement with our manager (i) is between related parties, and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party and (ii) does not prevent our manager and its affiliates from engaging in additional management or investment opportunities that compete with us. Our manager has and may in the future engage in additional management or investment opportunities that have overlapping objectives with ours, and will face conflicts in the allocation of opportunities between us and its other businesses. Such allocation is at the discretion of our manager, and there is no guarantee that this allocation will be made in the best interest of our shareholders. The ability of our manager and its officers and employees to engage in other business activities also will reduce the time those individuals spend managing us.

Furthermore, the Assignment and Assumption Agreement entered into by Tricadia and our Former Manager does not contain any non-competition, non-contravention or exclusivity provisions. As such, the Former Manager may engage in additional management or investment opportunities that compete with us.

For a further discussion of conflicts of interest to which our company may be subject, see “Risk Factors — Risks Relating to Our Management and Our Relationship with Our Manager” and “Business — Competition”

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding beneficial ownership of our common shares by:

•	each person who is known by us to beneficially own 5% or more of the outstanding common shares;

•	each of our named executive officers;

•	each of our directors; and

•	all executive officers and directors as a group.

As of the date of this prospectus, we have           Class A common shares and           Class B common shares outstanding, including 281,458 restricted common shares issued under our 2007 Equity Incentive Plan and one Performance Share held by Muni Capital Management. The amounts and percentage of common shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all common shares beneficially owned by them.

	Shares Beneficially Owned Prior to the
	Offering(1)					Beneficial Ownership After the Offering(3)
	Class A		Class B		%	Class A	Class B	%
	Common		Common		Total	Common	Common	Total
	Shares		Shares		Voting	Shares	Shares	Voting
Name and Address of Beneficial Owner(2)	Shares	%	Shares	%	Power	Shares %	Shares %	Power

Tiptree Financial Partners, L.P.(4)	—	—	27,617,687	73.81%	73.81%
Michael Barnes(5)	—	—	1,304,546	3.49%	3.31%
Geoffrey Kauffman	—	—	200,000	0.53%	0.53%
Christopher Conley	—	—	92,500	0.25%	0.25%
Julia Wyatt	—	—	10,188	0.03%	0.03%
Daniel G. Cohen(6)	—	—	150,000	0.40%	0.40%
Andrew Gordon(7)	—	—	15,000	0.04%	0.04%
Thomas J. Reilly, Jr.(8)	—	—	22,500	0.06%	0.06%
All executive officers and directors as a group (7 individuals)	—	—	1,729,051	4.62%	4.62%

*	Less than 1%

(1)	Percentage of total voting power represents combined voting power with respect to all of our Class A common shares and Class B common shares. Each holder of a Class B common share will be entitled to ten votes per share of a Class B common share and each holder of a Class A common share will be entitled to one vote per share of a Class A common share, in each case on all matters submitted to our shareholders for a vote. The holder of the Class A common shares and the Class B common shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Each Class B common share is convertible at any time into one Class A common share. See “Description of Securities.”

(2)	Unless otherwise indicated, the business address of each of the beneficial owners is 780 Third Avenue, 29th Floor, New York, New York 10017. Each beneficial owner directly holds such person’s common shares.

(3)	Assumes the sale of Class A common shares in this offering, but not the exercise of the underwriters’ over-allotment option.

(4)	Michael Barnes, our Chairman and Chief Executive Officer, and Arif Inayatullah have voting and investment power over the securities held by Tiptree Financial Partners, L.P.

(5)	Includes (i) 1,238,863 Class B common shares, or 3.31% of the issued and outstanding Class B common shares as of the date hereof, beneficially owned by Michael Barnes and (ii) 65,683 Class B common shares, or 0.18% of the issued and outstanding Class B common shares as of the date hereof, owned by the JC Family Trust under agreement dated February 3, 2009, for which Michael Barnes’ children are primary beneficiaries.

(6)	The business address of Daniel G. Cohen is c/o Taberna Capital, 450 Park Avenue, 11th Floor, New York, New York 10022.

(7)	Includes 2,500 vested Class B common shares and 12,500 unvested Class B common shares. The business address of Andrew Gordon is c/o GFA LLC, 205 Third Avenue, 19th Floor, New York, New York 10003.

(8)	Includes 15,000 vested Class B common shares and 7,500 unvested Class B common shares. The business address of Thomas J. Reilly, Jr. is 3910 Dempsey Lane, Huntingdon Valley, Pennsylvania 19006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Agreement

As previously described, we are managed by Muni Capital Management under the Management Agreement, pursuant to which, among other things, Muni Capital Management receives a base fee, is eligible to receive an incentive allocation and is entitled to the reimbursement of certain expenses. See “Management — The Management Agreement” for more information concerning the terms of the Management Agreement and the management fees. Muni Capital Management is a wholly-owned subsidiary of Tricadia Holdings. Tricadia Holdings also wholly-owns Tiptree Capital, the manager of Tiptree, which owns approximately 73.81% of our outstanding Class B common shares, representing     % of our combined voting power immediately after this offering, and may purchase Class A common shares pursuant to this offering.

In 2009, we paid our Manager base management fees of $730,215 and an incentive allocation of $5,920,448, $2,083,000 of which incentive allocation was paid in cash, and the remainder was paid in common shares (as determined by the then-applicable net asset value). We paid the Former Manager base management fees of $155,140 in 2009.

Indemnification Agreements

We have entered into indemnification agreements with our directors and officers that obligate us to indemnify them to the maximum extent permitted by Delaware law and pay such persons’ expenses in defending any civil or criminal proceedings in advance of final disposition of such proceeding.

Tiptree Tender Offer and Company Rights Offering

On May 12, 2009, Tiptree commenced a tender offer to purchase all of our outstanding common shares for the purchase price of $1.00 per share. The tender offer expired on June 19, 2009. Tiptree purchased 2,443,550 common shares through the tender offer.

Also on May 12, 2009, we issued subscription rights to the then holders of our common shares and LTIP shares to purchase up to an aggregate of 18,116,964 new common shares at the price of $1.20 per share. We completed the rights offering on June 26, 2009, issuing 18,116,964 new common shares and raising $21.7 million before taking into account the expenses of the offering. We used the net proceeds from the rights offering for working capital and general corporate purposes. Tiptree purchased 14,901,307 common shares in connection with the rights offering. As of December 31, 2009, all outstanding LTIP shares were converted to common shares.

Registration Rights

Upon the consummation of this offering, we intend to enter into a registration rights agreement with Tiptree pursuant to which Tiptree will have certain demand and piggyback registration rights. Under the terms of this agreement, we will be required to pay all registration expenses in connection with any demand or piggyback registration.

Interest Rate Swap

On July 14, 2009, we entered into an interest rate swap for the purpose of hedging portfolio-wide interest rate risk with Tiptree, as a “back-to-back” swap with Morgan Stanley Capital Services Inc. Twice each year, on January 16 and July 16, beginning on January 16, 2010 and continuing through July 16, 2019, we will pay to Tiptree, as the swap counterparty (and Tiptree will remit to Morgan Stanley), a fixed rate of 3.6475% based on a notional amount of $5,000,000, and four times each year, on January 16, April 16, July 16 and October 16, beginning on October 16, 2009 and continuing through July 16, 2019, the swap counterparty will pay to us an amount equal to a floating rate of three-month LIBOR based on the notional amount. As of April 19, 2010, we have paid $365,959 in an aggregate amount to the swap counterparty (with $277,000 consisting of margin payments and $88,959 consisting of interest payments) and received swap interest payments in an aggregate amount of $9, 593 from the swap counterparty pursuant to the interest rate swap. All amounts we paid to Tiptree pursuant to the interest rate swap were thereafter remitted by Tiptree to Morgan Stanley.

Lease Arrangement with the Former Manager

We are party to a lease arrangement with the Former Manager pursuant to which we lease our principal executive offices in return for a monthly payment of $1,500. This arrangement is subject to termination at any time by either us or by the Former Manager.

Loan to Tipree

On August 11, 2010, we made a loan to Tiptree, the holder of approximately 73.81% of our outstanding Class B common shares and an affiliate of our manager, in the original principal amount of $23,000,000. The loan is secured by a pledge of all the assets of Tiptree and is fully recourse to Tiptree, but not the partners of Tiptree. The loan bears interest at an initial rate of 5% per annum and initially matures on December 11, 2010; provided, that Tiptree has the sole option to extend the loan for an additional four-month period, with the interest rate increasing to 9% per annum.

Review, Approval or Ratification of Transactions with Related Persons

Transactions between us and any related party, such as an affiliate, officer or employee, require the affirmative vote by a majority of our independent directors. Such transactions may include, among other things, the sale or acquisition of any asset to or from an affiliate. In evaluating such transactions, the independent directors will determine, among other things, whether such transactions contain terms materially comparable to a similar commercially reasonable, arm’s length transaction between two unaffiliated third parties.

DESCRIPTION OF SECURITIES

The following is a summary description of our common shares, certain provisions of Delaware law and certain provisions of our certificate of formation, operating agreement and bylaws. Because it is only a summary, it may not contain all the information that is important to you. For a description you should refer to our certificate of formation, operating agreement and bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part, and to the applicable provisions of the Delaware LLC Act.

General

Immediately prior to this offering, we will effect a recapitalization to convert all of our outstanding common shares into newly designated Class B common shares on a one-for-five basis (rounded up to the next whole share). After giving effect to the recapitalization, we will have outstanding no Class A common shares and 7,483,334 shares of our Class B common shares. All shares to be sold in this offering will be Class A common shares.

Our operating agreement provides that our board of directors (without any further vote or action by our shareholders) may cause us to issue an unlimited amount of common shares, an unlimited amount of LTIP shares, one Performance Share and an unlimited amount of preferred shares.

Upon consummation of this offering, there will be           Class A common shares, assuming no exercise of the underwriters’ option to purchase up to an additional           Class A common shares, 187,083,345 Class B common shares,           restricted common shares, one Performance Share, no LTIP shares and no preferred shares outstanding.

Common Shares

Each Class A common share is equivalent to a Class B common share for purposes of economic rights. Our operating agreement provides that each Class B common share is convertible at any time, at the option of the holder, into one Class A common share. Our Class A common shares are not convertible into any other shares.

Upon consummation of this offering and payment in full of the consideration payable with respect to the Class A common shares, the holders of such shares shall not be liable to us to make any additional capital contributions with respect to such shares, except to the extent that a shareholder receives a distribution in violation of the Delaware LLC Act. See “— Limited Liability.”

No holder of common shares will be entitled to preemptive, redemption or conversion rights, sinking fund or cumulative voting rights.

Voting Rights

The holders of our Class A common shares and Class B common shares have identical voting rights except that each Class A common share, which will be the only class of shares publicly traded, is entitled to one vote per share while each Class B common share is entitled to 10 votes per share, in each case on all matters submitted to a vote of our shareholders. Generally, except with respect to extraordinary corporate transactions, certain amendments to our operating agreement, liquidation and the election and removal of directors, all matters to be voted on by our shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes cast by all common shares present in person or represented by proxy. Extraordinary corporate transactions, liquidation and the removal of directors for cause must be approved by at least a majority of the votes entitled to be cast by our shareholders generally in the election of directors. See “— Amendment of Our Operating Agreement and Bylaws” for a discussion of approval rights with regard to such amendments.

Dividend Rights

Holders of Class A common shares and Class B common shares will share ratably (based on the number of common shares held) in any distribution declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends or other distributions, the dividend rights of the Performance Share and to any restrictions on the payment of dividends or other distributions imposed by the terms of any preferred shares we may issue in the future.

Liquidation Rights

Upon our dissolution, liquidation or winding up, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, the holders of our Class A common shares and Class B common shares will be entitled to receive our remaining assets available for distribution ratably in accordance with and to the extent of positive balances in their respective capital accounts after taking into account certain adjustments.

Other Matters

In the event of our merger or consolidation with or into another entity in connection with which our common shares are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of common shares will thereafter be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Under our operating agreement, in the event of an inadvertent partnership termination in which the IRS has granted us limited relief, each holder of our common shares also is obligated to make such adjustments as are required by the IRS to maintain our status as a partnership.

LTIP Shares

LTIP shares are a special class of limited liability company interest in our company. The rights of holders of LTIP shares are subject to our operating agreement. As of December 31, 2009, all outstanding LTIP shares were converted to common shares.

Dividend, Liquidation and Conversion Rights

Quarterly cash distributions on each LTIP share, whether vested or not, will be the same as those made on our common shares. LTIP shares have full parity with our common shares with respect to the payment of regular and special periodic or other distributions and distribution of assets upon liquidation, dissolution or winding up. Under the terms of the LTIP shares, each LTIP share shall be revalued to maintain parity with our common shares upon the occurrence of certain adjustment events. These events consist of: (i) a distribution by us on all outstanding common shares in equity securities, (ii) a subdivision of our outstanding common shares into a greater or smaller number of equity securities or (iii) the reclassification or recapitalization of our outstanding common shares. Upon the occurrence of one of these adjustment events, any increase in valuation from the time of grant until such event will be allocated first to the holders of the LTIP shares to equalize the capital accounts of each LTIP share with the capital account of a common share to reflect a one-to-one correspondence between the LTIP shares and the common shares. Upon equalization of the capital accounts, the LTIP shares will achieve full parity with the common shares for all purposes, including with respect to subsequent allocations and distributions, including, to the extent vested, liquidating distributions. If such parity is reached, vested LTIP shares may be converted into an equal number of common shares, and may thereafter enjoy all the rights of common shares. Until and unless such parity is reached, the value that will be realized upon a liquidation of our company for a given number of vested LTIP shares will be less than the value of an equal number of our common shares.

Voting Rights

The holders of LTIP shares have the same voting rights as a holder of common shares, as well as certain additional voting rights with respect to certain amendments to the operating agreement that will affect them adversely as a class, unless the holders of common shares are similarly affected by such amendment.

Performance Share

The Performance Share held by our manager is a special limited liability company interest in our company. No further Performance Share will be authorized for issuance to our manager, although we may issue Performance Shares to a successor manager, if any.

A holder of a Performance Share may not transfer any of its rights with respect to the Performance Share without the consent of our board of directors, which consent the board may withhold in its sole discretion. However, no consent of the board is required for a transfer or assignment by our manager of its Performance Share or the right to receive distributions pursuant to its Performance Share to its affiliates.

Dividend Rights

The Performance Share will entitle our manager to an allocation of profits, and cash distributions payable quarterly in arrears, in an amount, not less than zero, equal to the product of: (i) 20% of the dollar amount by which (a) our consolidated net income, before distributions on the Performance Share, per weighted average common share for such quarter, exceeds (b) an amount equal to the product of (A) the weighted average of the prices per share of our common shares in any equity offerings by us, including this offering, multiplied by (B) the greater of (1) 2.0% and (2) 0.75% plus one-fourth of the ten-year MMD index for such quarter, multiplied by (ii) the weighted average number of common shares outstanding in such quarter. To the extent distributions are payable on the Performance Share, those distributions shall have a priority over the payment of dividends on our common shares. The foregoing calculation shall be adjusted to exclude one-time events pursuant to changes in U.S. GAAP, as well as non-cash charges, after approval by a majority of our independent directors in the case of non-cash charges. “Net income” is determined by calculating the net income available to owners of common shares before non-cash equity compensation expense, each computed in accordance with U.S. GAAP. As consideration for the acquisition of the right to manage our company from the Former Manager, our manager will, beginning on March 18, 2012 and until March 18, 2022, remit to the former manager payments in respect of our manager’s revenue in excess of $1 million (including the above-discussed Performance Share, and less certain adjustments).

Voting Rights

The Performance Share will generally not be entitled to vote on matters submitted to our shareholders, except with respect to certain amendments to the operating agreement that will affect it adversely as a class.

Redemption

If we terminate the Management Agreement without cause or as a result of a non-renewal by us of the Management Agreement or if our manager terminates the Management Agreement due to our default, we are required to redeem the Performance Share held by our manager for an amount equal to three times the average annual distributions paid in respect of such Performance Share for the two 12-month periods immediately preceding the date of termination.

Preferred Shares

Under our operating agreement, our board of directors (without any further vote or action by our shareholders) is authorized to provide for the issuance from time to time of an unlimited amount of one or more classes or series of preferred shares. Unless required by law or by any stock exchange, if applicable, any such authorized preferred shares will be available for issuance without further action by our common shareholders. Our board of directors is authorized to fix the number of shares, the relative powers, preferences and rights, and the qualifications, limitations or restrictions applicable to each class or series thereof by resolution authorizing the issuance of such class or series. As of the date of this prospectus, no preferred shares are outstanding and we have no current plans to issue any preferred shares.

We could issue a series of preferred shares that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of holders of common shares might believe to be in their best interests or in which holders of common shares might receive a premium for their common shares.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common shares is American Stock Transfer & Trust Company, LLC.

Listing

We intend to apply to have our Class A common shares listed on The Nasdaq Stock Market LLC under the symbol “          ”. We cannot assure you that our Class A common shares will be, or will continue to be, listed on The Nasdaq Stock Market LLC. Our Class B common shares will not be listed on any established public trading market.

Operating Agreement and Bylaws

Organization and Duration

We were formed on April 23, 2007, and will remain in existence until dissolved in accordance with our operating agreement. See “— Termination and Dissolution.”

Purpose

Under our operating agreement, we are permitted to engage in any business activity that lawfully may be conducted by a limited liability company organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the operating agreement relating to such business activity; provided, however, that, except if our board of directors determines that it is no longer in our best interests, our management shall not cause us to engage, directly or indirectly, in any business activity that our board of directors determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes.

Agreement to be Bound by our Operating Agreement; Power of Attorney

By purchasing a Class A common share, you will be admitted as a member of our limited liability company and will be bound by the provisions of, and deemed to be a party to, our operating agreement. Pursuant to this agreement, each shareholder and each person who acquires a common share from a shareholder grants to our chief executive officer and our secretary a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our chief executive officer and our secretary the authority to make certain amendments to, and to execute and deliver such other documents as may be necessary or appropriate to carry out the provisions or purposes of, our operating agreement.

Duties of Officers and Directors

Our operating agreement provides that, except as may otherwise be provided by the operating agreement or by our bylaws, our property, affairs and business shall be managed under the direction of our board of directors. Pursuant to our bylaws, our board of directors has the power to appoint our officers and such officers have the authority to exercise the powers and perform the duties specified in our bylaws or as may be specified by our board of directors. See “Management.”

Our operating agreement further provides that the authority and function of our board of directors and officers shall be identical to the authority and functions of a board of directors and officers of a corporation organized under the Delaware General Corporation Law, or DGCL, except as expressly modified by the terms of the operating agreement. Finally, our operating agreement provides that except as specifically provided therein or as required by the Delaware LLC Act, the fiduciary duties and obligations owed to our members shall be the same as the respective duties and obligations owed by officers and directors of a corporation organized under the DGCL to their corporation and shareholders, respectively.

Our operating agreement does not expressly modify the duties and obligations owed by officers and directors under the DGCL. However, there are certain provisions in our operating agreement regarding exculpation and indemnification of our officers and directors that differ from the DGCL. First, our operating agreement provides that to the fullest extent permitted by applicable law our directors or officers will not be liable to us. Under the DGCL, a director or officer would be liable to us for (i) breach of duty of loyalty to us or our shareholders, (ii) intentional misconduct or knowing violations of the law that are not done in good faith, (iii) improper redemption of shares or declaration of a dividend or (iv) a transaction from which the director derived an improper personal benefit.

Second, our operating agreement provides that we indemnify our directors and officers for acts or omissions to the fullest extent permitted by law. Under the DGCL, a corporation can only indemnify directors and officers for acts or omissions if the director or officer acted in good faith, in a manner he reasonably believed to be in the best interests of the corporation, and, in a criminal action, if the officer or director had no reasonable cause to believe his conduct was unlawful. See “Limitations on Liability and Indemnification of Our Directors and Officers.”

Size and Election of Board of Directors

Our operating agreement and bylaws provide that the number of directors may be established, increased or decreased by our board of directors but may not be fewer than one. Our operating agreement and bylaws currently provide that our directors will be elected at each annual meeting of shareholders to serve until the next annual meeting of shareholders and until their successors are duly elected and qualify. Except as may be provided by the board of directors in setting the terms of any class or series of preferred shares, any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies.

Removal of Members of Our Board of Directors

Our operating agreement provides that a director may be removed, but only for cause, by the affirmative vote of at least a majority of the votes entitled to be cast by our shareholders generally in the election of our directors.

Special Meetings of Shareholders; Advance Notice of Director Nominations and New Business

Our bylaws provide that special meetings of shareholders may be called by our board of directors, the chairman of our board, our chief executive officer or president. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and information requirements by the shareholders requesting the meeting, a special meeting of shareholders must be called by our secretary upon the written request of shareholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Our bylaws provide that with respect to an annual meeting of shareholders, nominations of persons for election to our board of directors and the proposal of business to be considered by shareholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our board of directors, or (iii) by any shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws. Our bylaws provide that, with respect to special meetings of our shareholders, only the business specified in our notice of meeting may be brought before the meeting, and nominations of persons for election to our board of directors may be made only (a) pursuant to our notice of the meeting, (b) by or at the direction of our board of directors, or (c) provided that our board of directors has determined that directors shall be elected at the meeting, by any shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford our board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform shareholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our shareholder meetings.

Limited Liability

Section 18-607(c) of the Delaware LLC Act provides that a member who receives a distribution from a Delaware limited liability company and knew at the time of the distribution that the liabilities of the company exceeded the fair value of its assets shall be liable to the company for the amount of the distribution for three years. Section 18-607(a) of the Delaware LLC Act provides that a limited liability company may not make a distribution to a member if, after the distribution, all liabilities of the company, other than liabilities to members on account of their shares and liabilities for which the recourse of creditors is limited to specific property of the company, would exceed the fair value of the assets of the company. For the purpose of determining the fair value of the assets of a company, Section 18-607(a) of the Delaware LLC Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the company only to the extent that the fair value of that property exceeds the nonrecourse liability. Under Section 18-704(b) of the Delaware LLC Act, an assignee who becomes a substituted member of a company is liable for the obligations of his assignor to make contributions to the company, except the assignee is not obligated for liabilities unknown to him at the time the assignee became a member and that could not be ascertained from the operating agreement.

Limitations on Liability and Indemnification of Our Directors and Officers

Pursuant to our operating agreement, we have agreed to indemnify each of our directors and officers, to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with our approval and counsel fees and disbursements on a solicitor and client basis) arising from the performance of any of their obligations or duties in connection with their service to us or the operating agreement, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such person may hereafter be made party by reason of being or having been one of our directors or officers.

Amendment of Our Operating Agreement and Bylaws

Amendments to our operating agreement may be proposed only by or with the consent of our board of directors. To adopt a proposed amendment, our board of directors is required to seek written approval of the holders of the number of shares required to approve the amendment or call a meeting of our shareholders to consider and vote upon the proposed amendment. Except as set forth below, an amendment must be approved by at least a majority of the votes entitled to be cast by our shareholders generally in the election of directors and, in general, to the extent that such amendment would have a material adverse effect on the holders of any class or series of shares, by the holders of a majority of the holders of such class or series.

Prohibited Amendments.  No amendment may be made that would:

•	increase the obligations of any shareholder without such shareholder’s consent, unless approved by at least a majority of the type or class of shares so affected;

•	provide that we are not dissolved upon an election to dissolve our limited liability company by our board of directors that is approved by at least a majority of the votes entitled to be cast by our shareholders generally in the election of directors;

•	change the term of our existence; or

•	give any person the right to dissolve our limited liability company other than our board of directors’ right to dissolve our limited liability company with the approval by at least a majority of the votes entitled to be cast by our shareholders generally in the election of directors.

The provision of our operating agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval by at least two-thirds of the votes entitled to be cast by our shareholders generally in the election of directors.

No Shareholder Approval.  Our board of directors may generally make amendments to our operating agreement without the approval of any shareholder or assignee to reflect:

•	a change in our name, the location of our principal place of our business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of shareholders in accordance with our operating agreement;

•	the merger of our company or any of its subsidiaries into, or the conveyance of all of our assets to, a newly-formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity;

•	a change that our board of directors determines to be necessary or appropriate for us to qualify or continue our qualification as a company in which our members have limited liability under the laws of any state or to ensure that we will not be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes other than as we specifically so designate;

•	an amendment that our board of directors determines, based upon the advice of counsel, to be necessary or appropriate to prevent us, members of our board, or our officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act, the Investment Advisers Act of 1940, or “plan asset” regulations adopted under the Employment Retirement Income Security Act, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed;

•	an amendment that our board of directors determines to be necessary or appropriate for the authorization or issuance of additional securities;

•	any amendment expressly permitted in our operating agreement to be made by our board of directors acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our operating agreement;

•	any amendment that our board of directors determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our operating agreement;

•	a change in our fiscal year or taxable year and related changes; and

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our board of directors may make amendments to our operating agreement without the approval of any shareholder if our board of directors determines that those amendments:

•	do not adversely affect the shareholders (including any particular class or series of shares as compared to other classes or series of shares) in any material respect;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate to facilitate the trading of shares or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the shares are or will be listed for trading, compliance with any of which our board of directors deems to be in the best interests of us and our shareholders;

•	are necessary or appropriate for any action taken by our board of directors relating to splits or combinations of shares under the provisions of our operating agreement; or

•	are required to effect the intent of the provisions of our operating agreement or are otherwise contemplated by our operating agreement.

Our bylaws provide that our board of directors has the exclusive power to adopt, alter or repeal the bylaws or make new bylaws.

Merger, Sale or Other Disposition of Assets

Our board of directors is generally prohibited, without the prior approval of at least a majority of the votes entitled to be cast by our shareholders generally in the election of directors, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, or approving on our behalf the sale, exchange or other disposition of all or substantially all of our assets, provided that our board of directors may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without the approval of any shareholder. Our board of directors may also sell all or substantially all of our assets under a foreclosure or other realization upon the encumbrances above without that approval.

If the conditions specified in our operating agreement are satisfied, our board of directors may merge our company or any of its subsidiaries into, or convey all of our assets to, a newly-formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity, in each case without any approval of our shareholders. The shareholders are not entitled to dissenters’ rights of appraisal under the operating agreement or applicable Delaware law in the event of a merger or consolidation, a sale of all or substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

We will continue as a limited liability company until terminated under our operating agreement. We will dissolve upon: (i) the election of our board of directors to dissolve us, if approved by at least a majority of the votes entitled to be cast by our shareholders generally in the election of directors; (ii) the sale, exchange or other disposition of all or substantially all of our assets; (iii) the entry of a decree of judicial dissolution of our limited liability company; or (iv) at any time that we no longer have any shareholders, unless our business is continued in accordance with the Delaware LLC Act.

Tax Elections

Our operating agreement provides our board of directors with the power to decide whether to make various tax elections on behalf of our company. In this regard, if our board of directors determines that it is no longer in our best interests to continue as a partnership for U.S. federal income tax purposes, our board of directors may elect to treat us as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes. See “Risk Factors — Tax Risks” for a discussion of certain risks to our classification as a publicly traded partnership not taxable as a corporation.

Books and Reports

We are required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes or a basis that permits the preparation of financial statements in accordance with generally accepted accounting principals. For financial reporting purposes and tax purposes, our fiscal year and our tax year are the calendar year, unless otherwise determined by our board of directors in accordance with the Code. We have agreed to use reasonable efforts to furnish holders of Class A common shares with tax information (including Schedule K-1) as promptly as possible, which describes allocable share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, we will use various accounting and reporting conventions to determine their allocable share of income, gain, loss and deduction. Delivery of this information by us may be subject to delay as a result of the late receipt of any necessary tax information from an investment in which we hold an interest. It is therefore possible that, in any taxable year, our shareholders will need to apply for extensions of time to file their tax returns.

Potential Anti-Takeover Effects of Our Operating Agreement and Bylaws

The following is a summary of certain provisions of our operating agreement and bylaws that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the interests held by shareholders.

Authorization to Issue an Unlimited Number of Shares

Our operating agreement authorizes us to issue an unlimited number of shares for the consideration and on the terms and conditions established by our board of directors without the approval of any holders of our shares. Future issuances of shares or equity securities may be utilized for a variety of purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. Our ability to issue additional shares and other equity securities could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

Dual class structure

Our Class B common shares have ten votes per share, while Class A common shares, which is the class of common shares being sold in this offering and which will be the only class of shares publicly traded, have one vote per share. After the offering, our manager, its officers and Tiptree, an affiliate of our manager, collectively will own 78.22% of the outstanding Class B common shares. Because of our dual class structure, our Class B shareholders will continue to be able to control all matters submitted to our shareholders for approval even if they come to own significantly less than 50% of the shares of our outstanding common shares. This concentrated control could discourage others from initiating any potential sale of all or substantially all of our assets, merger, or other change of control transaction that other shareholders may view as beneficial.

Delaware Business Combination Statute — Section 203

We are a limited liability company organized under Delaware law. Some provisions of Delaware law may delay or prevent a transaction that would cause a change in our control.

Section 203 of the DGCL, which restricts certain business combinations with interested shareholders in certain situations, does not apply to limited liability companies unless they elect to utilize it. Our operating agreement does not currently elect to have Section 203 of the DGCL apply to us. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction by which that person became an interested shareholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested shareholder, and an interested shareholder is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of voting shares.

Other Provisions of Our Operating Agreement and Bylaws

Certain other provisions of our operating agreement and bylaws may make a change in control of our company more difficult to effect. For example, the provision in our operating agreement regarding the removal of directors, when coupled with the provision in our bylaws authorizing our board of directors to fill vacant directorships, will preclude shareholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees except upon a substantial affirmative vote. In addition, the advance notice provisions for shareholder nominations and proposals in our bylaws may also delay a change of control. Although the bylaws do not give our board of directors the power to disapprove timely shareholder nominations and proposals, they may have the effect of precluding a contest for the election of directors or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors to our board of directors or to approve its own proposal.

COMMON SHARES ELIGIBLE FOR FUTURE SALE

There currently is no public market for our Class A common shares. We cannot predict the effect, if any, that sales of Class A common shares or the availability of Class A common shares for sale will have on the market price of our common shares prevailing from time to time. Sales of substantial amounts of our Class A common shares in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our Class A common shares. See “Risk Factors — Risks Related to this Offering.” There currently is no public market for our Class A common shares, an active trading market may never develop and the market price of the Class A common shares may be volatile.”

Upon the completion of this offering, a total of           common shares will be outstanding, including           Class A common shares and 7,483,334 Class B common shares, including 22,500 restricted common shares subject to a vesting period of three years from issuance. 7,500 of these restricted common shares vest and become transferable in each of 2010, 2011 and 2012, subject to compliance with applicable securities

laws. All           Class A common shares sold in this offering, plus any Class A common shares sold upon exercise of the underwriters’ option to purchase additional shares, will be freely tradable in the public market without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144, which is summarized below.

The remaining           common shares, consisting of all of our Class B shares, will be “restricted securities,” as that term is defined in Rule 144. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 under the Securities Act, which is summarized below.

The SEC adopted amendments to Rule 144 effective on February 15, 2008 applicable to securities acquired both before and after that date. Under these amendments, if six months has elapsed since the date of acquisition of restricted common shares by persons who are not our affiliates at the time of, or at any time during the three months preceding, a sale, and we have been a public reporting partnership under the Exchange Act for at least three months before the sale, the holder of such restricted common shares will be entitled to freely sell the common shares.

Persons who have held our restricted common shares for at least six months but who are affiliates at the time of, or at any time during the three months preceding, a sale, and provided we have been a public reporting company under the Exchange Act for at least three months before the sale, will be entitled to sell common shares, but subject to an additional restriction requiring that the number of common shares sold by such persons within any three-month period does not exceed 1% of the total number of common shares then outstanding.

Sales under Rule 144 also may be subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

CIRCULAR 230 NOTICE. THE FOLLOWING NOTICE IS BASED ON U.S. TREASURY REGULATIONS GOVERNING PRACTICE BEFORE THE U.S. INTERNAL REVENUE SERVICE: (1) ANY U.S. FEDERAL TAX ADVICE CONTAINED HEREIN, INCLUDING ANY OPINION OF COUNSEL REFERRED TO HEREIN, IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING U.S. FEDERAL TAX PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER; (2) ANY SUCH ADVICE IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS DESCRIBED HEREIN (OR IN ANY SUCH OPINION OF COUNSEL); AND (3) EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a general summary of certain U.S. federal income tax considerations relating to the acquisition, holding and disposition of our Class A common shares. For purposes of this section, under the heading “Certain U.S. Federal Income Tax Considerations,” references to “we,” “us” or “our” mean only Muni Funding Company of America, LLC and not our subsidiaries or other lower-tier entities, except as otherwise indicated. The following summary is based upon the Code, Treasury Regulations, current administrative interpretations and practices of the IRS (including administrative interpretations to and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received these rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding the tax-exempt character of interest on our tax-exempt 501(c)(3) bonds or other investments, our classification as a partnership for U.S. federal income tax purposes or any other matter discussed in this summary. The summary is also based upon the assumption that our operation, and the operations of our subsidiaries and other lower-tier and affiliated entities, will, in each case, be in accordance with its applicable organizational documents and any representations and/or covenants to our tax advisors have been and will be complied with. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular shareholder in light of its investment or tax circumstances or to shareholders subject to special tax rules, such as:

•	U.S. expatriates;

•	persons who mark-to-market our Class A common shares;

•	subchapter S corporations;

•	U.S. shareholders (as defined below) whose functional currency is not the U.S. dollar;

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	real estate investment trusts;

•	trusts and estates;

•	holders who receive our shares through the exercise of employee share options or otherwise as compensation;

•	persons holding our Class A common shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons holding their interest through a partnership or similar pass-through entity;

•	persons holding a 10% or more (by vote or value) beneficial interest in us;

•	tax-exempt organizations; and

•	non-U.S. shareholders (as defined below).

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our shares, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of such partnership. A partner of a partnership holding our shares should consult its tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our shares by the partnership.

This summary assumes that shareholders will hold our Class A common shares as capital assets, which generally means as property held for investment.

For purposes of the following discussion, a U.S. shareholder is a shareholder that is (i) a citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (a) the administration over which a U.S. court can exercise primary supervision and (b) all of the substantial decisions of which one or more U.S. persons have the authority to control. A “non-U.S. shareholder” is a person that is not a U.S. shareholder.

THE U.S. FEDERAL INCOME TAX TREATMENT OF OUR SHAREHOLDERS DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY IS AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR

SHARES TO ANY PARTICULAR SHAREHOLDER WILL DEPEND ON THE SHAREHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR SHARES.

Partnership Classification.  We believe that we have operated, and intend to continue to operate as a partnership for U.S. federal income tax purposes. We have solely relied on the opinion of           in making this determination.

You should be aware that our determination of partnership status and any tax advice of external advisors are not binding on the IRS, and no assurance can be given that the IRS will not challenge our determination. Any advice we have received has also been based on various assumptions relating to our organization, operation, assets and activities, and that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, that all actions described in this prospectus will be completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our operating agreement and this prospectus, and is conditioned upon the factual representations and covenants that have been made by us, MFCA Funding Inc., and our former and current manager regarding our and MFCA Funding Inc.’s organization, operation, assets and activities (past, present and contemplated).

While we believe that we have operated and we intend to continue to operate so that we will qualify to be treated for U.S. federal income tax purposes as a partnership, and not as an association or a publicly traded partnership taxable as a corporation, given the highly complex nature of the rules governing partnerships, the ongoing importance of factual determinations, the lack of direct guidance with respect to the application of tax laws to the activities we are undertaking and the possibility of future changes in our circumstances, we cannot give any assurance that we have qualified or we will qualify as a partnership for any particular year. Our taxation as a partnership depends on our continuing ability to meet, through actual operating results, the “qualifying income exception” (as described below).

Under Section 7704 of the Code, “publicly traded partnerships” are generally treated and taxed as corporations for U.S. federal income tax purposes. A publicly traded partnership is any partnership the interests in which are traded on an established securities market or which are readily tradable on a secondary market (or the substantial equivalent thereof). The listing of our shares on The NASDAQ Stock Market LLC causes us to be treated as a publicly traded partnership. However, if 90% or more of the income of a publicly traded partnership during each taxable year consists of “qualifying income” and the partnership is not registered under the Investment Company Act, it will be treated as a partnership, and not as an association or publicly traded partnership taxable as a corporation, for U.S. federal income tax purposes (the “qualifying income exception”). Qualifying income generally includes rents, dividends, interest and capital gains from the sale or other disposition of stocks, bonds and real property. In addition, qualifying income generally also includes income from a notional principal contract (such as a total return swap) if the income from the reference obligation would be qualifying income. In determining whether interest is treated as qualifying income for purposes of these rules, interest income derived from a “financial business” and income and gains derived by a “dealer” in securities are not treated as qualifying income.

We have taken the position that for purposes of determining whether we are engaged in a financial business, portfolio investing activities that we engage in will not cause us to be engaged in a financial business or to be considered a “dealer” in securities. However, there is no clear guidance as to what constitutes a financial business for purposes of the publicly traded partnership regulations and it is possible that the IRS could assert that our activities constitute a financial business. Prospective investors should carefully note that we could also be treated as engaged in a financial business if the activities of our taxable subsidiaries, such as MFCA Funding, Inc., were attributed to us and we were deemed to conduct a financial business. It should be noted, however, that as taxable C corporations, our taxable subsidiaries, such as MFCA Funding Inc., are subject to corporate income tax on their net income, and are intended to engage in significant transactions with third parties in the operation of their businesses. Notwithstanding our belief to the contrary, there can be no assurance that the IRS would not successfully challenge our compliance with the qualifying income requirements and assert that we are a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.

Section 7701(i) of the Code generally provides that any entity (or portion of an entity) that is a “taxable mortgage pool” (a “TMP”) will be treated as a corporation subject to U.S. federal income tax. Under such Section 7701(i), any entity (or portion of an entity) will be a TMP if (i) substantially all of its assets consist of debt obligations, more than 50% of which are real estate mortgages (including mortgage-backed securities) (ii) such entity is an obligor under debt obligations (and possibly, certain types of equity) with two or more maturities, and (iii) under the terms of the entity’s debt obligations (or an underlying arrangement), the payments on such debt obligations “bear a relationship” to the debt instruments held by the entity. These rules are intended to prevent income from escaping U.S. federal income tax when a mortgage pool is used to issue multiple mortgage backed securities through the use of an entity other than a real estate mortgage investment conduit or REMIC. We do not expect that greater than 50% of our (or any of our pass-through subsidiaries) assets will be mortgages. In addition, because of the absence of any relationship between the timing of payments on the tax-exempt bonds we hold and the timing of distributions on our shares we believe that neither we nor any of our pass-through subsidiaries will be treated as a TMP.

If, for any reason (including by being treated as engaged in a financial business that a taxable subsidiary is engaged in), we become taxable as a corporation for U.S. federal income tax purposes, our items of income and deduction would not pass through to our shareholders and our shareholders would be treated for U.S. federal income tax purposes as stockholders in a corporation. We would be required to pay income tax at corporate rates on any portion of our net income that did not constitute tax-exempt income. In addition, a portion of our federally tax-exempt income may be included in determining our alternative minimum tax (“AMT”) liability. Distributions by us to our shareholders would constitute dividend income taxable to such shareholders as portfolio income, to the extent of our current and accumulated earnings and profits, which would include tax-exempt income as well as any taxable income we might have, and the payment of these distributions would not be deductible by us. These consequences would have a significant adverse effect on us, our shareholders and the value of our shares. Prospective investors should consult their own tax advisors regarding these potential material adverse tax consequences.

If at the end of any taxable year we fail to meet the qualifying income exception, we may still qualify as a partnership if we are entitled to relief under the Code for an inadvertent termination of partnership status. This relief will be available if (i) the failure is cured within a reasonable time after discovery, (ii) the failure is determined by the IRS to be inadvertent, and (iii) we agree to make such adjustments (including adjustments with respect to our shareholders) or to pay such amounts as are determined by the IRS. It is not possible to state whether we would be entitled to this relief in any or all circumstances. It also is not clear under the Code whether this relief is available for our first taxable year as a publicly traded partnership. If this relief provision is not applicable to a particular set of circumstances involving us, we will not qualify as a partnership for U.S. federal income tax purposes. Even if this relief provision applies and we retain our partnership qualification, we or our shareholders (during the failure period) will be required to pay such amounts as determined by the IRS.

The remainder of this discussion assumes that we will qualify to be taxed as a partnership for U.S. federal income tax purposes.

Taxation of Our Shareholders on our Profits and Losses.  By reason of our taxation as a partnership for U.S. federal income tax purposes, we will not be subject to U.S. federal income tax. We will file an annual partnership information return with the IRS, which reports the results of our operations. Each shareholder, in computing its U.S. federal income tax liability for a taxable year, will be required to take into account its allocable share of items of our income, gain, loss, deduction and credit for our taxable year ending within or with the taxable year of such shareholder, regardless of whether the shareholder has received any distributions. It is possible that the U.S. federal income tax liability of a shareholder with respect to its allocable share of our earnings in a particular taxable year could exceed the cash distributions to the shareholders for the year, thus requiring an out-of-pocket tax payment by the shareholder. The characterization of an item of our income, gain, loss, deduction or credit will generally be determined at the partnership level (rather than at the shareholder level).

The amount of “phantom income” a shareholder may recognize would likely significantly increase to the extent a shareholder elects to participate in a distribution reinvestment plan in respect of its shares.

We expect that a significant portion of our revenues will consist of tax-exempt income. There are risks that certain amounts of income that we report as tax-exempt income may not qualify for such treatment. See “— Nature of our Business Activities — Tax-Exempt Bonds” and “Risk Factors — Tax Risks — Our ability to allocate and distribute to our shareholders income that is exempt from U.S. federal income tax will depend on the exclusion from gross income of the interest income that we receive on the bonds in which we invest. A portion of the interest income we earn will likely be taxable in many states and localities and may be includable in our shareholders’ calculation of Alternative Minimum Tax.”

As part of our future investment strategy, prospective shareholders should note that we also expect to invest in fully taxable bonds and other fixed income securities.

Allocation of Profits and Losses.  Under our operating agreement, the Company’s net capital appreciation or net capital depreciation for each accounting period is allocated among the shareholders and to their capital accounts without regarding to the amount of income or loss actually recognized by us for U.S. federal income tax purposes. The operating agreement provides that for each of our fiscal years, items of income, gain, loss, deduction or credit recognized by us will be allocated among our shareholders in accordance with their allocable shares of our items of income, gain, loss, deduction and credit. A shareholder’s allocable share of such items will be determined by our operating agreement, provided such allocations either have “substantial economic effect” or are determined to be in accordance with the shareholders’ interests. There can be no assurance however, that the particular methodology of allocations used by us will be accepted by the IRS. If such allocations are successfully challenged by the IRS, the allocation of our tax items among the shareholders may be affected.

Section 706 of the Code generally requires that items of partnership income and deductions be allocated between transferors and transferees of partnership interests on a daily basis. We will apply certain assumptions and conventions in allocating income and deductions with respect to share transfers in an attempt to comply with applicable rules and report income, gain, deduction, loss and credit to shareholders in a manner that reflects such shareholders’ beneficial shares of our items. It is possible that transfers of shares could be considered to occur for U.S. federal income tax purposes when the transfer is completed without regard to our conventions. As a result of such allocation method, you may be allocated income even if you do not receive any distributions.

If our conventions are not allowed by the Treasury Regulations (or only apply to transfers of less than all of a shareholder’s shares) or if the IRS otherwise does not accept our conventions, the IRS may contend that our taxable income or losses must be reallocated among our shareholders. If such a contention were sustained, our shareholders’ respective tax liabilities would be adjusted possibly to the detriment of certain shareholders.

Adjusted Tax Basis of Our Shares.  Our distributions generally will not be taxable to a shareholder to the extent of such shareholder’s adjusted tax basis in its shares. In addition, a shareholder is allowed to deduct its allocable share of our losses (if any) only to the extent of such shareholder’s adjusted tax basis in its shares in the year in which the losses occur. A shareholder’s adjusted tax basis is generally equal to the shareholder’s aggregate purchase price for shares and is generally increased by the shareholder’s allocable share of our items of income, including tax-exempt income, and gain. A shareholder’s adjusted tax basis is generally decreased by (a) the shareholder’s allocable share of our items of loss and deduction, including any nondeductible expenses, (b) the amount of cash distributed by us to the shareholder, and (c) our tax basis in property (other than cash) distributed by us to the shareholder. Moreover, a shareholder’s adjusted tax basis will include the shareholder’s allocable share of our liabilities, if any, and cash distributions will include the amount of any reduction in our liabilities that is allocated to the shareholder.

To the extent that a shareholder’s allocable share of our losses is not allowed because the shareholder has insufficient adjusted tax basis in our shares, such disallowed losses may be carried over by the shareholder to subsequent taxable years and will be allowed if and to the extent of the shareholder’s adjusted tax basis in our shares in subsequent taxable years.

Mandatory Basis Adjustments.  We are generally required to adjust our tax basis in our assets in respect of all shareholders in cases of distributions that result in a “substantial basis reduction” (i.e., in excess of $250,000) in respect of our property. We are also required to adjust the tax basis in our assets in respect of a transferee, in the case of a sale or exchange of an interest, or a transfer upon death, when there exists a “substantial built-in loss” (i.e., in excess of $250,000) in respect of our property immediately after the transfer. For this reason, we will require (i) a shareholder who receives a distribution from us in connection with a complete withdrawal, (ii) a transferee of our shares (including a transferee in case of death) and (iii) any other shareholder in appropriate circumstances to provide us with information regarding its adjusted tax basis in our shares.

Treatment of Distributions.  Cash distributions by us with respect to shares or in redemption of less than all of a shareholder’s shares generally will not be taxable to such shareholder. Instead, such distributions will reduce, but not below zero, the adjusted tax basis in all of such shareholder’s shares immediately before the distribution. If such distributions to a shareholder exceed the shareholder’s adjusted tax basis in such shareholder’s shares, the excess will be taxable to the shareholder as gain from a sale or exchange of shares (as described in “— Disposition of Shares” below). The same treatment will apply to a shareholder who elects to participate in the distribution reinvestment plan where such shareholder will be treated for tax purposes as if the shareholder had chosen to receive such cash distributions outright. It is possible that partial redemptions made during the taxable year could result in taxable gain to a shareholder where no gain would otherwise have resulted if the same partial redemption were made at the end of the taxable year. A reduction in a shareholder’s allocable share of our liabilities, and certain distributions of marketable securities by us, are treated as cash distributions for U.S. federal income tax purposes.

Disposition of Shares.  A sale or other taxable disposition of all or a part of a shareholder’s shares (including in redemption for cash of all of the shareholder’s shares) will be treated as a disposition of all or part, as the case may be, of such shareholder’s shares. Such sale or other disposition generally will result in the recognition of gain or loss in an amount equal to the difference, if any, between the amount realized on the disposition (including the shareholder’s share of any indebtedness, if any, of ours) and the shareholder’s adjusted tax basis in its shares (as described in “— Adjusted Tax Basis of Our Shares” above). A shareholder’s adjusted tax basis will be adjusted for this purpose by its allocable share of our income or loss for the year of such sale or other disposition. Any gain or loss recognized with respect to such sale or other disposition will generally be treated as capital gain or loss and will be long-term capital gain or loss if the shareholder’s holding period for its shares exceeds one year. A portion of such gain, however, may be treated as ordinary income under the Code to the extent attributable to the shareholder’s allocable share of unrealized gain or loss in our assets to the extent described in Section 751 of the Code.

Shareholders who purchase shares at different times and intend to sell all or part of the shares within a year of their most recent purchase are urged to consult their tax advisors regarding the application of certain “split holding periods” rules to them and the treatment of any gain or loss as long-term or short term capital gain or loss. For example, a selling shareholder may use the actual holding period of the portion of such shareholder’s transferred shares, provided such shares are divided into identifiable shares with ascertainable holding periods, the selling shareholder can identify the portion of the shares transferred, and the selling shareholder elects to use the identification method for all sales or exchanges of our shares.

Limitation on Deductibility of Capital Losses.  Any capital losses generated by us (or upon a disposition of our shares) will generally be deductible by shareholders who are individuals only to the extent of such shareholders’ capital gains for the taxable year plus up to $3,000 of ordinary income ($1,500 in the case of a married individual filing a separate return). Capital losses of an individual taxpayer may generally be carried forward to succeeding tax years to offset capital gains and then ordinary income (subject to the $3,000 annual limitation). Capital losses of a corporate taxpayer may be offset only against capital gains, but unused capital losses may be carried back three years (subject to certain limitations) and carried forward five years. Prospective shareholders should consult their tax advisors regarding the deductibility of capital losses.

Application of “At Risk” and Passive Activity Limitations on Deductions.  Individuals and certain closely held C corporations are allowed to deduct their allocable share of our losses (if any) only to the extent of each such shareholder’s “at risk” amount in us at the end of the taxable year in which the losses occur. The amount for which a shareholder is “at risk” with respect to its interest generally is equal to its adjusted tax basis for such interest, less any amounts borrowed (x) in connection with its acquisition of such interest for which it is not personally liable and for which it has pledged no property other than its interest; (y) from persons who have a proprietary interest in us and from certain persons related to such persons; and (z) for which the shareholder is protected against loss through nonrecourse financing, guarantees or similar arrangements. To the extent that a shareholder’s allocable share of our losses is not allowed because the shareholder has an insufficient amount at risk in us, such disallowed losses may be carried over by the shareholder to subsequent taxable years and will be allowed if and to the extent of the shareholder’s at risk amount in subsequent years.

The Code restricts the deductibility of losses from a “passive activity” against certain income which is not derived from a passive activity. This restriction applies to individuals, personal service corporations and certain closely held corporations. It is not expected that we will generate any material amount of income or losses from “passive activities” for purposes of Section 469 of the Code. Accordingly, income allocated by us to a shareholder generally may not be offset by the passive losses of such shareholder and losses allocated to a shareholder generally may not be used to offset passive income of such shareholder. Shareholders also should consult their tax advisors regarding the possible application to them of the limitations on the deductibility of losses from certain passive activities contained in Section 469 of the Code.

Limitation on Interest Deductions.  We will likely incur interest expense in connection with our operation of investing in tax-exempt obligations. Section 265(a)(2) of the Code generally disallows any deduction for interest paid by a taxpayer on indebtedness incurred or continued for the purpose of purchasing or carrying a tax-exempt obligation. A purpose to carry tax-exempt obligations will be inferred whenever a taxpayer owns tax-exempt obligations and has outstanding indebtedness which is neither directly connected with personal expenditures nor incurred in connection with the active conduct of a trade or business. The IRS may take the position that a shareholder’s allocable portion of any interest that we pay on our borrowings and/or any interest paid by a shareholder on indebtedness incurred to purchase our shares should be viewed in whole or in part as incurred to enable such shareholder to continue carrying tax-exempt obligations and, therefore, the deduction of any such interest by a shareholder should be disallowed in whole or in part.

Further, a risk exists that the IRS may take the position that short term or longer term interests in our STEP subsidiaries or tender option bond programs are debt. We expect to receive or have received opinions from deal counsel in connection with such transactions to the effect that such interests are not debt for U.S. federal income tax purposes. If the IRS takes the position that such interests are debt and is successful in maintaining this position, however, interest paid to the holders of such interests would not be deductible by us as the holder of the residual interest.

In the event that any of our interest expense is not attributable to tax-exempt interest income, individuals and other noncorporate shareholders are allowed to deduct their allocable share of our “investment interest” (within the meaning of Section 163(d) of the Code and the Treasury Regulations) only to the extent of each such shareholder’s net investment income for the taxable year. A shareholder’s net investment income generally is the excess, if any, of the shareholder’s investment income from all sources (which is gross income from property held for investment) over investment expenses from all sources (which are deductions allowed that are directly connected with the production of investment income). Investment income excludes net capital gain attributable to the disposition of property held for investment, as well as “qualified dividend income” that is currently taxable at long-term capital gains, unless the shareholder elects to pay tax on such gain or income at ordinary income rates. To the extent that a shareholder’s allocable share of our investment interest is not allowed as a deduction because the shareholder has insufficient net investment income, such disallowed investment interest may be carried over by the shareholder to subsequent taxable years and will be allowed if and to the extent of the shareholder’s net investment income in subsequent years.

If a shareholder borrows to finance the purchase of the Class A common shares, any interest paid or accrued on the borrowing subject to the discussion above regarding the disallowance of deductions for interest incurred or continued for the purchase or carrying of tax-exempt obligations, will be allocated among our assets for purposes of determining the portion of such interest that is investment interest subject to the foregoing limitations or passive interest subject to the passive activity rules under Section 469 of the Code. The portion of such interest allocated to property held for investment (such as stock in a corporation) will be treated as investment interest. Shareholders should consult their tax advisors regarding the application to them of the allocation of such interest among our assets. Since the amount of a shareholder’s allocable share of our investment interest that is subject to this limitation will depend on the shareholder’s aggregate investment interest and net investment income from all sources for any taxable year, the extent, if any, to which our investment interest will be disallowed under this rule will depend on each shareholder’s particular circumstances each year.

Limitation on Deduction of Certain Other Expenses.  We will incur various expenses in connection with our ongoing administration and operation. Payments for services generally are deductible if the payments are ordinary and necessary expenses, are reasonable in amount, and are for services performed during the year in which paid or accrued. Expenses which are allocable to tax-exempt interest income, however, are nondeductible to individual shareholders. We expect to adopt accounting policies for allocating our expenses, including the management fee paid to our manager, among the various segments of our business. There is no assurance that such policies will not be successfully challenged by the IRS.

To the extent our expenses are not disallowed as described in the previous paragraph, an individual, estate or trust may deduct so-called “miscellaneous itemized deductions,” which include fees and other expenses of ours, only to the extent that such deductions exceed 2% of the adjusted gross income of the taxpayer. The amount of a shareholder’s allocable share of such expenses that is subject to this disallowance rule will depend on the shareholder’s aggregate miscellaneous itemized deductions from all sources and adjusted gross income for any taxable year. Thus, the extent, if any, to which such fees and expenses will be subject to disallowance will depend on each shareholder’s particular circumstances each year. In addition, for taxable years beginning during or after 2011, the Code further restricts the ability of an individual with an adjusted gross income in excess of a specified amount to deduct such investment expenses. Under such provision, there is a limitation on the deductibility of investment expenses in excess of 2% of adjusted gross income to the extent such excess expenses (along with certain other itemized deductions) exceed the lesser of (i) 3% of the excess of the individual’s adjusted gross income over the specified amount or (ii) 80% of the amount of certain itemized deductions otherwise allowable for the taxable year. Moreover, such investment expenses are miscellaneous itemized deductions which are not deductible by a noncorporate taxpayer in calculating its AMT liability. A shareholder’s share of our management fee and certain other expenses attributable to us will constitute miscellaneous itemized deductions for these purposes.

It is intended that the allocation of profits and cash distributions made to our manager with respect to the performance share is an allocable share of our earnings and not a fee. No assurance can be given however that the IRS could not recharacterize successfully the incentive allocations as a fee, in which case shareholders could be subject to the limitation on deductibility relating to miscellaneous itemized deductions and certain other itemized deductions of high income individuals with respect to such amount, as described above. Prospective shareholders are urged to consult their tax advisors regarding their ability to deduct expenses incurred by us.

Our organizational expenses from 2007 are being amortized ratably over a period of 15 years. Our syndication expenses (i.e., expenditures made in connection with the marketing and issuance of the shares, including placement fees) are neither deductible nor amortizable.

Alternative Minimum Tax.  Interest on tax-exempt bonds generally is an item of tax preference for purposes of the AMT, however interest on qualified 501(c)(3) bonds is generally only includable in the determination of AMT for our corporate shareholders. To the extent interest on any of the tax-exempt bonds that we own is such an item of tax preference, a portion of the interest income allocated to our shareholders also will be a tax preference item. Shareholders should consult their tax advisors concerning the AMT consequences of holding our shares.

Other U.S. Federal Income Tax Considerations.  Ownership of tax-exempt obligations may result in collateral tax consequences to certain taxpayers, including, without limitation, financial institutions, property and casualty insurance companies, certain foreign corporations doing business in the United States, certain S corporations with excess passive income, individual recipients of social security or railroad retirement benefits and individuals otherwise eligible for the earned income credit. Prospective purchasers of our shares should consult a tax advisor as to the applicability of any such collateral consequences.

Unrelated Business Taxable Income.  A shareholder that is a tax-exempt organization for U.S. federal income tax purposes and, therefore, generally exempt from U.S. federal income taxation, may nevertheless be subject to “unrelated business income tax” to the extent, if any, that its allocable share of our income consists of unrelated business taxable income, or UBTI. A tax-exempt partner in a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) that regularly engages in a trade or business which is unrelated to the exempt function of the tax-exempt partner must include in computing its UBTI, its pro rata share (whether or not distributed) of such partnership’s gross income derived from such unrelated trade or business. Moreover, such tax-exempt partner could be treated as earning UBTI to the extent that such entity derives income from “debt-financed property,” or if the partnership interest itself is debt financed. Debt-financed property means property held to produce income with respect to which there is “acquisition indebtedness” (i.e., indebtedness incurred in acquiring or holding property).

Because we are under no obligation to minimize UBTI, tax-exempt shareholders are urged to consult their tax advisors concerning the possible U.S. federal, state, local and non-U.S. tax consequences arising from an investment in our shares.

Nature of our Business Activities.  We have invested and anticipate that we will invest directly and indirectly in a variety of assets, including, but not limited to, tax-exempt bonds, taxable bonds, and equity interests in taxable subsidiaries, such as MFCA Funding, Inc.

Tax-Exempt Bonds.  We have not and will not directly or indirectly acquire a tax-exempt bond unless we receive, or there has been issued previously, an opinion of nationally recognized bond counsel which was delivered on the date of issuance of that security that interest on such security will be exempt from regular U.S. federal income taxation. We are not relying on any other external advisor in respect of the continuing correctness of, the opinions of bond counsel relating to the exclusion of interest income from gross income for U.S. federal income tax purposes and have merely assumed that such opinions received (or to be received) remain (or will remain) correct.

Events occurring after the date of issuance of a tax-exempt bond, however, may cause the interest on such tax-exempt bond to be includable in gross income for U.S. federal income tax purposes. For example, the IRS establishes certain requirements, such as restrictions on the investment of the proceeds of the bond issue, limitations on the use of proceeds of such issue and the property financed by such proceeds, and the payment of certain excess earnings to the federal government, that must be met after the issuance of a tax-exempt bond for interest on such tax-exempt bond to remain excludible from gross income for U.S. federal income tax purposes. The issuers and the underlying obligors of the tax-exempt bonds generally covenant to comply with such requirements and the opinion of bond counsel generally assumes continuing compliance with such requirements. In addition, for tax-exempt bonds the proceeds of which are loaned to a charitable organization described in section 501(c)(3) of the Code, the continued exclusion of interest from gross income for U.S. federal income tax purposes depends on the continuing exempt status of the charitable organization borrower. Neither we nor our counsel will monitor compliance with such requirements. Failure to comply with these continuing requirements, however, may cause the interest on a tax-exempt bond to be includable in gross income for U.S. federal income tax purposes retroactive to its date of issue.

In addition, the IRS has an ongoing enforcement program that involves the audit of tax-exempt bonds to determine whether an issue of bonds satisfies all of the requirements that must be met for the interest on such bonds to be excludible from gross income for U.S. federal income tax purposes. From time to time, some of the tax-exempt bonds we own directly or indirectly may become the subject of such an audit by the IRS, and the IRS may determine that the interest on such securities is includable in gross income for U.S. federal income tax purposes either because the IRS has taken a legal position adverse to the conclusion reached by bond counsel in its opinion pertaining to the bond issue or as a result of an action taken or not taken after the date of the bond issue.

If interest paid on any tax-exempt bond in which we invest is determined to be taxable subsequent to our acquisition of such tax-exempt bond, the IRS may demand that our shareholders pay U.S. federal income tax on the interest income allocated to them, thereby adversely reducing our shareholders’ yield.

A determination that interest on a tax-exempt bond we own is includable in gross income for U.S. federal income tax purposes retroactively to its date of issue may, likewise, cause a portion of prior years’ interest allocations received by our shareholders to be taxable to those shareholders in the year of allocation.

Tax-exempt interest earned by us will generally be tax-exempt income to our shareholders. If any sale or other disposition of a tax-exempt bond produces a gain our shareholders would recognize taxable income. We believe that such gains will be capital gains because we intend to treat our interest in tax-exempt bonds as investments, and do not believe that we will be considered to be a dealer in tax-exempt bonds.

Interest on a mortgage revenue bond we own, other than a bond the proceeds of which are loaned to a charitable organization described in Section 501(c)(3) of the Code, will not be excluded from gross income during any period in which we are a “substantial user” of the properties financed with the proceeds of such mortgage revenue bond or a person related to such a “substantial user.”

A “substantial user” generally includes any underlying borrower and any person or entity that uses the financed properties on other than a de minimis basis. We would be related to a “substantial user” for this purpose if, among other things,

(i) the same person or entity owned more than a 50% interest in both us and in the properties financed with the proceeds of a bond owned by us or one of our subsidiaries; or

(ii) we owned a partnership or similar equity interest in the owner of a property financed with the proceeds of a bond owned by us or one of our subsidiaries.

We do not expect to be a “substantial user” of the properties financed with the proceeds of the mortgage revenue bonds or related parties thereto. There can be no assurance, however, that the IRS would not challenge such conclusion. If such challenge were successful, the interest received on any bond for which we were treated as a “substantial user” or a “related party” thereto would be includable in federally taxable gross income.

Amortization of Bond Premium.  Section 171 of the Code requires amortization of any bond premium paid in connection with the acquisition of a tax-exempt bond. As bond premium is amortized, it reduces the holder of such bond’s basis in the bond. Under the Treasury Regulations, bond premium is amortized on a constant yield basis in a manner consistent with the accrual of original issue discount. If tax-exempt bonds are acquired by us at a premium, the amortization of bond premium will affect our basis in the tax-exempt bonds, which in turn, will affect the computation of gain or loss upon the sale or other disposition of the tax-exempt bonds.

Market Discount.  In general, market discount with respect to a taxable or tax-exempt bond is the amount (if any) by which the stated redemption price at maturity exceeds an investor’s purchase price (except to the extent that such difference, if any, is attributable to original issue discount not yet accrued). Under current law, the accretion of market discount is taxable as ordinary income. Accrued market discount would be recognized by us as ordinary income when principal payments are received on the tax-exempt bonds or upon the sale or at redemption (including early redemption) of the tax-exempt bonds.

Equity interests in our taxable subsidiaries including MFCA Funding, Inc. We will own interests in entities that are taxable as corporations for U.S. federal income tax purposes, including our interests in MFCA Funding, Inc. We will not be taxed directly on the earnings of such taxable corporations. Distributions of cash or other property from such a taxable corporate subsidiary will constitute dividends for U.S. federal income tax purposes to the extent paid from the current or accumulated earnings and profits (as determined under U.S. federal income tax principles) of such subsidiary. If the amount of a distribution by a taxable subsidiary exceeds its current and accumulated earnings and profits, such excess will be treated as a tax-free return of capital to the extent of our tax basis in our shares of such subsidiary, and thereafter will be treated as capital gain. Dividend income from our taxable subsidiaries, if any, will be passed through to our shareholders and will be taxable ordinary portfolio income. We may also elect to retain earnings at our taxable subsidiaries and use their growing capital base to support their activities. Currently, “qualified dividend income” received by individuals from certain domestic corporations is generally subject to a reduced U.S. federal income tax rate of 15% (for taxable years through 2010). This reduced rate will generally apply to dividend income received from our taxable subsidiaries.

Our taxable subsidiaries will be subject to corporate level tax on their net taxable income at the current maximum corporate rate of 35%. The interest income from tax-exempt bonds held by our taxable subsidiaries will generally not be included in their taxable income. However, gains from the sale of tax-exempt bonds, market discount recognized with respect to bonds and amounts earned pursuant to derivatives will be included in our taxable subsidiaries’ taxable income. In calculating their taxable income, our taxable subsidiaries will generally not be permitted to deduct expenses incurred in acquiring or carrying its tax-exempt bonds. Our taxable subsidiaries’ tax-exempt interest income, if any, will also be subject to the AMT.

In addition, it is possible that the IRS may not agree with our determinations as to which expenses are allocable to our corporate subsidiaries and which expenses are allocable to us or our other subsidiaries. If all or a portion of the expenses that we allocate to our corporate subsidiaries are determined not to be deductible by those subsidiaries, they could be required to pay additional tax, as well as interest and penalties. We may acquire tax-exempt bonds from MFCA Funding, Inc. If the IRS determined that the purchase prices that we paid to MFCA Funding, Inc. were less than the amounts that would be payable if such corporation were not related to us, additional tax, as well as interest and penalties could be imposed on MFCA Funding, Inc.

Total Return Swaps.  Our taxable subsidiaries, such as MFCA Funding, Inc., have entered into, and may enter into, various total return swap transactions referencing tax-exempt bonds. The law is not entirely clear in respect of total return swaps and the tax treatment of a particular swap depends on the overall facts and circumstances in respect of such swap. We generally believe that a long position under a total return swap in respect of tax-exempt bonds is not tax ownership in respect of such underlying reference tax-exempt bonds although the IRS could disagree with this position. Any income from any total return swap is expected to be fully taxable to a subsidiary such as MFCA Funding, Inc. to the extent it engages in such transaction or will result in taxable income being allocated to our shareholders to the extent we enter into a total return swap respected as a notional principal contract directly or through a pass-through subsidiary.

Tax Elections.  Under Section 754 of the Code, a partnership may elect to have the basis of its assets adjusted in the event of a distribution of property to a partner or in the event of a transfer of its shares by sale or exchange or as a result of the death of a partner. Pursuant to the terms of our operating agreement, our Tax Matters Partner (as defined below), in its sole discretion, is authorized to make such an election. Any such election, once made, cannot be revoked without the IRS’s consent. We have not made the election permitted by Section 754 of the Code.

The calculations under Section 754 of the Code are complex, and there is little legal authority concerning the mechanics of the calculations, particularly in the context of publicly traded partnerships. To help reduce the complexity of those calculations and the resulting administrative costs to us, we apply certain conventions in determining and allocating basis adjustments. The use of such conventions may result in the basis adjustments that do not exactly reflect a shareholder’s purchase price for its shares. It is possible that the IRS will successfully assert that the conventions utilized by us do not satisfy the technical requirements of the Code or the Treasury Regulations and, thus, will require different basis adjustments to be made. If the IRS were to sustain such a position, a shareholder may have adverse tax consequences.

Constructive Termination.  Subject to the electing large partnership rules described below, we will be considered to have terminated for U.S. federal income tax purposes, if there is a sale or exchange of 50% or more of the total interest in our capital and profits within a 12-month period. Our termination would result in the closing of our taxable year for all of our shareholders. In the case of a shareholder reporting on a taxable year other than the fiscal year ending on our year end, the closing of our taxable year may result in more than

12 months of our taxable income or loss being includable in the shareholder’s taxable income for the year of termination. We would be required to make new tax elections after termination, including a new tax election under Section 754 of the Code. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Tax Reporting.  We currently use the calendar year as our taxable year for U.S. federal income tax purposes. Under certain circumstances which we currently believe are unlikely to apply, a taxable year other than the calendar year may be required. We have and will continue to file a partnership return with the IRS, as required, for each calendar year, with respect to income, gain, loss, deduction and other items derived by us during such year. We will use our best efforts to furnish to each shareholder, by as promptly as possible after the close of each calendar year, specific tax information, including a Schedule K-1, which describes such person’s share of our income, gain, loss and deduction for our preceding taxable year. Delivery of this information may be subject to delay depending on the timing of our receipt of such information from an investment in which we hold an interest, and accordingly it is likely that U.S. shareholders should anticipate the need to file annually with the IRS (and certain states) a request for an extension past April 15 or the otherwise applicable due date for their income tax return for the taxable year.

In preparing this information, we will take various accounting and reporting positions, some of which are described in this summary, to determine such person’s share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Code, the Treasury Regulations or administrative interpretations of the IRS. In addition, we can not assure prospective shareholders that the IRS will not successfully contend that those positions are impermissible. Any successful challenge by the IRS could negatively affect the value of an investor’s Class A common shares.

A shareholder must file a statement with the IRS identifying the treatment of any item on his U.S. federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a shareholder to substantial penalties.

Persons who hold our shares as a nominee for another person are required to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	whether the beneficial owner is:

(1) a person that is not a United States person;

(2) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

(3) a tax-exempt entity;

•	the amount and description of shares held, acquired or transferred for the beneficial owner; and

•	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on Class A common shares they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the Class A common shares with the information furnished to us.

Tax Audits.  Under the Code, adjustments in tax liability with respect to our items generally will be made at our level in a partnership proceeding rather than in separate proceedings with each shareholder. Tiptree (or another shareholder designated by our Board of Directors) will represent us as our “Tax Matters Partner” during any audit and in any dispute with the IRS. Each shareholder will be informed of the commencement of an audit of our company. In general, the tax matters partner may enter into a settlement agreement with the IRS on behalf of, and that is binding upon, the shareholders.

Adjustments resulting from an IRS audit may require each shareholder to adjust a prior year’s liability, and possibly may result in an audit of his return. Any audit of a shareholder’s return could result in adjustments not related to our returns as well as those related to our returns.

The Tax Matters Partner will make some elections on our behalf and on behalf of our shareholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against shareholders for items in our returns. The Tax Matters Partner may bind a shareholder with less than a 1% profits interest in us to a settlement with the IRS unless that shareholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the shareholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any shareholder having at least a 1% interest in profits or by any group of shareholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each shareholder with an interest in the outcome may participate.

Elective Procedures for Large Partnerships.  The Code allows large partnerships to elect streamlined procedures for income tax reporting. This election, if made, would reduce the number of items that must be separately stated on the IRS Schedules K-1 that are issued to shareholders, and such Schedules K-1 would have to be provided on or before the first March 15 following the close of each taxable year. In addition, this election would prevent us from suffering a “technical termination” (which would close our taxable year) if within a 12 month period there is a sale or exchange of 50% or more of our total interests. If we make such an election, IRS audit adjustments will flow through to shareholders for the year in which such adjustments take effect rather than the year to which the adjustment relates. In addition, we, rather than our shareholders individually, generally will be liable for any interest and penalties that result from such audit adjustment.

Non-U.S. Shareholders.  Non-U.S. shareholders generally will be subject to U.S. withholding tax at a 30% rate on the gross amount of their allocable share of our dividend income, certain “dividend equivalent payments”, any taxable interest income and any other fixed or determinable annual or periodical income received from sources within the United States if such income is not treated as effectively connected with a trade or business within the United States. We generally would be required to withhold and pay over to the IRS such 30% withholding tax. The 30% rate may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which such non-U.S. persons reside or are organized, provided the non-U.S. person provides us with the required certification (generally, on IRS Form W-8BEN). The 30% withholding tax does not apply to certain portfolio interest on obligations of U.S. persons allocable to certain shareholders who are non-U.S. persons (provided certain requirements are met and the required certification is made by the non-U.S. person). Moreover, shareholders who are non-U.S. persons generally are not subject to U.S. tax on their allocable share of our capital gains if (i) such gains are not effectively connected with the conduct of a U.S. trade or business of such non-U.S. persons; (ii) a tax treaty is applicable and such gains are not attributable to a permanent establishment in the United States maintained by such non-U.S. persons; or (iii) such non-U.S. persons are individuals who are not present in the United States for 183 or more days during the taxable year.

Non-U.S. persons treated as engaged in a U.S. trade or business are generally subject to U.S. federal income tax at the graduated rates applicable to U.S. persons on their net income which is considered to be effectively connected with such U.S. trade or business. Non-U.S. persons that are corporations may also be subject to a 30% branch profits tax on such effectively connected income. The 30% rate applicable to branch profits may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which the non-U.S. person resides or is organized.

While the primary focus of our investment program is not focused on activities that generate significant amounts of income treated as effectively connected with the conduct of a U.S. trade or business with respect to shareholders who are non-U.S. persons, there can be no assurance that the IRS will not assert successfully that some portion of our income is properly treated as effectively connected income with respect to such shareholders. If a shareholder who is a non-U.S. person were treated as being engaged in a U.S. trade or business in any year in connection with an investment in our shares, such shareholder generally would be required to (i) file a U.S. federal income tax return for such year reporting its allocable share, if any, of our income or loss effectively connected with such trade or business and (ii) pay U.S. federal income tax at regular U.S. tax rates on any such income. Moreover, a shareholder who is a corporate non-U.S. person might be subject to a U.S. branch profits tax on its allocable share of our effectively connected income, if any. In addition, we would be required to withhold and pay over to the IRS certain amounts with respect to any non-U.S. person’s allocable share of our effectively connected income, if any. Any amount so withheld would be creditable against such non-U.S. person’s U.S. federal income tax liability, and such non-U.S. person could claim a refund to the extent that the amount withheld exceeded such non-U.S. person’s U.S. federal income tax liability for the taxable year. Finally, if we are engaged in a U.S. trade or business, a portion of any gain recognized by a shareholder who is a non-U.S. person on the sale or exchange of its Class A common shares may be treated for U.S. federal income tax purposes as effectively connected income, and hence such non-U.S. person may be subject to U.S. federal income tax on the sale or exchange of its Class A common shares.

Prospective non-U.S. investors should note, income derived from and gains realized from the sale, including through investments made in pass-through entities for U.S. federal tax purposes, or disposition of (i) real property located in the U.S. and (ii) stock or securities (other than debt instruments with no equity component) of U.S. real property holding corporations (as defined in Section 897 of the Code) will be generally subject to U.S. income tax on a net basis.

In general, different rules from those described above apply in the case of non-U.S. persons subject to special treatment under U.S. federal income tax law, including a non-U.S. person (i) who has an office or fixed place of business in the United States or is otherwise carrying on a U.S. trade or business; (ii) who is an individual present in the United States for 183 or more days or has a “tax home” in the United States for U.S. federal income tax purposes; or (iii) who is a former citizen or resident of the United States.

Prospective shareholders who are non-U.S. persons are urged to consult their tax advisors with regard to the U.S. federal income tax consequences to them of acquiring, holding and disposing of the Class A common shares, as well as the effects of state, local and non-U.S. tax laws.

Certain Reporting Obligations.  Certain shareholders that own (directly or indirectly) over 50% of the capital or profits of us may be required to file Form TD F90-22.1 (an “FBAR”) with respect to any investments in foreign financial accounts, which may include non-U.S. investment entities. Failure to file a required FBAR may result in civil and criminal penalties. Shareholders should consult with their own advisors as to whether they are obligated to file an FBAR with respect to an investment in our shares.

Tax Shelter Regulations.  In certain circumstances, a shareholder who disposes of an interest in a transaction resulting in the recognition by such shareholder of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction (a “reportable transaction”) in accordance with recently issued regulations governing tax shelters and other potentially tax-motivated transactions (the “Tax Shelter Regulations”). In addition, an investment in us may be considered a “reportable transaction” if, for example, we recognize certain significant losses in the future. Shareholders should consult their tax advisors concerning any possible disclosure obligation under the Tax Shelter Regulations with respect to the disposition of our shares.

Certain State, Local and Foreign Income Tax Matters.  In addition to the U.S. federal income tax considerations described above, shareholders should consider potential state, local, and foreign tax consequences of an investment in our shares and are urged to consult their tax advisor in this regard. The rules for some states and localities for computing and/or reporting taxable income may differ from the federal rules. Interest income that is tax-exempt for federal purposes may be taxable by some states and localities.

Under the tax laws of certain states, we (or the entities in which we invest) may be subject to state income or franchise tax or other taxes that may be applicable to us. Such taxes will decrease the amount of income available to shareholders. Shareholders are advised to consult their tax advisors concerning the tax treatment of our company, and our effect on the shareholders, under the tax laws of the states applicable to us and such shareholders.

Both the substantive features and the filing requirements of state income taxation of shareholders will vary according to factors which include, but are not limited to the following: (i) the status of the shareholder; (ii) whether the state imposes personal or corporate income taxation or instead imposes a form of franchise, unincorporated business or occupational tax; (iii) whether the state will allow credits or exemptions for income taxes to which a shareholder is subject in the shareholder’s state or other jurisdiction of residence; (iv) the level of personal exemptions or credits allowed by the state and whether those exemptions or credits are required to be prorated on the ratio of income from sources in the taxing state to total income; (v) whether the applicable tax rate structure is applied on the basis of income from sources in the taxing jurisdiction or the basis of total income of a nonresident taxpayer. We may be required to withhold state taxes from distributions to shareholders in some instances.

Prospective shareholders are urged to consult their tax advisors with respect to the state and local tax consequences of acquiring, holding and disposing of the Class A common shares.

Backup Withholding.  We may be required in certain circumstances to backup withhold on certain payments paid to noncorporate holders of our shares who do not furnish us with their correct taxpayer identification number (in the case of individuals, their social security number) and certain certifications, or who are otherwise subject to backup withholding. If backup withholding were applicable to a shareholder, we would be required to withhold 28% on each distribution to such shareholder and to pay such amount to the IRS on behalf of such shareholder. Backup withholding is not an additional tax. Any amounts withheld from payments made to you may be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

Possible Withholding Taxes on Certain Payments.  Under recently enacted legislation, in order to avoid a U.S. withholding tax of 30% on certain payments (including payments of gross proceeds) made after December 31, 2012 with respect to certain U.S. investments, foreign persons will generally be required to enter into an agreement with the IRS identifying certain direct and indirect U.S. equityholders or otherwise provide alternative certification. Prospective non-U.S. investors should consult their own tax advisors regarding the possible implications of this legislation on their investment in our shares.

New Legislation or Administrative or Judicial Action.  The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, frequently resulting in unfavorable precedent or authority on issues for which there was previously no clear precedent or authority as well as revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. No assurance can be given as to whether, or in what form, any proposals affecting us or our Class A common shares will be enacted. The IRS pays close attention to the proper application of tax laws to partnerships. The present U.S. federal income tax treatment of an investment in our Class A common shares may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments previously made. For example, changes to the U.S. federal income tax laws and interpretations thereof could make it more difficult or impossible to meet the qualifying income exception for us to be treated as a partnership that is not taxable as a corporation for U.S. federal income tax purposes. We and our common shareholders could be adversely affected by any such change in, or any new, tax law, regulation or interpretation.

UNDERWRITING

Ladenburg Thalmann & Co. Inc. is acting as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of Class A common shares set forth opposite the underwriter’s name.

Class A
Underwriter	Common Shares

Ladenburg Thalmann & Co. Inc.

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the Class A common shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Class A common shares (other than those covered by the overallotment option described below) if they purchase any of the Class A common shares.

The underwriters propose to offer some of the Class A common shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the Class A common shares to dealers at the public offering price less a concession not to exceed $      per Class A common share. The underwriting discount of $      per Class A common share is equal to     % of the initial offering price. If all of the Class A common shares are not sold at the initial offering price, the representative may change the public offering price and other selling terms. Investors must pay for any Class A common shares purchased on or           before          , 2010. The representative has advised us that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.

We have granted to the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional           Class A common shares at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent such option is exercised, each underwriter must purchase a number of additional Class A common shares approximately proportionate to that underwriter’s initial purchase commitment.

We and our directors and officers and Tiptree and its directors and officers have agreed that, for a period of 180 days from the date of this prospectus, that they will not, without the prior written consent of Ladenburg Thalmann & Co. Inc., on behalf of the underwriters, offer, pledge, sell, contract to sell or otherwise dispose of or agree to sell or otherwise dispose of, directly or indirectly or hedge, any Class A common shares or any securities convertible into or exchangeable for Class A common shares, provided, however, that we may issue and sell Class A common shares pursuant to our distribution reinvestment plan. Ladenburg Thalmann & Co. Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

The 180-day period in the preceding paragraph will be extended if (i) during the last 17 days of the 180-day period we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the 180-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, in which case the restrictions described in the preceding sentence will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or the occurrence of the material event.

The Class A common shares offered by this prospectus, subject to notice of issuance, will be listed on the Nasdaq Stock Market LLC under the symbol “          ”.

The following table shows the underwriting discounts to be paid to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional Class A common shares.

	No Exercise	Full Exercise

Per Class A common share	$	$
Total	$	$

We and Tiptree have each agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Certain underwriters may make a market in the Class A common shares. No underwriter is, however, obligated to conduct market-making activities and any such activities may be discontinued at any time without notice, at the sole discretion of the underwriter. No assurance can be given as to the liquidity of, or the trading market for, the Class A common shares as a result of any market-making activities undertaken by any underwriter. This prospectus is to be used by any underwriter in connection with this offering and, during the period in which a prospectus must be delivered, with offers and sales of the Class A common shares in market-making transactions in the over-the-counter market at negotiated prices related to prevailing market prices at the time of the sale.

In connection with this offering, Ladenburg Thalmann & Co. Inc., on behalf of the underwriters, may purchase and sell Class A common shares in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of Class A common shares in excess of the number of Class A common shares to be purchased by the underwriters in this offering, which creates a syndicate short position. “Covered” short sales are sales of Class A common shares made in an amount up to the number of Class A common shares represented by the underwriters’ over-allotment option. In determining the source of Class A common shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of Class A common shares available for purchase in the open market as compared to the price at which they may purchase Class A common shares through the overallotment option. Transactions to close out the covered syndicate short position involve either purchases of Class A common shares in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of Class A common shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing Class A common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of Class A common shares in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of bids for or purchases of Class A common shares in the open market while this offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Ladenburg Thalmann & Co. Inc. repurchases Class A common shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of Class A common shares. They may also cause the price of Class A common shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Nasdaq Stock Market LLC, or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our portion of the total expenses of this offering, excluding the underwriting discounts, will be approximately $     .

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representative may agree to allocate a number of Class A common shares to underwriters for sale to their online brokerage account holders. The representative will allocate Class A common shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, Class A common shares may be sold by the underwriters to securities dealers who resell Class A common shares to online brokerage account holders.

We anticipate that, from time to time, certain underwriters may act as brokers or dealers in connection with the execution of our portfolio transactions after they have ceased to be underwriters and, subject to certain restrictions, may act as brokers while they are underwriters.

Certain underwriters may have performed investment banking and advisory services for us, Muni Capital Management and their affiliates from time to time, for which they have received customary fees and expenses. Certain underwriters may, from time to time, engage in transactions with or perform services for us, Muni Capital Management and their affiliates in the ordinary course of business.

The principal business address of Ladenburg Thalmann & Co. Inc. is 520 Madison Avenue, 9th Floor, New York, New York 10022.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by Schulte Roth & Zabel LLP, New York, New York. In connection with this offering, Greenberg Traurig LLP, New York, New York is acting as counsel to the underwriters.

EXPERTS

Consolidated financial statements as of December 31, 2008 and for the year then ended and as of December 31, 2007 and for the period June 12, 2007 (Inception) to December 31, 2007 of Muni Funding Company of America, LLC, included in this prospectus and elsewhere in the registration statement, have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in giving said report.

The consolidated financial statements as of December 31, 2009 and for the year ended December 31, 2009 included in this prospectus and elsewhere in the registration statement have been included in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

           has provided its tax opinion in respect of our status as a partnership for U.S. federal income tax purposes. Reference to its opinion has been included in this prospectus and given upon its authority as experts in tax law. A copy of its opinion is filed as an exhibit to the registration statement of which this prospectus forms a part.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities we are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information about us and our securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are materially complete but may not include a description of all aspects of such contracts, agreements or other documents, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

Upon completion of this offering, we will be subject to the information requirements of the Exchange Act and will file annual, quarterly and current event reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549.

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Audited Financial Statements
December 31, 2009 and 2008

Audited Financial Statements
December 31, 2007

Unaudited Financial Statements
March 31, 2010 and 2009

Report of Independent Registered Public Accounting Firm

The Board of Directors
Muni Funding Company of America, LLC:

We have audited the accompanying consolidated statement of assets and liabilities, including the consolidated schedule of investments, of Muni Funding Company of America, LLC as of December 31, 2009, and the related consolidated statements of operations, changes in net assets, and cash flows for the year ended December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The accompanying consolidated statement of assets and liabilities, including the schedule of investments as of December 31, 2008, and the related consolidated statements of operations, changes in net assets, and cash flows for the year end December 31, 2008 were audited by other independent registered public accountants whose report thereon, dated March 16, 2009, expressed an unqualified opinion on those financial statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Muni Funding Company of America, LLC as of December 31, 2009, and the results of its operations, the changes in its net assets, and its cash flows for the year ended, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

New York, New York
February 22, 2010

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
Muni Funding Company of America, LLC

We have audited the accompanying consolidated statements of assets and liabilities of Muni Funding Company of America, LLC (a Delaware Limited Liability Company), including the consolidated schedules of investments, as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in net assets and cash flows for the year ended December 31, 2008 and the period June 12, 2007 (Inception) to December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Muni Funding Company of America, LLC (a Delaware Limited Liability Company) as of December 31, 2008 and 2007, and the consolidated results of its operations, changes in net assets and cash flows for the year ended December 31, 2008 and the period June 12, 2007 (Inception) to December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
May 13, 2010

MUNI FUNDING COMPANY OF AMERICA, LLC

Consolidated Statements of Assets and Liabilities
December 31, 2009 and 2008

	2009	2008

Assets:
Cash and cash equivalents	$29,090,353	$9,560,219
Restricted cash	277,000	—
Investments, at fair value	57,971,131	15,302,902
Accrued interest receivables	3,302,965	4,420,243
Derivative asset	27,095	—
Other assets	—	358,775

Total assets	90,668,544	29,642,139

Liabilities:
Due to the Manager (related party)	114,756	49,662
Accrued expenses and other liabilities	338,679	354,924

Total liabilities	453,435	404,586

Net assets	$90,215,109	29,237,553

Net asset value per share (37,416,669 and 17,847,015 shares outstanding, respectively)	$2.41	$1.64

See accompanying notes to consolidated financial statements.

MUNI FUNDING COMPANY OF AMERICA, LLC

Consolidated Schedule of Investments
December 31, 2009

					Percentage		Amortized
	Cusip	State	Coupon	Maturity	of Net Assets	Par Value	Cost	Fair Value

Tax exempt bonds:(1)
Investment in trusts — NPPF II:
Cope Community Services	89874QAA6	AZ	6.13%	Aug-37	3.7%	$4,385,000	$4,384,643	$3,347,969
21st Century Charter School	082445AA5	AZ	6.00	Oct-32	2.8	3,550,000	3,549,814	2,491,940
Sacramento Country Day School	130795JV0	CA	5.65	Aug-37	11.5	13,350,000	13,331,239	10,366,208
Sierra Canyon High School Foundation	54465NAB0	CA	6.00	May-32	3.4	3,882,260	3,946,844	3,065,200
Goodwill of San Joaquin Valley	13033WD91	CA	5.85	Sep-37	2.9	3,405,000	3,404,711	2,596,585
Global Country of World Peace	I 9648AEC5	CO	5.70	Feb-37	13.6	17,460,000	16,979,954	12,253,253
Maranatha High School	19645 RCA7	CO	7.25	Aug-37	10.2	11,900,000	11,899,561	9,260,937
Yampa Valley Medical Center	19648AEU5	CO	5.13	Sep-29	7.5	7,500,000	7,224,824	6,798,413
Global Country of World Peace	1964745C0	CO	5.80	Feb-37	0.9	1,145,000	1,046,860	815,572
Madison Center	790609ANI	IN	5.25	Feb-28	3.6	4,000,000	3,881,024	3,289,130
Labette County Medical Center	505392BU3	KS	5.75	Sep-37	0.8	750,000	768,836	684,536
YMCA of the Capital Area	546279J27	LA	6.25	Sep-37	7.8	9,755,000	9,754,151	7,003,895
UMass Memorial Medical Center	57586CLQ6	MA	5.00	Jul-33	10.7	10,920,000	10,369,676	9,711,129
Alternatives Unlimited	57583RTU9	MA	7.38	Mar-38	10.0	10,895,000	10,892,929	9,010,383
Maine Central Institute	56041NAL6	ME	6.00	Aug-37	3.9	4,440,000	4,433,875	3,487,731
Guadalupe Centers	48503IFK9	MO	6.15	Feb-38	3.6	4,430,000	4,429,852	3,224,021
Family Guidance Center for Behavioral Health care	79076NAA0	MO	5.50	Mar-37	4.3	5,335,000	5,211,956	3,840,426
Tri-County Community Action Program	64468KBD7	NH	6.50	Sep-37	1.8	2,100,000	2,099,797	1,592,451
West Penn Allegheny Health System	01728AG83	PA	5.38	Nov-40	9.3	11,530,000	10,973,945	8,456,506
NHS III Properties	613609XN1	PA	6.50	Oct-37	5.8	6,740,000	6,739,186	5,281,043

Total investments of NPPF II					118.1	137,472,260	135,323,677	106,577,328
Class A Senior Certificates	65537WAA2		3.00	Feb-11	(73.0)	(65,856,685)	(65,856,685)	(65,856,685)

Class B Junior Certificates	65537WABO				45.1	71,615,575	69,466,992	40,720,643

Direct investments in tax exempt securities:
Cardiovascular Research Foundation	773557AH6	NY	5.40	Jan-35	1.7	2,000,000	1,931,404	1,516,840
Project CURE	19648AGA7	CO	7.38	Feb-28	7.6	7,905,000	7,903,250	6,879,069
Labette County Medical Center	505392BU3	KS	5.75	Sep-37	0.4	350,000	356,932	319,450
Florida Care Properties	605279GU6	MS	6.50	Aug-27	5.0	5,035,000	5,069,817	4,538,876
Florida Care Properties	928104KK3	VA	6.50	Aug-27	4.4	4,475,000	4,481,778	3,996,253

Direct investments in tax exempt securities					19.1	19,765,000	19,743,181	17,250,488

Total investments					64.2%	$91,380,575	$89,210,173	$57,971,131

(1)	All tax exempt securities held directly by the Company and in NPPF II are revenue bonds which are issued by a municipality or an authority on behalf of a non-profit corporation to finance or refinance a specific project and are typically secured by a mortgage or a revenue pledge, or both, and a debt service reserve fund.

See accompanying notes to consolidated financial statements.

MUNI FUNDING COMPANY OF AMERICA, LLC

Consolidated Schedule of Investments
December 31, 2008

					Percentage		Amortized
	Cusip	State	Coupon	Maturity	of Net Assets	Par Value	Cost	Fair Value

Tax exempt bonds:
Investment in trusts — NPPF II:
Cope Community Services	89874QAA6	AZ	6.13%	Aug-37	8.9%	$4,445,000	$4,444,656	$2,611,782
21st Century Charter School Project	082445AA5	AZ	6.00	Oct-32	7.4	3,550,000	3,549,846	2,170,248
Sacramento Country Day School	130795JV0	CA	5.65	Aug-37	29.2	13,350,000	13,330,696	8,547,838
Sierra Canyon High School Foundation	54465NAB0	CA	6.00	May-32	8.8	3,962,008	4,028,418	2,569,838
Goodwill of San Joaquin Valley	13033WD91	CA	5.85	Sep-37	7.7	3,455,000	3,454,721	2,243,478
Global Country of World Peace	19648AEC5	CO	5.70	Feb-37	38.4	18,360,000	17,837,667	11,223,009
Maranatha High School	19645RCA7	CO	7.25	Aug-37	28.7	11,900,000	11,899,595	8,389,381
Yampa Valley Medical Center	19648AEU5	CO	5.13	Sep-29	16.8	7,500,000	7,215,084	4,902,769
Global Country of World Peace	1964745C0	CO	5.80	Feb-37	12.5	5,945,000	5,418,073	3,663,071
Madison Center	790609AN1	IN	5.25	Feb-28	9.0	4,000,000	3,876,595	2,637,070
Labette County Medical Center	505392BU3	KS	5.75	Sep-37	1.5	750,000	769,199	449,370
YMCA of the Capital Area	546279J27	LA	6.25	Sep-37	21.8	9,885,000	9,884,183	6,383,535
UMass Memorial Medical Center	57586CLQ6	MA	5.00	Jul-33	20.4	10,920,000	10,355,572	5,974,441
Maine Central Institute	56041NAL6	ME	6.00	Aug-37	10.0	4,500,000	4,493,670	2,937,184
Massachusetts St Dev Fin Agy Rev	57583RTU9	MA	7.38	Mar-38	26.8	11,000,000	11,005,007	7,845,228
Eaglecrest Senior Housing	778112AA0	MN	5.38	Jul-42	43.7	23,505,000	23,024,658	12,762,569
Guadalupe Centers	485031FK9	MO	6.15	Feb-38	9.4	4,430,000	4,429,878	2,734,550
Family Guidance Ctr for Behavioral Hthcre	79076NAA0	MO	5.50	Mar-37	10.2	5,415,000	5,277,500	2,980,782
Tri-county Community Action Program	64468KBD7	NH	6.50	Sep-37	4.7	2,125,000	2,124,804	1,379,964
Oak Tree Foundation	34565IAD5	OR	5.50	Mar-37	11.3	5,245,000	5,163,937	3,287,500
West Penn Allegheny Health System	01728AG83	PA	5.38	Nov-40	19.0	11,530,000	10,964,492	5,540,482
NHS III Properties	613609XN1	PA	6.50	Oct-37	14.9	6,900,000	6,899,182	4,357,333
Reedsburg Area Medical Center	97710VH43	WI	5.65	Jun-26	26.7	11,690,000	11,828,448	7,802,315

Total investments of NPPF II					387.8	184,362,008	181,275,881	113,393,737
Class A Senior Certificates	65537WAA2		2.85	Feb-09	(387.8)	(116,077,410)	(116,077,410)	(113,393,737)

Investment in NPPF II					—	68,284,598	65,198,471	—

Investment in trusts — Merrill Lynch Trusts:
Class B Certificate interests	708787AA4				2.9	21,270,000	20,490,986	840,389

Investment in Merrill Lynch Trusts					2.9	21,270,000	20,490,986	840,389

Direct investments in tax exempt securities:
Rockland Cnty NY Indl Dv Agy	773557AH6	NY	5.40	Jan-35	4.1	2,000,000	1,928,092	1,205,820
Colorado Health Facs Auth Rev	19648AGA7	CO	7.38	Feb-28	19.8	7,905,000	7,903,292	5,794,859
Labette County Medical Center	505392BS8	KS	5.75	Sep-29	2.8	1,250,000	1,301,194	802,653
Labette County Medical Center	505392BU3	KS	5.75	Sep-37	0.7	350,000	357,066	209,706
Florida Care Properties	605279GU6	MS	6.50	Aug-27	I 1.4	5,180,000	5,217,400	3,341,100
Florida Care Properties	928104KK3	VA	6.50	Aug-27	10.6	4,605,000	4,612,317	3,108,375

Direct investments in tax exempt securities					49.4	21,290,000	21,319,361	14,462,513

Total investments					52.3%	$110,844,598	$107,008,818	$15,302,902

See accompanying notes to consolidated financial statements.

MUNI FUNDING COMPANY OF AMERICA, LLC

Consolidated Statements of Operations
Years ended December 31, 2009 and 2008

	2009	2008

Investment income:
Income — investments	$8,581,819	$8,106,531
Income — total return swap	—	903,623
Income — other	23,345	1,225,434

Total investment income	8,605,164	10,235,588

Expenses:
Management fee (related party)	962,670	1,276,477
Amortization of financing costs	194,559	38,912
Professional fees	963,373	2,047,694
Insurance	266,788	313,994
Directors compensation	58,500	391,570
Shareholder reporting and transfer agent	15,427	86,703
Other general and administrative	184,814	182,283
Non cash incentive compensation (related party)	471,966	876,422

Total expenses	3,118,097	5,214,055

Net investment income	5,487,067	5,021,533

Realized losses:
Investments	(18,957,635)	—
Derivatives	—	(38,829,108)

Net realized losses	(18,957,635)	(38,829,108)

Unrealized gains (losses):
Investments	54,464,711	(81,112,777)
Derivatives	27,095	7,241,926

Net unrealized gains (losses)	54,491,806	(73,870,851)

Net increase (decrease) in net assets resulting from operations before performance share allocation	41,021,238	(107,678,426)
Performance share allocation	(5,920,448)	—

Net increase (decrease) in net assets resulting from operations after performance share allocation	$35,100,790	$(107,678,426)

Basic net increase (decrease) in net assets from operations per share(1)	$1.30	$(4.25)
Diluted net increase (decrease) in net assets from operations per share(1)	$1.30	$(4.25)
Weighted average common shares outstanding — basic	31,649,890	17,256,289
Weighted average common shares outstanding — diluted	31,649,890	17,256,289
Distributions declared per share	$—	$0.24

(1)	Calculation excludes performance share allocation

See accompanying notes to consolidate financial statements.

MUNI FUNDING COMPANY OF AMERICA, LLC

Consolidated Statements of Changes in Net Assets
Years ended December 31, 2009 and 2008

	2009	2008

Increase (decrease) in net assets resulting from operations:
Net investment income	$5,487,067	$5,021,533
Net realized losses	(18,957,635)	(38,829,108)
Net unrealized gains (losses)	54,491,806	(73,870,851)

Net increase (decrease) in net assets resulting from operations	41,021,238	(107,678,426)

Decrease in net assets resulting from distributions to shareholders:
Distributions to common shareholders	—	(4,147,224)
Distributions to LTIP shareholders	—	(152,400)

Total decrease in net assets resulting from distributions to shareholders	—	(4,299,624)

Increase in net assets from share transactions
Increase in net assets from issuance of common shares, net	25,404,800	—
Vesting of incentive compensation	471,966	876,422

Total increase in net assets from share transactions	25,876,766	876,422

Decrease in net assets from performance share allocation:
Performance share allocation paid in cash	(2,083,000)	—
Performance share allocation paid in shares	(3,837,448)	—

Total decrease in net assets from performance share allocation	(5,920,448)	—

Net increase (decrease) in net assets	60,977,556	(111,101,628)
Net assets, beginning of year	29,237,553	140,339,181

Net assets, end of year	$90,215,109	$29,237,553

See accompanying notes to consolidated financial statements.

MUNI FUNDING COMPANY OF AMERICA, LLC

Consolidated Statements of Cash Flows
Years ended December 31, 2009 and 2008

	2009	2008

Cash flows from operating activities:
Net increase (decrease) in net assets resulting from operations before performance share allocation	$41,021,238	$(107,678,426)
Adjustments to reconcile net increase (decrease) in net assets resulting from operations before performance share allocation to net cash flows used in operating activities:
Net unrealized gains (losses)	(54,491,806)	73,870,851
Non cash incentive compensation (related party)	471,966	876,422
Net realized losses(1)	18,957,635	38,228
Purchase of investments	(50,220,728)	(106,931,326)
Sale of investments	43,150,379	—
Amortization of bond discount	(90,804)	(77,492)
Change in operating assets and liabilities:
(Increase) decrease in accrued interest receivables	1,117,278	(3,070,097)
(Increase) decrease in restricted cash	(277,000)	29,000,000
(Increase) decrease in other assets	358,775	(275,025)
Increase (decrease) due to the Manager	65,094	(130,188)
Increase (decrease) in accrued expenses and other liabilities	(16,245)	120,094

Net cash provided by (used in) operating activities	45,782	(114,256,959)

Cash flows from financing activities:
Proceeds from issuance of common shares, net of costs of $173,005	21,567,352	—
Distributions to common shareholders	—	(4,147,224)
Distributions to LTIP shareholders	—	(152,400)
Performance share allocation paid in cash	(2,083,000)	—

Net cash provided by (used in) financing activities	19,484,352	(4,299,624)

Net increase (decrease) in cash and cash equivalents	19,530,134	(118,556,583)
Cash and cash equivalents, beginning of year	9,560,219	128,116,802

Cash and cash equivalents, end of year	$29,090,353	$9,560,219

Supplemental disclosures of noncash financing activities
Performance share allocation	$3,837,448	$—

(1)	In 2008, net realized losses on the Statements of Cash Flows includes $38,228 of realized loss from the sale of Tender Option Bonds, which is included in the $38,829,108 of net realized losses on derivatives on the Statements of Operations.

See accompanying notes to consolidated financial statements.

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008

(1)	Organization and Nature of Operations

Muni Funding Company of America, LLC (the “Company”) was organized as a Delaware Limited Liability Company on April 27, 2007. The Company began operations on June 12, 2007 upon the completion of an offering of common shares of limited liability interests (Common Shares) in a private offering to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933.

The Company is a specialty finance holding company that invests directly or indirectly in U.S. federally tax exempt bonds with the objective of generating attractive risk-adjusted returns and predictable cash distributions. The Company seeks to achieve this objective by (1) acquiring interests in structured credit vehicles which own debt obligations, the interest on which is exempt from U.S. federal income taxation; (2) investing in total return swaps and other derivative arrangements relating to tax exempt securities; and (3) making direct investments in tax exempt securities. The Company may also invest in securities that are subject to federal income tax.

The Company is externally managed and advised by Muni Capital Management, LLC (formerly knows as Tricadia Municipal Management, LLC) (the “Manager”). The Manager is a wholly-owned subsidiary of Tricadia Holdings, L.P. (together with its predecessors and subsidiaries “Tricadia”). Prior to March 18, 2009, the Company was managed by Cohen Municipal Capital Management, LLC (the “Former Manager”), a subsidiary of Cohen Brothers, LLC (“Cohen and Company”). In February 2009, Tiptree Financial Partners, L.P. (“Tiptree”), a private partnership managed by Tricadia, acquired a controlling interest in the Company. Currently, Tiptree owns approximately 75% of the outstanding Common Shares of the Company.

The Company has selected December 31 as its fiscal year-end. The Company has no stated date of dissolution.

(2)	Summary of Significant Accounting Policies

The accompanying consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

Although the Company conducts its operations so that the Company is not required to register as an investment company under the Investment Company Act, for financial reporting purposes the Company is an investment company and follows the AICPA Audit and Accounting Guide for Investment Companies (the Audit Guide). Accordingly, investments are carried at fair value with changes in fair value reflected in the consolidated statements of operations.

(a)	Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make assumptions and estimates that affect the reported amounts in the consolidated financial statements and the accompanying notes. Actual results could differ from those estimates.

(b)	Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary MFCA Funding, Inc. (Funding, Inc.). All intercompany transactions have been eliminated.

On December 24, 2003, the Financial Accounting Standards Board (FASB) issued Accounting Standards Codification (“ASC”) Topic 810, Consolidation (formerly Interpretation No. 46 (Revised December 2003), Consolidation of Variable Interest Entities (FIN 46R)), to clarify the application of Accounting Research Bulletin (ARB) No. 51, Consolidated Financial Statements (ARB 51), as amended by FASB Statement No. 94, Consolidation of All Majority-Owned Subsidiaries (SFAS No. 94). However, the effective date of

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2009 and 2008

FIN 46R was deferred for investment companies (including nonregistered investment companies) that are accounting for investments in accordance with the Audit Guide.

On May 11, 2007, the FASB clarifies that those entities which account for themselves as investment companies under the Audit Guide are not subject to the consolidation requirements of FIN 46R.

The Company reviews each investment that it makes under a control based framework in accordance with ASC Topic 810. If the Company determines it controls the investee and the investee itself meets the definition of an investment company under the Audit Guide, the Company consolidates the investee. Otherwise, the Company will report its equity investment at fair value as required by the Audit Guide.

(c)	Recent Accounting Developments

In June 2009, the FASB issued ASC Topic 860, Transfers and Servicing (formerly Statement of Financial Accounting Standards (SFAS) No. 166, Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140) and ASC Topic 810, (formerly SFAS No. 167, Amendments to FASB Interpretation No. 46(R)), which change the accounting for securitizations and VIEs. ASC Topic 860 eliminates the concept of a QSPE, changes the requirements for derecognizing financial assets, and requires additional disclosures about transfers of financial assets, including securitization transactions and continuing involvement with transferred financial assets. ASC Topic 810 will change the determination of whether and when a VIE should be consolidated. ASC Topic 860 and ASC Topic 810 are effective for fiscal years beginning after November 15, 2009. The Company is currently evaluating the impact that ASC Topic 860 and ASC Topic 810 will have on the consolidated financial statements.

In August 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-5, Fair Value Measurements and Disclosures — Measuring Liabilities at Fair Value, which amends ASC Topic 820 to provide further guidance on how to measure the fair value of a liability. ASU 2009-5 primarily sets forth the types of valuation techniques to be used to value a liability when a quoted price in an active market for the identical liability is not available. In these circumstances, ASU 2009-5 states that a company can apply the quoted price of an identical or similar liability when traded as an asset, or other valuation techniques that are consistent with principles of ASC Topic 820. ASU 2009-5 will be effective for the next reporting period and the Company does not expect such adoption to have a material effect on the consolidated financial statements.

In June 2009, the FASB issued ASC Topic 855, Subsequent Events (formerly SFAS No. 165), which establishes general standards of accounting for, and disclosing events that occur after the balance sheet date but before the financial statements are issued or available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, i.e., whether the date represents the date the financial statements were issued or were available to be issued. Subsequent events have been evaluated through February 22, 2010, the issuance date of our financial statements.

(d)	Cash and Cash Equivalents

Cash and cash equivalents consist of cash held at banks as well as short term investments with an original maturity of three months or less, as defined in ASC Topic 230, Statement of Cash Flows.

(e)	Restricted Cash

Restricted cash represents cash collateral posted with counterparties. Income earned on restricted cash balances is included as a component of income — other in the consolidated statements of operations.

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2009 and 2008

(f)	Financial Instruments

Fair value is used to measure the Company’s financial instruments. The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, also known as the exit price.

The fair values of the Company’s assets and liabilities which qualify as financial instruments under ASC Topic 825 (formerly SFAS No. 107, Disclosures about Fair Value of Financial Instruments), approximate the carrying amounts presented in the consolidated statements of assets and liabilities.

The Company has adopted ASC Topic 820 (formerly SFAS No. 157, Fair Value Measurements)). ASC Topic 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC Topic 820 are described below:

Level 1 — Financial assets and liabilities whose values are based on unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2 — Financial assets and liabilities whose values are based on one or more of the following:

(a) Quoted prices for similar assets or liabilities in active markets;

(b) Quoted prices for identical or similar assets or liabilities in nonactive markets;

(c) Pricing models whose inputs are observable for substantially the full term of the asset or liability;

(d) Pricing models whose inputs are derived principally from or corroborated by observable market data through correlation or other means for substantially the full term of the asset or liability.

Level 3 — Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable. These inputs reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset or liability.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. See note 6 for a discussion of the impact of adopting ASC Topic 820.

Following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Investments

The Company invests in debt obligations, the interest on which is exempt from U.S. federal income taxation. In some cases the Company purchases the investments directly; and in other cases the Company invests in a special purpose trust which holds the assets. From time to time, the Company may also invest in certain derivative contracts. The Company records all of its investments at fair value.

I.	Direct Investment in Tax Exempt Securities

In general, fair value is determined by obtaining quotations from independent pricing services. In most cases, quotes are obtained from two pricing services and the average of both quotes is used. The independent pricing services determine their quotes using observable inputs such as current interest rates, specific issuer information and other market data for such securities. Therefore, the Company’s estimate of fair value is subject

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2009 and 2008

to a high degree of variability based upon market conditions, the availability of specific issuer information and the assumptions made. Due to the inherent uncertainty of valuation, these estimated fair values may differ from the actual price obtained through sales. The valuation inputs used to arrive at fair value for such debt obligations are generally classified within Level 2 or 3 of the valuation hierarchy. The difference between the cost basis in the investment and the fair value is included in the unrealized gains/(losses) — investments.

The income earned on the tax exempt securities is recorded on an accrual basis and included as a component of income-investments in the consolidated statements of operations. Any accrued and unpaid income is included as a component of receivables in the consolidated statements of assets and liabilities.

II.	Investment in Trusts

The Company will invest in a trust in order to acquire tax exempt securities. The trust will acquire the bonds and finance the purchase by issuing junior and senior certificates. In general, the Company will purchase all of the junior certificates and third party investors will purchase the senior certificates.

In valuing its investment, the junior certificates, the Company will generally use one of two techniques:

Asset Based Valuation

The Company will value all of the underlying assets of the trust as noted in the previous section above. The Company will then deduct from this, the fair value of the senior certificates of the trust. The senior certificates have a stated rate of interest. In addition, the certificate holder is entitled to a pro-rata share of 20% of the appreciation of the financial assets owned by the trust over an agreed upon threshold amount (“Gain Share”).

The fair value of the senior certificates is calculated by using either pricing quotes from independent pricing services or internally prepared pricing models. Depending on the inputs to these models, this will generally be classified as either Level 2 or Level 3 financial instruments in the valuation hierarchy. Any fair value estimate will include any Gain Share owed to the senior certificates. Any change in fair value of the junior certificates will be recorded as a component of unrealized gains/(losses) — investments in the consolidated statements of operations.

Cash Flow Based Valuation

The Company will determine a valuation of the junior certificates by estimating the residual cash flows it will receive and applying an appropriate discount rate. In general, a cash flow based valuation will be considered a Level 3 valuation.

Each circumstance is unique, but in general, the company will default to an asset based valuation. The Company will use a cash flow based valuation in cases where the asset based valuation yields a result close to zero (or a negative amount) yet the residual interest is still generating cash flow and is expected to for the foreseeable future.

The “Net Carry” of the trust is comprised of the income earned on the tax exempt securities acquired by the trust offset by the stated interest paid to the senior certificates. This Net Carry is recorded on an accrual basis and is recorded as a component of income-investments in the consolidated statements of operations. Any accrued and unpaid Net Carry is included as a component of receivables in the consolidated statements of assets and liabilities. See note 9 and note 10.

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2009 and 2008

III. Interest Rate Swap

The Company has entered into interest rate swaps. Interest rate swap contracts represent the contractual exchange of fixed and floating rate payments based on a notional amount and a referenced interest rate. The Company uses interest rate swaps to hedge all or a portion of the interest rate risk associated with its investments.

The fair value of the interest rate swaps is either included in derivative asset or derivative liability in the consolidated statements of assets and liabilities. Fair value is determined by obtaining broker or counterparty quotes. Because there were observable inputs used to arrive at these quoted market prices, the Company considered the interest rate swaps to be Level 2 financial instruments within the valuation hierarchy. The change in the unrealized loss is included as a component of unrealized gains/(losses) — derivatives in the consolidated statements of operations. The periodic payments or receipts under the Company’s interest rate swap contracts are recorded as an increase or decrease in interest expense or income in the consolidated statements of operations. See Note 7 for further discussion of the Company’s interest rate swap activities.

(g)	Income Taxes

The Company qualifies as a partnership for U.S. federal income tax purposes. As a partnership, the Company will not pay federal income tax and will be treated as a pass through entity. However, MFCA Funding Inc. (“Funding Inc.”), a wholly owned subsidiary of the Company is organized as a C-corporation for U.S. federal income tax purposes and will pay federal income tax. Further, the Company may be subject to certain state and local income taxes.

Deferred tax assets and liabilities are determined using the asset and liability method in accordance with ASC Topic 740 (formerly SFAS No. 109, Accounting for Income Taxes), under this method, deferred tax assets and liabilities are established for future tax consequences of temporary differences between the financial statement carrying amounts of assets and liabilities and their tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in years in which those temporary differences are expected to reverse. A valuation allowance is established when necessary to reduce a deferred tax asset to the amount expected to be realized. As of December 31, 2009 and 2008, the Company had recorded a 100% valuation allowance against the deferred tax asset in each period.

In accordance with ASC Topic 740 (FIN No. 48, Accounting for Uncertainty in Income Taxes), the Company evaluates tax positions taken or expected to be taken in the course of preparing its tax returns to determine whether the tax positions are “more-likely than-not” of being sustained by the applicable tax authority. The Company’s tax benefit or tax expense is adjusted accordingly for tax positions not deemed to meet the more-likely than-not threshold in the current year. The Company records interest and penalties associated with audits as a component of income before income taxes. Penalties are recorded as an operating expense, and interest expense is recorded as interest expense in the consolidated statements of operations. The Company incurred no interest and penalties for the period from inception to December 31, 2009.

(h)	Securities Transactions and Income

Purchases and sales of investments and derivatives are recorded on a trade date basis. During the period between the trade date and settlement date, any money due to or from the counterparty will be recorded either as a component of receivables or accrued expenses and other liabilities in the consolidated statements of assets and liabilities.

Realized gains and losses are determined using the average cost method, when partial positions are sold or unscheduled paydowns are received. Interest income, adjusted for the accretion of discounts, and expenses are recorded on the accrual basis.

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2009 and 2008

(i)	Net Increase (Decrease) in Net Assets from Operations

In accordance with ASC Topic 260 (formerly SFAS No. 128, Earnings per Share), the Company presents both basic and diluted net increase (decrease) in net assets from operations (EPS) in its consolidated financial statements and footnotes thereto. Basic net increase (decrease) in net assets from operations (Basic EPS) excludes dilution and is computed by dividing net income or loss allocable to common shareholders by the weighted average number of common shares, including shares that were issued as compensation, such as vested restricted shares and vested LTIP shares that have achieved parity, outstanding for the period. Diluted net increase (decrease) in net assets from operations (Diluted EPS) reflect the potential additional dilution of unvested restricted shares and unvested and vested LTIP shares that have not achieved parity issued as compensation if they are not anti-dilutive. See note 11.

Effective January 1, 2009, the Company calculates EPS using the two-class method which is an earnings allocation formula that determines EPS for common shares and participating securities. Unvested share-based payment awards that contain non-forfeitable rights to distributions or distribution equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of EPS using the two-class method. Accordingly, all earnings (distributed and undistributed) are allocated to common shares and participating securities based on their respective rights to receive distributions. See note 11.

(j)	Share-Based Compensation

The Company issued share based compensation to its directors and employees of its Former Manager and accounts for such issuances as equity-settled transactions using the methodology prescribed by ASC Topic 718 (formerly SFAS No. 123(R), Share Based Compensation, and Emerging Issues Task force (EITF) No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services).

Employees of the Company’s Former Manager and certain independent members of the credit committee of Funding, Inc. received long term incentive profit shares (LTIP shares). LTIP shares are a special class of limited liability company interests whereby upon the occurrence of certain events, the Company will revalue its assets and an increase in the valuation will be allocated first to the holders of the LTIP shares to equalize the capital accounts of each LTIP share with the capital account of each common share. Upon equalization of the capital accounts, the LTIP shares will achieve full parity with the common shares and, to the extent the LTIP shares are vested, can be converted into common shares (a “book-up event”).

At a meeting of the Board of Directors of the Company held on July 23, 2009, the directors approved the issuance of common shares in partial payment of a performance share allocation to the Manager. These shares were valued at $2.01 per share, which is higher than the LTIP shares’ performance target of $1.25 per share. The issuance of these shares constituted a “book-up event” and the vested LTIP shares became eligible for conversion to common shares of the Company. All LTIP shares were converted to common shares as of December 31, 2009.

Nonmanagement directors received restricted common shares. Quarterly distributions on each restricted common share, whether vested or not, will be the same as those made on common shares. The restricted shares are subject to restrictions on transfer during the vesting period. In general, unvested restricted shares will vest early upon change of control or other liquidation. The fair value of the restricted common shares as of the grant date is being amortized to share based compensation over the three year vesting period of the underlying grants net of assumed forfeitures.

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2009 and 2008

(3)	Related Party Transactions

Management Contract.  The Company has no employees and relies upon its Manager to conduct its operations pursuant to its management agreement dated June 12, 2007 (the Management Agreement). On March 18, 2009, the Former Manager and Tricadia entered into an Assignment and Assumption Agreement that provided for the assignment of the Management Agreement to the Manager. The Manager is responsible for (i) the selection, purchase, monitoring and sale of portfolio investments; (ii) developing and implementing the Company’s financing and risk management policies; (iii) providing the Company with investment advisory services; and (iv) carrying out the day to day operations of the Company.

A. Base Management Fee:  The Company pays the Manager a base management fee on a monthly basis equal to 1/12th of the Company’s US GAAP basis equity x 1.50%. The US GAAP basis equity shall exclude one time events pursuant to changes in US GAAP and other noncash charges (subject to the approval of the Company’s independent directors). To date, the Company has not sought approval for any one time events or noncash charges. The Company accrues this expense on a monthly basis. Base management fees for the years ended December 31, 2009 and December 31, 2008 were $962,670 and $1,276,477, respectively, and are separately reported in the consolidated statements of operations. The management fees remaining payable at December 31, 2009 and December 31, 2008 were $112,856 and $35,541, respectively, and are included as a component of due to the Manager in the consolidated statements of assets and liabilities.

The monthly base management fee payable will be reduced (but not below zero) by the proportionate share of the amount of any management fees paid to the Manager or its affiliates by a structured tax exempt partnership (STEP) or other structured credit vehicle in which the Company invests. The proportionate share is based on the percentage of the most junior class of certificates the Company holds in any STEP or other structured credit vehicle. Origination fees, structuring fees, or placement fees paid to the Manager and its affiliates will not reduce the base management fee. No such fees were incurred for the years ended December 31, 2009 and 2008.

B. Performance Share Allocation (PSA).  The Company will pay the Manager incentive compensation in the form of an allocation of profits to the performance share (on a quarterly basis) equal to the product of (i) 20% of the amount by which (a) consolidated net income per weighted average common share exceeds (b) the weighted average offering price of all common shares issued by the Company multiplied by the quarterly benchmark rate, as defined, and (ii) the weighted average number of common shares outstanding in such quarter. This amount is paid through a special allocation of assets to the performance share after the end of the quarter.

The quarterly benchmark is equal to the greater of (i) 2% or (ii) 0.75% plus the 10 year Municipal Market Data (MMD) index for the quarter. The performance share calculation will be adjusted to exclude one-time events pursuant to changes in U.S. GAAP, as well as other noncash charges (subject to the approval of the Company’s independent directors). To date, the Company has not sought approval for any one time events or noncash charges. The Company accrues this expense on a quarterly basis. PSA approved by the board of directors for the years ended December 31, 2009 and 2008 is summarized below and are separately reported in the consolidated statements of assets and liabilities and the consolidated statements of operations.

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2009 and 2008

Performance Share Allocation

	Year Ended December 31
	2009	2008

For the quarter ended:
March 31	$1,200,895	$—
June 30	2,082,691	—
September 30	2,636,862	—
December 31	—	—

Total	$5,920,448	$—

Under the Company’s First Amended and Restated Limited Liability Company Agreement, the Company is required to pay PSA to the Manager. The Board of Directors considered the Company’s need for capital and the implications of issuing common shares in lieu of a cash distribution and determined that each PSA should be paid as a combination of cash and common shares of the Company. Each quarterly PSA was paid as summarized below:

Performance Share Allocation Payments

	For the Quarter Ended
	March 31,	June 30,	September 30,
	2009	2009	2009

Total PSA	$1,200,895	$2,082,691	$2,636,862
PSA paid in cash	—	1,200,000	883,000

PSA paid in common shares	$1,200,895	$882,691	$1,753,862

Net asset value per share before PSA	$2.17	$2.01	$2.43
Shares issued in payment of PSA	553,407	438,712	721,528

Interest Rate Swap with Tiptree.  On July 14, 2009, the Company entered into a 10 year interest rate swap for the purpose of hedging portfolio-wide interest rate risk. The counterparty for the swap is Tiptree. The Company will make semi-annual interest payments to Tiptree based on a fixed rate of 3.6475% and a notional amount of $5,000,000. Tiptree will make quarterly interest payments based on a floating rate of three-month LIBOR and a notional amount of $5,000,000. The fair value of the interest rate swap is $27,095 at December 31, 2009.

Expense Reimbursements.  From time to time, the Manager will pay certain of the Company’s expenses and the Company will reimburse the Manager. Total reimbursement payments to Tricadia for general and administrative expenses for the period from March 18, 2009 through December 31, 2009 were $447. Total reimbursement payments to the Former Manager for general and administrative expenses for the period from January 1, 2009 through March 17, 2009 and for the year ended December 31, 2008 were $16,780 and $146,477, respectively. Unpaid amounts due to the Managers for reimbursement at December 31, 2009 and 2008 were $0 and $14,121, respectively, and were included as a component of due to the Manager in the consolidated statements of assets and liabilities.

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2009 and 2008

(4)	General and Administrative Expenses

The Company pays its own general and administrative expenses. The Manager is responsible for paying its employees compensation and benefits (with the exception of share based compensation described above). In general, the Company is responsible for all other general and administrative expenses for its operations.

These include (but are not limited to): transaction costs incidental to the acquisition, disposition and financing of investments; legal, tax, accounting, consulting, and other similar service fees and expenses; compensation and expenses of the Company’s directors; the cost of directors’ and officers’ liability insurance; the costs associated with the establishment and maintenance of any credit facilities, tender option bond programs, and other financing arrangements and other indebtedness (including commitment fees, accounting fees, legal fees, closing and other costs); expenses associated with security offerings; expenses associated with making distributions to shareholders; the costs of printing and mailing proxies and reports to the Company’s shareholders; costs associated with computer software or hardware; electronic equipment or purchased information technology services from third party vendors which is used solely by the Company; all regulatory costs incurred by the Company; and all taxes and insurance expense incurred by the Company or on its behalf. In addition, the Company is required to pay its pro rata share of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager which is required for the Company’s operations. See note 3.

These expenses may be paid directly out of Company funds or, from time to time, will be paid by the Manager and the Company will reimburse the Manager.

(5)	Income Taxes

At December 31, 2009, the taxable subsidiary had net operating loss carry forwards for tax purposes of $1,016,842 and net capital loss carry forwards of $24,914,455. The net operating losses may be carried forward to reduce taxable income through the years 2027 of $651,733, 2028 of $245,589, and 2029 of $119,520. The net capital losses may be carried forward to reduce capital gains through the years 2012 of $2,710,351 and 2013 of $22,204,104.

Items that gave rise to deferred tax assets and liabilities at December 31, 2009 and 2008, were comprised of the following: for 2009, unrealized gains on municipal bonds, and net operating loss carry forward; and for 2008, unrealized losses on municipal bonds, net operating loss carry forward, and net capital loss carryforward. The gross deferred tax asset balance as of December 31, 2009 and 2008 was approximately $9,554,314 and $9,999,668, respectively. A 100% valuation has been established against the deferred tax assets because it is more likely than not that the Company will be unable to utilize the loss carry forwards before their respective expiration dates.

The components of the net deferred tax asset are summarized below:

	December 31
	2009	2008

Deferred tax asset:
Unrealized losses on municipal bonds	$478,361	$965,547
Net capital loss carryforward	8,720,058	8,720,058
Net operating loss	355,895	314,063

Total	9,554,314	9,999,668
Less:
Valuation allowance	(9,554,314)	(9,999,668)

	$—	$—

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2009 and 2008

The federal income tax benefit at the U.S. federal income tax rate of 35% is the income tax benefit reflected in the consolidated statements of operations which has been offset by a 100% valuation allowance.

Income tax expense consisted of the following:

	Year Ended December 31
	2009	2008

Current tax expense	$—	$—
Deferred tax expense (credit)	445,354	(2,867,369)
Change in valuation allowance	(445,354)	2,867,369

Net deferred tax expense	—	—

Total	$—	$—

(6)	Fair Value of Financial Instruments

Upon adoption of ASC Topic 820, the Company did not record a transition adjustment as the Company already had previously recorded its assets and its liabilities at fair value.

Assets and liabilities measured at fair value on a recurring basis including the senior certificates for which the Company has elected the fair value option are summarized below (see note 2-f for a description of the three levels of the valuation hierarchy:

		Quoted	Significant
		Prices in	Other	Significant
	December 31,	Active	Observable	Unobservable
	2008	Markets	Inputs	Inputs
Description	Fair Value	(Level 1)	(Level 2)	(Level 3)

Assets:
Investments, at fair value	$15,302,902	—	—	15,302,902

		Quoted	Significant
		Prices in	Other	Significant
	December 31,	Active	Observable	Unobservable
	2009	Markets	Inputs	Inputs
Description	Fair Value	(Level 1)	(Level 2)	(Level 3)

Assets:
Investments, at fair value(1)	$57,971,131	$—	$17,250,488	$40,720,643
Derivative, at fair value	27,095	—	27,095	—

(1)	See the consolidated schedule of investments for detailed categorization.

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2009 and 2008

The following table presents additional information about assets and liabilities measured at fair value on a recurring basis and for which the Company has utilized Level 3 inputs to determine fair value for the years ended December 31, 2008 and 2009:

		Net				Unrealized
		Realized/	Transfers in	Purchases		Gains and
	January 1,	Unrealized	and/or Out,	and Sales and	December 31,	(Losses) Still
	2008	Losses	Net, of Level 3	Other, Net(1)	2008	Held(2)

Assets:
Investment in NPPF II, at fair value	$—	$(65,198,471)	$63,758,256	$1,440,215	—	$(65,198,471)
Investment in Merrill Lynch Trusts, at fair value	—	(19,650,597)	20,483,117	7,869	840,389	(19,650,597)
Direct Investments in Tax Exempt Securities, at fair value	—	(6,856,848)	21,319,326	35	14,462,513	(6,856,848)

Total Investments, at fair value	—	$(91,705,916)	$105,560,699	$1,448,119	$15,302,902	$(91,705,916)

(1)	Primarily comprised of return of investments of underlying assets of the Trusts — NPPF II and the underlying assets of the Merrill Lynch Trusts and the direct investments in tax exempt securities offset by the partial redemption of Class A Certificates of NPPF II and the Class A Certificates of the Merrill Lynch Trusts.

(2)	Represents the amount of total gains or losses for the period, included in earnings, attributable to the change in unrealized gains (losses) relating to assets classified as Level 3 that are still held at December 31, 2008.

		Net				Unrealized
		Realized/	Transfers in	Purchases		Gains and
	January 1,	Unrealized	and/or Out,	and Sales and	December 31,	(Losses) Still
	2009	Gains	Net, of Level 3	Other, Net	2008	Held(1)

Assets:
Investment in NPPF II, at fair value	$—	$36,452,122	$—	$4,268,521	$40,720,643	$(28,746,349)
Investment in Merrill Lynch Trusts, at fair value	840,389	19,650,597	—	(20,490,986)	—	—
Direct Investments in Tax Exempt Securities, at fair value	14,462,513	4,364,155	(17,250,488)	(1,576,180)	—	—

Total Investments, at fair value	$15,302,902	$60,466,874	$(17,250,488)	$(17,798,645)	$40,720,643	$(28,746,349)

(1)	Represents the amount of total gains or losses for the period, included in earnings, attributable to the change in unrealized gains (losses) relating to assets classified as Level 3 that are still held at December 31, 2009.

(7)	Derivative Contracts

The Company utilizes derivative financial instruments as part of its overall investment activities. Investments in derivative contracts are subject to additional risk that can result in a loss of all or part of an investment. The Company’s derivative activities are primarily classified by underlying interest rate risk. In addition to this interest rate exposure, the Company is also subject to additional counterparty risk should its counterparties fail to meet the contract terms.

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2009 and 2008

Interest Rate Swaps

The Company is exposed to interest rate risk when there is an unfavorable change in the value of investments as a result of adverse movements in the market interest rates. The Company enters into interest rate swap contracts to protect against such adverse movements in the interest rates.

Interest rate swaps are contracts whereby counterparties exchange different rates of interest on a specified notional amount for a specified period of time. The payment flows are usually netted against each other, with the difference being paid by one party to the other. The Company enters into these contracts so as to minimize the underlying interest rate exposure of the investment portfolio. The Company is required to post cash collateral for the benefit of the counterparty. This is included as a component of restricted cash in the consolidated statements of assets and liabilities.

The volume of the Company’s interest rate derivative activities has been extremely low. Specifically, there were two open contracts at the start of 2008 which were terminated in February 2008 and the Company recorded a realized gain of $750,000 which was included as a component of net realized loss — derivatives in the consolidated statement of operations for the year ended December 31, 2008. Only one contract was entered into in 2009 and this contract remains outstanding as of December 31, 2009. This limited interest rate swap activity is consistent with the limited trading activity within the Company’s investment portfolio.

The following table identifies the fair value amounts of derivative instruments included in the consolidated statements of assets and liabilities as derivative contracts, categorized by primary underlying risk, at December 31, 2009. Balances are presented on a gross basis, prior to the application of the impact of counterparty and collateral netting.

ASSET DERIVATIVES

	Interest Rate	Other
	Contract Risk	Contract Risk	Total

Swap contracts	$27,095	—	$27,095

The following table identifies the net gain and loss amounts included in the consolidated statements of operations as net gain (loss) from derivative contracts, categorized by primary underlying risk, for the year ended December 31, 2009.

CHANGE IN UNREALIZED GAINS / (LOSSES) ON DERIVATIVES RECOGNIZED

	Interest Rate	Other
	Contract Risk	Contract Risk	Total

Swap contracts	$27,095	—	$27,095

Total Return Swap

Total return swaps (“TRS”) are contracts whereby counterparties exchange the total cash flow of a single asset or basket of assets in exchange for periodic cash flows. The Company enters into TRS for speculative investment purposes.

Our volume in this activity is extremely low. Specifically, since inception, the Company, through its wholly-owned subsidiary Funding, Inc., was party to one TRS transaction which was initiated in 2007 and terminated in 2008. Under the terms of this TRS, the counterparty investment bank and Funding, Inc. identified tax-exempt bonds that served as the reference portfolio for the swap. Funding, Inc. was exposed to the downside risk of this basket of positions. This TRS was terminated in February 2008 and a realized loss of

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2009 and 2008

approximately $14 million was recorded at termination and included as a component of net realized loss — derivatives in the consolidated statement of operations for the year ended December 31, 2008.

(8)	Restricted Cash

Restricted cash is comprised of:

	December 31
	2009	2008

IRS collateral deposit	$277,000	$—

	$277,000	$—

The interest rate swap collateral deposit represents cash posted with Morgan Stanley as credit support. The amount will be returned when the interest rate swap is terminated.

(9)	NPPF II

NPPF II was created in 2008 and made its initial acquisition of a portfolio of tax-exempt securities by issuing Class A Senior Certificates (the “senior certificates”) and Class B Junior Certificates (the “junior certificates”) to finance such purchase. The Company purchased all of the junior certificates. These certificates are carried at fair value and are included as a component of investments in the consolidated statements of assets and liabilities. The fair value of the junior certificates is the fair value of the tax exempt securities owned by NPPF II less the fair value of the senior certificates issued by NPPF II. See note 2-f Investments in Trusts for the Company’s methodology in determining fair value of the assets and liabilities of NPPF II.

The fair value of the tax exempt securities acquired by NPPF II was $172.1 million. The cash value contributed paid for the senior certificates and junior certificates were $118.1 million and $56.2 million, respectively, which was used to fund the purchase of the bonds plus accrued interest purchased and closing costs.

The trust agreement required a mandatory auction of the assets of the trust in February 2009. The proceeds of the mandatory auction are required to be used to redeem the senior certificates. If the bids received by the trustee do not exceed the face amount of the senior certificates (currently $65.9 million), the auction fails. Upon a failed auction, the interest rate payable to the senior certificates increases to a floating rate based on the rolling 30-day average of the USD-SIFMA Municipal Swap Index, subject to a maximum rate which will not exceed the aggregate amount of income during the distribution period, and the auction is repeated weekly until successful.

For periods prior to the mandatory auction, the trust agreement provided for payment of a fixed rate of 2.85% per annum to the Class A Certificate holder. Also, proceeds from dispositions of tax exempt securities owned by the trust were paid to the senior certificate holder as partial paydown of its principal outstanding (after adjustment for any Disposition Gains as determined in accordance with the Internal Revenue Code which were generally distributed 20% to the senior certificate holder and 80% to the junior certificate holder). Such principal paydowns served to reduce interest accruing to the senior certificate in subsequent periods. The remainder of income and principal receipts were paid to the junior certificate holder.

Generally, if a certificate holder had a deficit balance in its capital account following the liquidation of its interest in the trust, such certificate holder had no obligation to make any payment to any other certificate holder.

As of December 31, 2008 the fair value of the tax exempt bonds owned by NPPF II was less than the fair value of the principal of the senior certificates and the Company valued the junior certificates at $0. Although

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2009 and 2008

the tax exempt bonds owned by NPPF II continued to provide scheduled cash flows, the Company did not value the junior certificates using the Cash Flow Based Valuation method because of the imminent mandatory auction date.

Due to the general weak conditions in the market for tax exempt securities leading up to the date of the mandatory auction, on February 27, 2009, the Company and the holder of the senior certificates of NPPF II agreed to extend the mandatory auction of the trust’s assets until February 2011 and to modify the terms of the trust agreement as follows:

•	The Company agreed to contribute $8 million of capital to the trust which was used to pay down the principal balance of the senior certificates. The Company recorded this payment as additional investment in the junior certificates and no additional junior certificates were issued.

•	The Class A Certificate Rate (Priority Income Distribution) was increased from 2.85% to 3.00% fixed for the remaining period until auction. In addition, a significant portion of the excess income proceeds was allocated to reduce the outstanding principal balance of the senior certificates, leaving approximately 13.35% of income proceeds for distribution to the junior certificate holder.

•	Distribution of the proceeds from dispositions of tax exempt securities are allocated to the senior and junior certificate holders either 80% and 20%, respectively, or 100% and 0%, respectively, based on the reasons for the disposition and whether the senior certificate holder gives prior consent to unscheduled dispositions. Any Disposition Gain continues to be determined in accordance with the Internal Revenue Code and to generally be distributed 20% to the senior certificate holder and 80% to the junior certificate holder.

•	The Company can further extend the mandatory auction date until February 2012, if it contributes an additional $10 million in collateral into the trust (either in cash or securities reasonably acceptable to the senior certificate holder).

•	Although the lack of obligation to restore a deficit balance as described above, is unchanged, the Company agreed to undertake contributing additional value under a deficit restoration requirement, to the trust at the time of liquidation of the trust to the extent that asset values are insufficient to fully redeem the senior certificates.

•	The deficit restoration requirement is supported by the deposit of $19.8 million par value of bonds currently held by the Company into a collateral account for the benefit of the trust. The Company receives the periodic income payments from these bonds and the proceeds of any maturities or sales are paid to the holder of the senior certificates as a reduction of par. This represents all of the Company’s bonds that are not held in trusts.

•	The senior certificate holder has agreed that the Company’s obligation to contribute to the deficit restoration can be satisfied at the Company’s option at any time if the Company contributes an additional $7 million in cash collateral to the trust, at which point the $19.8 million of bonds would be released.

There are no other contractual obligations related to NPPF II and no unrecorded liabilities in connection with NPPF II. The senior certificates are recourse only to the assets of the trust and the Company’s bonds that are not held in trusts as described above. If the assets of the trust became worthless or the trust otherwise could not redeem the senior certificates, the net loss to the Company would be the net carrying value of the junior certificates of the trust, plus the net carrying value of direct investments in bonds included in the consolidated statements of assets and liabilities and any accrued and unpaid interest receivable on the Company’s investment in NPPF II and the direct investments in bonds. As of December 31, 2009, the junior

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2009 and 2008

certificates are recorded at a fair value of $40.7 million. The accrued Net Carry related to the junior certificates is included in receivables and is recorded at a carrying value of $2.8 million.

During 2009, $50.2 million of par value of tax exempt securities was redeemed or paid down at or below face value. Of this amount, $1.2 million was disposed of at face value in connection with scheduled paydowns and $45.7 million was disposed of in connection with refinancing of the bond by the issuer or by sale from the trust at or below face value.

During 2009, the senior certificates were paid down by $50.2 million which includes the $8 million contributed by the junior certificate holder, $4.7 million from the payment of Priority Income Distributions, and $37.5 million from the proceeds of dispositions of tax exempt securities.

(10)	Merrill Lynch Trusts

On May 8, 2008, the Company and Merrill Lynch agreed to create four new trusts (the Merrill Lynch Trusts) that acquired four bonds previously financed as part of a Tender Option Bond program by issuing the senior certificates and the junior certificates to finance this purchase. The Company purchased the junior certificates and Merrill Lynch Capital Services (“Merrill”) purchased the senior certificates of the trusts. The Company paid approximately $20.5 million in aggregate for all the junior certificates and Merrill paid $79.6 million for the senior certificates for a total purchase price of $100.1 million. The total par value of the four bonds was $100.9 million. The total fair value of the bonds at the time was approximately $81 million. The junior certificates had been carried at fair value and were included as a component of investments in the consolidated statements of assets and liabilities as of December 31, 2008. The fair value of the junior certificates was a cash flow based valuation because the asset based valuation yielded a result of zero but the residual interest was still generating cash flow.

The junior certificates received the residual income comprised of: the income from the bonds, less the interest on the senior certificates, and less any expenses of the trusts. On October 9, 2009, the Company sold the junior certificates to Merrill for approximately $2,032,000. At the time of the sale, the bonds underlying the four trusts were valued at $77.8 million, which was less the par amount of the senior certificates of $79.2 million. The junior certificates at the time were valued at $204,740 based on the estimated future cash flow from the trusts through the final distribution dates. The Company realized a loss of $18.5 million which was recorded upon the sale and is included as a component of net realized loss — investments in the consolidated statements of operations. Although the Company recorded a net realized loss, the sale resulted in a net increase to the net asset value of the Company of junior certificates at the time of the sale.

As of December 31, 2008 the fair value of the tax exempt bonds owned by the Merrill Lynch Trusts (defined below) was less than the fair value of the principal of the senior certificates and under the asset based valuation methodology the junior certificates were valued at $0. However, the tax exempt bonds owned by the Merrill Lynch Trusts continued to provide scheduled cash flows and the trusts had maturity dates ranging through 2011 and 2012, so the Company valued the junior certificates using the cash flow based valuation methodology. Under this methodology, the net future cash flows to the junior certificates were determined based on the current rates of the underlying investment assets and offset by the current rates on the senior certificates, less any recurring trust expenses. These net future cash flows were discounted by applying the average discount rate applied to par as determined by the independent pricing services in measuring the fair market value of the assets.

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2009 and 2008

(11)	Equity Shares

The Company is organized as a limited liability company and is taxed as a partnership. The Company currently has the following classes of membership interests:

Membership Interests

		Outstanding at December 31
Description	Authorized	2009	2008

Unrestricted common shares	Unlimited	37,394,169	17,265,100
Restricted common shares	60,000	22,500	15,000
LTIP shares	690,000	—	566,915

The combined total of restricted common shares and LTIP shares authorized is currently fixed at 750,000. Accordingly, the Company may issue more restricted common shares than listed above as authorized as long as the combined total is less than or equal to 750,000.

A. Unrestricted Common Shares.  The unrestricted common shares are each entitled to one vote per share and participate pro rata in quarterly distributions. In general, except for extraordinary corporate transactions, certain amendments to the operating agreement, liquidation, and the election and removal of directors, all matters voted on by the shareholders require a simple majority of votes cast. In the case of election of directors, a plurality of votes cast in person or by proxy is required. In the case of extraordinary corporate transactions, liquidation and removal of directors for cause, a majority of all votes entitled to be cast is required.

The Company completed a Rights Offering for 18,116,964 new common shares on June 26, 2009. One subscription right was issued for the purchase of one common share at a price of $1.20 per share to holders of common shares and LTIP shares. Tiptree purchased 14,901,307 shares and the Manager purchased 810,798 shares in the Rights Offering. The Company raised $21.6 million after the expenses of the offering.

B. Restricted Common Shares.  The restricted common shares are identical to normal common shares except that they are subject to vesting. To date, all restricted common shares have been issued to directors of the Company.

C. LTIP Shares.  As of July 23, 2009, the LTIP shares have achieved parity with the common shares and became eligible for conversion to common shares. As of December 31, 2009, all outstanding LTIP shares were converted to common shares.

The Company completed a voluntary exchange of LTIP shares on June 26, 2009 whereby existing LTIP shares with a performance target of $10.00 were exchanged for new LTIP shares with a performance target $1.25. The exchange ratio was one-for-two, such that one new LTIP share was issued for every two existing LTIP shares tendered. 566,915 existing LTIP shares were tendered and 283,458 new LTIP shares were issued. There were no changes to capital balances as a result of the LTIP Exchange.

D. Preferred Shares.  The Company’s board of directors is authorized to issue an unlimited amount of one or more classes or series of preferred shares without further action or approval from the common shareholders. The board of directors is authorized to fix the number of shares, relative powers, preference and rights, and the qualifications, limitations or restrictions applicable to each class or series by resolution.

The Company has granted the Manager one performance share. The performance share is entitled to a special allocation of profits as described in note 3. The performance share is generally not entitled to vote.

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2009 and 2008

As a limited liability company, the shareholder interests noted above are generally limited in their liability to the extent of each shareholder’s investment in the Company. The Company has no stated date of dissolution. The following table shows the Company’s share activity for the periods presented:

Shares Outstanding

			Forfeiture of
	December 31,		Nonvested	December 31,
Membership Interests	2007	Vested	Shares	2008

Unrestricted common shares	17,250,100	15,000	—	17,265,100
Restricted common shares	30,000	(15,000)	—	15,000
LTIP shares:
Vested	22,000	298,331	—	320,331
Nonvested	615,000	(298,331)	(70,085)	246,584

	637,000	—	(70,085)	566,915

	17,917,100	—	(70,085)	17,847,015

Rollforward of Components of Members’ Equity

		Noncash
	December 31,	Incentive			December 31,
	2007	Compensation	Distributions	Earnings	2008

Unrestricted common shares	$158,969,367	$—	$—	$—	$158,969,367
Restricted common shares	50,000	100,000	—	—	150,000
LTIP shares	892,232	776,422		—	1,668,654
Earnings/(deficit)	(18,139,050)	—	—	(107,678,426)	(125,817,476)
Distributions	(1,433,368)	—	(4,299,624)	—	(5,732,992)

	$140,339,181	$876,422	$(4,299,624)	$(107,678,426)	$29,237,553

Shares Outstanding

			Issuance in
			Lieu of				Conversion of
			Performance	Issuance as	Incentive		LTIP Shares
	December 31,	Rights	Shares	Share-Based	Shares	LTIP	to Common	December 31,
Membership Interests	2008	Offering	Allocation	Compensation	Vested	Exchange	Shares	2009

Unrestricted common shares	17,265,100	18,116,964	1,713,647	—	15,000	—	283,458	37,394,169
Restricted common shares	15,000	—	—	22,500	(15,000)	—	—	22,500
LTIP shares:
Vested	320,331	—	—	—	246,584	(283,457)	(283,458)	—
Nonvested	246,584	—	—	—	(246,584)	—	—	—

	566,915	—	—	—	—	(283,457)	(283,458)	—

	17,847,015	18,116,964	1,713,647	22,500	—	(283,457)	—	37,416,669

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2009 and 2008

Rollforward of Components of Members’ Equity

				Issuance in
				Lieu of			Conversion of
			Performance	Performance	Noncash	Incentive	LTIP Shares
	December 31,	Rights	Shares	Shares	Incentive	Share	to Common		December 31,
	2008	Offering	Allocation	Allocation	Compensation	Vested	Shares	Earnings	2009

Unrestricted common shares	$158,969,367	$21,567,352	$—	$3,837,448	$—	$300,000	$1,982,245	$—	$186,656,412
Restricted common shares	150,000	—	—	—	158,375	(300,000)	—	—	8,375
LTIP shares	1,668,654	—	—	—	313,591		(1,982,245)	—	—
Earnings/(deficit) before	—	—	—	—	—	—	—	—	—
Performance Share Allocation	(125,817,476)	—	—	—	—	—	—	41,021,238	(84,796,238)
Performance Share Allocation	—	—	(5,920,448)	—	—	—	—		(5,920,448)
Distributions	(5,732,992)	—	—	—	—	—	—	—	(5,732,992)

	$29,237,553	$21,567,352	$(5,920,448)	$3,837,448	$471,966	$—	$—	$41,021,238	$90,215,109

(12)	Net Increase (Decrease) in Net Assets from Operations Per Share

The Company calculates basic net increase (decrease) in net assets from operations per share by dividing net increase (decrease) in net assets from operations for the period by the weighted average shares of its common shares outstanding for the period, which includes common shares outstanding, as well as vested restricted common shares and vested LTIP shares that have achieved parity. Diluted net increase (decrease) in net assets from operations per share takes into account the effect of unvested restricted common shares and unvested LTIP shares and vested LTIP shares that have not achieved parity unless they are anti-dilutive.

For the year ended December 31, 2008, the Company determined that the unvested restricted common shares and unvested LTIP shares and the vested LTIP shares that have not achieved parity are anti-dilutive. Therefore, the weighted average shares outstanding on a fully diluted basis are the same as the weighted average shares outstanding used for basic net increase (decrease) in net assets from operations per share.

As of December 31, 2009, 22,500 restricted shares had not vested and all LTIP shares had been converted to common shares. As of December 31, 2008, 15,000 restricted shares and 246,584 LTIP shares had not vested. Both basic and fully diluted shares outstanding include the unrestricted common shares outstanding during the years ended December 31, 2009 and December 31, 2008. Fully diluted shares outstanding also includes the dilutive effect of unvested restricted common shares, vested LTIP shares that have not achieved parity and unconverted LTIP shares.

The Company does not include the performance share issued to the Manager (see note 10) in either the fully diluted net increase (decrease) in net assets from operations per share or basic net increase (decrease) in net assets from operations per share calculation as it does not participate in the net profits or distributions of the Company. See note 3 for a description of Performance Share Allocation recorded for the year ended December 31, 2009.

(13)	Share Based Compensation

In June 2007, the Company issued 30,000 restricted common shares to its directors. The Company valued the restricted common shares at $10 per share, the offering price of unrestricted common shares on June 12, 2007. The value of the restricted common shares issued is being amortized to noncash incentive compensation over the vesting period of the underlying grants, net of assumed forfeitures. The vesting period is three years and the amortization is calculated on a straight line basis.

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2009 and 2008

In June 2007, August 2007 and November 2007, the Company issued 637,000 LTIP shares to nonemployees of the Company in exchange for services to be provided. ASC Topic 718 establishes criteria for determining the measurement date for equity-based compensation awarded to nonemployees. Although only certain aspects of the accounting for equity-based payment transactions with nonemployees are explicitly addressed by ASC Topic 718, the Securities and Exchange Commission (SEC) staff in Staff Accounting Bulletin (SAB) 107 instructs entities to use by analogy the guidance in ASC Topic 718 as it applies to employees for equity-based compensation awarded to nonemployees. In accordance with ASC Topic 505, MFCA has determined that the measurement date for the LTIP shares awarded to nonemployees occurs when the LTIP shares vest. The fair values of the LTIP shares, which is based on the most recently available net asset value, are being amortized to share based compensation over the vesting period of the underlying grants net of assumed forfeitures. In addition, the Company records an adjustment at the end of each reporting period to account for changes in fair value of the Company’s common shares until the LTIP shares are vested.

The LTIP shares were issued as follows:

a. 345,000 LTIP shares were issued on June 26, 2007 with an average price of $3.70 over the vesting period ending on June 30, 2010.

b. 267,000 LTIP shares were issued on August 9, 2007 with an average price of $3.39 over the vesting period ending on June 30, 2010.

c. 25,000 LTIP shares were issued on November 15, 2007 with an average price of $2.10 over the vesting period ending on September 30, 2010.

For the year ended December 31, 2008, 15,000 restricted common shares and 298,331 LTIP shares became vested. As of December 31, 2008, 15,000 restricted shares and 246,584 LTIP shares were unvested.

Based on the December 31, 2008 ending net asset value per share, the remaining share based compensation expense to be recognized over the remaining vesting period is $392,079 for LTIP shares and $150,000 for restricted shares.

On February 5, 2009, in connection with the acquisition of a controlling interest of the Company by Tiptree the remaining unvested restricted shares and LTIP shares became vested and the Company recorded $419,083 of compensation expense.

In April 2009 and July 2009, the Company issued 22,500 restricted common shares to its directors. The Company valued the restricted common shares at the most recent ending net asset value per share. The value of the restricted common shares issued is being amortized to noncash incentive compensation over the vesting period of the underlying grants, net of assumed forfeitures. The vesting period is three years and the amortization is calculated on a straight line basis.

The restricted common shares were issued as follows:

a. 7,500 restricted shares were issued on April 14, 2009 at a value of $2.17 per share and vest over a three year period.

b. 15,000 restricted shares were issued on July 23, 2009 at a value of $2.05 per share and vest over a three year period.

In June 2009, the Company offered to exchange existing LTIP shares (old LTIPs) for new LTIP shares (new LTIPs) at a rate of one-for-two. Under the terms of the LTIP shares, the Company will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event will be allocated first to the holders of the LTIP shares to equalize the capital accounts of each LTIP share with the capital account of a common share of the Company. Upon equalization of the capital accounts,

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2009 and 2008

the LTIP shares will achieve full parity with the common shares for all purposes, including with respect to subsequent allocations and distributions, including, to the extent vested, liquidating distributions. If such parity is reached, (obtaining a performance target) vested LTIP shares may be converted into an equal number of common shares, and the holders may thereafter enjoy all the rights of shareholders of the Company. Under the old LTIPs the performance target was $10.00 per share. Under the new LTIPs the performance target was $1.25 per share.

All holders of outstanding LTIP shares elected to convert to new LTIPs. The Company did not record any compensation expense in connection with the LTIP exchange.

At a meeting of the Board of Directors of the Company held on July 23, 2009, the directors approved the issuance of common shares in partial payment of a performance share allocation to Tricadia Municipal Management, LLC, the Company’s Manager. These shares were valued at $2.01 per share, which was higher than the new LTIP shares’ performance target of $1.25 per share. This was a “book-up event” and vested LTIP shares became eligible for conversion to common shares of the Company. All LTIP shares were converted to common shares as of December 31, 2009. The company did not record any compensation expense in connection with the conversions of LTIP shares to common shares.

(14)	Commitments and Contingencies

(a)	Indemnifications

In the normal course of business, the Company enters into contracts that contain a variety of indemnifications. The Company’s maximum exposure under these arrangements is unknown. However, the Company does not expect claims or losses pursuant to these contracts and expects the risk of loss to be remote. Thus no amounts have been accrued related to such indemnifications.

(b)	Management Contract

The initial term of the Company’s management contract with the Manager expires on December 31, 2010 and automatically renews for a one year term at each anniversary thereafter. The contract may only be terminated after giving 180 days notice, if at least two-thirds of the Company’s independent directors or the holders of at least a majority of the outstanding common shares vote not to automatically renew.

If the Company were to terminate the management contract without cause, it would be required to pay a termination fee to the Manager equal to three times the average annual base management fee for the two 12 month periods preceding the date of termination (annualized for any partial year period). In addition, the Company would need to redeem the performance share at an amount equal to three times the average performance share payments for the preceding two 12 month periods.

The contract can be terminated with cause without paying the termination fees described above. Cause is narrowly defined and does not include unsatisfactory performance, even if that performance is materially detrimental to the Company’s business.

(c)	Registration Rights Agreement

The Company entered into a registration rights agreement with the Former Manager whereby there would be a reduction in the level of management fees that the Company would pay the Manager if the Company failed to timely file a registration statement.

The Company did not file a resale shelf registration statement by March 31, 2008. Accordingly, the base management fee payable to the Manager was reduced beginning on April 1, 2008 as described above through

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2009 and 2008

June 28, 2008, and subsequently resumed to the original level of 1.50% from June 28, 2008 to December 31, 2008.

(d)	NPPF II Auction

As described in note 9, the NPPF II trust was originally scheduled to auction its assets in February 2009. The Company has executed a term sheet to extend the auction until February 2011 with an option to extend to February 2012.

(15)	Risk Management

In the ordinary course of business, the Company manages a variety of risks including market risk and credit risk. The Company identifies, measures, and monitors risk through various control mechanisms including diversifying exposures and activities across a variety of instruments, markets, and counterparties.

Market risk is the risk of potential adverse changes in the value of financial instruments and their derivatives because of changes in market conditions, such as interest rate movements and volatility in security prices. The Company manages market risk through the use of risk management strategies and various analytical monitoring techniques that evaluate the effect of cash instruments and derivative contracts.

Credit risk is the risk the counterparties may fail to fulfill their obligations or that the collateral value becomes inadequate. The Company attempts to minimize its counterparty risk exposure by monitoring the size of its credit exposure to and the creditworthiness of its counterparties.

(16)	Concentrations of Credit Risk

Cash and Cash Equivalents.  As of December 31, 2009, the Company held substantially all of its cash and cash equivalents with U.S. Bank. If U.S. Bank failed under its obligation as custodian of these funds, the Company could lose a portion or all of its unrestricted cash balances with U.S. Bank.

(17)	Distributions

The cash distributions were comprised of the following:

	Year Ended December 31
	2009	2008

Common shareholders	$—	$4,140,824
Restricted common shareholders	—	6,400
Holders of LTIP shares	—	152,400

	$—	$4,299,624

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2009 and 2008

(18)	Financial Highlights

In accordance with the Audit Guide, the per share information and ratios to average net assets are presented below for each period:

Per Share Operating Performance

	Year Ended December 31
	2009	2008

Beginning net asset value	$1.64	$7.83
Net investment income	0.15	0.28
Net realized losses	(0.51)	(2.18)
Net unrealized gains (losses)	1.46	(4.14)

Total from investment operations	1.10	(6.04)
Issuance of rights offering, net	1.19	—
Other share transactions	0.12	0.09
Dilutive effect of rights offering and other	(1.48)	—
Distributions to shareholders	—	(0.24)
Performance share allocations	(0.16)	—

Ending net asset value per share outstanding	$2.41	$1.64

The per share amounts above are calculated based on the Company’s shares outstanding as well as its unvested restricted stock and its vested and unvested LTIP shares. The LTIP shares are included because they are eligible to receive distributions and the performance share is excluded.

Ratios to Average Net Assets

	Year Ended December 31
	2009	2008

Management fee	1.53%	1.31%
Other expenses	2.67	3.14
Noncash incentive compensation	0.75	0.90

Total expense	4.95%	5.35%

Net investment income	8.71%	5.14%
Total return	20.84%	(79.77)%

The above ratios for the years ended December 31, 2009 and 2008 are calculated by dividing income or expenses as applicable by the monthly average of net assets ($63.0 million and $97.5 million, respectively).

Total return is calculated by dividing the quarterly net increase (decrease) in net assets from operations by beginning net assets for the period on a compounded basis.

The per share information, ratios and total return above are calculated based on the shareholder group taken as a whole. An individual shareholder’s results may vary from those shown above due to the timing of capital transactions.

MUNI FUNDING COMPANY OF AMERICA, LLC

AUDITED FINANCIAL STATEMENTS

December 31, 2007

MUNI FUNDING COMPANY OF AMERICA, LLC
CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES
As of December 31, 2007

ASSETS
Cash and cash equivalents	$128,116,802
Restricted cash	29,000,000
Interest receivable	1,350,146
Other assets	83,750

Total assets	158,550,698

LIABILITIES
Unrealized loss on total return swap	17,378,922
Unrealized loss on basis swaps	417,915
Due to the Manager (related party)	179,850
Accrued expenses and other liabilities	234,830

Total liabilities	18,211,517

Net Assets	$140,339,181

Net asset value per share (17,917,100 shares outstanding)	$7.83

See accompanying notes to consolidated financial statements

MUNI FUNDING COMPANY OF AMERICA, LLC

CONSOLIDATED SCHEDULE OF INVESTMENTS
As of December 31, 2007

	Number	Range of	Percentage
	of	Expiration	of Net	Notional of
Derivatives	Contracts	Dates	Assets	Underlying	Cost	Fair Value

TOB (Residual Certificates)	3	Sep 2017 - Dec 2033	0.0%	$100,900,000	$38,228	$—

Total return swap:
Bonds	25	May 2008	(5.7)%	181,850,000	—	(7,999,404)
Interest rate swaps	23	May 2008	(6.7)%	177,850,000	—	(9,379,518)

				359,700,000	—	(17,378,922)

Basis swaps	2	Nov 2019 and Nov 2032	(0.3)%	87,750,000	—	(417,915)

				$548,350,000	$38,228	$(17,796,837)

See accompanying notes to consolidated financial statements

MUNI FUNDING COMPANY OF AMERICA, LLC

CONSOLIDATED STATEMENT OF OPERATIONS
For the Period from June 12, 2007 (inception) to December 31, 2007

Revenue
Investment income — TOB	$142,391
Investment income — total return swap	1,150,382
Interest income	3,794,680

Total revenue	5,087,453

Expenses
Management fee (related party)	1,111,993
Professional fees	374,727
Insurance	96,250
Directors compensation	65,627
Shareholder reporting and transfer agent	17,781
Other general and administrative	72,479
Non cash incentive compensation (related party)	942,232

Total expenses	2,681,089

Net investment income	2,406,364

Realized and unrealized gains and (losses) from investments
Net realized losses on investments	(2,710,351)
Net unrealized losses on investments	(17,835,065)

Net realized and unrealized losses from investments	(20,545,416)

Net decrease in net assets resulting from operations	$(18,139,052)

Basic and diluted net decrease in net assets from operations per share	$(1.05)
Weighted average common shares outstanding — basic and diluted	17,219,668
Distributions declared per share	$0.08

See accompanying notes to consolidated financial statements

MUNI FUNDING COMPANY OF AMERICA, LLC

CONSOLIDATED STATEMENT OF CHANGES IN NET ASSETS
For the Period from June 12, 2007 (inception) to December 31, 2007

Decrease in net assets resulting from operations
Net investment income	$2,406,364
Net realized losses on investments	(2,710,351)
Net unrealized losses on investments	(17,835,065)

Net decrease in net assets resulting from operations	(18,139,052)

Distributions to common shareholders	(1,382,408)
Distributions to LTIP shareholders	(50,958)

Total decrease in net assets resulting from distributions to shareholders	(1,433,366)

Increase in net assets from share transactions
Increase in net assets from issuance of common shares, net	158,969,367
Increase in net assets from issuance of incentive compensation	942,232

Total increase in net assets from share transactions	159,911,599

Net increase in net assets	140,339,181
Net assets, beginning of period	—

Net assets, end of period	$140,339,181

See accompanying notes to consolidated financial statements

MUNI FUNDING COMPANY OF AMERICA, LLC

CONSOLIDATED STATEMENT OF CASH FLOWS
For the Period from June 12, 2007 (inception) to December 31, 2007

Cash flows from operating activities:
Net decrease in net assets resulting from operations	$(18,139,052)
Adjustments to reconcile net decrease in net assets resulting from operations to net cash flows used in operating activities
Unrealized loss on total return swap	17,378,922
Investment in TOB Residual Certificates	(38,228)
Unrealized loss on TOB Residual Certificates	38,228
Unrealized loss on basis swaps	417,915
Non cash incentive compensation (related party)	942,232
Change in operating assets and liabilities:
(Increase) decrease in receivables	(1,350,146)
(Increase) decrease in restricted cash	(29,000,000)
(Increase) decrease in other assets	(83,750)
Increase (decrease) due to the Manager	179,850
Increase (decrease) in accrued expense and other liabilities	234,830

Net cash used in operating activities	(29,419,199)

Cash flows from financing activities:
Proceeds from issuance of common shares, (net of costs of $13,531,633)	158,969,367
Distributions to common shareholders	(1,382,408)
Distributions to LTIP shareholders	(50,958)

Net cash provided by financing activities	157,536,001

Net change in cash and cash equivalents	128,116,802
Cash and cash equivalents, beginning of period	—

Cash and cash equivalents, end of period	$128,116,802

See accompanying notes to consolidated financial statements

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

NOTE 1 — ORGANIZATION AND NATURE OF OPERATIONS

Municipal Funding Company of America, LLC (the “Company”), was organized as a Delaware Limited Liability Company on April 27, 2007. The Company began operations on June 12, 2007 upon the completion of an offering of common shares of limited liability interests (“Common Shares”) in a private offering to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933.

The Company is a specialty finance holding company that is externally managed and advised by Cohen Municipal Capital Management, LLC, a subsidiary of Cohen Brothers, LLC (“Cohen and Company”). The Company invests directly or indirectly in U.S. federally tax-exempt bonds with the objective of generating attractive risk-adjusted returns and predictable cash distributions. The Company seeks to achieve this objective by (1) acquiring interests in structured credit vehicles which own debt obligations, the interest on which is exempt from U.S. federal income taxation; (2) investing in total return swaps and other derivative arrangements relating to tax exempt bonds; and (3) making direct investments in Tax Exempt Bonds. The Company may also invest in securities that are subject to federal income tax.

The Company has selected December 31 as its fiscal year-end. The Company has no stated date of dissolution.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Although the Company conducts its operations so that the Company is not required to register as an investment company under the Investment Company Act, for financial reporting purposes we are an investment company and follow the AICPA Audit and Accounting Guide for Investment Companies (the “Audit Guide”). Accordingly, investments in securities are carried at fair value with changes in fair value reflected in the consolidated statement of operations.

A.	Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make assumptions and estimates that affect the reported amounts in the consolidated financial statements and the accompanying notes. Actual results could differ from those estimates.

B.	Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary MFCA Funding, Inc. (“Funding, Inc.”). All intercompany transactions have been eliminated.

On December 24, 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46 (Revised December 2003), Consolidation of Variable Interest Entities (“FIN 46R”), to clarify the application of Accounting Research Bulletin (“ARB”) No. 51, Consolidated Financial Statements (“ARB 51”), as amended by FASB Statement No. 94, Consolidation of All Majority-Owned Subsidiaries (“SFAS 94”). However, the effective date of FIN 46R was deferred for investment companies (including non-registered investment companies) that are accounting for investments in accordance with the Audit Guide.

On May 11, 2007, the FASB issued FASB Staff Position FIN 46R-(7) Application of FASB Interpretation No. 46(R) to Investment Companies (“FIN 46R-7”). FIN 46R-7 clarifies that those entities which account for themselves as investment companies under the Audit Guide are not subject to the consolidation requirements of FIN 46R.

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

The Company reviews each investment that it makes under a control based framework in accordance with ARB 51 and SFAS 94. If the Company determines it controls the investee and the investee itself meets the definition of an investment company under the Audit Guide, the Company consolidates the investee. Otherwise, the Company will report its equity investment at fair value as required by the Audit Guide.

C.	Fair Value of Financial Instruments

The fair values of the Company’s assets and liabilities which qualify as financial instruments under Statement of Financial Accounting Standard No. 107, Disclosures about Fair Value of Financial Instruments (“SFAS 107”) approximate the carrying amounts presented in the consolidated statement of assets and liabilities.

D.	Recent Accounting Developments

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). This standard establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures about fair value measurements. SFAS 157 applies to fair value measurements already required or permitted by existing standards. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. Management believes the impact of SFAS 157 will not be material to the Company’s financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). This standard provides companies the option of reporting certain financial instruments at fair value which were previously carried at cost or not recognized on the financial statements. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Management believes the impact of SFAS 159 will not be material to the Company’s financial statements.

On June 11, 2007, the American Institute of Certified Public Accountants (AICPA) issued SOP 07-01, Clarification of the Scope of the Audit and Accounting Guide “Investment Companies” and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies (“SOP 07-01”). SOP 07-01 also provides guidance for determining whether investment company accounting applied by a subsidiary or equity method investee should be retained in the financial statements of the parent company or an equity method investor. SOP 07-01 was to be effective for fiscal years beginning after December 15, 2007 with early adoption encouraged. However due to various implementation issues that surfaced in practice since the SOP was issued in 2007, the FASB decided, in February 2008, to issue FASB Staff Position SOP 07-1-1 which indefinitely defers the effective date of SOP 07-1. Based on its review of SOP 07-01 as issued by the AICPA on June 11, management concluded that adoption of SOP 07-01 would not have a material impact to its financial statements. However, given that modifications may be made prior to final adoption of SOP 07-01, management can not determine the impact to the Company’s financial statements at this time.

E.	Cash and Cash Equivalents

Cash and cash equivalents consist of cash held at banks as well as short term investments with original maturity of three months or less as defined in SFAS 95, Statement of Cash Flows.

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

F.	Restricted Cash

Restricted cash represents cash collateral posted with counterparties. Income earned on restricted cash balances is included as a component of revenue in the consolidated statement of operations in the same line item as the income earned on the underlying security the restricted cash is supporting.

G.	Investments

In the ordinary course of business, the Company has entered into off-balance sheet derivatives. These derivatives involve, to varying degrees, elements of credit and market risk in excess of the amount recorded on the consolidated statement of assets and liabilities.

All derivatives are carried at fair value.

Total Return Swap (“TRS”).  The Company, through its wholly-owned subsidiary Funding, Inc., has made an investment in a TRS. Under the terms of the TRS, the counterparty investment bank and Funding, Inc. will identify tax-exempt bonds that will serve as the reference portfolio for the swap. The counterparty is not obligated to, but may, actually own the bonds in the reference portfolio. The actual owner of the underlying bonds is able to declare the income received from the bonds as tax exempt. However, Funding Inc. is not the owner of the underlying portfolio of tax-exempt bonds. That is, Funding Inc. has a derivative interest in the underlying reference bonds but is not the owner. Therefore, any income earned by the TRS will be taxable to Funding, Inc. Funding, Inc. is required to post cash collateral for the benefit of the counterparty. The TRS is non-recourse to Funding, Inc. and Funding, Inc.’s total loss, at any one point in time, is limited to the cash collateral posted at that time.

The total return of the TRS has two components: (1) the “Net Carry” which represents the income generated by the reference bonds less a cost of financing which is agreed upon between the counterparty and Funding, Inc. and (2) the change in the underlying fair value of the reference bonds and related interest rate hedges.

The Company includes the collateral posted for the TRS as restricted cash in the consolidated statement of assets and liabilities. The value of the TRS is calculated by the counterparty by obtaining quoted market prices on the underlying bonds and interest rate hedges. The Company includes this value as either unrealized gain or unrealized loss on total return swap in the consolidated statement of assets and liabilities.

The Net Carry is recognized as a component of investment income — total return swap and the change in the underlying value of the reference bonds is recognized as an unrealized gain or loss on investments in the consolidated statement of operations. Any unrealized gain or loss will be realized either at termination of the TRS or when a reference bond is removed from the TRS.

Tender Option Bond Program (“TOB”).  The Company makes investments in TOBs. A TOB is a trust that acquires tax exempt bonds in the secondary market. Each TOB finances this purchase by issuing senior floating tax exempt securities (“Senior Certificate”) and junior residual interest tax exempt securities (“Residual Certificate”). The Senior Certificate holders are entitled to a variable rate of interest which is reset on a weekly basis by the remarketing agent based on market conditions. The Residual Certificate holders are entitled to the residual income (i.e. the income generated by the underlying bonds less the amount due to the Senior Certificate holders less fees and expenses incurred by the trust). In each TOB the Company has invested in to date, realized gains and losses on the underlying bonds are shared as follows: If the underlying bonds are sold for a gain, the Senior Certificate holders are entitled to 5% of the gain and the Residual Certificate holders are entitled to 95% of the gain. If the underlying bonds are sold for a loss, 100% of the loss is borne by the Residual Certificate holder up to its initial investment.

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

The Company currently purchases 100% of the Residual Certificate securities in each TOB in which it invests. The Senior Certificate holders have the right to put their securities back to the TOB. The Senior Certificate holders’ right to put their securities back to the TOB terminates upon certain events, including (i) payment default of the underlying bonds; (ii) bankruptcy of the bond issuers; (iii) if the rating of the bonds falls below certain levels; (iv) an event that causes interest of the bonds to be taxable; and (v) bankruptcy of the guarantor of the bonds.

If the TOB is required to acquire the Senior Certificates and, if the remarketing agent cannot remarket them, the TOB can draw on a liquidity facility provided by a third party liquidity provider. The Company may enter into a shortfall agreement whereby it agrees to reimburse the third party liquidity provider for losses suffered under its obligations under the liquidity facility. Each shortfall agreement is unique and may provide for full recourse to the Company or limited recourse. To date, the Company has not entered into a shortfall agreement.

The value of the TOB Residual Certificates is calculated by obtaining values on the underlying bonds of the TOB. The Company uses an independent pricing service or quotes from independent broker dealers to value the underlying bonds. If the bonds have increased in value as compared to the cost paid by the TOB, the Company will increase the fair value of the TOB Residual Certificates by 95% of the increase in the value of the underlying bonds. If the bonds have decreased in value, the Company will reduce the fair value of the TOB Residual Certificate by 100% of the decline in value.

If the Company has not executed a shortfall agreement, the Company will not reduce the fair value of the TOB Residual Certificates below zero. However, if the Company has a shortfall agreement, the Company will reduce the fair value of the TOB Residual Certificates below zero resulting in a net unrealized loss on Residual Certificates in the consolidated statement of assets and liabilities. Any reduction in value of the TOB Residual Certificates will be limited to the maximum obligation the Company has agreed to under the shortfall agreement.

The fair value of the TOB Residual Certificates is either included as net unrealized gain or net unrealized loss on Residual Certificates in the consolidated statement of assets and liabilities.

The residual income received under the Residual Certificates is recorded as a component of investment income — TOB. The change in the value of the TOB Residual Certificates is included as either unrealized gain or loss on investments in the consolidated statement of operations. Any unrealized gain or loss will be realized at termination of the TOB.

Basis Swaps.  The Company has entered into two basis swap arrangements. A basis swap is an interest rate swap which involves the exchange of two floating rate financial instruments (that is, a floating-floating interest rate swap under which the floating rate payments are referenced to different bases).

In the case of the basis swaps entered into by the Company, no cash is exchanged at the outset of the contract and no principal payments are made by either party. A single net payment will be made by one counterparty at each due date. The payments commence in February of 2010 and are made quarterly thereafter until termination. The potential loss for the Company on the basis swaps is unlimited.

The fair value of the basis swaps is either included in unrealized gain or unrealized loss on basis swap in the consolidated statement of assets and liabilities. Fair value is determined by obtaining quotes from the counterparty. The change in the unrealized loss is included as a component of net unrealized losses on investments in the consolidated statement of operations.

The Company enters into basis swaps in order to hedge interest rate risk related to bonds held on balance sheet or as part of the reference portfolio of the TRS.

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

H.	Income Taxes

The Company qualifies as a partnership for U.S. federal income tax purposes. As a partnership, the Company will not pay federal income tax and will be treated as a pass through entity. However, a certain wholly-owned subsidiary of the Company is organized as a C-corporation for U.S. federal income tax purposes and will pay federal income tax. Further, the Company may be subject to certain state and local income taxes.

Deferred tax assets and liabilities are determined using the asset and liability method in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are established for future tax consequences of temporary differences between the financial statement carrying amounts of assets and liabilities and their tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in years in which those temporary differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax amounts to the amount expected to be realized.

In accordance with FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), the Company evaluates tax positions taken or expected to be taken in the course of preparing its tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. The Company’s tax benefit or tax expense is adjusted accordingly for tax positions not deemed to meet the more-likely-than-not threshold in the current year. The Company records interest and penalties associated with audits as a component of income before income taxes. Penalties are recorded as an operating expense, and interest expense is recorded as interest expense in the statement of operations. The Company incurred no interest and penalties for the year ended December 31, 2007.

I.	Securities Transactions and Income

Purchases and sales of derivatives are recorded on a trade date basis. During the period between the trade date and settlement date, any money due to or from the counterparty will be recorded either as a component of receivables or accrued expenses and other liabilities in the consolidated statement of assets and liabilities.

Realized gains and losses are determined using the average cost method, when partial positions are sold. Interest income and expenses are recorded on the accrual basis.

J.	Net increase (decrease) in net assets from operations

In accordance with SFAS No. 128, Earnings per Share (“SFAS 128”), the Company presents both basic and diluted net increase (decrease) in net assets from operations (“EPS”) in its consolidated financial statements and footnotes thereto. Basic net increase (decrease) in net assets from operations (“Basic EPS”) excludes dilution and is computed by dividing net income or loss allocable to common shareholders by the weighted average number of common shares, including vested restricted shares and vested LTIP shares issued as compensation, outstanding for the period. Diluted net increase (decrease) in net assets from operations (“Diluted EPS”) reflect the potential additional dilution of unvested restricted shares and unvested LTIP shares issued as compensation if they are not anti-dilutive. (See note 6)

K.	Share-Based Compensation

The Company issues share based compensation to its directors and employees of its manager, Cohen Municipal Capital Management, LLC (“Cohen” or “Manager”) and accounts for such issuances as equity-settled transactions using the methodology prescribed by SFAS No. 123(R) Share Based Compensation (“SFAS 123R”) and Emerging Issues Task force (“EITF”) No. 96-18 Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

Employees of the Company’s Manager and certain independent directors of the credit committee of Funding, Inc. receive long term incentive profit shares (“LTIP shares”). LTIP shares are a special class of limited liability company interests. Quarterly distributions on each LTIP share, whether vested or not, will be the same as those made on common shares. However, LTIP shares will not have full parity with common shares with respect to liquidating distributions. Under the terms of the LTIP shares, the Company will revalue its assets upon the occurrence of certain events, and any increase in valuation from the time of the grant until such event will be allocated first to the holders of the LTIP shares to equalize the capital accounts of each LTIP share with the capital account of each common share. Upon equalization of the capital accounts, the LTIP shares will achieve full parity with the common shares and, to the extent the LTIP shares are vested, can be converted into common shares.

Non-management directors receive restricted common shares. Quarterly distributions on each restricted common share, whether vested or not, will be the same as those made on common shares. The restricted shares are subject to restrictions on transfer during the vesting period. In general, unvested restricted shares will vest early upon change of control or other liquidation.

The fair value of the restricted common shares as of the grant date is being amortized to share based compensation over the three year vesting period of the underlying grants net of assumed forfeitures.

The fair values of the LTIP shares are being amortized on a straight line basis to share based compensation over the vesting period of the underlying grants net of assumed forfeitures. In addition, the Company records an adjustment at the end of each reporting period to account for changes in fair value of the Company’s common shares until the LTIP shares are vested.

NOTE 3 — RELATED PARTY TRANSACTIONS

Management Contract.  The Company has no employees and relies upon its Manager, Cohen Municipal Capital Management, LLC (“Cohen”), to conduct its operations pursuant to its management agreement dated June 12, 2007 (the “Management Agreement”). The Manager is responsible for (i) the selection, purchase, monitoring and sale of portfolio investments; (ii) developing and implementing the Company’s financing and risk management policies; (iii) providing the Company with investment advisory services; and (iv) carrying out the day to day operations of the Company.

A. Base Management Fee:  The Company pays Cohen a base management fee on a monthly basis equal to 1/12th of the Company’s US GAAP basis equity x 1.50%. The US GAAP basis equity shall exclude one time events pursuant to changes in US GAAP and other non-cash charges (subject to the approval of the Company’s independent directors). To date, the Company has not sought approval for any one time events or non-cash charges. The Company accrues this expense on a monthly basis. Cohen agreed to charge no management fee to the Company for the month of June 2007. Base management fees for the period from July 1, 2007 to December 31, 2007 were $1,111,993 and are separately reported in the consolidated statement of operations. The management fees remaining payable at December 31, 2007 were $164,366 and are included as a component of due to Manager in the consolidated statement of assets and liabilities.

The base management fee otherwise payable in any fiscal year will be reduced (but not below zero), by the proportionate share of the amount of any management fees paid to Cohen or its affiliates by a structured tax exempt partnership (“STEP”) or other structured credit vehicle in which the Company invests. The proportionate share is based on the percentage of the most junior class of certificates the Company holds in any STEP or other structured credit vehicle. Origination fees, structuring fees, or placement fees paid to Cohen and its affiliates will not reduce the base management fee.

B. Incentive Fee:  The Company will pay Cohen incentive compensation (on a quarterly basis) equal to the product of (i) 20% of the amount by which (a) consolidated net income per weighted average common

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

share exceeds (b) the weighted average offering price of all common shares issued by the Company multiplied by the quarterly benchmark rate, as defined, and (ii) the weighted average number of common shares outstanding in such quarter. This amount is paid through a special allocation of income to the performance share issued. (See note 6)

The quarterly benchmark is equal to the greater of (i) 2% or (ii) 0.75% plus the 10 year Municipal Market Data (“MMD”) index for the quarter. The performance share calculation will be adjusted to exclude one-time events pursuant to changes in US GAAP, as well as other non-cash charges (subject to the approval of the Company’s independent directors). To date, the Company has not sought approval for any one time events or non-cash charges. The Company accrues this expense on a quarterly basis. No incentive fees have been incurred for the period from June 12, 2007 to December 31, 2007.

Realized loss on TRS.  Prior to the Company’s formation, Cohen entered into a TRS with a counterparty bank and began to identify reference bonds for the benefit of the Company. In August 2007, the TRS was assigned from Cohen to the Company. At that time, the accumulated mark to market loss on Cohen’s interest in the TRS was $3,028,794. In order to approve the assignment and renewal of the TRS, the counterparty required that this loss be realized and funded. As part of the assignment, Cohen and the Company agreed to split that loss and each bear approximately one half of the loss. Although the Company was contractually obligated to fund the entire loss, Cohen offered to absorb half of the loss in order to provide financial support to the Company during this period shortly after the initial sale of capital and while the Company was constructing initial investments in STEP transactions. This arrangement was approved by the independent directors of the Company. Accordingly, the Company recorded a $1,528,794 realized loss in its consolidated statement of operations. In addition, as part of the assignment and renewal, the counterparty required of the Company, a higher level of collateral and modified other terms of the TRS agreement. The Company posted $19,000,000 of collateral with the counterparty at that time and the counterparty returned to Cohen the collateral it had posted previously. The Company subsequently posted an additional $10,000,000 of collateral for the benefit of the counterparty prior to year end.

Expense reimbursements.  From time to time, Cohen will pay certain of the Company’s expenses and the Company will reimburse Cohen. Total reimbursement payments to Cohen for general and administrative expenses for the period from commencement of operations to December 31, 2007 are $118,171. Unpaid amounts due to the Manager for reimbursement are $15,484 and are included as a component of due to Manager in the consolidated statement of assets and liabilities.

NOTE 4 — GENERAL AND ADMINISTRATIVE EXPENSES

The Company pays its own general and administrative expenses. Cohen is responsible for paying its employees compensation and benefits (with the exception of share based compensation described above). In general, the Company is responsible for all other general and administrative expenses for its operations.

These include (but are not limited to): transaction costs incidental to the acquisition, disposition and financing of investments; legal, tax, accounting, consulting, and other similar service fees and expenses; compensation and expenses of the Company’s directors; the cost of directors’ and officers’ liability insurance; the costs associated with the establishment and maintenance of any credit facilities, tender option bond programs, and other financing arrangements and other indebtedness (including commitment fees, accounting fees, legal fees, closing and other costs); expenses associated with security offerings; expenses associated with making distributions to shareholders; the costs of printing and mailing proxies and reports to the Company’s shareholders; costs associated with computer software or hardware; electronic equipment or purchased information technology services from third party vendors which is used solely by the Company; all regulatory costs incurred by the Company; and all taxes and insurance expense incurred by the Company or on its behalf. In addition, the Company is required to pay its pro rata share of rent, telephone, utilities, office furniture,

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

equipment, machinery and other office, internal and overhead expenses of Cohen which is required for the Company’s operations (See note 3).

These expenses may be paid directly out of Company funds or, from time to time, will be paid by Cohen and the Company will reimburse Cohen.

NOTE 5 — INCOME TAXES

No provision was made for federal income tax for the year ended December 31, 2007, since the Company’s taxable subsidiary had a significant net operating loss. For the year ended December 31, 2007, the taxable subsidiary incurred a net loss carry forward for tax purposes of $1,800,236. The net operating losses may be carried forward to reduce taxable income through the year 2012.

Temporary differences that give rise to deferred tax assets and liabilities at December 31, 2007, were comprised of unrealized losses on the total return swap, the basis swap, and the net operating loss carry forward. The gross deferred tax asset balance as of December 31, 2007 is approximately $7,132,299. A 100% valuation has been established against the deferred tax assets, as the utilization of the loss carry forwards cannot reasonably be assured.

The components of the net deferred tax asset are summarized below:

December 31,
2007

Deferred tax asset:
Unrealized losses	$6,502,217
Net operating loss	630,082

Total	7,132,299
Less:
Valuation allowance	(7,132,299)

$—

The federal income tax benefit at the U.S. federal income tax rate of 35.0% is the income tax benefit reflected in the consolidated statement of operations which has been offset by a 100% valuation allowance.

Income tax expense consisted of the following:

December 31,
2007

Current tax expense	$—

Deferred tax credit	(7,132,299)
Change in valuation allowance	7,132,299

Net Deferred tax credit	—

Total	$—

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

NOTE 6 — EQUITY SHARES

The Company is organized as a limited liability company and is taxed as a partnership. The Company currently has the following classes of membership interests:

Membership Interests as of December 31, 2007:
Description	Authorized	Outstanding

Unrestricted common shares	Unlimited	17,250,100
Restricted common shares	60,000	30,000
LTIP shares	690,000	637,000

The combined total of restricted common shares and LTIP shares authorized is currently fixed at 750,000. Accordingly, the Company may issue more LTIPs or more restricted common shares than listed above as long as the combined total is less than or equal to 750,000. As of December 31, 2007, all restricted common shares and 615,000 LTIP shares were unvested. 22,000 LTIPs shares became vested during October and November 2007 upon separation of certain employees of Cohen.

A. Unrestricted common shares.  The unrestricted common shares are each entitled to one vote per share and participate pro rata in quarterly distributions. In general, except for extraordinary corporate transactions, certain amendments to the operating agreement, liquidation, and the election and removal of directors, all matters voted on by the shareholders require a simple majority of votes cast. In the case of election of directors, a plurality of votes cast in person or by proxy is required. In the case of extraordinary corporate transactions, liquidation and removal of directors for cause, a majority of all votes entitled to be cast is required.

B. Restricted common shares.  The restricted common shares are identical to normal common shares except that they are subject to vesting. To date, all restricted common shares have been issued to directors of the Company and its subsidiaries.

C. LTIP shares.  LTIP shares represent a special class of limited liability interest. LTIP shares are subject to vesting. LTIP shares are entitled to the same voting rights and participation in quarterly dividends as common shares whether vested or not. LTIP shares will not have full parity with common shares with respect to liquidating distributions. Under the terms of the LTIP shares, the Company will revalue its assets upon the occurrence of certain events, and any increase in valuation from the time of the grant until such event will be allocated first to the holders of the LTIP shares to equalize the capital accounts of each LTIP share with the capital account of each common share. Upon equalization of the capital accounts, the LTIP shares will achieve full parity with the common shares and, to the extent the LTIP shares are vested, can be converted into common shares.

D. Preferred shares.  The Company’s board of directors is authorized to issue an unlimited amount of one or more classes or series of preferred shares without further action or approval from the common shareholders. The board of directors is authorized to fix the number of shares, relative powers, preference and rights, and the qualifications, limitations or restrictions applicable to each class or series by resolution.

The Company has granted Cohen one performance share. The performance share is entitled to a special allocation of profits as described in Note 3. The performance share is generally not entitled to vote.

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

As a limited liability company, the shareholder interests noted above are generally limited in their liability to the extent of each shareholder’s investment in the Company. The Company has no stated date of dissolution. The following table shows the Company’s share activity for the period presented:

ROLLFORWARD OF SHARES OUTSTANDING
			Issuance as
		Initial	Share Based			December 31,
Membership Interests	Inception	Offering	Compensation	Distribution	Earnings	2007

Unrestricted common shares	—	17,250,100	—	—	—	17,250,100
Restricted common shares	—	—	30,000	—	—	30,000
LTIP shares	—	—	637,000	—	—	637,000

	—	17,250,100	667,000	—	—	17,917,100

ROLLFORWARD OF COMPONENTS OF MEMBERS’ EQUITY
		Initial
		Offering,				December 31,
	Inception	Net	Vesting	Distribution	Earnings	2007

Unrestricted common shares	$—	$158,969,367	$—	$—	$—	$158,969,367
Restricted common shares	—		50,000	—	—	50,000
LTIP shares	—	—	892,232	—	—	892,232
Earnings/(deficit)	—	—	—	(1,433,366)	(18,139,052)	(19,572,418)

	$—	$158,969,367	$942,232	$(1,433,366)	$(18,139,052)	$140,339,181

NOTE 7 — NET INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS PER SHARE

The Company calculates basic net increase (decrease) in net assets from operations per share by dividing net increase (decrease) in net assets from operations for the period by the weighted-average shares of its common shares outstanding for the period, which includes common shares outstanding as well as vested restricted common and vested LTIP shares. Diluted net increase (decrease) in net assets from operations per share takes into account the effect of unvested restricted common and unvested LTIP shares unless they are anti-dilutive.

For the periods presented herein, the Company determined that the unvested restricted common and unvested LTIP shares are anti-dilutive. Therefore, the weighted average shares outstanding on a fully diluted basis are the same as the weighted average shares outstanding used for basic net increase (decrease) in net assets from operations per share.

As of December 31, 2007, all restricted shares and 615,000 LTIP shares had not vested. Accordingly both basic and fully diluted shares outstanding represent the unrestricted common shares outstanding and 22,000 vested LTIP shares outstanding for the period through December 31, 2007.

The Company does not include the performance share issued to Cohen (see note 6) in either the fully diluted net increase (decrease) in net assets from operations per share or basic net increase (decrease) in net assets from operations per share calculation as it does not participate in the net profits or dividends of the Company. Any amounts paid under the management agreement as part of the performance share would be

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

reported as an expense in the consolidated statement of operations. To date, the performance criteria have not been met and no expense has been recorded.

NOTE 8 — SHARE BASED COMPENSATION

In June, 2007, the Company issued 30,000 restricted common shares to its directors. The Company valued the restricted common shares at $10 per share, the offering price of unrestricted common shares on June 12, 2007. The value of the restricted common shares issued is being amortized to non-cash incentive compensation over the vesting period of the underlying grants; net of assumed forfeitures. The vesting period is three years.

In June 2007 and November 2007, the Company issued 637,000 LTIP shares to non-employees of the Company in exchange for services to be provided. The fair values of the LTIP shares are being amortized to share based compensation over the vesting period of the underlying grants net of assumed forfeitures. In addition, the Company records an adjustment at the end of each reporting period to account for changes in fair value of the Company’s common shares until the LTIP shares are vested.

For vested LTIP shares, the Company values these shares based on the Company’s most recent ending net asset value per share available in the month the LTIP shares vest.

The LTIP shares were issued as follows:

1. 345,000 LTIP shares were issued on June 26, 2007 and vest over the period ending on June 30, 2010.

2. 267,000 LTIP shares were issued on August 9, 2007 and vest over the period ending on June 30, 2010.

3. 25,000 LTIP shares were issued on November 15, 2007 and vest over the period ending on September 30, 2010.

Based on the December 31, 2007 ending net asset value per share, the remaining share based compensation expense to be recognized over the remaining vesting period is $4.1 million.

NOTE 9 — COMMITMENTS AND CONTINGENCIES

Indemnifications

In the normal course of business, the Company enters into contracts that contain a variety of indemnifications. The Company’s maximum exposure under these arrangements is unknown. However, the Company does not expect claims or losses pursuant to these contracts and expects the risk of loss to be remote. Thus no amounts have been accrued related to such indemnifications.

Management contract

The initial term of the Company’s management contract with Cohen expires on December 31, 2010 and automatically renews for a one year term at each anniversary thereafter. The contract may only be terminated after giving 180 days notice, if at least two-thirds of the Company’s independent directors or the holders of at least a majority of the outstanding common shares vote not to automatically renew.

If the Company were to terminate the management contract without cause, it would be required to pay a termination fee to Cohen equal to three times the average annual base management fee for the two 12 month periods preceding the date of termination (annualized for any partial year period). In addition, the Company would need to redeem the performance share at an amount equal to three times the average performance share payments for the preceding two 12 month periods.

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

The contract can be terminated with cause without paying the termination fees described above. Cause is defined and does not include unsatisfactory performance, even if that performance is materially detrimental to the Company’s business.

Tender option bonds — shortfall agreement

As of December 31, 2007, the Company had invested in several TOBs with a single financial institution as liquidity provider and remarketing agent (the “Liquidity Provider”). At the time the Company invested in the TOBs, the Company was in negotiations with respect to a shortfall as well as other agreements with the Liquidity Provider. The terms of the shortfall agreement were never agreed upon and no shortfall agreement was executed. In the absence of a shortfall agreement, the Company does not believe that it is obligated to reimburse the liquidity provider for any losses incurred.

As of December 31, 2007, the Company estimates the underlying value of the bonds of the TOB had declined in value by approximately $7.7 million since the purchase by the TOB. However, because the Company has determined it has no obligation to reimburse the liquidity provider, the Company has not recorded a liability or net unrealized loss for this decline in value.

The Company initially invested $38,228 for its investment in the TOB Residual Certificates. The Company currently carries this investment at zero in its consolidated financial statements.

Accounting for contingencies is described in SFAS No. 5, Accounting for Contingencies (“SFAS 5”). In addition to disclosure of all contingencies, SFAS 5 requires that a contingent liability be recognized when the outcome of the contingency rises to the level of probable and reasonably estimable.

On March 13, 2008, the Liquidity Provider issued a margin call to the Company in the amount of $21.5 million which was comprised of $6.3 million of initial margin and $15.2 million representing the Liquidity Provider’s estimate of the decline in value of the underlying bonds as of March 13, 2008. The Company has notified the Liquidity Provider of its position that it has no obligation to post margin or to reimburse the liquidity provider for the decline in value of the underlying bonds. On March 14, 2008, the Liquidity Provider served on the Company a Summons with Notice seeking $18.0 million in damages presumably related to this dispute. The Company intends to defend this action vigorously.

The Company does not currently believe it is probable that an adverse judgment will be rendered. Therefore, no contingent liability is recorded. However, if an adverse judgment were rendered, the Company could be found to be liable for the net unrealized loss on the bonds in the TOB (estimated, by the Company, as $7.7 million as of December 31, 2007 and, by the Liquidity Provider, as $15.2 million as of March 13, 2008) and could incur additional legal and court costs. Furthermore, the value of the underlying bonds in the TOB varies based upon changes in market conditions; therefore, any ultimate liability could be greater than (or less than) the estimated unrealized loss as of December 31, 2007 or March 13, 2008.

Registration Rights Agreement

The Company entered into a registration rights agreement with Cohen. Terms and conditions of the agreement call for a reduction in the level of management fees that the Company will pay Cohen if the Company fails to timely file a registration statement. If the Company does not file a resale shelf registration statement by March 31, 2008, the base management fee payable to Cohen will be reduced by 0.50% to 1.00% from that date until the actual filing date of a shelf registration statement. In addition, the agreement calls for the Company to retain the allocation of profits or distributions associated with Cohen’s performance share of the Company, after March 31, 2008, if the resale shelf registration statement is not filed by March 31, 2008, until the registration statement is filed, at which time the Company will pay all allocations and distributions currently due along with what Cohen earned during the period since March 31, 2008. In the event the

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

Company does not file the shelf registration statement by June 12, 2008, the Company will further reduce Cohen’s management fee by an additional 0.50% to 0.50%, for periods from June 12, 2008 until the actual filing date. Once the registration statement is filed, the Company will resume paying Cohen management fees based on the original level of 1.50%. However any reduction in the base management fee during the time the registration statement is not filed will not be recaptured by Cohen. If the Company has endeavored in good faith to timely file the resale registration statement but is unable to make such filing as of the specified date as a result of circumstances outside the reasonable control of the Company, then these reductions in Cohen’s management fee shall not apply. In addition, the Company’s obligations under the registration rights agreement will terminate in their entirety when the Company’s non-affiliated shareholders can sell their shares in the Company without restriction pursuant to Rule 144 under the securities act of 1933, as amended.

NOTE 10 — RISK MANAGEMENT

In the ordinary course of business, the Company manages a variety of risks including market risk and credit risk. The Company identifies, measures, and monitors risk through various control mechanisms including diversifying exposures and activities across a variety of instruments, markets, and counterparties.

Market risk is the risk of potential adverse changes in the value of financial instruments and their derivatives because of changes in market conditions, such as interest movements and volatility in security prices. The Company manages market risk through the use of risk management strategies and various analytical monitoring techniques that evaluate the effect of cash instruments and derivative contracts.

Credit risk is the risk the counterparties may fail to fulfill their obligations or that the collateral value becomes inadequate. The Company attempts to minimize its counterparty risk exposure by monitoring the size of its credit exposure to and the creditworthiness of counterparties.

NOTE 11 — FINANCIAL INSTRUMENTS WITH OFF BALANCE SHEET RISK

In the normal course of its business, the Company trades various financial instruments and enters into various investment activities with off-balance sheet risk. These financial instruments may include total return swap arrangements, interest rate swaps, basis swaps and tender option bonds. Each of these financial instruments contains varying degrees of off-balance sheet risk whereby changes in the market values of the securities underlying the financial instruments or the Company’s satisfaction of the related obligations may ultimately exceed the amount currently recorded in the consolidated statement of assets and liabilities.

The contract amounts of these investments do not represent the Company’s risk of loss due to counterparty nonperformance. The Company’s exposure to credit risk is associated with counterparty nonperformance on these investments and is limited to the unrealized gains inherent in such contracts which are recognized in consolidated statement of assets and liabilities and the cash collateral on deposit, if any, with these counterparties. See note 12.

The Company is subject to interest rate risk. Generally, the value of the fixed income securities with fixed rates will change inversely with changes in interest rates. Even though the Company currently holds no fixed rate bonds on balance sheet, most of the reference bonds in the TRS are fixed rate. As interest rates rise, the market value of fixed rate fixed income securities, or derivatives based on the value of fixed rate fixed income securities such as the TRS, tends to decrease. Conversely, as interest rates fall, the market value of fixed rate fixed income securities tends to increase. It is the Company’s policy to manage this risk primarily through swap arrangements.

With respect to floating-rate tax exempt bonds, interest rate risk is the risk that defaults on tax-exempt bonds will increase during periods of rising interest rates and, during periods of declining interest rates, that obligors may exercise their option to prepay principal earlier than scheduled. Such increases and decreases in

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

rates may result in corresponding increases or decreases in the Company’s interest income and the distribution payables to holders of certificates issued by tender option trusts and payments to counterparties under the TRS.

Total return swap.

The TRS is accounted for at fair value and included either in unrealized gain or loss on total return swap on the consolidated statement of assets and liabilities. The Company has posted cash collateral for the benefit of the counterparty in the amount of $29,000,000. This cash collateral is included in restricted cash in the consolidated statement of assets and liabilities and represents the maximum potential loss to the Company under the TRS.

Basis Swaps

In November 2007, the Company entered into two basis swap arrangements. A basis swap is an interest rate swap which involves the exchange of two floating rate financial instruments (that is, a floating-floating interest rate swap under which the floating rate payments are referenced to different bases).

In the case of the basis swaps entered into by the Company, no cash is exchanged at the outset of the contract and no principal payments are made by either party. A single net payment will be made by one counterparty at each due date. The payments commence in February of 2010 and are made quarterly thereafter until termination.

One basis swap with a notional of $60,500,000 terminates in November 2032. The second basis swap with a notional of $27,250,000 terminates in November 2019. The potential loss for the Company on the basis swaps is unlimited.

NOTE 12 — CONCENTRATIONS OF CREDIT RISK

Total return swap.  As of December 31, 2007, the Company maintains a TRS, including the related interest rate hedge agreements and interest basis swap agreements, with a single counterparty. The fair value of the TRS is included in unrealized loss on TRS in the consolidated statement of assets and liabilities. In addition, the Company has provided the counterparty with $29,000,000 of cash collateral which is included in restricted cash in the consolidated statement of assets and liabilities. If the swap counterparty failed to perform under their obligations of the TRS, the Company could lose the restricted cash it has posted as well as any unrealized gain on the TRS then outstanding. As of December 31, 2007, the TRS is in a net unrealized loss position.

Cash and cash equivalents.  As of December 31, 2007, the Company held $128,106,782 of its cash and cash equivalents with U.S. Bank. If U.S. Bank failed under its obligation as custodian of these funds, the Company could lose a portion or all of its unrestricted cash balances with U.S. Bank.

All other trading activities.  The Company’s trading activities are primarily with brokers and financial institutions mentioned above. All securities transactions of the Company are cleared by multiple securities firms pursuant to customer agreements. At December 31, 2007, all the investments in the TRS and TOB are positions held with two of these brokers. The Company had substantially all of its individual counterparty concentrations with these brokers and their affiliates.

NOTE 13 — DISTRIBUTIONS

In November 2007, the Company’s Board of Directors approved the initiation of a quarterly cash distribution, payable on the Company’s common shares, restricted shares and LTIP shares. During the period

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

from October 1, 2007 to December 31, 2007, the quarterly cash distribution was $0.08 per share. The total amount declared and paid was $1,433,366 comprised of $1,380,008 to the common shareholders, $2,400 to the restricted common shareholders and $50,958 to the holders of LTIP shares.

NOTE 14 — FINANCIAL HIGHLIGHTS

In accordance with the Audit Guide, the per share information and ratios to average net assets are presented below:

PER SHARE OPERATING PERFORMANCE
For the Period from June 12, 2007 (inception) to December 31, 2007

Beginning net asset value	$—
Net investment income	0.13
Net realized losses on investments	(0.15)
Net unrealized losses on investments	(1.00)

Total from investment operations	(1.02)

Distributions to shareholders	(0.08)
Share transactions	8.93

Ending net asset value per share outstanding	$7.83

The per share amounts above are calculated based on the Company’s shares outstanding as well as its unvested restricted stock and its vested and unvested LTIP shares. The LTIP shares are included because they are eligible to receive dividends and the performance share is excluded.

RATIOS TO AVERAGE NET ASSETS
For the Period from June 12, 2007 (inception) to December 31, 2007

Management fee	0.73%
Other expenses	0.41%
Non cash incentive compensation	0.62%

Total expense	1.76%

Net investment income	1.58%

Total return	(10.82)%

The above ratios are calculated by dividing income or expenses as applicable by the monthly average of net assets ($152.1 million) and are not annualized.

Total return is calculated by dividing the quarterly net decrease in net assets from operations by beginning net assets for the period on a compounded basis and is not annualized.

The per share information, ratios and total return above are calculated based on the shareholder group taken as a whole. An individual shareholder’s results may vary from those shown above due to the timing of capital transactions.

NOTE 15 — SUBSEQUENT EVENT

In February 2008, the Company declared and paid a dividend of $0.08 per share. The total distribution to be made is $1.4 million.

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

In February 2008, the Company terminated the TRS which resulted in a termination payment of $23.1 million to the counterparty.

In conjunction with the termination of the TRS, a newly formed trust, NPPF II, purchased approximately $174.3 million of securities (most of which were previously the reference portfolio of the TRS) including transaction costs and accrued interest. NPPF II issued two classes of equity securities to finance this purchase. The senior securities were issued in the amount of $118.1 million and were purchased by the former counterparty to the TRS. The junior securities were issued in the amount of $56.2 million and were purchased by the Company.

In March 2008, the Liquidity Provider issued a margin call to the Company and served on the Company a Summons with Notice seeking $18.0 million in damages. See note 9

MUNI FUNDING COMPANY OF AMERICA, LLC
CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2010
(Unaudited)

MUNI FUNDING COMPANY OF AMERICA, LLC

Consolidated Statements of Assets and Liabilities
March 31, 2010 and December 31, 2009

	2010	2009
	(Unaudited)

Assets
Cash and cash equivalents	$29,347,241	$29,090,353
Restricted cash (related party)	277,000	277,000
Investments, at fair value	60,696,451	57,971,131
Accrued interest receivables	2,850,993	3,302,965
Derivative asset (related party)	—	27,095
Other assets	13,320	—

Total assets	93,185,005	90,668,544

Liabilities:
Due to the Manager (related party)	116,200	114,756
Accrued expenses and other liabilities	215,825	338,679
Derivative liability (related party)	9,296	—

Total liabilities	341,321	453,435

Net assets	$92,843,684	$90,215,109

Net asset value per share (37,416,669 and 37,416,669 shares outstanding, respectively)	$2.48	$2.41

See accompanying notes to consolidated financial statements.

MUNI FUNDING COMPANY OF AMERICA, LLC

Consolidated Schedule of Investments
March 31, 2010

					Percentage		Amortized
	Cusip	State	Coupon	Maturity	of Net Assets	Par Value	Cost	Fair Value

Tax exempt bonds:(1)
Investment in trusts — NPPF II:
Cope Community Services	89874QAA6	AZ	6.13%	Aug-37	3.7%	$4,385,000	$4,384,638	$3,399,800
21st Century Charter School	082445AA5	AZ	6.00	Oct-32	2.7	3,550,000	3,550,190	2,533,697
Sacramento Country Day School	130795JV0	CA	5.65	Aug-37	11.2	13,350,000	13,330,974	10,398,182
Sierra Canyon High School Foundation	54465NAB0	CA	6.00	May-32	3.3	3,861,571	3,925,703	3,089,797
Goodwill of San Joaquin Valley	13033WD91	CA	5.85	Sep-37	2.8	3,405,000	3,404,834	2,624,659
Global Country of World Peace	19648AEC5	CO	5.70	Feb-37	13.2	17,460,000	16,984,281	12,214,841
Maranatha High School	19645RCA7	CO	7.25	Aug-37	10.0	11,900,000	11,898,962	9,230,592
Yampa Valley Medical Center	19648AEU5	CO	5.13	Sep-29	7.4	7,500,000	7,227,775	6,891,188
Global Country of World Peace	1964745C0	CO	5.80	Feb-37	0.9	1,145,000	1,047,703	812,984
Madison Center	790609AN1	IN	5.25	Feb-28	3.6	4,000,000	3,882,171	3,335,060
Labette County Medical Center	505392BU3	KS	5.75	Sep-37	0.8	750,000	768,768	695,580
YMCA of the Capital Area	546279J27	LA	6.25	Sep-37	7.4	9,655,000	9,654,578	6,910,856
UMass Memorial Medical Center	57586CLQ6	MA	5.00	Jul-33	10.6	10,920,000	10,372,431	9,857,894
Alternatives Unlimited	57583RTU9	MA	7.38	Mar-38	9.6	10,780,000	10,778,603	8,898,243
Maine Central Institute	56041NAL6	ME	6.00	Aug-37	3.8	4,440,000	4,433,771	3,562,556
Guadalupe Centers	485031FK9	MO	6.15	Feb-38	3.5	4,430,000	4,429,686	3,288,057
Family Guidance Center for Behavioral Health Care	79076NAA0	MO	5.50	Mar-37	4.1	5,250,000	5,128,408	3,841,333
Tri-County Community Action Program	64468KBD7	NH	6.50	Sep-37	1.7	2,100,000	2,099,892	1,613,509
West Penn Allegheny Health System	01728AG83	PA	5.38	Nov-40	9.6	11,530,000	10,976,389	8,861,727
NHS III Properties	613609XN1	PA	6.50	Oct-37	5.8	6,740,000	6,740,031	5,347,162

Total Investments of NPPF II					115.7	137,151,571	135,019,788	107,407,717
Class A Senior Certificates	65537WAA2		3.00	Feb-11	(69.1)	(64,134,923)	(64,134,923)	(64,134,923)

Class B Junior Certificates	65537WAB0				46.6	73,016,648	70,884,865	43,272,794

Direct investments in tax exempt securities:
Cardiovascular Research Foundation	773557AH6	NY	5.40	Jan-35	1.7	2,000,000	1,932,073	1,536,455
Project CURE	19648AGA7	CO	7.38	Feb-28	7.5	7,905,000	7,903,245	6,949,286
Labette County Medical Center	505392BU3	KS	5.75	Sep-37	0.4	350,000	356,911	324,604
Florida Care Properties	605279GU6	MS	6.50	Aug-27	4.9	5,035,000	5,068,959	4,584,682
Florida Care Properties	928104KK3	VA	6.50	Aug-27	4.3	4,475,000	4,481,456	4,028,630

Direct investments in tax exempt securities					18.8%	19,765,000	19,742,644	17,423,657

Total investments					65.4%	$92,781,648	$90,627,509	$60,696,451

(1)	All tax exempt securities held directly by the Company and in NPPF II are revenue bonds, which are issued by a municipality or an authority on behalf of a non-profit corporation to finance or refinance a specific project and are typically secured by a mortgage or a revenue pledge, or both, and a debt service reserve fund.

See accompanying notes to consolidated financial statements.

MUNI FUNDING COMPANY OF AMERICA, LLC

Consolidated Schedule of Investments
December 31, 2009

					Percentage		Amortized
	Cusip	State	Coupon	Maturity	of Net Assets	Par Value	Cost	Fair Value

Tax exempt bonds:(1)
Investment in trusts — NPPF II:
Cope Community Services	89874QAA6	AZ	6.13%	Aug-37	3.7%	$4,385,000	$4,384,643	$3,347,969
21st Century Charter School	082445AA5	AZ	6.00	Oct-32	2.8	3,550,000	3,549,814	2,491,940
Sacramento Country Day School	130795JV0	CA	5.65	Aug-37	11.5	13,350,000	13,331,239	10,366,208
Sierra Canyon High School Foundation	54465NAB0	CA	6.00	May-32	3.4	3,882,260	3,946,844	3,065,200
Goodwill of San Joaquin Valley	13033WD91	CA	5.85	Sep-37	2.9	3,405,000	3,404,711	2,596,585
Global Country of World Peace	19648AEC5	CO	5.70	Feb-37	13.6	17,460,000	16,979,954	12,253,253
Maranatha High School	19645RCA7	CO	7.25	Aug-37	10.2	11,900,000	11,899,561	9,260,937
Yampa Valley Medical Center	19648AEU5	CO	5.13	Sep-29	7.5	7,500,000	7,224,824	6,798,413
Global Country of World Peace	1964745C0	CO	5.80	Feb-37	0.9	1,145,000	1,046,860	815,572
Madison Center	790609AN1	IN	5.25	Feb-28	3.6	4,000,000	3,881,024	3,289,130
Labette County Medical Center	505392BU3	KS	5.75	Sep-37	0.8	750,000	768,836	684,536
YMCA of the Capital Area	546279J27	LA	6.25	Sep-37	7.8	9,755,000	9,754,151	7,003,895
UMass Memorial Medical Center	57586CLQ6	MA	5.00	Jul-33	10.7	10,920,000	10,369,676	9,711,129
Alternatives Unlimited	57583RTU9	MA	7.38	Mar-38	10.0	10,895,000	10,892,929	9,010,383
Maine Central Institute	56041NAL6	ME	6.00	Aug-37	3.9	4,440,000	4,433,875	3,487,731
Guadalupe Centers	485031FK9	MO	6.15	Feb-38	3.6	4,430,000	4,429,852	3,224,021
Family Guidance Center for Behavioral Health Care	79076NAA0	MO	5.50	Mar-37	4.3	5,335,000	5,211,956	3,840,426
Tri-County Community Action Program	64468KBD7	NH	6.50	Sep-37	1.8	2,100,000	2,099,797	1,592,451
West Penn Allegheny Health System	01728AG83	PA	5.38	Nov-40	9.3	11,530,000	10,973,945	8,456,506
NHS III Properties	613609XN1	PA	6.50	Oct-37	5.8	6,740,000	6,739,186	5,281,043

Total Investments of NPPF II					118.1	137,472,260	135,323,677	106,577,328
Class A Senior Certificates	65537WAA2		3.00	Feb-11	(73.0)	(65,856,685)	(65,856,685)	(65,856,685)

Class B Junior Certificates	65537WAB0				45.1	71,615,575	69,466,992	40,720,643

Direct investments in tax exempt securities:
Cardiovascular Research Foundation	773557AH6	NY	5.40	Jan-35	1.7	2,000,000	1,931,404	1,516,840
Project CURE	19648AGA7	CO	7.38	Feb-28	7.6	7,905,000	7,903,250	6,879,069
Labette County Medical Center	505392BU3	KS	5.75	Sep-37	0.4	350,000	356,932	319,450
Florida Care Properties	605279GU6	MS	6.50	Aug-27	5.0	5,035,000	5,069,817	4,538,876
Florida Care Properties	928104KK3	VA	6.50	Aug-27	4.4	4,475,000	4,481,778	3,996,253

Direct investments in tax exempt securities					19.1%	19,765,000	19,743,181	17,250,488

Total investments					64.2%	$91,380,575	$89,210,173	$57,971,131

(1)	All tax exempt securities held directly by the Company and in NPPF II are revenue bonds, which are issued by a municipality or an authority on behalf of a non-profit corporation to finance or refinance a specific project and are typically secured by a mortgage or a revenue pledge, or both, and a debt service reserve fund.

See accompanying notes to consolidated financial statements.

MUNI FUNDING COMPANY OF AMERICA, LLC

Consolidation Statements of Operations
Three months ended March 31, 2010 and 2009

	2010	2009
	(Unaudited)

Investment income
Income — investments	$1,900,052	$2,337,122
Income — other (related party)	6,495	7,631

Total investment income	1,906,547	2,344,753

Expenses:
Management fee (related party)	345,154	161,404
Amortization of financing costs	—	15,566
Professional fees	46,141	434,204
Insurance	4,791	108,279
Directors compensation	7,500	36,000
Shareholder reporting and transfer agent	8,199	12,115
Other general and administrative	45,071	16,023
Interest expense	92,707	—
Non cash incentive compensation (related party)	3,918	463,591

Total expenses	553,481	1,247,182

Net investment income	1,353,066	1,097,571

Realized losses:
Investments	—	(474,191)

Net realized losses	—	(474,191)

Unrealized gains (losses):
Investments	1,307,982	8,359,171
Derivatives (related party)	(36,391)	—

Net unrealized gains	1,271,591	8,359,171

Net increase in net assets resulting from operations before performance share allocation	2,624,657	8,982,551
Performance share allocation	—	(1,200,895)

Net increase in net assets resulting from operations after performance share allocation	$2,624,657	$7,781,656

Basic net increase in net assets from operations per share(1)	$0.07	$0.35
Diluted net increase in net assets from operations per share(1)	$0.07	$0.35
Weighted average common shares outstanding — basic	37,416,669	17,841,015
Weighted average common shares outstanding — diluted	37,416,669	17,841,015
Distributions declared per share	$—	$—

(1)	Calculation excludes performance share allocation

See accompanying notes to consolidated financial statements.

MUNI FUNDING COMPANY OF AMERICA, LLC

Consolidated Statements of Changes in Net Assets
Three months ended March 31, 2010 and Year ended December 31, 2009

	2010	2009
	(Unaudited)

Increase (decrease) in net assets resulting from operations:
Net investment income	$1,353,066	$5,487,067
Net realized losses	—	(18,957,635)
Net unrealized gains	1,271,591	54,491,806

Net increase in net assets resulting from operations	2,624,657	41,021,238

Increase in net assets from share transactions
Increase in net assets from issuance of common shares, net	—	25,404,800
Vesting of incentive compensation	3,918	471,966

Total increase in net assets from share transactions	3,918	25,876,766

Decrease in net assets from performance share allocation:
Performance share allocation paid in cash	—	(2,083,000)
Performance share allocation paid in shares	—	(3,837,448)

Total decrease in net assets from performance share allocation	—	(5,920,448)

Net increase in net assets	2,628,575	60,977,556
Net assets, beginning of period	90,215,109	29,237,553

Net assets, end of period	$92,843,684	$90,215,109

See accompanying notes to consolidated financial statements.

MUNI FUNDING COMPANY OF AMERICA, LLC

Consolidated Statement of Cash Flows
Three months ended March 31, 2010 and 2009

	2010	2009
	(Unaudited)

Cash flows from operating activities:
Net increase in net assets resulting from operations before performance share allocation	$2,624,657	$8,982,551
Adjustments to reconcile net increase in net assets resulting from operations before performance share allocation to net cash flows used in operating activities:
Net unrealized gains	(1,271,591)	(8,359,171)
Non cash incentive compensation (related party)	3,918	463,591
Net realized losses	—	474,191
Purchase of investments	(1,721,762)	(8,119,385)
Sale of investments	320,689	1,146,538
Amortization of bond discount	(16,265)	(25,156)
Change in operating assets and liabilities:
Decrease in accrued interest receivables	451,972	838,503
(Increase) decrease in other assets	(13,320)	125,720
Increase due to the Manager (related party)	1,444	118,053
Decrease in accrued expenses and other liabilities	(122,854)	(73,215)

Net cash provided by (used in) operating activities	256,888	(4,427,780)

Net increase (decrease) in cash and cash equivalents	256,888	(4,427,780)
Cash and cash equivalents, beginning of period	29,090,353	9,560,219

Cash and cash equivalents, end of period	$29,347,241	$5,132,439

Supplemental Disclosures of Non-Cash Financing Activities Performance share allocation	$—	$1,200,895

See accompanying notes to consolidated financial statements.

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
March 31, 2010 and 2009

(1)	Organization and Nature of Operations

Muni Funding Company of America, LLC (the “Company”) is a specialty finance holding company that invests directly or indirectly in U.S. federally tax exempt bonds with the objective of generating attractive risk-adjusted returns and predictable cash distributions. The Company seeks to achieve this objective by (1) acquiring interests in structured credit vehicles which own debt obligations, the interest on which is exempt from U.S. federal income taxation; (2) investing in total return swaps and other derivative arrangements relating to tax exempt securities; and (3) making direct investments in tax exempt securities. The Company may also invest in securities that are subject to federal income tax.

The Company is externally managed and advised by Muni Capital Management, LLC (formerly known as Tricadia Municipal Management, LLC) (the “Manager”). The Manager is a wholly-owned subsidiary of Tricadia Holdings, L.P. (together with its predecessors and subsidiaries “Tricadia”). Prior to March 18, 2009, the Company was managed by Cohen Municipal Capital Management, LLC (the “Former Manager”), a subsidiary of Cohen Brothers, LLC (“Cohen and Company”). In February 2009, Tiptree Financial Partners, L.P. (“Tiptree”), a private partnership managed by Tricadia, acquired a controlling interest in the Company. Currently, Tiptree owns approximately 75% of the outstanding Common Shares of the Company.

The Company believes that the current cash and cash equivalents, along with cash flow from operations, are adequate to meet anticipated long term (greater than one year) liquidity requirements.

(2)	Summary of Significant Accounting Policies

The accompanying unaudited consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) for interim financial information. These unaudited consolidated financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto as of and for the year ended December 31, 2009. In the opinion of management, all normal recurring accruals have been included for a fair presentation of this interim financial information. The nature of the Company’s business is such that the results of any interim period information are not necessarily indicative of results for a full year.

Although the Company conducts its operations so that the Company is not required to register as an investment company under the Investment Company Act, for financial reporting purposes the Company is an investment company and follows the AICPA Audit and Accounting Guide for Investment Companies (the Audit Guide). Accordingly, investments are carried at fair value with changes in fair value reflected in the consolidated statements of operations.

(a)	Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make assumptions and estimates that affect the reported amounts in the unaudited consolidated financial statements and the accompanying notes. Actual results could differ from those estimates.

(b)	Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary MFCA Funding, Inc. (Funding, Inc.). All intercompany transactions have been eliminated.

Financial Accounting Standards Board (FASB) Codification (“ASC”) Topic 810, Consolidation clarified that those entities which account for themselves as investment companies under the Audit Guide are not subject to the consolidation requirements of ASC Topic 810.

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)
March 31, 2010 and 2009

(c)	Recent Accounting Developments

In June 2009, the FASB issued ASC Topic 860, Transfers and Servicing and ASC Topic 810, which change the accounting for securitizations and VIEs. ASC Topic 860 eliminates the concept of a QSPE, changes the requirements for derecognizing financial assets, and requires additional disclosures about transfers of financial assets, including securitization transactions and continuing involvement with transferred financial assets. ASC Topic 810 will change the determination of whether and when a VIE should be consolidated. ASC Topic 860 and ASC Topic 810 are effective for fiscal years beginning after November 15, 2009. The Company has determined that ASC Topic 860 and ASC Topic 810 do not have a material impact on the consolidated financial statements.

In August 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-5, Fair Value Measurements and Disclosures — Measuring Liabilities at Fair Value, which amends ASC Topic 820 to provide further guidance on how to measure the fair value of a liability. ASU 2009-5 primarily sets forth the types of valuation techniques to be used to value a liability when a quoted price in an active market for the identical liability is not available. In these circumstances, ASU 2009-5 states that a company can apply the quoted price of an identical or similar liability when traded as an asset, or other valuation techniques that are consistent with principles of ASC Topic 820. The Company has determined that ASU 2009-5 does not have a material effect on the consolidated financial statements.

In June 2009, the FASB issued ASC Topic 855, Subsequent Events, which establishes general standards of accounting for, and disclosing, events that occur after the balance sheet date but before the financial statements are issued or available to be issued. ASU Topic 855 requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. In February 2010, the FASB issued ASU 2010-09, Amendments to certain Recognition and Disclosure Requirements, which amends Topic 855 to provide further clarification on disclosing the date that the financial statements are issued and potential conflicts with guidance by the Securities and Exchange Commission (the “SEC”). The Company does not file financial statements with the SEC. See note 16 for subsequent events disclosures.

In January 2010, the FASB issued Accounting Standards Update, or ASU, 2010-6, Fair Value Measurements and Disclosures — Improving Disclosures about Fair Value Measurements, which amends ASC Topic 820 to provide further guidance on how to provide greater levels of disaggregation of asset classes. ASU 2010-6 primarily requires that transfers in and out of level 1 and Level 2 be disclosed, that investment activities within Level 3 be disclosed on a gross basis, and that disclosure be provided on valuation techniques and inputs used for fair value measurements. The Company has adopted ASU 2010-6 and has included the required disclosures in Note 5 with the exception of the requirement to provide disclosure of the investment activities within Level 3 which will be effective for the Company’s interim and annual reporting periods that begin after December 15, 2010.

(d)	Significant Accounting Policies

The Company’s significant accounting policies are discussed in the Notes to consolidated Financial Statements as of and for the year ending December 31, 2009.

(3)	Related Party Transactions

Management Contract.  The Company has no employees and relies upon its Manager to conduct its operations pursuant to its management agreement dated June 12, 2007 (the Management Agreement). On March 18, 2009, the Former Manager and Tricadia entered into an Assignment and Assumption Agreement that provided for the assignment of the Management Agreement to the Manager. The Manager is responsible for (i) the selection, purchase, monitoring and sale of portfolio investments; (ii) developing and implementing

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)
March 31, 2010 and 2009

the Company’s financing and risk management policies; (iii) providing the Company with investment advisory services; and (iv) carrying out the day to day operations of the Company.

A. Base Management Fee.  The Company pays the Manager a base management fee on a monthly basis equal to 1/12th of the Company’s US GAAP basis equity x 1.50%. The US GAAP basis equity shall exclude one time events pursuant to changes in US GAAP and other noncash charges (subject to the approval of the Company’s independent directors). To date, the Company has not sought approval for any one time events or noncash charges. The Company accrues this expense on a monthly basis. Base management fees for the three months ended March 31, 2010 and March 31, 2009 were $345,154 and $161,404, respectively, and are separately reported in the consolidated statements of operations. The management fees remaining payable at March 31, 2010 and December 31, 2009 were $116,200 and $112,856, respectively, and are included as a component of due to the Manager in the consolidated statements of assets and liabilities.

The monthly base management fee payable will be reduced (but not below zero) by the proportionate share of the amount of any management fees paid to the Manager or its affiliates by a structured tax exempt partnership (STEP) or other structured credit vehicle in which the Company invests. The proportionate share is based on the percentage of the most junior class of certificates the Company holds in any STEP or other structured credit vehicle. Origination fees, structuring fees, or placement fees paid to the Manager and its affiliates will not reduce the base management fee. No such fees were incurred for the three months ended March 31, 2010.

B. Performance Share Allocation (PSA).  The Company will pay the Manager incentive compensation in the form of an allocation of profits to the performance share (on a quarterly basis) equal to the product of (i) 20% of the amount by which (a) consolidated net income per weighted average common share exceeds (b) the weighted average offering price of all common shares issued by the Company multiplied by the quarterly benchmark rate, as defined, and (ii) the weighted average number of common shares outstanding in such quarter. This amount is paid through a special allocation of assets to the performance share after the end of the quarter.

The quarterly benchmark is equal to the greater of (i) 2% or (ii) 0.75% plus one-fourth of the 10 year Municipal Market Data (MMD) index for the quarter. The performance share calculation will be adjusted to exclude one-time events pursuant to changes in U.S. GAAP, as well as other noncash charges (subject to the approval of the Company’s independent directors). To date, the Company has not sought approval for any one time events or noncash charges. The Company accrues this expense on a quarterly basis. There was no PSA for the three months ended March 31, 2010. PSA of $1,200,895 was approved by the board of directors for the three months ended March 31, 2009 and is separately reported in the consolidated statements of assets and liabilities and the consolidated statements of operations.

C. Interest Rate Swap with Tiptree.  On July 14, 2009, the Company entered into a 10 year interest rate swap for the purpose of hedging portfolio-wide interest rate risk. The counterparty for the swap is Tiptree. The Company will make semi-annual interest payments to Tiptree based on a fixed rate of 3.6475% and a notional amount of $5,000,000. Tiptree will make quarterly interest payments based on a floating rate of three-month LIBOR and a notional amount of $5,000,000. The fair value of the interest rate swap is reported in the consolidated statements of assets and liabilities as a derivative liability of $9,296 at March 31, 2010 and a derivative asset of $27,095 at December 31, 2009.

D. Expense Reimbursements.  From time to time, the Manager will pay certain of the Company’s expenses and the Company will reimburse the Manager. Total reimbursement payments to Tricadia for general and administrative expenses for the three months ended March 31, 2010 and for the period from March 18, 2009 through December 31, 2009 were $1,362 and $447, respectively. Total reimbursement payments to the Former Manager for general and administrative expenses for the period from January 1, 2009 through

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)
March 31, 2010 and 2009

March 17, 2009 were $16,780. Unpaid amounts due to the Managers for reimbursement at March 31, 2010 were $0.

(4)	Income Taxes

At March 31, 2010, the taxable subsidiary had net operating loss carry forwards for tax purposes of $1,058,900 and net capital loss carry forwards of $24,914,455. The net operating losses may be carried forward to reduce taxable income through the years 2027 of $651,733, 2028 of $245,589, 2029 of $119,520 and 2030 of $42,058. The net capital losses may be carried forward to reduce capital gains through the years 2012 of $2,710,351 and 2013 of $22,204,104.

Items that gave rise to deferred tax assets and liabilities at March 31, 2010 were comprised of unrealized gains on municipal bonds and net operating loss carry forward. The gross deferred tax asset balance as of March 31, 2010 was approximately $9,537,825. A 100% valuation has been established against the deferred tax assets because it is more likely than not that the Company will be unable to utilize the loss carry forwards before their respective expiration dates.

The components of the net deferred tax asset are summarized below:

	March 31	December 31
	2010	2009

Deferred tax asset:
Unrealized losses on municipal bonds	$447,152	$478,361
Net capital loss carryforward	8,720,058	8,720,058
Net operating loss	370,615	355,895

Total	9,537,825	9,554,314
Less:
Valuation allowance	(9,537,825)	(9,554,314)

	$—	$—

Income tax expense consisted of the following:

	Three Months Ended March 31
	2010	2009

Current tax expense	—	—
Deferred tax expense (credit)	16,489	146,240
Change in valuation allowance	(16,489)	(146,240)

Net deferred tax expense	—	—

Total	—	—

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)
March 31, 2010 and 2009

(5)	Fair Value of Financial Instruments

Fair value is used to measure the Company’s financial instruments. The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, also known as the exit price.

The fair values of the Company’s assets and liabilities which qualify as financial instruments under ASC Topic 825, Financial Instruments, approximate the carrying amounts presented in the consolidated statements of assets and liabilities.

The following is a description of the valuation methodologies used for instruments measured at fair value, including the general classification of such instruments pursuant to the valuation hierarchy described below, based on their classification in the consolidated balance sheet.

Investments

The Company invests in debt obligations, the interest on which is exempt from U.S. federal income taxation. In some cases the Company purchases the investments directly; and in other cases the Company invests in a special purpose trust which holds the assets. From time to time, the Company may also invest in certain derivative contracts. The Company records all of its investments at fair value.

I. Direct Investment in Tax Exempt Securities

In general, fair value is determined by obtaining quotations from independent pricing services. In most cases, quotes are obtained from two pricing services and the average of both quotes is used. The independent pricing services determine their quotes using observable inputs such as current interest rates, specific issuer information and other market data for such securities. Therefore, the Company’s estimate of fair value is subject to a high degree of variability based upon market conditions, the availability of specific issuer information and the assumptions made. Due to the inherent uncertainty of valuation, these estimated fair values may differ from the actual price obtained through sales. The valuation inputs used to arrive at fair value for such debt obligations are generally classified within Level 2 or 3 of the valuation hierarchy. The difference between the cost basis in the investment and the fair value is included in the unrealized gains/(losses) — investments.

The income earned on the tax exempt securities is recorded on an accrual basis and included as a component of income investments in the consolidated statements of operations. Any accrued and unpaid income is included as a component of receivables in the consolidated statements of assets and liabilities.

II. Investment in Trusts

The Company will invest in a trust in order to acquire tax exempt securities. The trust will acquire the bonds and finance the purchase by issuing junior and senior certificates. In general, the Company will purchase all of the junior certificates and third party investors will purchase the senior certificates.

In valuing its investment, the junior certificates, the Company will generally use one of two techniques:

Asset Based Valuation

The Company will value all of the underlying assets of the trust as noted in the previous section above. The Company will then deduct from this, the fair value of the senior certificates of the trust. The senior certificates have a stated rate of interest. In addition, the certificate holder is entitled to a pro-rata share of 20% of the appreciation of the financial assets owned by the trust over an agreed upon threshold amount (“Gain Share”).

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)
March 31, 2010 and 2009

The fair value of the senior certificates is calculated by using either pricing quotes from independent pricing services or internally prepared pricing models. Depending on the inputs to these models, this will generally be classified as either Level 2 or Level 3 financial instruments in the valuation hierarchy. Any fair value estimate will include any Gain Share owed to the senior certificates. Any change in fair value of the junior certificates will be recorded as a component of unrealized gains/(losses) — investments in the consolidated statements of operations.

Cash Flow Based Valuation

The Company will determine a valuation of the junior certificates by estimating the residual cash flows it will receive and applying an appropriate discount rate. In general, a cash flow based valuation will be considered a Level 3 valuation.

Each circumstance is unique, but in general, the company will default to an asset based valuation. The Company will use a cash flow based valuation in cases where the asset based valuation yields a result close to zero (or a negative amount) yet the residual interest is still generating cash flow and is expected to for the foreseeable future.

The “Net Carry” of the trust is comprised of the income earned on the tax exempt securities acquired by the trust offset by the stated interest paid to the senior certificates. This Net Carry is recorded on an accrual basis and is recorded as a component of income investments in the consolidated statements of operations. Any accrued and unpaid Net Carry is included as a component of receivables in the consolidated statements of assets and liabilities. See note 8.

III. Interest Rate Swap

The Company has entered into interest rate swaps. Interest rate swap contracts represent the contractual exchange of fixed and floating rate payments based on a notional amount and a referenced interest rate. The Company uses interest rate swaps to hedge all or a portion of the interest rate risk associated with its investments.

The fair value of the interest rate swaps is either included in derivative asset or derivative liability in the consolidated statements of assets and liabilities. Fair value is determined by obtaining broker or counterparty quotes. Because there were observable inputs used to arrive at these quoted market prices, the Company considered the interest rate swaps to be Level 2 financial instruments within the valuation hierarchy. The change in the unrealized loss is included as a component of unrealized gains/(losses) — derivatives in the consolidated statements of operations. The periodic payments or receipts under the Company’s interest rate swap contracts are recorded as an increase or decrease in interest expense or income in the consolidated statements of operations. See Note 7 for further discussion of the Company’s interest rate swap activities.

The Company has adopted ASC Topic 820, Fair Value Measurements, ASC Topic 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC Topic 820 are described below:

Level 1 — Financial assets and liabilities whose values are based on unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2 — Financial assets and liabilities whose values are based on one or more of the following:

(a) Quoted prices for similar assets or liabilities in active markets;

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)
March 31, 2010 and 2009

(b) Quoted prices for identical or similar assets or liabilities in nonactive markets;

(c) Pricing models whose inputs are observable for substantially the full term of the asset or liability;

(d) Pricing models whose inputs are derived principally from or corroborated by observable market data through correlation or other means for substantially the full term of the asset or liability.

Level 3 — Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable. These inputs reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset or liability.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. See note 6 for a discussion of the impact of adopting ASC Topic 820.

Upon adoption of ASC Topic 820, the Company did not record a transition adjustment as the Company already had previously recorded its assets and its liabilities at fair value.

Assets and liabilities measured at fair value on a recurring basis including the senior certificates for which the Company has elected the fair value option are summarized below:

Fair Value Measurement Data

		Quoted	Significant
		Prices in	Other	Significant
	March 31,	Active	Observable	Unobservable
	2010	Markets	Inputs	Inputs
Description	Fair Value	(Level 1)	(Level 2)	(Level 3)

Assets:
Investments, at fair value(1)
Investment in NPPF II, at fair value	$43,272,794	$	$	$43,272,794
Direct Investment in Tax Exempt Securities, at fair value	17,423,657		17,423,657

Total investments, at fair value	60,696,451	—	17,423,657	43,272,794
Liabilities:
Derivative liability, at fair value	(9,296)	—	(9,296)	—

(1)	See the consolidated schedule of investments for additional detailed categorization.

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)
March 31, 2010 and 2009

Fair Value Measurement Data

		Quoted	Significant
		Prices in	Other	Significant
	December 31,	Active	Observable	Unobservable
	2009	Markets	Inputs	Inputs
Description	Fair Value	(Level 1)	(Level 2)	(Level 3)

Assets:
Investments, at fair value(1)
Investment in NPPF II, at fair value	$40,720,643	$—	$—	$40,720,643
Direct Investment in Tax Exempt Securities, at fair value	17,250,488	—	17,250,488	—

	57,971,131	—	17,250,488	40,720,643
Derivative asset, at fair value	27,095	—	27,095	—

(1)	See the consolidated schedule of investments for additional detailed categorization.

The following table presents additional information about assets and liabilities measured at fair value on a recurring basis and for which the Company has utilized Level 3 inputs to determine fair value for the three months ended March 31, 2010 and for the year ended December 31, 2009:

		Net
		Realized/	Transfers in	Purchases		Unrealized
	December 31,	Unrealized	And/or Out,	and Sales and	March 31,	Losses Still
	2009	Gains	Net, of Level 3	Other, Net	2010	Held(1)

Assets:
Investment in NPPF II, at fair value	$40,720,643	$1,134,278	$—	$1,417,873	$43,272,794	$(27,612,071)

Total Investments, at fair value	$40,720,643	$1,134,278	$—	$1,417,873	$43,272,794	$(27,612,071)

(1)	Represents the amount of total gains or losses, attributable to the change in unrealized losses relating to assets classified as Level 3 that are still held at March 31, 2010.

		Net
		Realized/	Transfers in	Purchases		Unrealized
	December 31,	Unrealized	and/or Out,	and Sales and	December 31,	Losses Still
	2008	Gains	Net, of Level 3	Other, Net	2009	Held(1)

Assets:
Investment in NPPF II, at fair value	$—	$36,452,122	$—	$4,268,521	$40,720,643	$(28,746,349)
Investment in Merrill Lynch Trusts, at fair value	840,389	19,650,597	—	(20,490,986)	—	—
Direct Investments in Tax Exempt Securities, at fair value	14,462,513	4,364,155	(17,250,488)	(1,576,180)	—	—

Total Investments, at fair value	$15,302,902	$60,466,874	$(17,250,488)	$(17,798,645)	$40,720,643	$(28,746,349)

(1)	Represents the amount of total gains or losses for the period, included in earnings, attributable to the change in unrealized gains (losses) relating to assets classified as Level 3 that are still held at December 31, 2009.

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)
March 31, 2010 and 2009

(6)	Derivative Contracts

The Company utilizes derivative financial instruments as part of its overall investment activities. Investments in derivative contracts are subject to additional risk that can result in a loss of all or part of an investment. The Company’s derivative activities are primarily classified by underlying interest rate risk. In addition to this interest rate exposure, the Company is also subject to additional counterparty risk should its counterparties fail to meet the contract terms.

Interest Rate Swaps

The Company is exposed to interest rate risk when there is an unfavorable change in the value of investments as a result of adverse movements in the market interest rates. The Company enters into interest rate swap contracts to protect against such adverse movements in the interest rates.

Interest rate swaps are contracts whereby counterparties exchange different rates of interest on a specified notional amount for a specified period of time. The payment flows are usually netted against each other, with the difference being paid by one party to the other. The Company enters into these contracts so as to minimize the underlying interest rate exposure of the investment portfolio. The Company is required to post cash collateral for the benefit of the counterparty. This is included as a component of restricted cash in the consolidated statements of assets and liabilities.

The volume of the Company’s interest rate derivative activities has been extremely low. Specifically, there was only one contract was entered into in 2009. This contract remains outstanding as of March 31, 2010. This very limited interest rate activity is consistent with the limited trading activity within the Company’s investment portfolio.

The following table identifies the fair value amounts of derivative instruments included in the consolidated statements of assets and liabilities as derivative contracts, categorized by primary underlying risk, at March 31, 2010 and for the year ended December 31, 2009. Balances are presented on a gross basis, prior to the application of the impact of counterparty and collateral netting.

ASSET AND (LIABILITY) DERIVATIVES

	Interest Rate	Other
	Contract Risk	Contract Risk	Total

Swap contracts at March 31, 2010	$(9,296)	$—	$(9,296)
Swap contracts at December 31, 2009	27,095	—	27,095

The following table identifies the net gain and loss amounts included in the consolidated statements of operations as net gain (loss) from derivative contracts, categorized by primary underlying risk, for the three months ended March 31, 2010 and for the year ended December 31, 2009.

CHANGE IN UNREALIZED GAINS/(LOSSES) ON DERIVATIVES RECOGNIZED

	Interest Rate	Other
	Contract Risk	Contract Risk	Total

Swap contracts for the three months ended March 31, 2010	$(36,391)	$—	$(36,391)
Swap contracts for the year ended December 31, 2009	27,095	—	27,095

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)
March 31, 2010 and 2009

(7)	Restricted Cash

Restricted cash is comprised of:

	March 31,	December 31,
	2010	2009

IRS collateral deposit	$277,000	$277,000

The interest rate swap collateral deposit represents cash posted with Morgan Stanley as credit support. The amount will be returned when the interest rate swap is terminated.

(8)	NPPF II

NPPF II was created in 2008 and made its initial acquisition of a portfolio of tax-exempt securities by issuing Class A Senior Certificates (the “senior certificates”) and Class B Junior Certificates (the “junior certificates”) to finance such purchase. The Company purchased all of the junior certificates. These certificates are carried at fair value and are included as a component of investments in the consolidated statements of assets and liabilities. The fair value of the junior certificates is the fair value of the tax exempt securities owned by NPPF II less the fair value of the senior certificates issued by NPPF II. See note 2-f Investments in Trusts in the Notes to Consolidated Financial Statements as of and for the year ending December 31, 2009 for the Company’s methodology in determining fair value of the assets and liabilities of NPPF II.

The fair value of the tax exempt securities acquired by NPPF II was $172.1 million. The cash value contributed paid for the senior certificates and junior certificates were $118.1 million and $56.2 million, respectively, which was used to fund the purchase of the bonds plus accrued interest purchased and closing costs.

The trust agreement required a mandatory auction of the assets of the trust in February 2009. The proceeds of the mandatory auction are required to be used to redeem the senior certificates. If the bids received by the trustee do not exceed the face amount of the senior certificates (currently $64.1 million), the auction fails. Upon a failed auction, the interest rate payable to the senior certificates increases to a floating rate based on the rolling 30-day average of the USD-SIFMA Municipal Swap Index, subject to a maximum rate which will not exceed the aggregate amount of income during the distribution period, and the auction is repeated weekly until successful.

For periods prior to the mandatory auction, the trust agreement provided for payment of a fixed rate of 2.85% per annum to the Junior Certificates holder. Also, proceeds from dispositions of tax exempt securities owned by the trust were paid to the senior certificate holder as partial paydown of its principal outstanding (after adjustment for any Disposition Gains as determined in accordance with the Internal Revenue Code which were generally distributed 20% to the senior certificate holder and 80% to the junior certificate holder). Such principal paydowns served to reduce interest accruing to the senior certificate in subsequent periods. The remainder of income and principal receipts were paid to the junior certificate holder.

Generally, if a certificate holder had a deficit balance in its capital account following the liquidation of its interest in the trust, such certificate holder had no obligation to make any payment to any other certificate holder.

Due to the general weak conditions in the market for tax exempt securities leading up to the date of the mandatory auction, on February 27, 2009, the Company and the holder of the senior certificates of NPPF II

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)
March 31, 2010 and 2009

agreed to extend the mandatory auction of the trust’s assets until February 2011 and to modify the terms of the trust agreement as follows:

•	The Company agreed to contribute $8 million of capital to the trust which was used to pay down the principal balance of the senior certificates. The Company recorded this payment as additional investment in the junior certificates and no additional junior certificates were issued.

•	The Junior Certificates Rate (Priority Income Distribution) was increased from 2.85% to 3.00% fixed for the remaining period until auction. In addition, a significant portion of the excess income proceeds was allocated to reduce the outstanding principal balance of the senior certificates, leaving approximately 13.35% of income proceeds for distribution to the junior certificate holder.

•	Distribution of the proceeds from dispositions of tax exempt securities are allocated to the senior and junior certificate holders either 80% and 20%, respectively, or 100% and 0%, respectively, based on the reasons for the disposition and whether the senior certificate holder gives prior consent to unscheduled dispositions. Any Disposition Gain continues to be determined in accordance with the Internal Revenue Code and to generally be distributed 20% to the senior certificate holder and 80% to the junior certificate holder.

•	The Company can further extend the mandatory auction date until February 2012, if it contributes an additional $10 million in collateral into the trust (either in cash or securities reasonably acceptable to the senior certificate holder).

•	Although the lack of obligation to restore a deficit balance as described above, is unchanged, the Company agreed to undertake contributing additional value under a deficit restoration requirement, to the trust at the time of liquidation of the trust to the extent that asset values are insufficient to fully redeem the senior certificates.

•	The deficit restoration requirement is supported by the deposit of $19.8 million par value of bonds currently held by the Company into a collateral account for the benefit of the trust. The Company receives the periodic income payments from these bonds and the proceeds of any maturities or sales are paid to the holder of the senior certificates as a reduction of par. This represents all of the Company’s bonds that are not held in trusts.

•	The senior certificate holder has agreed that the Company’s obligation to contribute to the deficit restoration can be satisfied at the Company’s option at any time if the Company contributes an additional $7 million in cash collateral to the trust, at which point the $19.8 million of bonds would be released.

There are no other contractual obligations related to NPPF II and no unrecorded liabilities in connection with NPPF II. The senior certificates are recourse only to the assets of the trust and the Company’s bonds that are not held in trusts as described above. If the assets of the trust became worthless or the trust otherwise could not redeem the senior certificates, the net loss to the Company would be the net carrying value of the junior certificates of the trust, plus the net carrying value of direct investments in bonds included in the consolidated statements of assets and liabilities and any accrued and unpaid interest receivable on the Company’s investment in NPPF II and the direct investments in bonds. As of March 31, 2010,, the junior certificates are recorded at a fair value of $43.3 million. The accrued Net Carry related to the junior certificates is included in the consolidated statements of assets and liabilities as accrued interest receivables and is recorded at a carrying value of $2.6 million.

During the three months ended March 31, 2010, $1.4 million of the face amount of senior certificates were redeemed as a result of dispositions within the portfolio.

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)
March 31, 2010 and 2009

(9)	Equity Shares

The Company is organized as a limited liability company and is taxed as a partnership. The Company currently has the following classes of membership interests:

		Outstanding at
Description	Authorized	March 31, 2010	December 31, 2009

Unrestricted common shares	Unlimited	37,394,169	37,394,169
Restricted common shares	60,000	22,500	22,500
LTIP shares	690,000

D. The Company has granted the Manager one performance share. The performance share is entitled to a special allocation of profits as described in note 3. The performance share is generally not entitled to vote.

As a limited liability company, the shareholder interests noted above are generally limited in their liability to the extent of each shareholder’s investment in the Company. The Company has no stated date of dissolution. The following tables show the Company’s share activity for the periods presented:

Shares Outstanding

		Incentive
	December 31,	Shares	March 31,
Membership interests	2009	Vested	2010

Unrestricted common shares	37,394,169	—	37,394,169
Restricted common shares	22,500	—	22,500

	37,416,669	—	37,416,669

Rollforward of Components of Members’ Equity

		Noncash
	December 31,	Incentive		March 31,
	2009	Compensation	Earnings	2010

Unrestricted common shares	$186,656,412	$—	$—	$186,656,412
Restricted common shares	8,375	3,918	—	12,293
Earnings/(deficit)	(84,796,238)	—	2,624,657	(82,171,581)
Performance share allocation	(5,920,448)	—	—	(5,920,448)
Distributions	(5,732,992)	—	—	(5,732,992)

	$90,215,109	$3,918	$2,624,657	$92,843,684

(10)	Net Increase in Net Assets from Operations Per Share

The Company calculates basic net increase in net assets from operations per share by dividing net increase in net assets from operations for the period by the weighted average shares of its common shares outstanding for the period, which includes common shares outstanding, as well as vested restricted common shares and vested LTIP shares that have achieved parity. Diluted net increase in net assets from operations per share takes into account the effect of unvested restricted common shares and unvested LTIP shares and vested LTIP shares that have not achieved parity unless they are anti-dilutive.

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)
March 31, 2010 and 2009

As of March 31, 2010, 22,500 restricted shares had not vested. Both basic and fully diluted shares outstanding include the unrestricted common shares outstanding during the three months ended March 31, 2010. Fully diluted shares outstanding also includes the dilutive effect of unvested restricted common shares.

The Company does not include the performance share issued to the Manager in either the fully diluted net increase in net assets from operations per share or basic net increase in net assets from operations per share calculation as it does not participate in the net profits or distributions of the Company.

(11)	Commitments and Contingencies

(a)	Indemnifications

In the normal course of business, the Company enters into contracts that contain a variety of indemnifications. The Company’s maximum exposure under these arrangements is unknown. However, the Company does not expect claims or losses pursuant to these contracts and expects the risk of loss to be remote. Thus no amounts have been accrued related to such indemnifications.

(b)	NPPF II Auction

As described in note 8, the NPPF II trust was originally scheduled to auction its assets in February 2009. The Company has executed an amendment to the trust agreement which extends the auction until February 2011 with an option to extend to February 2012.

(12)	Risk Management

In the ordinary course of business, the Company manages a variety of risks including market risk and credit risk. The Company identifies, measures, and monitors risk through various control mechanisms including diversifying exposures and activities across a variety of instruments, markets, and counterparties.

Market risk is the risk of potential adverse changes in the value of financial instruments and their derivatives because of changes in market conditions, such as interest rate movements and volatility in security prices. The Company manages market risk through the use of risk management strategies and various analytical monitoring techniques that evaluate the effect of cash instruments and derivative contracts.

Credit risk is the risk the counterparties may fail to fulfill their obligations or that the collateral value becomes inadequate. The Company attempts to minimize its counterparty risk exposure by monitoring the size of its credit exposure to and the creditworthiness of its counterparties.

(13)	Concentrations of Credit Risk

Cash and Cash Equivalents.  As of March 31, 2010, the Company held substantially all of its cash and cash equivalents with U.S. Bank. If U.S. Bank failed under its obligation as custodian of these funds, the Company could lose a portion or all of its unrestricted cash balances with U.S. Bank.

(14)	Distributions

The Company did not pay distributions during the three months ended March 31, 2010.

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)
March 31, 2010 and 2009

(15)	Financial Highlights

In accordance with the Audit Guide, the per share information and ratios to average net assets are presented below for each period:

Per Share Operating Performance

	Three Months
	Ended	Year Ended
	March 31,	December 31,
	2010	2009

Beginning net asset value	$2.41	$1.64
Net investment income	0.04	0.15
Net realized losses	—	(0.51)
Net unrealized gains	0.03	1.46

Total from investment operations	0.07	1.10
Issuance of rights offering, net	—	1.19
Other share transactions	—	0.12
Dilutive effect of rights offering and other	—	(1.48)
Performance share allocations	—	(0.16)

Ending net asset value per share outstanding	$2.48	$2.41

The per share amounts above are calculated based on the Company’s shares outstanding as well as its unvested restricted stock and its vested and unvested LTIP shares. The LTIP shares are included because they are eligible to receive distributions and the performance share is excluded.

Ratios to Average Net Assets

	Three Months
	Ended	Year Ended
	March 31,	December 31,
	2010	2009

Management fee	0.38%	1.53%
Interest expense	0.10	—
Other expenses	0.12	2.67
Noncash incentive compensation	—	0.75

Total expense	0.60%	4.95%

Net investment income	1.48%	8.71%
Total return	2.91%	20.84%

The above ratios for the three months ended March 31, 2010 are calculated by dividing income or expenses as applicable by the monthly average of net assets ($91.5 million ).

Total return is calculated by dividing the quarterly net increase in net assets from operations by beginning net assets for the period on a compounded basis.

The per share information, ratios and total return above are calculated based on the shareholder group taken as a whole. An individual shareholder’s results may vary from those shown above due to the timing of capital transactions.

MUNI FUNDING COMPANY OF AMERICA, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)
March 31, 2010 and 2009

(16)	Subsequent Events

Subsequent events have been evaluated through May 13, 2010, the issuance date of our financial statements. On May 13, 2010 the Company filed Form S-1, Registration Statement under the Securities Act of 1933, for an initial public offering of Class A common shares of the Company. Following the offering, the Company will have two classes of shares; Class A common shares and Class B common shares. The rights of all shareholders will be identical, except with respect to voting and conversion rights. Each Class A common share will be entitled to one vote per share. Each Class B common share will be entitled to ten votes per share and will be convertible at any time into one Class A common share. The proposed maximum offering is $28,750,000. The commencement of the proposed sale to the public will be as soon as practicable after the effective date of the registration. The Company distributed dividends to the holders of our common shares of $0.03 per share for the period from January 1, 2010 through June 30, 2010.

On August 11, 2010, the Company made a loan to Tiptree, the holder of approximately 73.81% of the Company’s outstanding Class B common shares and an affiliate of the Manager, in the original principal amount of $23,000,000. The loan is secured by a pledge of all the assets of Tiptree and is fully recourse to Tiptree, but not the partners of Tiptree. The loan bears interest at an initial rate of 5% per annum and initially matures on December 11, 2010; provided, that Tiptree has the sole option to extend the loan for an additional four-month period, with the interest rate increasing to 9% per annum.

$25,000,000

MUNI FUNDING COMPANY OF AMERICA, LLC

Class A Common Shares Representing Limited Liability Company Interests

PROSPECTUS

LADENBURG THALMANN & CO. INC.

Until          , 2010 (25 days after the date of this prospectus), all dealers that buy, sell or trade our securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

          , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

References to “the company,” “the Registrant,” “we,” “us,” “our” and similar expressions in this Part II refer to Muni Funding Company Of America, LLC.

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discount, payable by us in connection with the offering of the securities being registered. All amounts are estimates except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority filing fee.

SEC registration fee		$2,049.88
FINRA filing fee		$3,375.00
NASDAQ Stock Market LLC application and listing fees
Accounting fees and expenses
Legal fees and expenses
Printing and engraving expenses
Miscellaneous

Total	$

Item 14.	Indemnification of Directors and Officers

Section 18-108 of the Delaware Limited Liability Company Act provides that a limited liability company may indemnify any member or manager or other person from and against any and all claims and demands whatsoever. The section of the prospectus entitled “Description of Securities — Operating Agreement and Bylaws — Limitations on Liability and Indemnification of Our Directors and Officers” is incorporated herein by reference.

We currently maintain liability insurance for our directors and officers. Such insurance would be available to our directors and officers in accordance with its terms.

Item 15.	Recent Sales of Unregistered Securities

On June 12, 2007, 17,250,100 common shares representing membership interests, or common shares, were sold by us to Friedman, Billings, Ramsey & Co. Inc. (the “Initial Purchaser”), at the price of $10.00 per share, in an offering exempt from registration pursuant to Section 4(2) of the Securities Act. The Initial Purchaser resold these common shares to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, and to certain persons outside the United States pursuant to Regulation S under the Securities Act.

On June 12, 2007, pursuant to our 2007 Equity Incentive Plan, we granted 30,000 restricted common shares. The recipients of these restricted common shares did not pay any consideration for these awards.

On June 26, 2007, pursuant to our 2007 Equity Incentive Plan, we granted 345,000 LTIP shares. The recipients of these LTIP shares did not pay any consideration for these awards.

On August 9, 2007, pursuant to our 2007 Equity Incentive Plan, we granted 267,000 LTIP shares. The recipients of these LTIP shares did not pay any consideration for these awards.

On November 15, 2007, pursuant to our 2007 Equity Incentive Plan, we granted 25,000 LTIP shares. The recipients of these restricted common shares did not pay any consideration for these awards.

On April 14, 2009, pursuant to our 2007 Equity Incentive Plan, we granted 7,500 restricted common shares. The recipients of these restricted common shares did not pay any consideration for these awards.

On April 14, 2009, we granted 553,407 common shares in lieu of a cash distribution owed to our manager pursuant to its ownership of the Performance Share. These shares were valued at $2.17 per share. The sale of these common shares was exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

On June 26, 2009, we issued subscription rights to the then holders of common shares and LTIP shares to purchase up to an aggregate of 18,116,964 new common shares at the price of $1.20 per share. The sale of these common shares was exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Regulation S under the Securities Act. The exemption from registration provided by Section 4(2) of the Securities Act was available because (i) the transaction did not involve a public offering, (ii) each of the investors other than the investors that were issued subscription rights pursuant to Regulation S was an accredited investor as defined in Rule 501(a) under the Securities Act or a qualified institutional buyer as defined in Rule 144A under the Securities Act, (iii) the investors had access to information about us and their investment and (iv) the investors took the securities for investment and not resale.

On June 26, 2009, we consummated an exchange offer pursuant to which one replacement LTIP share with a performance target of $1.25 per share was issued in exchange for two then-outstanding LTIP shares with a performance target of $10.00 per LTIP share. LTIP shareholders exchanged 566,915 LTIP shares with a performance target of $10.00 per LTIP share for 283,458 new LTIP shares with a performance target of $1.25 per LTIP share pursuant to such exchange offer. The exchange of these LTIP shares was exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

On July 23, 2009, pursuant to our 2007 Equity Incentive Plan, we granted 15,000 restricted common shares. The recipients of these restricted common shares did not pay any consideration for these awards.

On July 23, 2009, we granted 438,712 common shares in lieu of a cash distribution owed to our manager pursuant to its ownership of the Performance Share. These shares were valued at $2.01 per share. The sale of these common shares was exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

On October 22, 2009, we granted 721,528 common shares in lieu of a cash distribution owed to our manager pursuant to its ownership of the Performance Share. These shares were valued at $2.43 per share. The sale of these common shares was exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

During our 2009 fiscal year, 246,584 LTIP shares were converted into 566,915 common shares valued at $3.50 per Share. The exchange of these LTIP shares was exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

Item 16.	Exhibits and Financial Statement Schedules

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit
No.	Description

1.1	Form of Underwriting Agreement*
3.1	Certificate of Formation*
3.2	First Amended and Restated Limited Liability Company Agreement*
3.3	Bylaws*
4.1	Specimen Share Certificate*
5.1	Opinion of Schulte Roth & Zabel LLP*
8.1	Tax Opinion of *
10.1	Management Agreement, dated as of June 12, 2007, by and between Muni Funding Company of America, LLC and Muni Capital Management, LLC*

Exhibit
No.	Description

10.2	Assignment and Assumption Agreement, dated as of March 18, 2009, by and among Cohen Municipal Capital Management, LLC, Cohen Brothers, LLC, Muni Capital Management, LLC and Tricadia Capital Management, LLC*
10.3	Equity Incentive Plan*
10.5	Form of Registration Rights Agreement*
10.6	Form of Director and Officer Indemnification Agreement*
10.7	Interest Rate Swap Agreement, dated as of July 14, 2009, between Tiptree Financial Partners, L.P. and Muni Funding Company of America, LLC*
23.1	Consent of Grant Thornton LLP
23.2	Consent of KPMG LLP
23.3	Consent of Schulte Roth & Zabel LLP (included in Exhibit 5.1)*
24.1	Powers of Attorney (included on signature page of initial filing)
99.1	Form of Charter of Audit Committee*

*	To be filed by amendment.

(b) No financial statement schedules are required to be filed with this Registration Statement.

Item 17.	Undertakings

(a) The undersigned hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 13th day of August, 2010.

MUNI FUNDING COMPANY OF AMERICA, LLC

By:	/s/ Michael Barnes
Name:     Michael Barnes

Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement or Amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Barnes Michael Barnes	Chairman and Chief Executive Officer (Principal Executive Officer)	August 13, 2010

/s/ Julia Wyatt Julia Wyatt	Chief Financial Officer (Principal Accounting and Financial Officer)	August 13, 2010

/s/ Geoffrey Kauffman Geoffrey Kauffman	Director	August 13, 2010

* Daniel G. Cohen	Director	August 13, 2010

* Andrew Gordon	Director	August 13, 2010

* Thomas J. Reilly, Jr.	Director	August 13, 2010

*By: /s/ Michael Barnes Michael Barnes Attorney-in-fact

EXHIBIT INDEX

Exhibit
No.	Description

1.1	Form of Underwriting Agreement*
3.1	Certificate of Formation*
3.2	First Amended and Restated Limited Liability Company Agreement*
3.3	Bylaws*
4.1	Specimen Share Certificate*
5.1	Opinion of Schulte Roth & Zabel LLP*
8.1	Tax Opinion of *
10.1	Management Agreement, dated as of June 12, 2007, by and between Muni Funding Company of America, LLC and Muni Capital Management, LLC*
10.2	Assignment and Assumption Agreement, dated as of March 18, 2009, by and among Cohen Municipal Capital Management, LLC, Cohen Brothers, LLC, Muni Capital Management, LLC and Tricadia Capital Management, LLC*
10.3	2007 Equity Incentive Plan*
10.5	Form of Registration Rights Agreement*
10.6	Form of Director and Officer Indemnification Agreement*
10.7	Interest Rate Swap Agreement, dated as of July 14, 2009, between Tiptree Financial Partners, L.P. and Muni Funding Company of America, LLC*
23.1	Consent of Grant Thornton LLP
23.2	Consent of KPMG LLP
23.3	Consent of Schulte Roth & Zabel LLP (included in Exhibit 5.1)*
24.1	Powers of Attorney (included on signature page of initial filing)
99.1	Form of Charter of Audit Committee*

*	To be filed by amendment.